Exhibit 10.21

Execution Version

TERM LOAN CREDIT AGREEMENT

dated as of

August 13, 2018,

among

FBM ALPHA LLC, as Holdings,

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, as the Borrower,

THE LENDERS PARTY HERETO

and

ROYAL BANK OF CANADA,

as Administrative Agent

RBC CAPITAL MARKETS1,

GOLDMAN SACHS BANK USA,

SUNTRUST ROBINSON HUMPHREY, INC.

and STIFEL SYNDICATED CREDIT LLC,

as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is the global brand name of the corporate and investment banking business of Royal Bank of Canada and its affiliates.

i

(continued)

(continued)

(continued)

		Page
9.20	[Reserved.]	162
9.21	Collateral or Margin Posted Under Hedge Agreements	162

(continued)

SCHEDULES:
I	Consolidated EBITDA Adjustments
1.1A	Mortgaged Property
2.1	Lenders
3.4	Consents, Authorizations, Filings and Notices
3.13(a)	Restricted Subsidiaries
3.13(b)	Unrestricted Subsidiaries
5.14	Post-Closing Matters
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.7(c)	Existing Investments
6.9(b)	Existing Affiliate Transactions
6.10	Existing Negative Pledges

EXHIBITS:
A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Perfection Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Affiliated Lender Assignment and Assumption
F-1	Form of ABL Intercreditor Agreement
F-2	Form of First Lien/Second Lien Intercreditor Agreement
F-3	Form of First Lien Pari Passu Intercreditor Agreement
G	Form of Term Note
H-1 – H-4	Forms of US Tax Compliance Certificates
I	Form of Borrowing Request
J	Form of Solvency Certificate
K	Form of Notice of Additional Guarantor
L	Form of Notice of Prepayment
M	Form of Interest Election Request

v

TERM LOAN CREDIT AGREEMENT, dated as of August 13, 2018, among FBM Alpha LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and Royal Bank of Canada, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

The Borrower has requested that, substantially simultaneously with the consummation of the Refinancing, (i) the Term Loan Lenders extend credit to the Borrower in the form of Term Loans on the Closing Date in an initial aggregate principal amount of $450.0 million pursuant to this Agreement and (ii) certain other lenders extend credit to the ABL Borrowers in the form of ABL Revolving Credit Commitments from time to time on or after the Closing Date in an initial aggregate principal amount of up to $400.0 million pursuant to the ABL Credit Agreement.

On the Closing Date, the proceeds of the Term Loans, together with (i) the proceeds of the ABL Revolving Loans that are drawn on the Closing Date in an amount not to exceed $160.0 million (plus amounts borrowed to fund the repayment of the Borrower’s existing revolving loans outstanding on the Closing Date, the working capital needs of the Borrower and its Subsidiaries and any “flex” original issue discount pursuant to the Fee Letter) and (ii) any cash on the balance sheet of the Borrower, will be used (A) to consummate the Refinancing, (B) to consummate the other Transactions, (C) to pay the Transaction Costs and (D) for other purposes permitted hereunder. The Lenders have indicated their willingness to extend credit on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.    DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABL Administrative Agent”: Bank of America, N.A., in its capacity as administrative agent and collateral agent under the ABL Credit Agreement, and any successors thereto in such capacity.

“ABL Borrowers”: the “Borrowers” under and as defined in the ABL Credit Agreement.

“ABL Credit Agreement”: the ABL Credit Agreement dated as of the date hereof among Holdings, the ABL Borrowers, the ABL Administrative Agent and the several banks and other financial institutions from time to time parties thereto.

“ABL Cure Amount”: “Cure Amount”, as defined in the ABL Credit Agreement.

“ABL Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, and substantially in the form of Exhibit F-1 hereto, among the Administrative Agent, the ABL Administrative Agent, and any other Senior Representatives or other Persons from time to time party thereto, and acknowledged by Holdings, the Borrower and the other Guarantors party thereto from time to time, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“ABL Loan Documents”: the “Loan Documents”, as defined in the ABL Credit Agreement.

“ABL Priority Collateral”: as defined in the ABL Intercreditor Agreement.

“ABL Revolving Credit Commitments”: the Revolving Credit Commitments, as defined in the ABL Credit Agreement.

“ABL Revolving Loans”: the “Loans”, as defined in the ABL Credit Agreement.

“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounting Change”: as defined in Section 1.4.

“Additional Lenders”: any Eligible Assignee that makes an Incremental Term Loan or Replacement Term Loan pursuant to Section 2.23 or 2.24.

“Adjusted LIBO Rate”: with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that the Adjusted LIBO Rate shall in no event be less than 0.00%.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender”: Lone Star and its Affiliates, other than (a) the Borrower or any Subsidiary of the Borrower, (b) any natural Person or (c) any Debt Fund Affiliate.

“Affiliated Lender Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-2 or any other form approved by the Administrative Agent and the Borrower.

“Agent Indemnitee”: as defined in Section 8.7.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter the aggregate then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Term Loan Credit Agreement.

“Alternate Base Rate”: for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1.00% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.00%; provided, that the Alternate Base Rate shall, in no event, be less than 1.00%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for dollar deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one (1) month. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as the case may be, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction to the extent applicable to Holdings, the Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Discount”: as defined in Section 2.12(f)(iii).

“Applicable Margin”:

(a)    with respect to the Term Loans:

(i)    until the delivery of financial statements for the fiscal quarter ending September 30, 2018 pursuant to Section 5.1, the rate per annum equal to (A) for ABR Loans, 2.25% and (B) for Eurodollar Loans, 3.25%; and

(ii)    at any time upon or after the delivery of the financial statements pursuant to Section 5.1 for the fiscal quarter ending September 30, 2018, the following percentages per annum, based upon the First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 5.2(a):

Applicable Margin
Pricing Level	First Lien Net Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans
1	> 4.00:1.00	3.25%	2.25%
2	≤ 4.00:1.00	3.00%	2.00%

(b)    with respect to any Incremental Facility, the rate or rates per annum set forth in the applicable Incremental Facility Amendment;

(c)    with respect to any Extended Term Loan, the rate or rates per annum specified in the applicable Extension Offer; and

(d)    with respect to any Replacement Facility, the rate or rates per annum specified in the applicable Replacement Facility Amendment.

For purposes of the foregoing, each change in the Applicable Margin resulting from a change in the First Lien Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.1(a) or Section 5.1(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Margin shall be based on the rates per annum set forth in Pricing Level 1 (i) if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to either Section 5.1(a) or Section 5.1(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of an Event of Default resulting from such failure and until the delivery thereof or (ii) at all times during which an Event of Default pursuant to Section 7.1(a) or Section 7.1(f).

“Approved Fund”: any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate or branch of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: the collective reference to RBC Capital Markets, Goldman Sachs Bank USA, SunTrust Robinson Humphrey, Inc. and Stifel Syndicated Credit LLC, as joint lead arrangers and bookrunners for the Term Loan Facility.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property pursuant to clause (j), (k), (o) or (x) of Section 6.5 by any Group Member to any Person (other than a Group Member).

“Asset Sale or Recovery Event Percentage”: with respect to any prepayment with Net Cash Proceeds from Asset Sales or Recovery Events, 100.0%; provided, that the Asset Sale or Recovery Event Percentage shall be 50.0% if the First Lien Net Leverage Ratio as of the last day of the most recently ended Relevant Reference Period is less than or equal to 3.50:1.00 calculated on a Pro Forma Basis (and excluding, for the avoidance of doubt, the amount of any such Net Cash Proceeds from the determination of Unrestricted Cash for purposes of such First Lien Net Leverage Ratio test).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-1 or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auction”: as defined in Section 2.12(f)(i).

“Auction Amount”: as defined in Section 2.12(f)(i).

“Auction Notice”: as defined in Section 2.12(f)(i).

“Available Amount Basket”: as of any date of determination, an amount equal to (without duplication): the difference of (a) the sum of (i) $193.0 million plus (ii) 50% of Consolidated Net Income (which shall not be less than zero) for the period from the first day of the fiscal quarter of the Borrower during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of the Borrower prior to such time of determination, plus (iii) the net cash proceeds or fair market value (as determined in good faith by the Borrower) of other assets received from the issuance of Capital Stock of, or capital contributions to, any direct or indirect parent entity of the Borrower after the Closing Date (including any purchases of loans by Affiliates of the Borrower that have been contributed to the Borrower) (other than proceeds from the issuance of Disqualified Capital Stock, proceeds from the issuance of Capital Stock constituting an ABL Cure Amount, proceeds used as described in clause (1)(i) of the definition of “Consolidated EBITDA”, proceeds from capital contributions described in Section 6.2(y) and proceeds constituting Excluded Contributions) to the extent that the proceeds thereof (or such assets) are contributed to the Borrower as (or in exchange for) common Capital Stock, plus (iv) the net cash proceeds received by the Borrower after the Closing Date (or received by any direct or indirect parent of the Borrower after the Closing Date and contributed to the Borrower as common Capital Stock) from the issuance or sale of convertible or exchangeable Disqualified Capital Stock or debt securities of any Group Member that has thereafter been converted into or exchanged for Qualified Capital Stock, plus (v) returns, repayments, interest, profits, distributions, income and similar amounts received in cash or Cash Equivalents by the Group Members in respect of Investments (including Investments made in non-Loan Parties) made using the Available Amount Basket (such amounts not exceeding the fair market value (as determined in good faith by the Borrower) of such original Investment), plus (vi) the Investments of the Group Members made using the Available Amount Basket in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of the Restricted Subsidiaries (up to the lesser of (A) the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower and the Restricted Subsidiaries made using the Available Amount Basket in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value (as determined in good faith by the Borrower) of the original Investments by the Borrower and the Restricted Subsidiaries made using the Available Amount Basket in such Unrestricted Subsidiary), plus (vii) any Declined Proceeds, plus (viii) any Net Cash Proceeds from Asset Sales or Recovery Events that are not required to prepay the Term Loans pursuant to Section 2.14, plus (ix) the net proceeds received from the sale of Capital Stock of Unrestricted Subsidiaries, minus (b) the sum of (w) the then outstanding aggregate principal amount of any Permitted RP Capacity Debt, (x) Restricted Payments made by the Borrower pursuant to Section 6.6(d), (y) Investments made pursuant to Section 6.7(s) and (z) Specified Prepayments made pursuant to Section 6.8(ii), in each case to the extent utilizing the Available Amount Basket.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101, et seq.).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or a corporate statutory arrangement proceeding having similar effect, is subject to, or any Person that directly or indirectly controls such Person is subject to, a forced liquidation, or has had a receiver, interim receiver, receiver and manager, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or any substantial part of its assets, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board of Directors”: with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company or unlimited liability company, the board of managers of such Person or, if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person, (iv) in any other case, the functional equivalent of the foregoing, and (v) in the case of any Person organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the foreign equivalent of any of the foregoing.

“Borrower”: as defined in the preliminary statements hereto, together with any Successor Borrower pursuant to Section 6.4(i).

“Borrower Materials”: as defined in Section 9.1.

“Borrowing”: Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request”: a request by the Borrower for a Borrowing, substantially in the form of Exhibit I or such other form as shall be approved by the Administrative Agent.

“Business”: as defined in the preliminary statements hereto.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of, without duplication, all expenditures (whether paid in cash or accrued as liabilities and including capitalized research and development costs and capitalized software expenditures) of such Person during such period that, in conformity with GAAP, are or are required to be included as additions to property, plant or equipment on the consolidated balance sheet of such Person.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet (excluding the footnotes thereto) of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock or share capital of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Cash Equivalents”: (a) US Dollars and Canadian Dollars; (b) securities and other obligations issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (provided, that the full faith and credit of the United States or Canada is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) certificates of deposit, time deposits, guaranteed investment certificates and eurocurrency time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic or foreign bank having, or which is a banking subsidiary of a domestic or foreign bank holding company or any branch of a foreign bank in the US having, capital and surplus of not less than $500.0 million (or its foreign currency equivalent); (d) fully collateralized repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clause (f) below entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, maturing within one year after the date of acquisition; (f) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any province or territory of Canada or any political subdivision or taxing authority thereof rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition; (h) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (i) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable Canadian rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include, in the case of any Foreign Subsidiary, amounts denominated in the local currency of the jurisdiction of incorporation or formation of such Foreign Subsidiary in addition to those set forth in clause (a) above; provided, that such amounts are held by such Foreign Subsidiary from time to time in the ordinary course of business and not for speculation.

“Cash Management Obligations”: obligations owed by any Loan Party to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services”: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“CFC”: (a) a “controlled foreign corporation” within the meaning of Section 957 of the Code, but only if a Loan Party or a “United States person” (within Section 7701(a)(30) of the Code) that is an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b) of the Code) described in Section 951(a)(1) of the Code; and (b) each Subsidiary of any Person described in clause (a).

“Change in Law”: (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder or (c) compliance by any Lender (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of FBMI or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (excluding from any determination of the amount of Capital Stock beneficially owned by such “person” or “group”, where such person or group includes both Permitted Investors and one or more Persons that are not Permitted Investors, any Capital Stock beneficially owned by Permitted Investors), other than any such “person” or “group” comprised solely of Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than the greater of (i) 35.0% of the ordinary voting power for the election of directors of the Permitted Holding Company that shall have issued or sold Capital Stock, measured by voting power rather than number of shares, and (ii) the percentage of such ordinary voting power of such Permitted Holding Company held, directly or indirectly, by the Permitted Investors, taken together (unless the Permitted Investors retain the right, by contract or otherwise, to elect or designate a majority of the directors of the Permitted Holding Company); or (b) Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower.

“City Code”: as defined in Section 1.7.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Term Loan Lenders, Lenders in respect of Incremental Term Loans (of the same tranche), Extending Term Lenders (of the same tranche) or Lenders in respect of Replacement Term Loans (of the same tranche), (b) when used with respect to Commitments, refers to whether such Commitments are Term Loan Commitments, commitments in respect of Incremental Term Loans (of the same tranche), commitments to make Extended Term Loans (of the same tranche) or commitments to make Replacement Term Loans (of the same tranche)and (c) when used with respect to Loans or Borrowings, refers to whether such Loan or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans (of the same tranche), Extended Term Loans (of the same tranche) or Replacement Term Loans (of the same tranche) or other loans in respect of the same Class of Commitments.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document to secure the Obligations.

“Collateral Foreign Subsidiary”: (a) any Specified Foreign Subsidiary, (b) any Subsidiary of Holdings, substantially all the assets of which constitute equity interests in or debt of one or more Specified Foreign Subsidiaries, (c) any Subsidiary of Holdings that is treated as a disregarded entity for US Federal income tax purposes and that directly or through one or more disregarded entities, owns 65.0% or more of the voting stock of a Subsidiary of the Borrower described in clause (a) or (b) above, or (d) any other Subsidiary of Holdings whose provision of a guarantee under the Loan Documents would constitute an investment in “United States property” by a CFC with respect to which the Borrower (or any of its direct or indirect owners, solely as a result of such owner’s direct or indirect ownership of an interest in the Borrower) is a “United States shareholder” (within the meaning of section 951(b) of the Code) described in Section 951(a)(1) of the Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in a material adverse tax consequence to Holdings (or any of its direct or indirect owners, to the extent such adverse tax consequence arises as a result of such owner’s direct or indirect ownership of an interest in the Borrower) or one of its Subsidiaries, as reasonably determined by the Borrower (in consultation with the Administrative Agent).

“Commitment”: with respect to any Lender, the Term Loan Commitment of such Lender.

“Commitment Letter”: the Amended & Restated Commitment Letter, dated as of April 26, 2018, by and among the Borrower, RBC, RBC Capital Markets, Goldman Sachs Bank USA, SunTrust Bank, SunTrust Robinson Humphrey, Inc. and Stifel Syndicated Credit LLC.

“Commodity Exchange Act”: The Commodity Exchange Act (7 U.S.C. § 1, et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications”: as defined in Section 9.1.

“Company Intellectual Property”: as defined in Section 3.8(i).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Connection Income Taxes”: (a) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes and (b) Other Connection Taxes that are Canadian federal or provincial Taxes that are imposed on or measured by capital or taxable capital.

“Consolidated Current Assets”: of the Borrower at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Group Members at such date, excluding deferred tax assets, assets held for sale, loans permitted to third parties, pension assets, deferred bank fees and derivative financial instruments, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities”: of the Borrower at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Group Members at such date, excluding, to the extent otherwise included therein, (a) the current portion of any Funded Debt or other long-term liabilities (including Capital Lease Obligations) or interest, (b) revolving loans and letter of credit obligations under the ABL Credit Agreement or any other revolving credit facilities or revolving lines of credit, (c) deferred tax liabilities, and (d) non-cash compensation liabilities and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated EBITDA”: for any period, with respect to Borrower and its Restricted Subsidiaries, the Consolidated Net Income for such period:

(1)    increased (without duplication of each other and with amounts that are adjusted pursuant to the definition of Consolidated Net Income, and to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (h), (j), (t) and (u) below)), by:

(a)    provision for taxes based on income, profits or capital of Borrower and its Restricted Subsidiaries, including US and Canadian federal, state and provincial franchise and similar taxes attributable to such period, and, without duplication, the amount of any Restricted Payments made pursuant to Section 6.6(c)(ii); plus

(b)    total interest expense (net of interest income to the extent not already included in total interest expense for such period) and, to the extent not reflected in such total interest expense, payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write-off of debt discount and debt issuance costs and commissions (including amortization of deferred financing fees) and discounts and other fees and charges (including bank fees, agency fees, rating agency fees, Permitted Receivables Financing Fees, Qualified Securitization Fees, fees and charges relating to surety bonds in connection with any financing activities and commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities) associated with Indebtedness (including the Loans and the ABL Revolving Loans); plus

(c)    depreciation and amortization expense (which, for the avoidance of doubt, will include amortization of deferred financing fees or costs, including the amortization of original issue discount); plus

(d)    amortization of intangibles (including goodwill); plus

(e)    (A) costs and expenses in connection with the Transactions, (B) any transaction fees, costs and expenses (including upfront fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents (including any amendment, waiver or other modification of this Agreement), any Permitted Receivables Financing or Qualified Securitization Facility, equity issuances, Investments, Dispositions, recapitalizations, mergers, amalgamations, option buyouts or the incurrence, refinancing or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, in each case whether or not consummated and (C) costs incurred in connection with strategic initiatives, transition costs, operating expense reductions, synergies and other business optimization and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs); plus

(f)    non-cash compensation expense, including deferred compensation, and any other non-cash losses, charges and expenses, including write-offs or write-downs (but not including any write-off or write-down of inventory or accounts receivable) and, if applicable, including the excess of rent expense over actual cash rent paid during the relevant period due to the use of straight line rent for GAAP purposes (provided that, to the extent any non-cash charge represents an accrual of or reserve for potential cash items in any future period, (i) Borrower may determine not to add back such non-cash charge in the current period or (ii) to the extent Borrower determines to add back such non-cash charge, the cash payable in respect thereof in such future period shall be subtracted from Consolidated EBITDA); plus

(g)    [reserved]; plus

(h)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i)    any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case, to the extent that such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to Borrower as a capital contribution or net cash proceeds of issuances of Capital Stock of Borrower (other than Disqualified Capital Stock); plus

(j)    (A) pro forma “run-rate” cost savings, pro forma adjustments, operating expense reductions and synergies related to the Transactions that are reasonably quantifiable and projected by Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken

(in the good faith determination of Borrower) within 24 months after the Closing Date and (B) pro forma “run-rate” cost savings, operating expense reductions and synergies related to any Pro Forma Transactions that are reasonably quantifiable and projected by Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of Borrower) within 24 months after such Pro Forma Transaction; plus

(k)    restructuring and similar charges (including severance, relocation costs, costs related to entry into new markets, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)) and costs and expenses relating to achieving pro forma “run rate” cost savings, pro forma adjustments, operating expense reductions and synergies described in the preceding clause (j); plus

(l)    all losses (x) upon any sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Borrower) and (y) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Borrower, assets or properties pending the divestiture or termination thereof); plus

(m)    earn-out obligation expense incurred in connection with any Permitted Acquisition or other Investment (including any acquisition or other investment consummated prior to the Closing Date) and paid or accrued during the applicable period; plus

(n)    realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Borrower and the Restricted Subsidiaries; plus

(o)    realized or unrealized net losses resulting from changes in the fair market value of any non-speculative Hedge Agreements and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid) (other than with respect to Hedge Agreements or other derivative instruments entered into in the ordinary course of business); plus

(p)    non-controlling or minority interest expense consisting of income attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries; plus

(q)    losses or discounts on sales of Permitted Receivables Financing Assets, Qualified Securitization Assets or participations therein in connection with any Permitted Receivables Financing or Qualified Securitization Facility; plus

(r)    losses attributable to, and payments of, legal settlements, fines, judgments or orders; plus

(s)    losses, expenses or other charges associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and losses, expenses or other charges relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, charges and losses relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officer’s insurance and other executive costs, legal and other professional fees and listing fees (the foregoing being referred to herein as, “Public Company Costs”); plus

(t)    proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as Borrower in good faith expects to receive such proceeds within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, to the extent previously added back to Consolidated Net Income in determining Consolidated EBITDA for a prior fiscal quarter such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarter)); plus

(u)    the other add-backs and adjustments of the type set forth in Schedule I hereto; plus

(v)    with respect to any joint venture entity, an amount equal to the proportion of those items described in clauses (a) and (c) above with respect to such joint venture entity and corresponding to Borrower and the Restricted Subsidiaries’ proportionate share of such joint venture entity’s Consolidated Net Income (determined as if such joint venture entity were a Restricted Subsidiary); plus

(w)     the amount of any non-recurring costs, expenses or other charges attributable to opening a new plant or facility or consummation of a new project or location until the date that is twelve (12) months after the date of opening or consummation thereof; provided, that (A) such costs are reasonably identifiable and certified by a Responsible Officer of Borrower and (B) costs attributable to such plant or facility after twelve (12) months from the date of opening of such plant or facility or consummation of such project or location shall not be included in this clause (w); plus

(x)    expenses, charges, costs, accruals, reserves or losses in connection with any single or one-time event; plus

(y)    other add-backs and adjustments with respect to any Permitted Acquisitions or similar Investments following the Closing Date reflected in any quality of earnings report prepared by one of the “big four” accounting firms or another accounting firm reasonably satisfactory to the Administrative Agent delivered to the Administrative Agent in connection with such transaction;

(2)    decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, the sum of:

(a)    any non-cash gains or income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have not increased Consolidated EBITDA); plus

(b)    any income or gain realized (A) upon any sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Borrower) or (B) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Borrower, assets or properties pending the divestiture or termination thereof); plus

(c)    unrealized net income or gains resulting from changes in the fair market value of any non-speculative Hedge Agreements, and gains attributable to the early extinguishment or conversion of Indebtedness or Hedge Agreements or other derivative instruments (other than with respect to Hedge Agreements or other derivative instruments entered into in the ordinary course of business); plus

(d)    realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Borrower and the Restricted Subsidiaries; plus

(e)    any non-controlling or minority interest income consisting of loss attributable to third parties in respect of their Capital Stock in non-Wholly Owned Subsidiaries;

(3)    increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460; and

(4)    increased at the option of the Borrower to the extent not already included in Consolidated Net Income by pro forma “run rate” net income projected by the Borrower (in good faith) to be realized within 36 months after the opening of a new plant or facility or consummation of a new project or location during or after such period (in each case as reasonably anticipated by the Borrower in good faith).

“Consolidated First Lien Debt”: at any date, the sum of (x) the aggregate principal amount of Consolidated Total Debt under the Term Loan Facility and under the ABL Credit Agreement, in each case to the extent such debt is secured on a first lien basis with respect to any Collateral owned by the Loan Parties and (y) the aggregate principal amount of Consolidated Total Debt that is secured by Liens on any of the Collateral on an equal or senior priority basis with such debt described in clause (x) (but without regard to the control of remedies).

“Consolidated Interest Expense”: cash interest expense (including that attributable to Capital Lease Obligations) in respect of Indebtedness of the type included in the definition of Consolidated Total Debt, net of cash interest income of the Borrower and its Restricted Subsidiaries with respect to all outstanding Indebtedness of the Borrower and its restricted Subsidiaries, including all commissions, discounts and other cash fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (less net cash payments) under Hedge Agreements, but excluding, for the avoidance of doubt, (a) any non-cash interest expense and any capitalized interest, whether paid or accrued, (b) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (c) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (d) any expenses resulting from discounting of Indebtedness in connection with the application of recapitalization accounting or purchase accounting, (e) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (f) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (g) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (h) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates, (i) any payments with respect to make whole premiums or other breakage costs of any Indebtedness, (j) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP and (k) expensing of bridge, arrangement, structuring, commitment or other financing fees.

“Consolidated Net Income”: with respect to Borrower and the Restricted Subsidiaries for any period, the net income (or loss) of Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1)    any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to Borrower or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by a Responsible Officer of Borrower;

(2)    any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss) realized upon the sale, abandonment or other disposition of any asset or disposed operations of Borrower or any of its Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by management or the Board of Directors of Borrower) and from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of Borrower, assets or properties pending the divestiture or termination thereof);

(3)    solely for the purpose of determining Excess Cash Flow, the undistributed earnings of any Restricted Subsidiary of Borrower (other than a Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than any Loan Document or ABL Loan Document) or Requirement of Law applicable to such Restricted Subsidiary unless such restriction or prohibition with respect to the declaration or payment of dividends or similar distributions has been legally waived (provided, that Consolidated Net Income will be increased by the amount of dividends or other distributions paid in cash to any Group Member not subject to such restriction or prohibition in respect of such period, to the extent not already included therein);

(4)    any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge, accrual or expense (including Transaction Costs) or any charges, expenses, accrual or reserves in respect of any restructuring, redundancy or severance expense;

(5)    the cumulative effect of a change in accounting principles, including any impact resulting from Borrower electing to apply IFRS at any time following the Closing Date;

(6)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-evaluation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or hedging obligations and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)    any unrealized net gains or losses in respect of non-speculative hedging obligations or any ineffectiveness recognized in earnings related to qualifying non-speculative hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of non-speculative hedging obligations;

(9)    any unrealized foreign currency translation increases or decreases or transaction gains or losses in respect of indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency re-measurements of intercompany indebtedness or other obligations of Borrower or any Restricted Subsidiary owing to Borrower or any Restricted Subsidiary (including any net loss or gain resulting from hedging obligations for currency exchange risk), and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)    any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(11)    any impairment charge or asset write-off or write-down in each case, pursuant to GAAP;

(12)    any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or hedging obligations or other derivative instruments;

(13)    accruals and reserves that are established (x) within twelve (12) months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP and (y) within twelve (12) months after the closing of any other acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP;

(14)    any net unrealized gains and losses resulting from hedging obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements; and

(15)    any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item.

In addition, to the extent not already included in the Consolidated Net Income of Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Secured Debt”: at any date, the aggregate principal amount of Consolidated Total Debt that is secured by a Lien on any Collateral owned by any Loan Party.

“Consolidated Total Assets”: the consolidated total assets of the Group Members, determined in accordance with GAAP, shown on the consolidated balance sheet of the Borrower as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements have been delivered; provided, that, for purposes of calculating “Consolidated Total Assets” under this Agreement, the consolidated assets of the Group Members shall be adjusted to reflect any acquisitions and dispositions of assets outside the ordinary course of business that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination.

“Consolidated Total Debt”: at any date, an amount equal to the aggregate outstanding principal amount of all third party debt for borrowed money (including purchase money debt), unreimbursed drawings under letters of credit to the extent not reimbursed within three (3) Business Days following the drawing thereof, Capital Lease Obligations and third party debt obligations evidenced by notes or similar instruments, in each case, of the Borrower and the Restricted Subsidiaries, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, (i) any amounts under any Permitted Receivables Financing or Qualified Securitization Facility, (ii) any letter of credit except to the extent of unreimbursed obligations under such letter of credit that have not been reimbursed within three (3) Business Days following a drawing thereunder and (iii) obligations under Hedge Agreements other than Hedge Agreements entered into for the purpose of hedging currency risk).

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Contractual Obligation”: with respect to any Person, (i) the Organizational Documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Covered Debt”: any Indebtedness of a Group Member that constitutes Indebtedness for borrowed money that is contractually subordinated in right of payment to the Obligations to the extent such Indebtedness constitutes Material Debt.

“Credit Party”: the Administrative Agent or any other Lender.

“Cured Default”: as defined in Section 7.1.

“Debt Fund Affiliate” means any Affiliate of Lone Star (other than a natural Person) that is a bona fide debt fund or investment vehicle (in each case with one or more bona fide investors to whom its managers owe fiduciary duties independent of their fiduciary duties to Lone Star) primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and for which the personnel making the primary investment recommendations to the investment decision makers are not personnel primarily engaged in making investment recommendations in respect of any equity fund which has a direct or indirect equity investment in the Borrower or its Restricted Subsidiaries (“Equity Personnel”) or personnel controlled by such Equity Personnel. For the avoidance of doubt, each of LStar Financial Investments, LLC, a Delaware limited liability company, doing business as Middle Market Growth Program and LStar Loan Company, LLC, a Delaware limited liability company (collectively, “LStar”) shall, in each case, constitute a Debt Fund Affiliate so long as the management thereof is substantially consistent with that in effect on the Closing Date and the primary personnel making recommendations to the investment decision makers for LStar will maintain substantially separate operations from the Equity Personnel or personnel controlled by Equity Personnel.

“Debtor Relief Laws”: the Bankruptcy Code and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“Declined Proceeds”: as defined in Section 2.14(f).

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent), (d) admits that it is insolvent or has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent that has, become subject to a Bail-In Action. This definition is subject to the provisions of Section 2.22.

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by a Group Member in connection with a Disposition pursuant to Section 6.5(j) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discount Range”: as defined in Section 2.12(f)(i).

“Discretionary Guarantor”: as defined in Section 9.18.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments or dividends or similar distributions in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Obligations; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Borrower (or any direct or indirect parent company thereof) or any Group Member or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or any Group Member in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”: (i) any bank, financial institution or other institutional lender that has been identified in writing to the Arrangers as a Disqualified Lender on or prior to the date of the Commitment Letter, (ii) any other Persons who are competitors of the Borrower or any Group Member that are separately identified in writing by the Borrower or Lone Star to the Administrative Agent from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than in the case of clause (ii), any bona-fide debt fund, investment vehicle or lending entity) that are either (x) identified in writing by the Borrower or Lone Star to the Administrative Agent from time to time, (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name or (z) identified by the Borrower in a written notice to the Administrative Agent that such person constitutes an Affiliate. The list of Disqualified Lenders shall be specified on a schedule that is held with the Administrative Agent, which shall be made available by the Administrative Agent to the Lenders upon request therefor, subject to customary confidentiality requirements.

“Dollar Basket Incremental Debt”: as defined in Section 2.23(a).

“Domestic Subsidiary”: a Restricted Subsidiary that is organized under the laws of the United States or any State thereof or the District of Columbia.

“Dutch Auction”: an auction of Term Loans conducted pursuant to Section 9.4(g) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a non-pro rata basis in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures”: Dutch auction procedures as set forth in Section 2.12(f) and otherwise as reasonably agreed upon by the applicable Purchasing Borrower Party and the Administrative Agent.

“ECF Percentage”: with respect to any Excess Cash Flow Period, 50.0%; provided, that (i) the ECF Percentage shall be 25.0% if the First Lien Net Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 3.50:1.00 and greater than 3.00:1.00 and (iii) the ECF Percentage shall be 0.0% if the First Lien Net Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 3.00:1.00; provided, that the foregoing shall give effect to any After Year End ECF Recalculation that occurs pursuant to the definition of Optional Prepayment Amount.

“ECF Prepayment Threshold”: as defined in Section 2.14(c).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: (i) any Lender, any Affiliate of a Lender and any Approved Fund, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course, (iii) subject to the terms of Section 2.12(f) and Sections 9.4(e) through (h), Affiliated Lenders and Purchasing Borrower Parties and (iv) subject to the terms of Section 9.4(i), any Debt Fund Affiliate; provided, that “Eligible Assignee” shall not include (x) any Disqualified Lender, (y) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender or (z) any natural Person.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, policies, codes, decrees or other legally enforceable requirements of any federal, state, provincial, territorial, local, municipal, foreign or other Governmental Authority, regulating, relating to or imposing liability associated with or standards of conduct for the protection of the environment or, insofar as it relates to exposure to hazardous or toxic materials, of human health.

“Environmental Liability”: any liability, obligation or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation or compliance with orders and directives, fines, penalties or indemnities), resulting from or based upon (a) compliance or non-compliance with any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any written contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations and other authorizations of a Governmental Authority required under any Environmental Law.

“Equity Personnel”: as defined in the definition of “Debt Fund Affiliate”.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default”: any of the events specified in Section 7; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if any, of:

(a)    the sum, without duplication, of:

(i)    Consolidated Net Income for such period;

(ii)    the amount of all non-cash charges (including depreciation, amortization and deferred compensation) deducted in arriving at such Consolidated Net Income for such period, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period;

(iii)    the amount of the net decrease, if any, in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Group Members completed during such period or the application of purchase or recapitalization accounting);

(iv)    the aggregate net amount of non-cash loss on the Disposition of Property by the Group Members during such period (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; and

(v)    the amount by which the tax expenses deducted in determining Consolidated Net Income for such period exceed the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period; minus

(b)    the sum, without duplication, of:

(i)    the amount of (A) all non-cash credits and gains included in arriving at Consolidated Net Income for such period (excluding any such non-cash credits and gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and the amount of all cash expenses, charges and losses excluded from Consolidated Net Income for such period by virtue of the definition thereof and (B) all amounts included in Consolidated Net Income pursuant to the last paragraph of the definition thereof, to the extent not received in cash during such period;

(ii)    [reserved];

(iii)    the aggregate amount of all principal payments of Indebtedness, payments of earn-out obligations, and the principal component of payments in respect of Capital Lease Obligations (but (x) excluding (A) optional prepayments of revolving Indebtedness (including the ABL Revolving Loans) and (B) optional prepayments of the Term Loans made pursuant to Section 2.12(a) (in the case of this clause (B), to the extent included in the Optional Prepayment Amount) and (y) excluding mandatory prepayments of the Term Loans made pursuant to Section 2.14) of the Group Members made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent funded with the proceeds of long-term funded Indebtedness (other than revolving loans, which includes the ABL Revolving Loans);

(iv)    the amount of the net increase, if any, in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Group Members completed during such period or the application of purchase or recapitalization accounting);

(v)    the aggregate net amount of non-cash gain on the Disposition of Property by the Group Members during such period (other than Dispositions in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income;

(vi)    cash payments made during such period in respect of long-term liabilities (other than amounts covered by clause (b)(iii) (above)) of the Group Members to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income, except to the extent funded with the proceeds of long-term funded Indebtedness (other than revolving loans (including the ABL Revolving Loans));

(vii)    [reserved];

(viii)    the aggregate amount actually paid by the Borrower in cash during such period on account of Restricted Payments permitted under Section 6.6(b), (c) (other than amounts covered in clause (b)(xi) below), (d) (solely to the extent such Restricted Payment was made in reliance on clause (a)(i), (a)(v) or (a)(vi) of the definition of Available Amount Basket (and in the cases of clauses (a)(v) and (a)(vi), solely to the extent such amounts are included in the calculation of Consolidated Net Income for such period)), (g), (h) (but not in respect of transactions permitted under Section 6.7(r)) (j) or (l), except to the extent funded with the proceeds of long-term funded Indebtedness (other than revolving loans (including the ABL Revolving Loans));

(ix)    the aggregate amount of mandatory prepayments made pursuant to Section 2.14 with the proceeds of Asset Sales and Recovery Events during such year to the extent such proceeds are included in the calculation of such Consolidated Net Income for such period;

(x)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, to the extent not deducted in determining Consolidated Net Income;

(xi)    the amount of cash taxes (including withholding taxes) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(xii)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including acquisitions) or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (such period, the “Next Excess Cash Flow Period”); provided, that, except to the extent funded with the proceeds of long-term funded Indebtedness (other than revolving loans (including the ABL Revolving Loans)), the proceeds actually utilized to finance such Investments or Capital Expenditures during such Next Excess Cash Flow Period is less than the Contract Consideration, or the amount actually paid during such Next Excess Cash Flow Period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Next Excess Cash Flow Period; provided, further, that no deduction shall be taken under clause (b)(ii) or (b)(vi) of this definition of Excess Cash Flow for the Next Excess Cash Flow Period with respect to the aggregate amount of internally generated cash flow or proceeds of revolving loans (including the ABL Revolving Loans) actually utilized or paid during such Next Excess Cash Flow Period in respect of Contract Consideration previously deducted pursuant to this clause (b)(xii);

(xiii)    the aggregate amount of expenditures actually made by the Group Members in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period and are not otherwise financed with proceeds from long-term funded Indebtedness (other than revolving loans (including the ABL Revolving Loans)) and not by utilizing the Available Amount Basket (except for amounts received by the Group Members in respect of Investments funded by utilizing the Available Amount Basket); provided, that, if Consolidated Net Income is reduced in any subsequent period by an expense or charge in respect of such cash expenditure, Excess Cash Flow shall be increased by the amount of such expense or charge in such subsequent period;

(xiv)    the aggregate amount of deferred compensation paid in cash during such period; and

(xv)    cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 2.14(c).

“Excess Cash Flow Period”: each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Exchange Rate”: on any day, and subject to Section 1.9, with respect to any currency (the “Initial Currency”), the rate at which such currency may be exchanged into another currency (the “Exchange Currency”), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for the Initial Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (in consultation with the Borrower), or, in the absence of such available service, such Exchange Rate shall instead be the arithmetic average of the exchange rates of the Administrative Agent in the market where its foreign currency exchange operations in respect of the Initial Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of the Exchange Currency for delivery two (2) Business Days later; provided, that if at the time of any such determination, no such exchange rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets”: the collective reference to:

(1)    any interest in leased real property (including any leasehold interests in real property) (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters) and any agreement or arrangement (including any sale and purchase agreement, call option agreement, assignment, lease agreement or otherwise) relating to the acquisition of (either directly or indirectly) any interest in leased real property (including any leasehold interests in real property);

(2)    any fee interest (including, for the avoidance of doubt, any freehold interest) in real property (a) in respect of properties owned by any Loan Party as of the Closing Date, any properties not listed on Schedule 1.1A on the Closing Date and (b) if the fair market value of such fee interest (together with improvements, other than personal property, located thereon), as determined in good faith by the Borrower on the date of acquisition thereof by the relevant Loan Party, is less than $7.5 million;

(3)    any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof and other than to the extent such rights can be perfected by filing a UCC-1 financing statement or by a similar filing in any relevant US jurisdiction);

(4)    Letter-of-Credit Rights (other than to the extent constituting supporting obligations or to the extent such rights can be perfected by filing a UCC-1 financing statement or by a similar filing in any relevant US jurisdiction);

(5)    (a) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect and (b) Commercial Tort Claims below $5.0 million;

(6)    any asset if the granting of a security interest or pledge under the Security Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent (including regulatory), approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the UCC or any similar applicable law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the UCC or any similar applicable law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(7)    Capital Stock in any joint venture or Restricted Subsidiary that is not a domestic Wholly Owned Subsidiary, to the extent that granting a pledge of or a security interest in such Capital Stock under the Security Documents would not be permitted by the terms of such joint venture or such Restricted Subsidiary’s Organizational Documents;

(8)    (x) any assets of a Collateral Foreign Subsidiary if such Collateral Foreign Subsidiary is described in clause (a), (b) or (d) of the definition of Collateral Foreign Subsidiary and (y) any assets to the extent a security interest in such assets could result in an investment in “United States property” by a CFC with respect to which the Borrower (or any direct or indirect owner thereof, solely as a result of such owner’s direct or indirect ownership of an interest in the Borrower) is a “United States shareholder” within the meaning of section 956 of the Code (or any similar law or regulation in any applicable jurisdiction) or any other assets to the extent a security interest in such assets could result in material adverse Tax consequences to the Borrower (or any direct or indirect owner thereof, to the extent such adverse Tax consequences arise as a result of such owner’s direct or indirect ownership of an interest in the Borrower), the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent; provided that no more than 65.0% of the outstanding voting Capital Stock and 100% of the outstanding non-voting Capital Stock of any Collateral Foreign Subsidiary shall be included in the Collateral, and the excluded voting Capital Stock of such Collateral Foreign Subsidiary shall constitute Excluded Assets;

(9)    except to the extent constituting ABL Priority Collateral, any cash and Cash Equivalents and other assets specifically requiring perfection through control, control agreements or other control arrangements (other than control agreements required by the ABL Credit Agreement and other than delivery of certificated pledged Capital Stock and intercompany notes and other instruments, in each case to the extent such delivery is otherwise required pursuant to the terms of this Agreement or any Security Document), including deposit accounts, securities accounts, commodities accounts, and other similar accounts (other than cash and Cash Equivalents, including those credited or deposited to any such accounts, to the extent constituting proceeds of Collateral);

(10)    (i) any lease, license or other agreement relating to a purchase money obligation or similar arrangement, capital lease or sale/leaseback, or any Property being leased or purchased thereunder, or the proceeds or products thereof and (ii) any license or other agreement not referred to in clause (i) (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party) (except to the extent such restriction is ineffective under the UCC or any similar law in any relevant jurisdiction and other than proceeds and products thereof, to the extent the assignment of such proceeds and products is expressly deemed effective under the UCC or any similar law in any relevant jurisdiction notwithstanding any such restriction);

(11)    assets in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest under the Loan Documents in such assets is excessive in relation to the benefit to the Lenders afforded thereby;

(12)    any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable Federal law;

(13)    any Property of any Excluded Subsidiary and any Property of any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Excluded Subsidiary;

(14)    any Intellectual Property specifically requiring filing in a jurisdiction outside of the United States;

(15)    Permitted Receivables Financing Assets sold, conveyed or otherwise transferred to a Permitted Receivables Financing Subsidiary or otherwise pledged in connection with any Permitted Receivables Financing or Qualified Securitization Assets sold, conveyed or otherwise transferred to a Qualified Securitization Subsidiary or otherwise pledged in connection with any Qualified Securitization Facility;

(16)    Capital Stock in Immaterial Subsidiaries that are not Loan Parties (or any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Immaterial Subsidiary)

Unrestricted Subsidiaries, captive insurance Subsidiaries, not-for-profit Subsidiaries, special purpose entities, including special purpose entities in connection with any Permitted Receivables Financing or any Qualified Securitization Facility and any Subsidiary acquired pursuant to a Permitted Acquisition that is subject to the limitations of any permitted assumed Indebtedness with respect thereto, which Indebtedness prohibits the granting of a guarantee or Lien in respect of the Term Loan Facility; provided, that (i) such prohibition was not created in contemplation of such Permitted Acquisition and (ii) the foregoing exclusion shall only continue for so long as such prohibition is effective;

(17)    intercompany loans, Indebtedness or receivables owed by any Specified Foreign Subsidiary or any Subsidiary, substantially all the assets of which constitute equity interests in or debt of a Specified Foreign Subsidiary; and

(18)    any cash or cash equivalent instrument posted by any Loan Party as margin or collateral under a Hedge Agreement that is prohibited from constituting Collateral or security for the Loans pursuant to Section 9.21(c) hereof;

provided, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets.”

“Excluded Contributions”: the sum of (i) the net cash proceeds received by the Borrower from (a) capital contributions to its common Capital Stock (other than proceeds from capital contributions constituting an ABL Cure Amount) or (b) the sale (other than to a Subsidiary) of Capital Stock of the Borrower (other than proceeds from the issuance of Disqualified Capital Stock or any ABL Cure Amount) which proceeds are used substantially concurrently to make an Investment, Restricted Payment or other transaction not prohibited hereunder minus (ii) the amount of Excluded Contributions previously applied to make any Restricted Payment pursuant to Section 6.6(j)(ii) and/or any Investment pursuant to Section 6.7(cc).

“Excluded Subsidiary”: (a) any Immaterial Subsidiary (subject, for the avoidance of doubt, to the proviso in the definition thereof), (b) any Unrestricted Subsidiary, (c) any Subsidiary to the extent such Subsidiary’s guaranteeing any of the Obligations or otherwise becoming a Loan Party is prohibited or restricted by any Requirement of Law or requires the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received), or is prohibited by any Contractual Obligation existing on (but not arising in contemplation of or in connection with) the Closing Date (or, if later, the date such Subsidiary is acquired or formed so long as such Contractual Obligation did not arise in contemplation of or in connection with such acquisition or formation), including any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder to the extent that Indebtedness permitted to be assumed hereunder and not incurred in contemplation of such Permitted Acquisition or other Investment prohibits such Restricted Subsidiary (or any Restricted Subsidiary thereof that guarantees such Indebtedness) from becoming a Guarantor, (d) any Collateral Foreign Subsidiary if such Collateral Foreign Subsidiary is described in clause (a), (b) or (d) of the definition of Collateral Foreign Subsidiary, (e) any Subsidiary in circumstances where the Borrower and the Administrative Agent reasonably agree that any of the cost of providing a guarantee of the Term Loan Facility is excessive in relation to the value afforded thereby, (f) any Subsidiary where the provision of a guaranty would result in material adverse tax consequences to Holdings, the Borrower or any of their Subsidiaries as reasonably determined by the Borrower, (g) any Subsidiary that is not a Wholly Owned Subsidiary organized under the laws of the United States (or any State thereof or the District of Columbia), unless such Subsidiary is a “Loan Party” as defined in the ABL Credit Agreement, (h) any not-for-profit Subsidiary, (i) captive insurance Subsidiaries, and (j) special purpose entities, including Permitted

Receivables Financing Subsidiaries and Qualified Securitization Subsidiaries; provided, that any Subsidiary described above shall be deemed not to be an Excluded Subsidiary during any period when such Subsidiary is a Discretionary Guarantor (other than for purposes of determining whether such Subsidiary is required to remain as a Subsidiary Guarantor pursuant to the terms of this Agreement).

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal or unlawful.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, branch profits Taxes imposed on (or measured by) capital or taxable capital, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office or the office to which its interests, rights and obligations under this Agreement are assigned located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US Federal Taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(b) or Section 2.21(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.19(e) or (d) any US Federal withholding Taxes imposed under FATCA.

“Existing Senior Secured Notes”: those certain 8.25% Senior Secured Notes due 2021 issued by the Borrower, pursuant to the Senior Secured Notes Indenture.

“Existing Senior Secured Notes Indenture”: that certain Indenture, dated as of August 9, 2016, by and among Borrower, as issuer, various of the Guarantors, as guarantors, and the Existing Senior Secured Notes Trustee relating to the Senior Secured Notes, as amended, restated, modified, supplemented or replaced prior to the date hereof.

“Existing Senior Secured Notes Trustee”: Wilmington Trust, National Association.

“Extended Term Loans”: as defined in Section 2.25(a).

“Extending Term Lender”: as defined in Section 2.25(a) .

“Extension”: as defined in Section 2.25(a).

“Extension Amendment”: as defined in Section 2.25(c).

“Extension Offer”: as defined in Section 2.25(a).

“Facility”: each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”), (b) any Incremental Facility and the Commitments and extensions of credit thereunder and (c) any Replacement Facility and the Commitments and extensions of credit thereunder.

“Failed Auction”: as defined in Section 2.12(f)(iii).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto, any law, regulation, or other official guidance enacted in a non-US jurisdiction pursuant to an intergovernmental agreement with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, or other published administrative guidance implementing an intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FBMI”: Foundation Building Materials, Inc., or any successor by merger or otherwise thereto.

“FCPA”: United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight Federal funds, as published on the next succeeding Business Day by the Federal Reserve Bank of New York.

“Fee Letter”: the Amended & Restated Fee Letter, dated as of April 26, 2018, by and among the Borrower, RBC, RBC Capital Markets, Goldman Sachs Bank USA, SunTrust Bank, SunTrust Robinson Humphrey, Inc. and Stifel Syndicated Credit LLC.

“First Lien Net Leverage Ratio”: as of any date of determination, the ratio of (a)(i) Consolidated First Lien Debt on such date less (ii) the aggregate amount of Unrestricted Cash of Borrower and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA for the Relevant Reference Period.

“First Lien Pari Passu Intercreditor Agreement”: a “pari passu” intercreditor agreement between or among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by any of the Collateral on an equal priority basis with the Obligations substantially in the form of Exhibit F-3 hereto, with modifications thereto reasonably satisfactory to the Administrative Agent and the Borrower, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“First Lien/Second Lien Intercreditor Agreement”: a first lien/second lien intercreditor agreement between or among the Administrative Agent and one or more representatives for holders of Indebtedness secured by any of the Collateral on a junior priority basis to the Obligations substantially in the form of Exhibit F-2 hereto, with modifications thereto reasonably satisfactory to the Administrative Agent and the Borrower, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“Fixed Amounts”: as defined in Section 1.6(b).

“Flood Insurance Laws”: collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statue thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and any and all official rulings and interpretation thereunder or thereof.

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender”: any Lender that is not a US Person.

“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date and is renewable or extendable, at the option of such Person, to a date that is more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans and the ABL Revolving Loans.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof in respect of an Accounting Change (including through the adoption of International Financial Reporting Standards (“IFRS”)) (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), GAAP shall be interpreted in accordance with Section 1.4 until such notice shall have been withdrawn or such provision amended in accordance with Section 1.4.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member”: The Borrower or any of the Restricted Subsidiaries of the Borrower.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement among Holdings, the Borrower and each Subsidiary Guarantor in favor of the Administrative Agent, substantially in the form of Exhibit A.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings, any Intermediate Parent and the Subsidiary Guarantors.

“Hazardous Materials”: (a) petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (b) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts, or hedging or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts, or hedging or similar arrangements) entered into by the Borrower or any other Group Member providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices, other risks or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Holdings”: as defined in the preamble hereto, together with any successor thereto to the extent permitted under Section 6.12.

“IFRS”: as defined in the definition of GAAP.

“Immaterial Subsidiary”: at any date of determination, each Restricted Subsidiary of the Borrower that has been designated by the Borrower as an “Immaterial Subsidiary” for purposes of this Agreement (and not subsequently designated as no longer constituting an “Immaterial Subsidiary” as provided below); provided that (a) for purposes of this Agreement, at no time shall (i) any Subsidiary be an Immaterial Subsidiary if the Consolidated Total Assets of such Subsidiary at the last day of the most recently ended fiscal quarter for which financial statements have been delivered equal or exceed 2.5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date, (ii) any Subsidiary be an Immaterial Subsidiary if the gross revenues of such Subsidiary for the most recently ended four full fiscal quarters for which financial statements have been delivered equal or exceed 2.5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, (iii) the Consolidated Total Assets of all Immaterial Subsidiaries at the last day of the most recently ended fiscal quarter for which financial statements have been delivered equal or exceed 5.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date or (iv) the gross revenues for the most recently ended four full fiscal quarters for which financial statements have been delivered of all Immaterial Subsidiaries equal or exceed 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the Consolidated Total Assets or gross revenues of all Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (that at such time continue to constitute “Immaterial Subsidiaries” under this Agreement) shall as of the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered exceed the limits set forth in clause (a)(iii) or (a)(iv) above, then, the Borrower shall designate sufficient Immaterial Subsidiaries to no longer constitute Immaterial Subsidiaries so as to eliminate such excess, and each such designated Subsidiary shall thereupon cease to be an Immaterial Subsidiary (or, if the Borrower shall make no such designation by the next date of delivery of financial statements pursuant to Section 5.1(a) or Section 5.1(b), one or more of such Immaterial Subsidiaries selected in descending order based on their respective contributions to the Consolidated Total Assets of the Borrower and its Subsidiaries shall cease to be considered to be Immaterial Subsidiaries until such excess is eliminated) and any such Subsidiary (if not otherwise an Excluded Subsidiary) shall be required to comply with Section 5.9(c) within the time periods set forth therein; and provided further that the Borrower may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition. For purposes of this definition, Consolidated Total Assets shall be calculated eliminating all intercompany items.

“Incremental Equivalent Debt”: Indebtedness consisting of (x) unsecured senior, senior subordinated or junior subordinated notes, or senior secured notes secured by the Collateral on an equal or junior priority basis with or to the Obligations, in each case issued in a public offering, Rule 144A or other private placement, or (y) senior unsecured loans or senior secured loans secured by the Collateral on an equal or junior priority basis with or to the Obligations, in each case of clauses (x) and (y), subject to the terms set forth in Section 2.23(d).

“Incremental Facilities”: as defined in Section 2.23(a).

“Incremental Facility Amendment”: as defined in Section 2.23(c).

“Incremental Facility Closing Date”: as defined in Section 2.23(c).

“Incremental Revolving Commitments”: the “Incremental Facilities”, as defined in the ABL Credit Agreement.

“Incremental Term Loans”: as defined in Section 2.23(a).

“Incurrence-Based Amounts”: as defined in Section 1.6(b).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade accounts or similar obligations to a trade creditor and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation unless such obligation is not paid promptly after becoming due and payable and (iii) accruals for payroll or other employee compensation and other liabilities accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale, installment sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), but limited to the lesser of the fair market value (as determined in good faith by the Borrower) of such Property and the principal amount of such Indebtedness if recourse is solely to such Property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptances, letters of credit, surety bonds and similar instruments (except unsecured and unmatured reimbursement obligations in respect thereof obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition), (g) the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date that is the 91st day after the relevant Latest Maturity Date (as determined on the date of issuance thereof) (other than in connection with change of control events and asset sales and other Disposition and casualty events to the extent that the terms of such Capital Stock provide that such Person may not redeem any such Capital Stock in connection with such change of control event or asset sale or other Disposition or casualty event unless such redemption is subject to the prior payment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above of another Person secured by any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but limited to the lesser of the fair market value of such Property and the principal amount of such obligations) and (j) solely for the purposes of Section 6.2 and Section 7, the net obligations of such Person in respect of Hedge Agreements (determined by reference to the termination value as of any date of determination).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise defined in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Information”: as defined in Section 9.12(a).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA; and the term “Insolvent” shall have a correlative meaning.

“Intellectual Property”: the collective reference to all rights in intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, industrial designs, trademarks, trademark licenses, service marks, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreements”: the collective reference to the ABL Intercreditor Agreement, each First Lien/Second Lien Intercreditor Agreement and each First Lien Pari Passu Intercreditor Agreement, as the context may require.

“Interest Coverage Ratio”: for any period, the ratio of (A) Consolidated EBITDA for such period to (B) Consolidated Interest Expense for the Relevant Reference Period.

“Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.9.

“Interest Payment Date”: (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December commencing with the last Business Day of September 2018, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if approved by all participating Lenders, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided, further, that the initial Interest Period with respect to any Eurodollar Borrowing on the Closing Date may be for such other period specified in the applicable Borrowing Request that is acceptable to the Administrative Agent. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Financial Statements”: as defined in Section 3.1.

“Intermediate Parent”: any Person that is a Subsidiary of Holdings and of which the Borrower is a Subsidiary.

“Interpolated Screen Rate”: in relation to the LIBO Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the applicable Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the applicable Interest Period, each as of approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Investments”: as defined in Section 6.7.

“IP Office”: each of the United States Patent and Trademark Office and the United States Copyright Office, as applicable.

“IP Security Agreements”: the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Documents, in each case, in substantially the form of Exhibit A to the Guarantee and Collateral Agreement.

“IRS”: United States Internal Revenue Service.

“Latest Maturity Date”: at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“LCT Election”: as defined in Section 1.7.

“LCT Test Date”: as defined in Section 1.7.

“Lender Parties”: as defined in Section 9.15.

“Lenders”: the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto as a lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a lender pursuant to an Assignment and Assumption.

“LIBO Rate”: subject to Section 1.11, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in US Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion, at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” for such Interest Period shall be the Interpolated Screen Rate.

“Lien”: any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), trust, deemed trust, legal hypothec, prior claim or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale, installment sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself constitute a Lien.

“Limited Condition Transaction”: any (x) acquisition or Investment by the Borrower or one or more of its Restricted Subsidiaries permitted under this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing, or (y) repayment, repurchase, refinancing, prepayment, redemption, purchase, defeasement or other payment in respect of Indebtedness, in the case of this clause (y), with respect to which an irrevocable notice of repayment (or similar irrevocable notice) has been delivered.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, any Notes, the Intercreditor Agreements, any Permitted Amendment, the Fee Letter and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document”.

“Loan Parties”: the collective reference to the Borrower and the Guarantors.

“Lone Star”: Lone Star Fund IX (U.S.), L.P. (“Lone Star”) and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by Lone Star, but not including, however, any portfolio companies of any of the foregoing.

“Major Transaction”: any merger, acquisition, investment, disposition or consolidation, in any such case by the Borrower or any Restricted Subsidiary, that is either (a) not permitted by this Agreement immediately prior to the consummation of such transaction, (b) for a fair value greater than $100.0 million or (c) if permitted by this Agreement immediately prior to the consummation of such transaction, would not provide the Borrower and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50.0% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility. For purposes of determining the “Majority Facility Lenders”, the Aggregate Exposure and Commitments of any Defaulting Lender shall be disregarded.

“Market Capitalization”: an amount equal to (a) the total number of issued and outstanding shares of common stock or common equity interests of the Borrower or its direct or indirect parent (including, for the avoidance of doubt, FBMI) multiplied by (b) the closing price per share of such common stock or common equity interests on the principal securities exchange on which such common stock or common equity interests are traded.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Group Members, taken as a whole or (b) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under any Loan Document.

“Material Debt”: Indebtedness (other than Indebtedness constituting Obligations or other Indebtedness permitted under Section 6.2(h)), or obligations in respect of one or more Hedge Agreements (other than to the extent constituting Obligations or otherwise with respect to any Specified Hedge Agreement as defined in the ABL Credit Agreement as in effect on the date hereof as permitted under Section 6.2(n)), of any one or more of the Borrower or any other Group Member in an aggregate principal amount exceeding $35.0 million (but excluding intercompany Indebtedness). For purposes of determining Material Debt, the “obligations” of the Borrower or any other Group Member in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any other Group Member would be required to pay if such Hedge Agreement were terminated at such time.

“Material Party”: Holdings, any Intermediate Parent or any Restricted Subsidiary (other than an Immaterial Subsidiary).

“Maturity Date”: with respect to the Term Loan Facility established on the Closing Date, the Term Loan Maturity Date; provided, that the reference to Maturity Date with respect to any other Term Loans shall be the final maturity date as specified in the applicable Incremental Facility Amendment or Replacement Facility Amendment, and with respect to any Extended Term Loans in respect thereof, shall be the final maturity date as specified in the applicable Extension Offer.

“Maturity Exception Facility”: Other Terms Loans, Incremental Equivalent Debt or Permitted Ratio Debt in an aggregate amount not to exceed $150.0 million at any time outstanding.

“Maximum Rate”: as defined in Section 9.16.

“Maximum Tender Condition”: as defined in Section 2.26(b).

“MFN Protection”: as defined in Section 2.23(b).

“Minimum Tender Condition”: as defined in Section 2.26(b).

“MNPI”: any material Nonpublic Information regarding the Borrower and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of the Borrower and its Subsidiaries or that would reasonably be expected to be material to a decision by any Lender to participate in any Dutch Auction or assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”: Moody’s Investor Services, Inc.

“Mortgaged Properties”: (a) as of the Closing Date, the fee-owned real properties listed on Schedule 1.1A, which in the good faith estimate of the Borrower have a value (together with improvements, other than personal property, located thereon) in excess of $7.5 million, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien in accordance with Section 5.14 pursuant to the Mortgages and (b) after the Closing Date, such other fee-owned real properties as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien after the Closing Date pursuant to Section 5.9(b); provided that Mortgaged Properties shall not include any building, structure or improvement that both (a) is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to have special flood hazards and (b) with respect to which the Borrower has certified in writing to the Administrative Agent and the Lenders is a building, structure or improvement that has a fair market value of less than or equal to $250,000 (unless the Required Lenders have determined that such building, structure, or improvement is otherwise material to the business of the Loan Parties, taken as a whole).

“Mortgages”: each of the mortgages and deeds of trust on immovables granting Liens on Mortgaged Properties made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, to be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or Recovery Event, the proceeds thereof received by any Group Member in the form of cash or Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of the sum of (i) out-of-pocket attorneys’ fees, accountants’ fees and investment banking and advisory fees incurred by any Group Member in connection with such Asset Sale or Recovery Event, (ii) principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or a Lien which is expressly pari passu with or subordinate or junior to the Liens under the Loan Documents) or, in the case of any Asset Sale or Recovery Event relating to assets of a Non-Loan Party Subsidiary, principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness of such Non-Loan Party Subsidiary as a result of such Asset Sale or Recovery Event, (iii) other reasonable out-of-pocket fees and expenses actually incurred in connection therewith, (iv) Taxes (and the amount of any distributions made pursuant to Section 6.6 to permit the Borrower or any direct or indirect parent company of the Borrower (including FBMI) to pay Taxes (or make tax distributions)) (including sales, transfer, deed or mortgage recording taxes) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (v) in the case of any Asset Sale or Recovery Event by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of a Group Member that is a Wholly Owned Subsidiary as a result thereof and (vi) any reserve established in accordance with GAAP (provided, that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve) and (b) in connection with any issuance or incurrence of any Indebtedness, the cash proceeds received by any Group Member from such issuance or incurrence, net of reasonable out-of-pocket attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other customary out-of-pocket fees, costs and expenses actually incurred in connection therewith (including, in the case of a Replacement Facility or Permitted Term Loan Refinancing Indebtedness, any swap breakage costs and other termination costs related to Hedge Agreements and any other fees and expenses actually incurred in connection therewith), in each case as determined reasonably and in good faith by a Responsible Officer of the Borrower.

“Non-Consenting Lender”: as defined Section 2.21(c).

“Non-Extending Lender”: as defined Section 2.21(c).

“Non-Loan Party Subsidiary”: any Restricted Subsidiary of Holdings that is not a Loan Party.

“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibit G hereto.

“Notice of Additional Guarantor”: a Notice of Additional Guarantor, in substantially the form of Exhibit K hereto.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any Specified Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Arrangers, to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto), and any Cash Management Obligations; provided, that (i) obligations of Holdings or any Restricted Subsidiary under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of obligations under Specified Hedge Agreements or holders of any Cash Management Obligations. Notwithstanding the foregoing, the “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“OFAC”: as defined in Section 3.19(b).

“OFAC Regulations”: as defined in Section 3.19(a).

“Optional Prepayment Amount”: for any Excess Cash Flow Period, the aggregate amount of (v) all prepayments of ABL Revolving Loans during such Excess Cash Flow Period (or, at the option of the Borrower, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date) to the extent accompanying permanent optional reductions of the ABL Revolving Credit Commitments (including, if applicable, Incremental Revolving Commitments), (w) all optional prepayments (including any premiums and penalties associated therewith) of the Term Loans during such Excess Cash Flow Period (or, at the option of the Borrower, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date), (x) all optional prepayments (including any premiums and penalties associated therewith) of any Permitted Credit Agreement Refinancing Indebtedness that is secured by a Lien on any of the Collateral or any Incremental Equivalent Debt that is secured by a Lien on any of the Collateral, in each case permitted to be made hereunder and made during such Excess Cash Flow Period (or, at the option of the Borrower, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date), in each case, except to the extent funded with the proceeds of long-term funded Indebtedness (other than revolving loans (including the ABL Revolving Loans)); provided, that, with respect to any prepayment of Term Loans any Permitted Credit Agreement Refinancing Indebtedness, any Incremental Equivalent Debt, in each case by any Purchasing Borrower Party pursuant to Section 2.12(f) and/or Section 9.4 hereof, or the corresponding provision in the definitive agreement governing any Incremental Equivalent Debt, the Optional Prepayment Amount shall include the face amount of the principal amount of the Term Loans, Incremental Equivalent Debt, any Permitted Credit Agreement Refinancing Indebtedness as the case may be, so prepaid (excluding prepayments funded with the proceeds of a refinancing thereof or long-term funded Indebtedness (other than revolving loans (including the ABL Credit Facility))), (y) all payments by the Group Members in cash during such Excess Cash Flow Period (or, at the option of the Borrower, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date) on account of Investments (including acquisitions) permitted under Section 6.7(d), (f), (h), (i), (l), (q), (r), (s) (solely to the extent such Investment was made in reliance on clause (a)(i), (a)(v) or (a)(vi) of the definition of Available Amount Basket (and in the cases of clauses (a)(v) and (a)(vi), solely to the extent such amounts are included in the calculation of Consolidated Net Income for such period)), (t), (u), (x) or (bb), (to the extent such Investment permitted is in lieu of a Restricted Payment that would have been permitted under a clause of Section 6.6 that is enumerated in clause (b)(viii) of the definition of “Excess Cash Flow”) except to the extent funded with the proceeds of long-term funded Indebtedness (other than revolving loans (including the ABL Revolving Loans)) and (z) all payments by the Group Members in cash during such Excess Cash Flow Period (or, at the option of the Borrower, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date) on account of Capital Expenditures except to the extent funded with the proceeds of long-term funded Indebtedness (other than revolving loans (including the ABL Revolving Loans)); provided, further, that to the extent any such prepayments made after the applicable Excess Cash Flow Period reduce Excess Cash Flow for such Excess Cash Flow Period, such prepayments shall not also reduce Excess Cash Flow in the Excess Cash Flow Period in which they are made; provided, further, that (I) with respect to any Optional Prepayment Amount that occurs following the end of such Excess Cash Flow Period and during the period in the succeeding Excess Cash Flow Period but prior to the applicable Excess Cash Flow Application Date, the First Lien Net Leverage Ratio for purposes of determining the ECF Percentage shall be recalculated to give pro forma effect to such Optional Prepayment Amount as if such payment were made during the applicable Excess Cash Flow Period and the ECF Percentage for purposes of making the applicable payment pursuant to Section 2.14(c) shall be determined by reference to the First Lien Net Leverage Ratio after giving effect to such recalculation (the recalculation referred to herein as, the “After Year End ECF Recalculation”) and (II) any voluntary prepayment applied to the Excess Cash Flow prepayment described herein that exceeds the amount of Excess Cash Flow that is required to be prepaid in any Excess Cash Flow Period may be carried forward to future Excess Cash Flow Periods and applied to required Excess Cash Flow prepayments in such future Excess Cash Flow Period, as determined in the sole discretion of the Borrower and such amounts shall constitute Optional Prepayment Amounts for such period.

“Organizational Documents”: with respect to any Person and as applicable, the certificate of incorporation or formation, memorandum or articles of association, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents of such Person.

“Other Applicable Asset Sale Indebtedness”: as defined in Section 2.14(b).

“Other Applicable Debt Incurrence Indebtedness”: as defined in Section 2.14(a).

“Other Applicable ECF Indebtedness”: as defined in Section 2.14(c).

“Other Connection Taxes”: with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than a connection arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future recording, stamp or documentary, property, intangible, filing or similar Taxes imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b) or 2.21(c)).

“Other Term Loans”: as defined in Section 2.23(a).

“Participant”: as defined in Section 9.4(c).

“Participant Register”: as defined in Section 9.4(c).

“PATRIOT Act”: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Perfection Certificate”: a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition”: as defined in Section 6.7(f).

“Permitted Amendment”: any Extension Amendment, Incremental Facility Amendment or Replacement Facility Amendment.

“Permitted Credit Agreement Refinancing Indebtedness”: in the case of any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (including any successive Permitted Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”), such exchanging, extending, renewing, replacing or refinancing Indebtedness that (i) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except (1) to the extent such excess amount is permitted to be incurred under another then available exception set forth in Section 6.2 or (2) by an amount equal to unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) other than in the case of a refinancing of any Maturity Exception Facility previously incurred pursuant to Section 2.23, does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or only requires scheduled payments of principal (including pursuant to a sinking fund obligation) not in excess of (as a percentage) the principal payment schedule for the Refinanced Debt, and does not require mandatory redemption or redemption at the option of the holders thereof or similar prepayment (other than customary offers to purchase upon an asset sale or change of control), the maturity date of such Indebtedness is not prior to the maturity date of the applicable Refinanced Debt and, in the case of a refinancing of Term Loans, the Weighted Average Life to Maturity of such Indebtedness is not shorter than the Weighted Average Life to Maturity of the applicable Refinanced Debt, (iii) has terms and conditions (other than (x) as provided in the foregoing clause (ii), (y) interest rate, fees, funding discounts and other pricing terms, liquidation preferences, no-call periods, prepayment or other premiums, optional prepayment terms and redemption terms (subject to the foregoing clause (ii)) and subordination terms and (z) covenants (including any financial maintenance covenants added for the benefit of any lenders or investors providing such Indebtedness) or other provisions to the extent (1) also added for the benefit of any existing Lenders, (2) applicable only to periods after the then Latest Maturity Date at the time of incurrence of such Indebtedness or (3) market terms at the time of incurrence of such Indebtedness) that are, when taken as a whole, not materially more favorable (as determined in good faith by the Borrower) to the lenders or investors providing such Indebtedness than those set forth in the Loan Documents are to the Lenders holding such Refinanced Debt, (iv) is guaranteed only by Holdings or Subsidiaries that are also Guarantors and (v) the proceeds of which are used to repay (in the case of Refinanced Debt consisting of Loans), defease or satisfy and discharge such Refinanced Debt and pay all accrued interest, fees and premiums (if any) in connection therewith.

“Permitted Debt Exchange” has the meaning specified in Section 2.26(a).

“Permitted Debt Exchange Notes” has the meaning specified in Section 2.26(a).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.26(a).

“Permitted Holding Company”: any direct or indirect parent of the Borrower that does not hold Capital Stock of any Person other than Holdings or another Permitted Holding Company.

“Permitted Investors”: the collective reference to (a) Lone Star and its Control Investment Affiliates and (b) any members of management of the Group Members that own Capital Stock in the Borrower or FBMI, directly or indirectly, on the Closing Date.

“Permitted Junior Secured Refinancing Debt”: Indebtedness incurred by the Borrower in the form of one or more series of secured notes or loans; provided, that (i) such Indebtedness is, in each case, secured by Collateral on a junior basis to the Liens securing the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary of the Borrower other than property or assets constituting Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are, when taken as a whole, not materially more favorable (as determined in good faith by the Borrower) to the lenders or investors thereunder than the Security Documents and (iv) a Senior Representative, acting on behalf of the holders of such Indebtedness, shall have become party to the applicable Intercreditor Agreements or such other customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower. Permitted Junior Secured Refinancing Debt shall include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens”: the collective reference to Liens permitted under Section 6.3.

“Permitted Pari Passu Secured Refinancing Debt”: Indebtedness incurred by the Borrower in the form of one or more series of senior secured loans or senior secured notes; provided, that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary of the Borrower other than the Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are, when taken as a whole, not materially more favorable (as determined in good faith by the Borrower) to the lenders or investors thereunder than the Security Documents and (iv) a Senior Representative, acting on behalf of the holders of such Indebtedness, shall become subject to the provisions of the applicable Intercreditor Agreements or such other customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower. Permitted Pari Passu Secured Refinancing Debt shall include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Ratio Debt”: as defined in Section 6.2(f).

“Permitted Receivables Financing”: any Receivables Financing of a Permitted Receivables Financing Subsidiary; provided, that (a) such Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries (other than any Permitted Receivables Financing Subsidiary), on the one hand, and the Permitted Receivables Financing Subsidiary, on the other and (b) the financing terms, covenants, termination events and other material provisions of such Permitted Receivables Financing shall be on market terms for similar transactions consummated at such time and may include Standard Securitization Undertakings, in each case as determined in good faith by the Borrower.

“Permitted Receivables Financing Assets”: the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables (including the Capital Stock of any Permitted Receivables Financing Subsidiary), and the proceeds thereof.

“Permitted Receivables Financing Fees”: all reasonable and customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Permitted Receivables Financing Subsidiary in connection with, any Permitted Receivables Financing.

“Permitted Receivables Financing Subsidiary”: any Wholly Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any of its Subsidiaries makes an Investment and to which the Borrower or any of its Subsidiaries transfers Permitted Receivables Financing Assets) that engages in no business or activities other than business and activities that relate to the financing of Permitted Receivables Financing Assets of the Group Members, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business and activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower as a Permitted Receivables Financing Subsidiary and

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Permitted Receivables Financing Subsidiary (i) is guaranteed by any Group Member, other than another Permitted Receivables Financing Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates any Group Member, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of any Group Member, other than another Permitted Receivables Financing Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which no Group Member, other than another Permitted Receivables Financing Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) with Standard Securitization Undertakings or (ii) on terms not materially less favorable to any Group Member than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which no Group Member, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Permitted Refinancing”: with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided, that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then outstanding aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except (1) to the extent such excess amount is permitted under another then available exception under Section 6.2 or (2) by an amount equal to all unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations or any Maturity Exception Facility previously incurred pursuant to Section 2.23, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (c) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations, such refinancing shall contain subordination provisions that are substantially the same (as determined in good faith by the Borrower) as those in effect prior to such refinancing or are not materially less favorable, taken as a whole (as determined in good faith by the Borrower), to the Secured Parties than those contained in the Indebtedness being so refinanced or are otherwise reasonably acceptable to the Administrative Agent or (ii) secured by a junior permitted lien on the Collateral (or portion thereof) and/or subject to intercreditor arrangements for the benefit of the Lenders, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral (or portion thereof), and subject to intercreditor arrangements on substantially the same terms (as determined in good faith by the Borrower) as those in effect prior to such refinancing or on terms not materially less favorable, taken as a whole, to the Secured Parties than those in respect of the Indebtedness being so refinanced or on such other terms reasonably acceptable to the Administrative Agent and (d) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to the Indebtedness being so refinanced (so long as the assets subject to such lien were or would have been required to secure the Indebtedness so refinanced); provided that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing and any Guarantor may provide collateral security otherwise permitted by this Agreement that is junior to the Liens under the Security Documents on terms not materially less favorable to the Lenders (as determined by the Borrower in good faith) than those set forth in the Intercreditor Agreements.

“Permitted RP Capacity Debt”: as defined in Section 6.2(y)(ii).

“Permitted Sale Leaseback”: any Sale and Leaseback Transaction consummated by a Group Member after the Closing Date; provided that any such Sale and Leaseback Transaction that is not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Restricted Subsidiary.

“Permitted Term Loan Refinancing Indebtedness”: (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt and, in each case, any Permitted Refinancing thereof.

“Permitted Unsecured Refinancing Debt”: Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided, that (i) such Indebtedness is not secured by any property or assets of any Group Member and (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan that is subject to ERISA and in respect of which the Borrower or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 9.1.

“Pledged Capital Stock”: as defined in the Guarantee and Collateral Agreement.

“Prime Rate”: means the rate of interest per annum determined by Royal Bank of Canada from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that Royal Bank of Canada is charging any corporate customer.

“Private Lender Information”: as defined in Section 9.1.

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5.

“Pro Forma Transaction”: (a) the Transactions, (b) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment pursuant to Sections 6.6(p) or (q), any Specified Prepayment permitted under Section 6.8, any Investment that results in a Person becoming a Restricted Subsidiary or resulting from the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of a Group Member, in each case whether by merger, consolidation, amalgamation or otherwise and (c) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 9.1.

“Public Lender Information”: as defined in Section 9.1.

“Purchasing Borrower Party”: Holdings, the Borrower or any Subsidiary of Holdings that becomes an Eligible Assignee pursuant to Section 9.4.

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into or, in the case of a Specified Hedge Agreement or Cash Management Obligations, as the case may be, (a) existing on the Closing Date, any counterparty thereto that was the Administrative Agent, a Lender, an Arranger or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate or branch of any of the foregoing or (b) entered into after the Closing Date, is (1) the Administrative Agent, a Lender, an Arranger or an Affiliate or branch of any of the foregoing at the time of entry thereof, regardless of whether any such Person shall thereafter cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate or branch of any of the foregoing, or (2) a party to a Specified Hedge Agreement with a Loan Party and at the Borrower’s request, delivers to the Administrative Agent a written notice (A) appointing the Administrative Agent as its agent under the applicable Loan Documents and (B) agreeing to be bound by Article VIII and Sections 9.3, 9.9 and 9.10 as if such Person were a Lender; provided that any designation pursuant to this clause (2) shall not create in favor of such Person (x) any rights in connection with management or release of Collateral or the obligations of any Loan Party under the Loan Documents or (y) any voting or approval rights under the Loan Documents.

“Qualified Holding Company Debt”: unsecured Indebtedness of Holdings that (1) is not subject to any guarantee by any Subsidiary of Holdings (including the Borrower), (2) will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (3) has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (5) below), (4) does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the later to occur of (i) the date that is four (4) years from the date of the issuance or incurrence thereof and (ii) the date that is 180 days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and (5) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company).

“Qualified Reporting Subsidiary”: as defined in Section 5.1.

“Qualified Securitization Assets”: (a) any accounts receivable, mortgage receivables, loan receivables, receivables or loans relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Qualified Securitization Facility”: any Securitization Facility of a Qualified Securitization Subsidiary; provided, that (a) such Securitization Facility (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries (other than any Qualified Securitization Subsidiary), on the one hand, and the Qualified Securitization Subsidiary, on the other, (b) all sales and/or transfers of Qualified Securitization Assets to the Qualified Securitization Subsidiary in such Qualified Securitization Facility shall be made at fair market value (as determined in good faith by the Borrower) and (c) the financing terms, covenants, termination events and other material provisions of such Qualified Securitization Facility shall be on market terms for similar transactions consummated at such time and may include Standard Securitization Undertakings, in each case as determined in good faith by the Borrower.

“Qualified Securitization Fees”: all reasonable and customary (as determined in good faith by the Borrower) distributions or payments made directly or by means of discounts with respect to any Qualified Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Facility.

“Qualified Securitization Subsidiary”: any Wholly Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Facility in which the Borrower or any of its Restricted Subsidiaries makes an Investment and to which the Borrower or any of its Restricted Subsidiaries transfers Qualified Securitization Assets) that engages in no business or activities other than business and activities that relate to the financing of Qualified Securitization Assets of the Group Members, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business and activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower as a Qualified Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Qualified Securitization Subsidiary (i) is guaranteed by any Group Member, other than another Qualified Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates any Group Member, other than another Qualified Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of any Group Member, other than another Qualified Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which no Group Member, other than another Qualified Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) with Standard Securitization Undertakings or (ii) on terms not materially less favorable to any Group Member than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which no Group Member, other than another Qualified Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Qualifying Bids”: as defined in Section 2.12(f)(iii).

“Qualifying Lender”: as defined in Section 2.12(f)(iv).

“Ratio-Based Incremental Debt”: as defined in Section 2.23(a).

“RBC”: Royal Bank of Canada.

“Receivables Financing”: any transaction or series of transactions that may be entered into by any Group Member pursuant to which any Group Member may sell, convey, grant a security interest in or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by any Group Member) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, or grant a Lien on, any Permitted Receivables Financing Assets of any Group Member.

“Recovery Event”: any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Rate”: (a) with respect to the Loans comprising each Eurodollar Borrowing, for each day during each Interest Period with respect thereto, a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing and (b) with respect to any ABR Loan, the Alternate Base Rate.

“Refinancing”: (a) the redemption, defeasance or other payment in full of the Existing Senior Secured Notes and all other obligations due and payable under the Existing Senior Secured Notes Indenture and (b) the release of the Borrower, as issuer, and various Guarantors, as guarantors, and their assets as collateral under the Existing Senior Secured Notes Indenture.

“Refinancing Indebtedness”: with respect to any Indebtedness, any other Indebtedness incurred in connection with a Permitted Refinancing of such Indebtedness.

“Register”: as defined in Section 9.4(b)(iv).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation FD”: Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that a Group Member intends and expects to use all or a portion of the amount of Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the business, or otherwise reinvest in the business, of a Group Member.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the business, or otherwise reinvest in the business, of any Group Member.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, five (5) Business Days following the earlier of (a) the date that is 18 months after the date of such Reinvestment Event (or, if a Group Member shall have entered into a legally binding commitment prior to the date that is 18 months after such Reinvestment Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the applicable Group Member’s business with the applicable Reinvestment Deferred Amount, the later of (x) the date that is 18 months after the date of such Reinvestment Event and (y) the date that is 6 months after the date on which such commitment became legally binding) and (b) the date on which the Borrower shall have determined not to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the applicable Group Member’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, trustees, managers, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Relevant Reference Period”: with respect to any action or determination under this Agreement, the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) or Section 5.1(b) immediately preceding the date on which the action for which such calculation is being made shall occur or the determination is being made (or, prior to the first delivery of the financial statements pursuant to Section 5.1(a) or 5.1(b), the Test Period ended December 31, 2017).

“Repayment”: as defined in Section 1.5(d).

“Replacement Facility”: as defined in Section 2.24(a).

“Replacement Facility Amendment”: as defined in Section 2.24(c).

“Replacement Term Loans”: as defined in Section 2.24(a).

“Reply Amount”: as defined in Section 2.12(f)(ii).

“Reply Discount Price”: as defined in Section 2.12(f)(ii).

“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. Part 4043.

“Repricing Event”: (a) any prepayment, repayment, refinancing, substitution or repricing of all or a portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement first lien secured syndicated bank debt financing (including new Term Loans under this Agreement) bearing interest with an “effective yield” (as reasonably determined by the Administrative

Agent in consultation with the Borrower and taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years), but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such debt financing in their capacities as lenders or holders of such debt financing) less than the “effective yield” applicable to the Term Loans (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment (including pursuant to a replacement term loan as contemplated by Section 9.2) to the Term Loans or any tranche thereof in each case of clauses (a) and (b) above, if the primary purpose of such prepayment, repayment, refinancing, substitution, replacement or amendment (as reasonably determined by the Administrative Agent in consultation with the Borrower) is to lower the “effective yield” applicable to such Term Loans (as determined on the same basis as provided in clause (a)). It is understood that “Repricing Events” shall not include any repayment, prepayment, repurchase or refinancing of all or a portion of Term Loans in connection with a Change of Control or a Major Transaction, or repurchases of Term Loans from Defaulting Lenders (including as contemplated in accordance with Section 2.21).

“Required Lenders”: at any time, the holders of more than 50.0% of (a) until the Closing Date, the Commitments and (b) thereafter, the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requirement of Tax Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority relating to Taxes, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or director of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or director of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payments”: as defined in Section 6.6.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary. For the avoidance of doubt, the Borrower is as of the date hereof and shall remain for all purposes of this Agreement a Restricted Subsidiary.

“Return Bid”: as defined in Section 2.12(f)(ii).

“Returns”: with respect to any Investment, any dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment.

“S&P”: S&P Global Ratings, or any successor thereto.

“Sale and Leaseback Transaction”: any transaction or series of related transactions pursuant to which a Group Member (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions”: as defined in Section 3.19(b).

“Satisfactory Auditor’s Report”: as defined in Section 5.1(a).

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Net Leverage Ratio”: the ratio of (a) Consolidated Secured Debt on any date less Unrestricted Cash of the Borrower and its Restricted Subsidiaries as of such date, to (b) Consolidated EBITDA for the Relevant Reference Period.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended.

“Securitization Facility”: any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Borrower or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Qualified Securitization Assets (whether now existing or arising in the future) to a Qualified Securitization Subsidiary or any other Person.

“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) any IP Security Agreements, (c) any Mortgages and (d) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure any Obligations.

“Senior Representative”: with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt or other Indebtedness permitted to be secured by the Collateral under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the sum of the debt and liabilities (subordinated, contingent or otherwise) of such Person and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of such Person and its Subsidiaries, on a consolidated basis; (b) the capital of such Person and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on such date; (c) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities, on a consolidated basis, of such Person and its Subsidiaries as they become absolute and matured; and (d) such Person and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise). For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Default”: any Default or Event of Default under Section 7.1(a) or Section 7.1(f).

“Specified Event of Default”: any Event of Default under Section 7.1(a) or Section 7.1(f).

“Specified Foreign Subsidiary”: (x) any direct or indirect Subsidiary of Holdings that is a CFC and with respect to which Holdings or the Borrower (or any of its direct or indirect owners) is a “United States shareholder” within the meaning of section 951 of the Code and (y) any Subsidiary thereof.

“Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by any Loan Party and any Qualified Counterparty and designated by such Qualified Counterparty and Holdings in writing to the Administrative Agent as a “Specified Hedge Agreement”; provided such Qualified Counterparty and Holdings (i) appoint the Administrative Agent as agent under this Agreement and the Security Documents with respect to the Collateral securing the Obligations under such Specified Hedge Agreement and (ii) agree to be subject to the applicable Intercreditor Agreements.

“Specified Prepayment”: as defined in Section 6.8.

“Specified Representations”: the representations and warranties with respect to the Borrower and the Guarantors set forth in this Agreement under (i) Section 3.3(a); (ii) the first two sentences and the last two sentences of Section 3.4; (iii) Section 3.5 (but only in respect of violations or defaults under Organizational Documents of the Loan Parties); (iv) Section 3.10; (v) Section 3.12; (vi) Section 3.17(a) (other than with respect to any representations as to priority and subject to Permitted Liens); (vii) Section 3.18; and (viii) Section 3.19 (solely as it relates to the use of proceeds).

“Standard Securitization Undertakings”: reasonable and customary representations, warranties, covenants, guaranties and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and servicing obligations undertaken, by any Group Member or Subsidiary thereof in connection with a Permitted Receivables Financing or Qualified Securitization Facility.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Class”: as defined in Section 2.12(f)(i).

“Subordinated Intercompany Note”: the Subordinated Intercompany Note attached as Exhibit B to the Guarantee and Collateral Agreement.

“Subsequent Required Guarantor”: as defined in Section 5.9(c).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower or an Excluded Subsidiary (but including any Discretionary Guarantor).

“Successor Borrower”: as defined in Section 6.4(i).

“Successor Holdings”: as defined in Section 6.12(b).

“Surety Bonds”: surety bonds for which any Group Member is liable that were obtained to secure performance commitments of any Group Member.

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Receivable Agreement”: that certain Tax Receivable Agreement, dated as of February 8, 2017, by and between LSF9 Cypress Parent 2 LLC, a Delaware limited liability company (along with any successor as provided therein), FBMI and certain stockholders of FBMI, as may be amended, restated, modified, supplemented or replaced from time to time.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or charges, in each case in the nature of a tax, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing”: any Borrowing of Term Loans.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan Commitments as of the Closing Date is $450.0 million.

“Term Loan Facility”: as defined in the definition of “Facility”.

“Term Loan Installment Date”: as defined in Section 2.23.

“Term Loan Lender”: any Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loan Maturity Date”: with respect to Term Loans funded on the Closing Date, August 13, 2025; provided, that with respect to Extended Term Loans, the Term Loan Maturity Date shall be the final maturity date as specified in the applicable Extension Offer.

“Term Loan Percentage”: with respect to any Term Loan Lender on any Term Loan Installment Date, the percentage which the aggregate principal amount of such Term Loan Lender’s Term Loans then outstanding and subject to repayment pursuant to Section 2.3 on such date constitutes of the aggregate principal amount of the Term Loans of all Term Loan Lenders then outstanding and subject to repayment pursuant to Section 2.3 on such date.

“Term Loans”: any term loans made pursuant to this Agreement (including for the avoidance of doubt, any Incremental Term Loans, Replacement Term Loans and Extended Term Loans, if any).

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended, taken as one accounting period.

“Total Net Leverage Ratio”: the ratio of (a) Consolidated Total Debt on any date less Unrestricted Cash of the Borrower and its Restricted Subsidiaries as of such date, to (b) Consolidated EBITDA for the Relevant Reference Period.

“Transaction Costs”: all fees (including original issue discount and upfront fees), costs and expenses incurred by the Borrower or any other Group Member in connection with the Transactions.

“Transactions”: the collective reference to (a) the execution, delivery and performance by the Borrower and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the borrowing of Loans, the use of the proceeds thereof, (b) the execution, delivery and performance by the Borrower and each other Loan Party of the ABL Loan Documents required to be delivered thereunder, the borrowing of the ABL Revolving Loans, the use of the proceeds thereof and the issuance of letters of credit thereunder, (c) the consummation of the Refinancing and (d) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another United States jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “US”: the United States of America.

“Unrestricted Cash”: (i) unrestricted cash and Cash Equivalents, and (ii) cash and Cash Equivalents that are restricted in favor of the Secured Parties in their capacities as such (which may also include cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Obligations) (it being agreed that cash and Cash Equivalents subject to Liens permitted under Section 6.3(h), 6.3(l), 6.3(o), 6.3(t) or, if such Liens secure any Consolidated Total Debt that is included in the relevant financial ratio that is being tested, 6.3(v) or 6.3(w) shall not be deemed to be restricted by virtue of such Liens) (in each case whether cash or Cash Equivalents are “unrestricted” or “restricted” is to be determined in accordance with GAAP).

“Unrestricted Subsidiary”: any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 5.13.

“US Dollar Equivalent”: on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in a Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Foreign Currency at the time in effect for such amount.

“US Dollars” and “$”: lawful currency of the United States.

“US Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Tax Compliance Certificate”: as defined in Section 2.19(e)(ii)(B)(3).

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i)    the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii)    Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v)    the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi)    unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii)    unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii)    capitalized terms not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)    The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable).

(f)    The expression “refinancing” and any other similar terms or phrases when used herein shall include any exchange, refunding, renewal, replacement, defeasance, discharge or extension.

1.3    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “ Term Loan”, or “Extended Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “ Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Loan Borrowing”).

1.4    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided, that (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) for purposes of determinations of the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, GAAP shall be construed as in effect on the Closing Date). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent, the Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided, that such Accounting Change shall be disregarded for purposes of this Agreement until the effective date of such amendment. “Accounting Change” refers to (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, (ii) the adoption by the Borrower of IFRS or (iii) any change in the application of accounting principles adopted by the Borrower from time to time which change in application is permitted by GAAP. Notwithstanding anything to the contrary above or in the definitions of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would result in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

1.5    Pro Forma and Other Calculations. (a) Notwithstanding anything to the contrary herein, Consolidated EBITDA, the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.5.

(b)    For purposes of calculating Consolidated EBITDA for any Relevant Reference Period, the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event with respect to which the calculation of any such amount or ratio is being made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.5, then Consolidated EBITDA, the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.5.

(c)    Whenever pro forma effect is to be given to a Pro Forma Transaction or the calculation of the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage

Ratio, the Total Net Leverage Ratio or Consolidated EBITDA, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and shall include, without duplication, (i) adjustments for the Consolidated EBITDA (as determined in good faith by the Borrower) represented by any Person or line of business acquired or disposed of and (ii) for the avoidance of doubt, any adjustments relating to Pro Forma Transactions provided for under clause (1)(j) of the definition of Consolidated EBITDA.

(d)    In the event that the Borrower or any Restricted Subsidiary (i) incurs (including by assumption or guarantee) or (ii) repays, redeems, defeases, retires, extinguishes or is released from, or is otherwise no longer obligated in respect of (each, a “Repayment”), any Indebtedness included in the calculation of the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (x) during the applicable Test Period or (y) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event with respect to which the calculation of any such ratio is being made, then the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or Repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable Test Period.

(e)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate.

1.6    Classification of Permitted Items.

(a)    For purposes of determining compliance at any time with Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.10 or 6.11, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.10 or 6.11, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time of determination and the Borrower will, in its sole discretion, be entitled to reclassify, in whole or in part, any such transaction (other than any Restricted Payment incurred pursuant to Section 6.6), or any portion thereof, as incurred under one or more of such other clauses, in each case, so long as the ratios and other requirements of such clauses are satisfied as of the date of determination.

(b)    Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including pro forma compliance with any Interest Coverage Ratio test, First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this

Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence-Based Amounts other than Incurrence-Based Amounts contained in Section 6.2 or Section 6.3. In addition, any Indebtedness resulting from borrowings under the ABL Credit Agreement which occur concurrently with the incurrence of any Incurrence-Based Amount in respect of Indebtedness incurred pursuant to Section 6.2, including any Incremental Facility incurred pursuant to Section 2.23, shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amount incurred pursuant to Section 6.2, but such borrowings under the ABL Credit Agreement shall not be disregarded for purposes of the calculation of any financial ratio or test applicable to any Incurrence-Based Amounts incurred pursuant to any other Section.

1.7    Limited Condition Transaction Provisions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Pro Forma Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or other applicable covenant and determination of whether any Default or Event of Default (other than any Specified Event of Default) has occurred, is continuing or would result therefrom or other applicable covenant, shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be either (a) the date that the definitive agreements for such Limited Condition Transaction are entered into, or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of such target company is made in compliance with the City Code (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and the other Pro Forma Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower and the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be required to be tested at the time of consummation of such Limited Condition Transaction or related Pro Forma Transactions for purposes of determining the permissibility thereof. If the Borrower has made an LCT Election for any Limited Condition Transaction, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on the relevant LCT Test Date and be outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the earlier of the date on which such Limited Conditionality Transaction is consummated or the date that the definitive agreement for, or “Rule 2.7 announcement” in respect of, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Condition Transaction) shall not reflect such Limited Condition Transaction until it is consummated or the date the definitive agreement for, or “Rule 2.7 announcement” in respect of, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction.

1.8    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.9     Currency Equivalents Generally.

(a)    Unless otherwise specifically set forth in this Agreement, monetary amounts are in US Dollars. Any amounts denominated or reported under a Loan Document in a currency other than US Dollars shall, except as otherwise provided, be calculated based upon the US Dollar Equivalent thereof. For purposes of determining compliance with Sections 6.2, 6.3 and 6.7 with respect to any amount of Indebtedness or Investment in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)    For purposes of determining the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, amounts denominated in a currency other than US Dollars will be converted to US Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the US Dollar Equivalent of such Indebtedness.

1.10    Certain Calculations under this Agreement. Notwithstanding anything to the contrary herein, (i) if any Indebtedness or Liens incurred under a basket or carve-out that is limited in dollar principal amount thereof is refinanced under a Refinancing Indebtedness basket or carve-out, then such Refinancing Indebtedness shall constitute utilization on a dollar-for-dollar basis under such original dollar-based basket (up to the aggregate amount of such original dollar-based basket unless such Indebtedness or Lien incurrence is reclassified as being incurred under another basket or carve-out, or refinanced with Indebtedness or Liens incurred under another basket or exception), (ii) with respect to determining the permissibility of the establishment of any commitments in respect of Indebtedness, all such commitments established at or prior to such time shall be deemed to be fully drawn at the time of incurrence or establishment thereof for purposes of determining whether the applicable basket or exception is satisfied and (iii) with respect to determining the permissibility of the incurrence of any Indebtedness, the proceeds thereof shall not be counted as cash or Cash Equivalents in any “net debt” determinations relating to the incurrence thereof at the time such Indebtedness is incurred.

1.11     LIBOR Discontinuation. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, this Agreement and the other Loan Documents may be amended to replace the LIBO Rate with a comparable or successor floating rate made available by the Administrative Agent to its customers with syndicated credit facilities in the United States of this type (or a successor to such successor rate) either (x) if there is a generally accepted prevailing market convention established by the Administrative Agent, as agreed between the Administrative Agent and the Borrower (but not, for the avoidance of doubt, any other Lender), in each case in their discretion, (y) if there is no generally accepted prevailing market convention established by the Administrative Agent, as agreed between Administrative

Agent and the Borrower (such to become effective without any further action or consent of any other Lender so long as the Administrative Agent shall not have received, within five Business Days of the date any notice of such successor rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Lenders object to such amendment) or (z) as consented to by the Administrative Agent, the Required Lenders and the Borrower; provided that (i) any such successor rate shall be applied by the Administrative Agent in a manner consistent with market practice and (ii) to the extent such market practice is not administratively feasible for the Administrative Agent, such successor rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower; provided, further, that if any such successor rate is less than zero, such rate shall be deemed to be zero.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

2.1     Term Loan Commitments. Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans (each, a “Term Loan”) to the Borrower on the Closing Date in an amount in US Dollars for each Term Loan Lender not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

2.2    Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Request, not later than 11:00 a.m., New York City time, one (1) Business Day before the anticipated Closing Date requesting that the Term Loan Lenders make the Term Loans on the Closing Date (regardless of whether such Term Loans are a Eurodollar Borrowing or an ABR Borrowing). The Borrowing Request must specify (i) the principal amount of the Term Loans to be borrowed, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the Type of Term Loans to be borrowed, (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8. Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 10:00 a.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1, or such later time as agreed to by the Administrative Agent), on the Closing Date each Term Loan Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent. For the avoidance of doubt, the full amount of funds made available to the Borrower (or such lesser amount as the Borrower shall request) on the Closing Date must be drawn pursuant to a single Borrowing Request.

2.3    Repayment of Term Loans. The Term Loan of each Term Loan Lender shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter of the Borrower or, if such date is not a Business Day, on the last Business Day of such fiscal quarter ending nearest to such date (each, a “Term Loan Installment Date”), commencing on March 31, 2019, each installment shall be in an amount equal to such Lender’s Term Loan Percentage multiplied by the amount equal to 0.25% of the aggregate principal amount of the Term Loan Facility on the Closing Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.14 and repurchases in accordance with Section 9.4(g)); provided, that the final principal repayment installment of the Term Loans repaid on the Term Loan Maturity Date shall be, in any event, in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

2.4    [Reserved].

2.5    Loans and Borrowings. (a) Subject to Section 2.16, each Term Borrowing shall be comprised entirely of (A) ABR Loans or (B) Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan or the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)     At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not, at any time, be more than a total of five (5) Eurodollar Borrowings outstanding.

(c)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.6    [Reserved].

2.7    [Reserved].

2.8    Funding of Borrowings. (a) Except as expressly set forth in Section 2.2, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the extent permitted hereunder, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, as directed by the Borrower in the applicable Borrowing Request.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.8 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.9    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided, that, if the Borrower fails to specify a Type of Loan in the Borrowing Request, then the Loans shall be made as Eurodollar Loans with an Interest Period of one month and if the Borrower requests a Borrowing of Eurodollar Loans, but fails to specify an Interest

Period, it will be deemed to have requested an Interest Period of one month’s duration. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.9. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section 2.9, the Borrower shall notify the Administrative Agent of such election in writing by hand delivery, facsimile or other electronic transmission by (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion) or (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such written Interest Election Request shall be irrevocable.

(c)    Each written Interest Election Request shall be in the form attached as Exhibit M and shall specify the following information in compliance with Section 2.5:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall continue as a Eurodollar Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (A) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (B) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.10    Termination of Commitments. (a) The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date and, in any event, not later than 5:00 p.m., New York City time, on the Closing Date.

2.11    Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)    The entries made in the accounts maintained pursuant to clauses (a) or (b) of this Section 2.11 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)    Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein (and its registered assigns).

2.12    Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Sections 2.12(e) and 2.18), subject to prior notice in accordance with clause (c) of this Section 2.12.

(b)    Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to clause (c) of this Section 2.12. Each optional or mandatory prepayment of Term Loans shall be applied ratably to the Term Loans (based on the respective outstanding principal amounts thereof unless, in the case of Extended Term Loans, Incremental Term Loans or Replacement Term Loans, the applicable Permitted Amendment specifies a less favorable treatment); provided, that prepayments of Term Loans made with the proceeds of any Replacement Term Loans and Permitted Term Loan Refinancing Indebtedness shall be applied in accordance with Section 2.14(d). Prepayments of Term Loans shall be applied to the remaining scheduled installments as follows:

(i)    any mandatory prepayments of Term Loans pursuant to Section 2.14 shall be applied to the remaining scheduled principal installments (a) in the case of the Term Loans, in direct order of maturity or as otherwise directed by the Borrower and (b) in the case of any other Term Loans, in the order specified in the applicable Permitted Amendment, and

(ii)    any optional prepayments of Term Loans pursuant to Section 2.12(a) shall be applied to the remaining scheduled installments thereof as directed by the Borrower (or, if no such direction is given, in direct order of maturity thereof).

(c)    The Borrower shall notify the Administrative Agent by facsimile or, in accordance with the second paragraph of Section 9.1, e-mail, of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion), or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such notice shall be in the form attached as Exhibit L, shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, Disposition, sale or other transaction. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.5. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. In the event the Borrower fails to specify the Borrowings to which any such voluntary prepayment shall be applied, such prepayment shall be applied to prepay the Term Borrowings ratably in accordance with clause (b) of this Section 2.12 (unless, with respect to a Class of Term Loans, the applicable Permitted Amendment specifies a less favorable treatment).

(d)    Notwithstanding anything to the contrary set forth in this Agreement (including the penultimate sentence of Section 2.12(c) or Section 2.20(c)) or any other Loan Document, the Purchasing Borrower Parties shall have the right at any time and from time to time to purchase Term Loans by way of assignment in accordance with Section 9.4(g), including pursuant to a Dutch Auction in accordance with Section 2.12(f).

(e)    In the event that, prior to the date that is six (6) months after the Closing Date, the Borrower (i) makes any repayment, prepayment, purchase or buyback of Term Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Loan Lenders (x) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so being prepaid, repaid or purchased and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the applicable Term Loans that are the subject of such Repricing Event and outstanding immediately prior to such amendment.

(f)    Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Term Loans, so long as no Default or Event of Default has occurred and is continuing, any Purchasing Borrower Party may repurchase outstanding Term Loans in negotiated open market purchases pursuant to Section 9.4(g) or pursuant to this Section 2.12(f) on the following basis:

(i)    Any Purchasing Borrower Party may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans of a Class (the “Subject Class”) by providing written notice to the Administrative Agent (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (x) the total cash value of the bid, in a minimum amount of $5.0 million with minimum increments of $1.0 million (the “Auction Amount”), and (y) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction;

(ii)    In connection with any Auction, each Term Loan Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a price discounted to par that must be expressed as a price (the “Reply Discount Price”), which must be within the Discount Range, and (y) a principal amount of Term Loans which must be in increments of $1.0 million or in an amount equal to the Term Loan Lender’s entire remaining amount of such Loans (the “Reply Amount”). Term Loan Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Term Loan Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption in a form reasonably acceptable to the Administrative Agent;

(iii)    Based on the Reply Discount Prices and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount Price for which a Purchasing Borrower Party can complete the Auction at the Auction Amount; provided, that, in the event that the Reply Amounts are insufficient to allow such Purchasing Borrower Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), such Purchasing Borrower Party shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount Price. Any Purchasing Borrower Party shall purchase Term Loans (or the respective portions thereof) from each Term Loan Lender with a Reply Discount Price that is equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Term Loan Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five (5) Business Days from the date the Return Bid was due;

(iv)    Once initiated by an Auction Notice, no Purchasing Borrower Party may withdraw an Auction without the consent of the Administrative Agent other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Term Loan Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. Each purchase of Term Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines, rounding amounts, type and Interest Period of accepted Term Loans, and calculation of the Applicable Discount referred to above) established by the Administrative Agent and agreed to by the Borrower; and

(v)    The repurchases by any Purchasing Borrower Party of Term Loans pursuant to this Section 2.12(f) shall be subject to the following conditions: (A) the Auction is open to all Term Loan Lenders of the Subject Class on a pro rata basis, (B) no Default or Event of Default has occurred or is continuing or would result therefrom, (C) the applicable Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the Qualifying Lender (it being agreed that no Purchasing Borrower Party shall be required to make a representation as to absence of MNPI) and (D) any Term Loans repurchased pursuant to this Section

2.12(f) shall be automatically and permanently canceled upon acquisition thereof by the Purchasing Borrower Party.

2.13    Fees.

(a)    The Borrower agrees to pay to the Administrative Agent, for its own account, the fees with respect to the Term Loan Facility described in the Fee Letter.

(b)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

2.14    Mandatory Prepayments. (a) If Indebtedness is incurred by any Group Member (other than Indebtedness permitted under Section 6.2), then on the date of such issuance or incurrence, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied to the prepayment of the Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(e); provided that, if at the time that any such prepayment would be required, the Borrower is required to, or required to offer to, repurchase or redeem or repay or prepay any other Indebtedness secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Net Cash Proceeds (such Indebtedness required to be offered to be so repurchased, “Other Applicable Debt Incurrence Indebtedness”), then, solely to the extent that the relevant prepayment does not represent a refinancing of the Term Loan Facility, the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Debt Incurrence Indebtedness at such time; provided, that the portion of such net proceeds allocated to the Other Applicable Debt Incurrence Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Debt Incurrence Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or repayment of Other Applicable Debt Incurrence Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.14(b) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Debt Incurrence Indebtedness decline to have such indebtedness repurchased or repaid with such net proceeds, the declined amount of such net proceeds shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such net proceeds would otherwise have been required to be so applied if such Other Applicable Debt Incurrence Indebtedness was not then outstanding). The provisions of this Section 2.14 do not constitute a consent to the incurrence of any Indebtedness by any Group Member.

(b)    If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sales or Recovery Events other than with respect to assets constituting ABL Priority Collateral to the extent such Asset Sales or Recovery Events result in Net Cash Proceeds in excess of (i) $10.0 million in a single transaction or series of related transactions or (ii) $20.0 million in the aggregate in any fiscal year (with only the amount in excess of such per transaction and annual thresholds required to be applied to such prepayment) then, unless a Reinvestment Notice shall be delivered (prior to the date on which such prepayment is required as set forth below) in respect thereof and subject to the ABL Intercreditor Agreement, no later than five (5) Business Days (or, if an Event of Default has occurred and is continuing, two (2) Business Days) after the date of receipt by any Group Member of such Net Cash Proceeds, an amount equal to the Asset Sale or Recovery Event Percentage of the amount of such Net Cash Proceeds shall be applied to the prepayment of the Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(e); provided, that (i) notwithstanding the foregoing, on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant

Reinvestment Event shall be applied to the prepayment of the Term Loans (together with accrued interest thereon), (ii) the provisions of this Section 2.14 do not constitute a consent to the consummation of any Disposition not permitted under Section 6.5 and (iii) if at the time that any such prepayment would be required, the Borrower is required to, or required to offer to, repurchase or redeem or repay or prepay any other Indebtedness secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with proceeds of such Asset Sale or Recovery Event (such Indebtedness required to be offered to be so repurchased, “Other Applicable Asset Sale Indebtedness”), then, solely to the extent that the relevant prepayment does not represent a refinancing of the Term Loan Facility, the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Asset Sale Indebtedness at such time; provided, that the portion of such net proceeds allocated to the Other Applicable Asset Sale Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Asset Sale Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or repayment of Other Applicable Asset Sale Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.14(b) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Asset Sale Indebtedness decline to have such indebtedness repurchased or repaid with such net proceeds, the declined amount of such net proceeds shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such net proceeds would otherwise have been required to be so applied if such Other Applicable Asset Sale Indebtedness was not then outstanding).

(c)    If, for any Excess Cash Flow Period, there shall be Excess Cash Flow in excess of the greater of (x) $15.0 million and (y) 10.0% of Consolidated EBITDA for the applicable fiscal year (the “ECF Prepayment Threshold”), then, on the relevant Excess Cash Flow Application Date, the Borrower shall apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow in excess of the ECF Prepayment Threshold minus (ii) the Optional Prepayment Amount (if any) for such Excess Cash Flow Period to the prepayment of the Term Loans (together with accrued interest thereon), as set forth in Section 2.14(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five (5) Business Days after the earlier of (x) the date on which the financial statements referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is to be made, are required to be delivered to the Lenders and (y) the date such financial statements are actually delivered; provided that, if at the time that any such prepayment would be required, the Borrower is required to, or required to offer to, repurchase or redeem or repay or prepay any other Indebtedness secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Excess Cash Flow (such Indebtedness required to be offered to be so repurchased, “Other Applicable ECF Indebtedness”), then, solely to the extent that the relevant prepayment does not represent a refinancing of the Term Loan Facility, the Borrower may apply such Excess Cash Flow on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable ECF Indebtedness at such time; provided, that the portion of such net proceeds allocated to the Other Applicable ECF Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable ECF Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or repayment of Other Applicable ECF Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.14(b) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable ECF Indebtedness decline to have such indebtedness repurchased or repaid with such net proceeds, the declined amount of such net proceeds shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such net proceeds would otherwise have been required to be so applied if such Other Applicable ECF Indebtedness was not then outstanding).

(d)    The Borrower shall apply, on a dollar-for-dollar basis, all of the Net Cash Proceeds of any Replacement Term Loans and the Net Cash Proceeds of any Permitted Term Loan Refinancing Indebtedness (that is incurred to refinance Term Loans) to the repayment of Term Loans to be repaid from such Net Cash Proceeds on the date such Net Cash Proceeds are received. Any such prepayment of Term Loans of a Class shall be paid ratably to the holders of such Class and shall be applied to the remaining scheduled amortization installments of the Term Loans of such Class in the order specified in Section 2.12(b)(ii).

(e)    Amounts to be applied pursuant to this Section 2.14 shall be applied first to reduce outstanding ABR Loans of the applicable Class. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans of such Class; provided, however, that if any Lenders exercise the right to waive a given mandatory prepayment of any Class of Term Loans pursuant to Section 2.14(f), then such mandatory prepayment shall be applied on a pro rata basis to the then outstanding Term Loans of the accepting Lenders of such Class being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans; provided, further, that the Borrower may elect (except in the case of a prepayment pursuant to Section 2.14(d)) that the remainder of such prepayments not applied to prepay ABR Loans be deposited in a collateral account pledged to the Administrative Agent to secure the Obligations and applied thereafter to prepay the Eurodollar Loans on the last day of the next expiring Interest Period for Eurodollar Loans; provided, that (A) interest shall continue to accrue thereon at the rate otherwise applicable under this Agreement to the Eurodollar Loan in respect of which such deposit was made, until such amounts are applied to prepay such Eurodollar Loan, and (B) (x) at any time while a Specified Default has occurred and is continuing, the Administrative Agent may, and (y) at any time while a Default or Event of Default has occurred and is continuing, upon written direction from the Required Lenders, the Administrative Agent shall, apply any or all of such amounts to the payment of Eurodollar Loans.

(f)    Notwithstanding anything in this Section 2.14 to the contrary, any Term Loan Lender (and, to the extent provided in the applicable Permitted Amendment, any other Term Loan Lender) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile or, in accordance with the second paragraph of Section 9.1, e-mail) at least one (1) Business Day prior to the required prepayment date, to decline all of any mandatory prepayment of its Term Loans pursuant to clauses (a) (solely to the extent the relevant prepayment does not represent a refinancing of the Term Loan Facility), (b) and (c) of this Section 2.14, in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined may be retained by the Group Members (such declined amounts to the extent retained by the Group Members, the “Declined Proceeds”).

(g)    Notwithstanding anything in this Section 2.14 to the contrary:

(i)    if the Borrower determines in good faith that the repatriation to the Borrower or the Borrower of any amount of the relevant Excess Cash Flow generated by any Foreign Subsidiary, the Net Cash Proceeds of any relevant Asset Sale consummated by any Foreign Subsidiary or the relevant Net Cash Proceeds of a Recovery Event received by any Foreign Subsidiary, as the case may be, that would otherwise be required to be paid pursuant to clause (b) or (c) above would not be permissible under any Requirement of Law or would conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or would result in, or would reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (such amount, a “Restricted Foreign Subsidiary Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to clause (b) or (c) above, as applicable, shall be reduced by the Restricted Foreign Subsidiary Amount;

(ii)     if the Borrower determines in good faith that the distribution to the Borrower of the relevant Excess Cash Flow generated by any non-Wholly Owned Subsidiary or the relevant Net Cash Proceeds received by any non-Wholly Owned Subsidiary to prepay any amount of such Excess Cash Flow or Net Cash Proceeds that would otherwise be required to be paid pursuant to Sections 2.14(b) or (c) above would not be permissible as a result of any material restriction under the Organizational Documents governing such Subsidiary (such amount, a “Restricted non-Wholly Owned Subsidiary Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Sections 2.14(b) or (c) above, as applicable, shall be reduced by the Restricted non-Wholly Owned Subsidiary Amount;

(iii)    if the Borrower determines in good faith that the repatriation to the Borrower or any dividend or other distribution, as applicable, to the Borrower of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.14(b) or Section 2.14(c) above would result in a material adverse Tax liability (including any material withholding Tax) (such amount, a “Restricted Tax Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.14(b) or Section 2.14(c) above, as applicable, shall be reduced by the Restricted Tax Amount; provided that to the extent that within the one-year period following the event giving rise to the relevant Net Cash Proceeds or the end of the applicable Excess Cash Flow Period, as the case may be, such repatriation or dividend or other distribution, as applicable, of the relevant Net Cash Proceeds or Excess Cash Flow to the Borrower would no longer result in a material Tax liability (or material withholding Tax), the Net Cash Proceeds or Excess Cash Flow, as applicable, will be promptly repatriated or paid as a dividend or otherwise distributed to the Borrower and will be applied promptly thereafter (net of additional Taxes payable or reserved against as a result of such repatriation, dividend or other distribution, as applicable) to the repayment of the Loans pursuant to this Section 2.14 to the extent required herein (without regard to this Section 2.14(g)(iii)).

(h)    After the fifth anniversary of the Closing Date, the Borrower shall make cash payments of accrued original issue discount (as determined for US Federal income Tax purposes) on the Term Loans at such times and in such amounts as are necessary so that the Term Loans made on the Closing Date will not have “significant original issue discount” and thus will not be treated as “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code, as determined in good faith by the Borrower.

2.15    Interest. (a) Subject to Section 9.16, each Loan shall bear interest at the Reference Rate plus the Applicable Margin.

(b)    The Borrower shall pay interest on any overdue amounts hereunder (after giving effect to any grace periods applicable thereto) at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section 2.15 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (a) of this Section 2.15.

(c)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided, that (i) interest accrued pursuant to clause (b) of this Section 2.15 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)    All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, in the case of ABR Loans). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)    Notwithstanding anything to the contrary in the foregoing Section 2.15(a) and Section 2.15(b), and to the extent in compliance with Section 2.23, 2.24 or 2.25, as applicable, Loans made pursuant to an Incremental Facility or Replacement Facility or extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Permitted Amendment to the extent a different interest rate is specified therein.

2.16    Alternate Rate of Interest. Other than as set forth in Section 1.11, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile or other electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective.

2.17    Increased Costs. (a) If any Change in Law shall:

(i)    subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (excluding any condition relating to Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of Section 2.17(a)(i) above, to the Administrative Agent or such Lender, as the case may be) of making or maintaining any Eurodollar Loan (or in the case of Section 2.17(a)(i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender, as the case may be, hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that the Administrative Agent or such Lender certifies that it has requested such payments from similarly situated borrowers.

(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction; provided, in each case, that the Administrative Agent or such Lender certifies that it has requested such payments from similarly situated borrowers.

(c)    A certificate of a Lender setting forth in reasonable detail the matters giving rise to a claim under this Section 2.17 by such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise cause economic, legal or regulatory disadvantage to such Lender.

2.18    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.12(c) and such condition is not satisfied) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (determined without regard to the proviso in the definition thereof), that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and in the same currency and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the Borrower and shall be conclusive absent manifest error. Absent manifest error in the determination of such amount, the Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

2.19    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Requirement of Tax Law. If the applicable Withholding Agent shall be required (as determined by such Withholding Agent in its good faith discretion) by Requirement of Tax Law to deduct or withhold any Taxes from such payments, then (i) in the case of deduction or withholding for Indemnified Taxes, the sum payable shall be increased by the applicable Loan Party as necessary so that after making all required deductions (including such deductions and withholdings applicable to additional sums payable under this Section 2.19(a)) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions or withholdings and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Tax Law.

(b)    In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to such Administrative Agent or Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, and shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.19, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.19(e)(ii)(A), 2.19(e)(ii)(B) and 2.19(e)(ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation from a Lender) (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from US Federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    If a payment made to a Lender under any Loan Document would be subject to US Federal withholding Tax imposed pursuant to FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Withholding Agent, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the applicable Withholding Agent, such documentation prescribed by any Requirement of Tax Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Withholding Agent as may be necessary for the applicable Withholding Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount to deduct and withhold from such payment. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by Requirement of Tax Law, deliver to the applicable Withholding Agent revised or updated documentation sufficient for the applicable Withholding Agent to confirm whether such Lender has complied with its respective obligations under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent in connection with any Loan Document, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Should the applicable Withholding Agent not deduct or withhold any Taxes imposed by FATCA from a payment under any Loan Document based on the documentation provided by a Lender pursuant to Section 2.19(e)(ii), any amounts subsequently determined by a Governmental Authority to be subject to US Federal withholding Tax imposed pursuant to FATCA (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be indemnified by such Lender. A certificate as to the amount of such payment or liability delivered to any Lender by the Withholding Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.19(f).

(g)    If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over an amount equal to such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the Administrative Agent or such Lender be required to pay any amount to a Loan Party pursuant to this Section 2.19(g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(h)    Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.20    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 1:00

p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 200 Vesey Street, New York, New York, except that payments pursuant to Section 2.17, 2.18, 2.19, 9.3 or pursuant to the Dutch Auction Procedures shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in US Dollars. Any Term Loans paid or prepaid may not be reborrowed.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including Sections 2.21(b) or (c), 2.23, 2.24, 2.25 and 9.4(g) or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted under this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.8(b), 2.20(d) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.21    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise cause material economic, legal or regulatory disadvantage to such Lender. The Borrower hereby agrees to pay all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than surviving rights to payments pursuant to Section 2.17 or 2.19) and the related Loan Documents to an assignee (other than a Disqualified Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower shall have received the prior written consent of the Administrative Agent, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to terminate such Commitments and repay such obligations, cease to apply.

(c)    If any Lender has (x) failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans (such Lender, a “Non-Consenting Lender”) or (y) elects not to participate in an Extension pursuant to Section 2.25 (such Lender, a “Non-Extending Lender”), and, in each case, with respect to which the Required Lenders or the Majority Facility Lenders with respect to the applicable Class or Classes shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent or such Non-Extending Lender agrees to extend) to either (i) replace such Non-Consenting Lender or such Non-Extending Lender by requiring such Non-Consenting Lender or such Non-Extending Lender, as applicable, to assign all or the affected portion of its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (other than a Disqualified Lender); provided, that (A) all Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) of the Borrower owing to such Non-Consenting Lender or such Non-Extending Lender, as applicable, being replaced shall be paid in full to such Non-Consenting Lender or such Non-Extending Lender, as applicable, concurrently with such assignment (including any amount owed pursuant to Section 2.12(e), if applicable), (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender or such Non-Extending Lender, as applicable, a price equal to the face amount of the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment, the Borrower, such Non-Consenting Lender or such Non-Extending Lender, as applicable, and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Administrative Agent if so required thereunder); provided, that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender or such Non-Extending Lender, such Non-Consenting Lender or such Non-Extending Lender, as applicable, will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender or such Non-Extending Lender, as applicable, receives payment in full of the Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) of the Borrower owing to such Non-Consenting Lender or such Non-Extending Lender, as applicable, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination or extension, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Non-Consenting Lender or such Non-Extending Lender, as applicable, and repay all obligations of the Borrower owing to such Lender relating to the Loans held by such Non-Consenting Lender or such Non-Extending Lender, as applicable, as of such termination date; provided, that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

(d)    Each Lender agrees that if it is replaced pursuant to this Section 2.21, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, that the failure of any Lender replaced pursuant to this Section 2.21 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of clauses (b) or (c) of this Section 2.21.

2.22    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, for so long as such Lender is a Defaulting Lender, the Commitments and the Aggregate Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this paragraph shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided, further, that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (1), (2), (3) or (6) of Section 9.2(b) may be made without the consent of such Defaulting Lender. In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.23    Incremental Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), request to incur additional Term Loans or add one or more additional tranches of term loans (the “Other Term Loans” and, together with any additional Term Loans incurred pursuant to this Section 2.23, the “Incremental Term Loans”; each such increase or tranche, an “Incremental Facility”). Notwithstanding anything to the contrary herein, without the consent of the Required Lenders, the aggregate amount of the Incremental Facilities shall not exceed, at the time of any incurrence thereof, the sum of (i) the sum of (each such Incremental Facility and any Incremental Equivalent Debt, in each case to the extent incurred under this clause (i), “Dollar Basket Incremental Debt”) (x) the greater of $200.0 million and 100% of Consolidated EBITDA for the Relevant Reference Period calculated on a Pro Forma Basis (and giving pro forma effect to any acquisitions, investments or other transactions consummated in connection therewith) less (A) the aggregate outstanding principal amount of all Incremental Facilities and Incremental Equivalent Debt established prior to such time to the extent constituting Dollar Basket Incremental Debt and (B) the aggregate amount of Permitted Ratio Debt incurred pursuant to subclause (1) of Section 6.2(f); plus (y) in the case of Incremental Term Loans that serve to effectively extend the maturity of any Facility and/or any other Incremental Term Loans and are incurred as Dollar Basket Incremental Debt, an amount equal to the portion of the Facilities and/or Incremental Term Loans to be replaced with such Incremental Term Loans; plus (z) (1) the aggregate amount of all voluntary prepayments of any Term Loans, Incremental Term Loans and/or Incremental Equivalent Debt and replacements of Term Loans pursuant to Section 2.21 in an amount equal to the face amount of the principal amount of the Indebtedness so prepaid, (2) the amount of any voluntary prepayment, redemption or repurchase of any Permitted Credit Agreement Refinancing Indebtedness previously applied to the prepayment of any Term Loans and/or any Incremental Term Loans in an amount equal to the face amount of the principal amount of the Indebtedness being prepaid or repaid, and (3) the amount of any reduction in the outstanding principal amount of the Term Loans and/or Incremental Term Loans resulting from assignments to (and purchases by) Holdings, the Borrower or any Restricted Subsidiary in an amount equal to the face amount of such assignment; provided, further that for each of clauses (1), (2) and (3) the relevant prepayment or assignment and purchase is not funded with a concurrent incurrence of long-term funded Indebtedness (other than ABL Revolving Loans or loans under any other revolving facility), plus (ii) an additional amount (each such Incremental Facility and Incremental Equivalent Debt, in each case to the extent incurred under this clause (ii), “Ratio-Based Incremental Debt”), so long as, in the case of this clause (ii), upon the effectiveness of the relevant Incremental Facility

Amendment or the relevant documentation relating to the relevant Incremental Equivalent Debt, as the case may be, (x) in the case of an Incremental Facility or Incremental Equivalent Debt that is secured by a Lien on any Collateral that is pari passu with the Liens securing the Obligations, the First Lien Net Leverage Ratio does not exceed either (A) 4.50:1.00 or (B) in the case of any Incremental Facility or Incremental Equivalent Debt incurred to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the First Lien Net Leverage Ratio as of the Relevant Reference Period, (y) in the case of an Incremental Facility or Incremental Equivalent Debt that is secured by a Lien on any Collateral that is junior to the Liens securing the Obligations, the Secured Net Leverage Ratio does not exceed either (A) 6.00:1.00 or (B) in the case of any Incremental Facility or Incremental Equivalent Debt incurred to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the Secured Net Leverage Ratio as of the Relevant Reference Period and (z) in the case of an Incremental Facility or Incremental Equivalent Debt that is unsecured, either (1) the Total Net Leverage Ratio does not exceed either (A) 6.00:1.00 or (B) in the case of any Incremental Facility or Incremental Equivalent Debt incurred to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the Total Net Leverage Ratio as of the last day of the then most recently ended Relevant Reference Period or (2) the Interest Coverage Ratio is not less than either (A) 2.00:1.00 or (B) in the case of any Incremental Facility or Incremental Equivalent Debt incurred to finance a Permitted Acquisition or similar Investment permitted hereunder, if less, the Interest Coverage Ratio as of the Relevant Reference Period, in each case determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction, including any acquisition consummated with the proceeds of such Incremental Facility or Incremental Equivalent Debt); provided, that (i) solely for purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio for purposes of permitting the incurrence of such Ratio-Based Incremental Debt, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Ratio-Based Incremental Debt (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio) and (ii) any Dollar Basket Incremental Debt or any borrowing under the ABL Credit Agreement incurred substantially concurrently with any Ratio-Based Incremental Debt shall not be included for purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, as the case may be, in connection with the incurrence of such Ratio-Based Incremental Debt. Unless elected otherwise by the Borrower, any Incremental Facility and Incremental Equivalent Debt shall be deemed to have been incurred first, in reliance on clause (ii) above to the extent permitted thereby and second, in reliance on clause (i) above to the extent permitted thereby; provided that (x) any Incremental Facility or Incremental Equivalent Debt incurred in reliance on clause (i) may be reclassified as the Borrower elects, from time to time, as incurred in reliance on clause (ii) if the Borrower is able to satisfy the applicable incurrence test in respect of clause (ii) at such time on a pro forma basis and (y) if the applicable ratio for the incurrence of any such Incremental Facility or Incremental Equivalent Debt would be satisfied on a pro forma basis as of the end of any fiscal quarter, the reclassification in clause (x) shall be deemed to have occurred automatically. All Incremental Term Loans shall be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $10.0 million (or in such lesser minimum amount agreed by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned)); provided, that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability in respect of the Incremental Facilities.

(b)    Any Other Term Loans (i) shall rank pari passu or junior in right of payment and pari passu or junior in priority of security with the Obligations in respect of the outstanding Term Loans and Pari Passu Incremental Term Loans (as defined below) or may be unsecured, in each case as set forth in the relevant Incremental Facility Amendment (which shall be reasonably satisfactory to the Administrative Agent) and shall not be guaranteed by any Subsidiary that is not also a Guarantor, (ii) for purposes of prepayments, in the case of mandatory prepayments, may provide for prepayments of the Other Term Loans on a pro rata basis or less than pro rata basis and in the case of voluntary prepayments, may provide for prepayments of Other Term Loans on a better than pro rata basis as compared to any other class of Term Loans and (iii) other than amortization, maturity date, conditions precedent, pricing (including interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Incremental Facility Amendment) and, to the extent permitted pursuant to clause (i) above, ranking of right of payment and/or security, shall have the same terms as the Term Loans or such terms that are reasonably satisfactory to the Administrative Agent (except that the Administrative Agent’s consent shall not be required with respect to (x) covenants (including any financial maintenance covenant added for the benefit of lenders providing such Other Term Loans) and (y) other provisions so long as such covenants or other provisions (1) are also added for the benefit of the Lenders of all then outstanding Term Loans or (2) only become applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Other Term Loans); provided, that (A) in respect of any Other Term Loans in excess of $75.0 million which (i) are incurred within eighteen (18) months of the Closing Date, (ii) are Ratio-Based Incremental Debt, (iii) mature within 12 months following the then Latest Maturity Date of the then outstanding Term Loans, (iv) are incurred for a purpose other than to finance a Permitted Acquisition or similar Investment permitted hereunder and (v) are secured on a pari passu basis with the Obligations and other Pari Passu Incremental Term Loans, if the effective yield (which, for such purpose only, shall be deemed to take account of interest rate margin and any then applicable benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (1) the weighted average life of such Other Term Loans and (2) four years) payable to all Lenders providing such Other Term Loans (but excluding any bona fide arrangement, underwriting, structuring, syndication, amendment or other fees payable to any lead arranger (or its Affiliates) in connection with the commitment or syndication of any such Other Term Loans or in connection therewith that are not shared with all Lenders (in their capacity as such) providing such Other Term Loans)) on such Other Term Loans determined as of the initial funding date for such Other Term Loans exceeds the effective yield (determined on same basis as the preceding parenthetical) on the Term Loans or any then-existing Incremental Term Loans that are secured on a pari passu basis with the Obligations in respect of Term Loans (“Pari Passu Incremental Term Loans”), as applicable, immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Margin relating to the Term Loans or such then existing Pari Passu Incremental Term Loans, as applicable, shall be adjusted and/or the Borrower will pay additional fees to Lenders holding Term Loans or such then-existing Pari Passu Incremental Term Loans, as applicable, in order that such effective yield on such Other Term Loans shall not exceed such effective yield on the Term Loans or such then-existing Pari Passu Incremental Term Loans by more than 0.50% (provided, that any such differential as a result of differences between interest rate floors shall be equated to the applicable all-in-yield only to the extent an increase in the interest rate floor under the existing Term Loans would cause an increase in the interest rate then in effect thereunder) (the foregoing provisions of this clause (A) being the “MFN Protection”) (it being understood and agreed that the Required Lenders may waive the application of the MFN Protection), (B) other than with respect to any Maturity Exception Facility, any Other Term Loans shall not have a final maturity date earlier than the then Latest Maturity Date of the then remaining Term Loans or then existing Incremental Term Loans (other than to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term funded Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (B) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange) and (C) other than with respect to a Maturity Exception Facility, any Other Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the later of the then remaining Term Loans or then-existing Pari Passu Incremental Term Loans, as applicable (determined, solely for the purposes of this clause (C), without giving effect to prepayments that reduced amortization of the then remaining Term Loans) (other than to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term funded Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (C) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange).

(c)    Each notice from the Borrower pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans; provided, that any notice for Incremental Term Loans shall specify whether the Incremental Term Loans will be incurred in the form of additional Term Loans or Other Term Loans and whether they will rank pari passu or junior in right of payment and pari passu or junior in priority of security with the Obligations in respect of the other outstanding Term Loans or will be unsecured. Any Additional Lenders that elect to extend Incremental Term Loans shall be reasonably satisfactory to the Borrower, and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment. Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, such Additional Lender or Additional Lenders. No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than Holdings, the Borrower and the Additional Lenders with respect to such Incremental Facility Amendment and, solely to the extent expressly set forth in the immediately preceding clause (b), the Administrative Agent. The Lenders hereby irrevocably authorize the Administrative Agent to enter into Incremental Facility Amendments and, as appropriate, amendments to the other Loan Documents as may be necessary in order to establish new tranches or sub-tranches in respect of the existing Term Loans and such other amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.23 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b) and including, for the avoidance of doubt, to provide for and reflect junior ranking in right of payment and/or junior priority in respect of Liens on Collateral, or the unsecured nature of such Incremental Facility, as applicable and as permitted pursuant to this Section 2.23). No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees. Commitments in respect of any Incremental Term Loans shall become Commitments under this Agreement. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Additional Lenders party thereto, be subject to (i) the payment in full of all fees and expenses owing to the Administrative Agent and the Lenders in respect of such Incremental Facility, to the extent invoiced prior to such date, (ii) the satisfaction or waiver on the date thereof (each, an “Incremental Facility Closing Date”) of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of the Incremental Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case, such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”; provided, further, that, in connection with any Limited Condition Transaction, then the only representations and warranties that will be deemed made and required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date, except for such representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case, such materiality qualifiers shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”), shall be the Specified Representations) and (iii) no Event of Default (or, in connection with any Limited Condition Transaction, no Specified Event of Default) having occurred and being continuing on the Incremental Facility Closing Date or after giving effect to the Incremental Facility requested to be made on such date. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.3 required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

(d)    At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, subject to providing notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), issue one or more series of Incremental Equivalent Debt in an aggregate principal amount not to exceed, as of the date of and after giving effect to the issuance of any such Incremental Equivalent Debt, the aggregate amount of Incremental Facilities then permitted to be incurred under Section 2.23(a); provided, that, solely in respect of any Incremental Equivalent Debt constituting term loans secured on a pari passu basis with the Obligations, the MFN Protection provisions shall apply as if such Incremental Equivalent Debt was an Incremental Facility incurred under this Section 2.23. As conditions precedent to the issuance of any Incremental Equivalent Debt pursuant to this Section 2.23, (i) such Incremental Equivalent Debt shall rank pari passu or junior in right of payment and shall not have guarantees from any Subsidiary that is not also a Guarantor and if secured, shall not be secured by any assets of the Group Members not constituting Collateral, (ii) other than a Maturity Exception Facility, such Incremental Equivalent Debt shall have a final maturity no earlier than the date permitted with respect to Other Term Loans pursuant to clause (B) of the proviso in Section 2.23(b) (provided that any such Indebtedness in the form of bridge notes or bridge loans shall not be required to meet the requirement in this clause (ii) so long as such bridge notes or bridge loans provide for automatic conversion, subject to customary conditions, into “permanent” financing that satisfies such requirement), (iii) other than a Maturity Exception Facility, the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall not be shorter than that permitted for Other Term Loans pursuant to clause (C) of the proviso in Section 2.23(b) (provided that any such Indebtedness in the form of bridge notes or bridge loans shall not be required to meet the requirement in this clause (iii) so long as such bridge notes or bridge loans provide for automatic conversion, subject to customary conditions, into “permanent” financing that satisfies such requirement), (iv) no Default or Event of Default (or, in the case of any Incremental Equivalent Debt incurred to fund a Limited Condition Transaction, no Specified Event of Default) shall have occurred and be continuing or would result from the issuance of such Incremental Equivalent Debt and (v) all fees and expenses owing to the Administrative Agent and the Lenders or other financial institutions in respect of such Incremental Equivalent Debt, to the extent invoiced prior to such date, shall have been paid in full.

2.24    Replacement Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to replace all or a portion of the Term Loans under any Facility with one or more additional tranches of term loans under this Agreement (each such replacement facility, a “Replacement Facility”; the loans thereunder, the “Replacement Term Loans”). Each tranche of Replacement Term Loans shall be in an integral multiple of $500,000 and be in an aggregate principal amount that is not less than $10.0 million (or such lesser minimum amount or multiple approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed) and shall not exceed the principal amount of the Term Loans being replaced (plus the amount of fees, expenses and original issue discount incurred in connection with such Replacement Term Loans). The Net Cash Proceeds of any Replacement Term Loans shall be applied only to prepay the Term Loans of the Class of Term Loans that such Replacement Term Loans are replacing.

(b)    Any Replacement Term Loans (i) shall rank pari passu or junior in right of payment and security with the Obligations in respect of the other Term Loans pursuant to the relevant Replacement Facility Amendment and (ii) other than amortization, voluntary prepayment, maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Replacement Facility Amendment) shall have the same terms as (or, to the extent set forth in the relevant Replacement Facility Amendment, terms, when taken as a whole, not materially more favorable (as determined by the Borrower in good faith) to the lenders or investors providing such Replacement Term Loans than the terms applicable to) the Term Loans being replaced (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Replacement Term Loans) and other provisions so long as such covenants or other provisions (1) are also added for the benefit of all of the then outstanding Term Loans, (2) only become applicable to periods after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Replacement Term Loans or (3) are market terms at the time of incurrence of such Indebtedness); provided, that (A) other than in the case of a replacement of any Maturity Exception Facility previously incurred pursuant to Section 2.23, any Replacement Term Loans shall not have a final maturity date earlier than the final scheduled maturity date of the Term Loans being replaced, (B) other than in the case of a replacement of any Maturity Exception Facility previously incurred pursuant to Section 2.23, any Replacement Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then remaining Term Loans under the applicable Class (determined, solely, for the purposes of this clause (B), without giving effect to prepayments that reduced amortization of the then remaining Term Loans), (C) principal of and interest on any Term Loans being replaced with Replacement Term Loans shall be paid in full on the closing date of such Replacement Facility Amendment for the applicable Replacement Term Loans and (D) the Term Loans of each Lender under the replaced Class shall be prepaid ratably. The obligations under any Replacement Facility shall not be guaranteed by any Subsidiary other than a Guarantor, and, if secured, the obligations under any Replacement Facility shall not be secured by a Lien on any Property of any Group Member other than Property that constitutes Collateral. In addition, the terms and conditions applicable to any Replacement Facility may provide for additional or different covenants or other provisions that are agreed between the Borrower and the Lenders under such Replacement Facility and applicable only during periods after the then Latest Maturity Date that is in effect on the date such Replacement Facility is issued, incurred or obtained or the date on which all non-refinanced Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) are paid in full.

(c)    Each notice from the Borrower pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Replacement Term Loans. Any Additional Lender that elects to extend Replacement Term Loans shall be reasonably satisfactory to the Borrower. Each Replacement Facility shall become effective pursuant to an amendment (each, a “Replacement Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, such Additional Lender or Additional Lenders. No Replacement Facility Amendment shall require the consent of any Lenders or any other Person other than Holdings, the Borrower and the Additional Lenders with respect to such Replacement Facility Amendment and, solely to the extent expressly set forth in the immediately preceding clause (b), the Administrative Agent. The Lenders hereby irrevocably authorize the Administrative Agent to enter into the Replacement Facility Amendment and, as appropriate, amendments to the other Loan Documents as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Term Loans so replaced and such other amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.24 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). No Lender shall be obligated to provide any Replacement Term Loans unless it so agrees. Commitments in respect of any Replacement Term Loans shall become Commitments under this Agreement. The proceeds of any Replacement Term Loans will be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of the outstanding Loans under such replaced Facility (or replaced portion thereof). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.24.

(d)    Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Replacement Term Loans, the Borrower may offer any Lender of a Term Loan Facility that has previously been subject to a Replacement Facility Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Replacement Facility Amendment on the applicable closing date the right to convert all or any portion of its Term Loans into such Class of Replacement Term Loans; provided, that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Replacement Term Loans (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Replacement Term Loans, and (y) with respect to any additional Replacement Term Loans, shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Replacement Term Loans, (iii) any Lender which elects to participate in a Replacement Facility pursuant to this clause (d) shall enter into a joinder agreement to the respective Replacement Facility Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent and the Borrower and (iv) any such additional Replacement Term Loans shall be in an aggregate principal amount that is not less than $500,000 (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans less than a $500,000 that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Replacement Term Loans.

2.25    Extensions of Term Loans. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans so extended, as well as the original Term Loans not so extended, being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were extended), so long as the following terms are satisfied: (i)(1) except as to pricing (including interest rates, fees, funding discounts and prepayment premiums), amortization, maturity, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (i)(2), (i)(3) and (ii), be set forth in the relevant Extension Offer), the Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms, or on terms that are, when taken as a whole, not materially more favorable (as reasonably determined by the Borrower in good faith) to the Extending Term Lenders than the terms and conditions, taken as a whole, applicable to, the tranche of Term Loans subject to such Extension Offer (except with respect to covenants (including any financial maintenance covenant added for the benefit of Extending Term Lenders) and other provisions so long as such covenants or other provisions (x) are also added for the benefit of all then outstanding Term Loans or (y) only become applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Extended Term Loans), (2) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class extended thereby and (3) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Extension Offer (provided, that if the applicable Extending Term Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable Extending Term Lenders shall be applied, subject to the right of any applicable Lender to decline mandatory prepayments (if any), to the non-extended Term Loans of the Class being extended), (ii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof), in respect of which Term Loan Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Loan Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders have accepted such Extension Offer and (iii) all documentation in respect of such Extension shall be consistent with the foregoing.

(b)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Term Loans to be tendered. The transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.12 and 2.20) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25 shall not apply to any of the transactions effected pursuant to this Section 2.25.

(c)    No consent of any Lender or any other Person shall be required to effectuate any Extension, other than the consent of the Borrower and each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.25 (including in connection with the establishment of such new tranches or sub-tranches, or to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)) in each case on terms consistent with this Section 2.25. Without limiting the foregoing, in connection with any Extension the respective Loan Parties shall (at their expense), within 90 days of the applicable Extension Amendment (or such later date as may be approved by the Administrative Agent), amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)    In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e)    Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Extended Term Loans, the Borrower may offer any Lender of a Term Loan Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Term Loans into such Class of Extended Term Loans; provided, that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Extended Term Loans, (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Term Loans, and (y) with respect to any additional Extended Term Loans shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Extended Term Loans, (iii) any Lender which elects to participate in an Extension Facility pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent, the Borrower and the other Loan Parties and (iv) any such additional Extended Term Loans shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Extended Term Loans.

2.26    Permitted Debt Exchanges.

(a)    Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated or subordinated notes or loans) (such Indebtedness, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i)    each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class;

(ii)    the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except to the extent a different incurrence basket pursuant Section 6.2 is utilized and with respect to an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange;

(iii)    other than with respect to a Maturity Exception Facility, the stated final maturity of such Permitted Debt Exchange Notes is not earlier than the latest Maturity Date for the Class or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such latest maturity date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Debt Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof);

(iv)    such Permitted Debt Exchange Notes are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the latest Maturity Date for the Class or Classes of Term Loans being exchanged; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Debt Exchange Notes shall be permitted so long as other than with respect to a Maturity Exception Facility, the Weighted Average Life to Maturity of such Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged;

(v)    no Subsidiary is an issuer, a borrower or a guarantor with respect to such Indebtedness unless such Subsidiary is or substantially concurrently becomes a Loan Party;

(vi)    if such Permitted Debt Exchange Notes are secured, such Permitted Debt Exchange Notes are secured on a pari passu basis or junior priority basis to the Obligations and (A) such Permitted Debt Exchange Notes are not secured by any assets not securing the Obligations unless such assets substantially concurrently secure the Obligations and (B) the beneficiaries thereof (or an agent on their behalf) shall become party to the applicable Intercreditor Agreements;

(vii)    the terms and conditions of such Permitted Debt Exchange Notes (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the latest Maturity Date of the Class or Classes of Term Loans being exchanged) reflect market terms and conditions at the time of incurrence or issuance;

(viii)    all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(ix)    if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term

Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(x)    all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent; and

(xi)    any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower.

(xii)    Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b)    With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.26, such Permitted Debt Exchange Offer shall be made for not less than $20.0 million in aggregate principal amount of Term Loans; provided that subject to the foregoing the Borrower may at its election specify (A) as a condition to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in Holdings’ discretion) of Term Loans of any or all applicable Classes be tendered (a “Minimum Tender Condition”) and/or (B) as a condition to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in Holdings’ discretion) of Term Loans of any or all applicable Classes will be accepted for exchange (a “Maximum Tender Condition”). The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Sections 2.12 (other than Section 2.12(e)) and 2.20 shall not apply to any Permitted Debt Exchange or the other transactions contemplated by this Section 2.26.

(c)    In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.26; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion) and the Administrative Agent shall be entitled to conclusively rely on such results.

The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt

Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

SECTION 3.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower (and, to the extent set forth below, Holdings, jointly and severally) hereby represents and warrants to the Administrative Agent and each Lender that:

3.1    Financial Condition. (i) The unaudited, consolidated balance sheets of FBMI and its consolidated subsidiaries as of March 30, 2018, and the related consolidated statements income, stockholders’ equity and cash flows of FBMI and its consolidated subsidiaries for the period then ended (the “Interim Financial Statements”) and (ii) the audited, consolidated balance sheets of FBMI and its consolidated subsidiaries as of December 31, 2017 and the related consolidated statements of income, stockholders’ equity and cash flows of FBMI and its consolidated subsidiaries for the twelve-month period then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of FBMI’s independent auditors, copies of which have heretofore been furnished to the Administrative Agent, present fairly in all material respects the combined financial condition of FBMI and its consolidated subsidiaries as at such date, and the combined results of its operations, income and combined cash flows for the respective fiscal years or quarters then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (unless otherwise noted therein and, in the case of the Interim Financial Statements, subject to the absence of explanatory footnote disclosures and year-end adjustments) applied consistently throughout the periods involved (except as disclosed therein).

3.2    No Change. Since the Closing Date, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3    Corporate Existence; Compliance with Law. Each of Holdings and each Group Member (a) is duly organized or, as the case may be, incorporated, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization (to the extent such concepts exist in such jurisdictions), (b) has the organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) in the case of any Domestic Subsidiary (or any Foreign Subsidiary organized in a jurisdiction where such concept exists), is duly qualified as a foreign organization and in good standing or in full force and effect under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries other than the Borrower), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4    Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4, (iii) the filings referred to in Section 3.17, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (v) those consents, authorizations, filings and notices the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5    No Legal Bar. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or violate or result in a default under, any Contractual Obligation of Holdings or any Group Member, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than Permitted Liens or Liens created pursuant to the Loan Documents).

3.6    No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against Holdings or any Group Member or against any of their respective properties or revenues (a) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) that would have or reasonably be expected to have a Material Adverse Effect (after giving effect to applicable insurance).

3.7    Ownership of Property; Liens; Insurance.

(a)    Each of Holdings and each Group Member has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not have or reasonably be expected to have a Material Adverse Effect. None of the Pledged Capital Stock is subject to any Lien except Permitted Liens.

(b)    The properties of Holdings, the Borrower and its Restricted Subsidiaries are insured with reputable insurance companies not Affiliates of Holdings, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings, the Borrower or the applicable Restricted Subsidiary operates.

3.8    Intellectual Property. Except as would not have or reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and the Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) in the three years prior to the date hereof, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and (iii) to the knowledge of the Borrower, the use of Company Intellectual Property by the Borrower and the Restricted Subsidiaries does not infringe on the rights of any Person.

3.9    Taxes. Each of Holdings and each Group Member has timely filed or caused to be filed all US Federal and non-US income and all state, local and other Tax returns that are required to be filed and has timely paid or caused to be paid all US Federal and non-US income and all state, local and other Taxes levied or imposed upon it or its Properties or income due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP, or such applicable accounting rules or standards, have been provided on the books of any of the Group Members, as the case may be) except, in each case, where the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

3.10    Federal Reserve Board Regulations. No part of the proceeds of any Loans will be used by Holdings, the Borrower or any of their respective Subsidiaries for any purpose that violates the provisions of the Regulations of the Board.

3.11    ERISA. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor the failure of any Loan Party or Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived has occurred during the two-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such two-year period, (iii) neither the Borrower nor any Commonly Controlled Entity has had, or is reasonably likely to have, a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, (iv) no failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code has occurred, (v) there has not been a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), and (vi) to the knowledge of the Borrower, no Multiemployer Plan is Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

3.12    Investment Company Act. No Loan Party is an “investment company” within the meaning of, or required to register under, the Investment Company Act of 1940.

3.13    Restricted Subsidiaries. (a) The Restricted Subsidiaries listed on Schedule 3.13(a) constitute all the Restricted Subsidiaries of the Borrower as of the Closing Date. Schedule 3.13(a) sets forth as of the Closing Date the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Restricted Subsidiary of the Borrower and, as to each such Restricted Subsidiary, the percentage and number of each class of Capital Stock of such Restricted Subsidiary owned by the Group Members.

(b)    As of the Closing Date, the Unrestricted Subsidiaries are set forth on Schedule 3.13(b).

3.14    Use of Proceeds. The proceeds of the Term Loans shall be used on the Closing Date, together with the proceeds of the ABL Revolving Loans that are drawn on the Closing Date in an amount not to exceed $160.0 million (plus amounts borrowed to fund the repayment of the Borrower’s existing revolving loans outstanding on the Closing Date, the working capital needs of the Borrower and its Subsidiaries and any “flex” original issue discount pursuant to the Fee Letter) and cash on the balance sheet of the Borrower, (i) to consummate the Refinancing, (ii) to consummate the other Transactions, (iii) to pay the Transaction Costs and (iv) for other purposes permitted hereunder. The proceeds of any Loans under an Incremental Facility shall be used as specified in the relevant Incremental Facility Amendment. The proceeds of the Replacement Term Loans shall be used as specified in Section 2.24.

3.15    Environmental Matters. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably have or be expected to have a Material Adverse Effect:

(a)    each of Holdings and each Group Member: (i) is, and for the period of three (3) years immediately preceding the Closing Date has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits required for any of its current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) is in compliance with all of its Environmental Permits;

(b)    there is and has been no Release or threatened Release of, or exposure to, Hazardous Materials at, on, under or in any real property now or, during the period in which Holdings or any Group Member was the owner, tenant or operator of any former property, real property formerly owned, leased or operated by any of Holdings or any Group Member, or at any other location (including any location to which Hazardous Materials have been sent by Holdings or any Group Member for re-use or recycling or for treatment, storage, or disposal), in each case, in a manner or in an amount that would reasonably be expected to give rise to the imposition of remedial obligations, additional mitigation measures or Environmental Liabilities on Holdings or any Group Member or interfere with Holdings’ or any Group Member’s continued operations;

(c)    there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) pursuant to any applicable Environmental Law to which Holdings or any Group Member is named as a party that is pending or, to the knowledge of Holdings or any Group Member, threatened in writing;

(d)    neither Holdings nor any Group Member has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any equivalent US state Environmental Law;

(e)    neither Holdings nor any Group Member has entered into or agreed to any consent decree, order, settlement or other agreement, or is subject to any judgment, decree, order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under applicable Environmental Law; and

(f)    neither Holdings nor any Group Member has assumed or retained by contract or operation of law, or is otherwise subject to, any Environmental Liability.

3.16    Accuracy of Information, Etc. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished but excluding projected financial information and information of a general economic, forward-looking or industry-specific nature), when taken as a whole, contained or contains as of the date the same was or is furnished any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or are made (after giving effect to all supplements and updates thereto), not materially misleading; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward-looking statement, the Borrower represents only that it acted in good faith based upon assumptions believed by management of the Borrower, as the case may be, to be reasonable at the time made and at the time furnished (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.17    Security Documents. (a) The Guarantee and Collateral Agreement and each other Security Document (other than any Mortgages) executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the terms of Section 5.9(d) and except as otherwise provided under applicable Requirements of Law (including the UCC), in the case of (i) the Pledged Capital Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Administrative Agent, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Administrative Agent of such Collateral, and (iii) the other personal property Collateral described in the Security Documents, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in each applicable IP Office and such other filings as are specified by the Guarantee and Collateral Agreement have been completed, the Liens on the Collateral created by the Guarantee and Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Permitted Liens).

(b)    Each of the Mortgages, if any, executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principals (whether enforcement is sought by proceedings in equity or at law); and when the Mortgages are filed or recorded in the offices of the official records of the county or in any other applicable registry office where the applicable Mortgaged Property is located, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or the Loan Documents, including Permitted Liens).

3.18    Solvency. As of the Closing Date, after giving effect to the Transactions to be consummated on the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

3.19    Sanctions; Anti-Bribery Laws; Anti-Terrorism, Money Laundering and Corruption Laws. (a) To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto (the “OFAC Regulations”) and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used by Holdings, the Borrower or any of their respective Subsidiaries, directly or, to their respective knowledge, indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the OFAC Regulations, the PATRIOT Act, the FCPA, or Anti-Corruption Laws.

(b)    Neither Holdings nor any Group Member nor, to the knowledge of Holdings or the Borrower, any director, officer, agent, employee or Affiliate of Holdings or any Group Member, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any sanctions administered by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”), the US State Department or any similar sanctions administered by any other relevant sanctions authority to whose jurisdiction any Group Member is subject (collectively, “Sanctions”); and no Group Member will directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person (x) for the purpose of financing the activities of any Person currently subject to any Sanctions or (y) in any manner that would result in a violation by any Secured Party or Loan Party of any Sanctions.

3.20    Labor Matters. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any of Holdings or any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened in writing, (b) the hours worked by and payments made to employees of Holdings or any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with payment of wages or hours of work and (c) all payments due from any of Holdings or any Group Member, or for which any claim may be made against any of Holdings or any Group Member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or any such Group Member. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of Holdings or any Group Member is bound.

SECTION 4.    CONDITIONS PRECEDENT

4.1    Conditions to Closing Date. The agreement of each Lender to make the Term Loans requested to be made by it hereunder on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.2), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)    Loan Documents. The Administrative Agent shall have received this Agreement and the Guarantee and Collateral Agreement, in each case, executed and delivered by each party thereto.

(b)    Refinancing. The Refinancing shall have been consummated.

(c)    Financial Statements. The Administrative Agent shall have received each of the financial statements referred to in Section 3.1 (it being understood and agreed that any such financial statements filed on Form 10-K or 10-Q, as applicable, with the SEC shall be deemed to have been delivered and received for purposes of this clause (c)).

(d)    Fees. All fees and expenses in connection with the Term Loan Facility (including reasonable out-of-pocket legal fees and expenses) payable by the Borrower to the Lenders, the Arrangers and the Administrative Agent on or before the Closing Date shall have been paid to the extent then due (including those fees and expenses required to be paid pursuant to the Fee Letter and the Commitment Letter (including the term sheets referred to therein)); provided, that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least three (3) Business Days prior to the Closing Date.

(e)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit J from a Responsible Officer of the Borrower with respect to the solvency of Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(f)    Closing Certificate. The Administrative Agent shall have received a certificate of Holdings and the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(g)    Other Certifications. The Administrative Agent shall have received the following:

(i)    a copy of the charter or other similar Organizational Document of each Loan Party as in effect on the Closing Date, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized or incorporated;

(ii)    a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, certifying that such Person is duly organized and in good standing or in full force and effect under the laws of such jurisdiction; and

(iii)    a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating or partnership agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation, partnership agreement or other constitutive documents of such Loan Party have not been amended since the date the documents furnished pursuant to clause 4.1(g)(i) above were certified, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(h)    Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) Kirkland & Ellis LLP, New York counsel to the Loan Parties and (ii) Barnes & Thornburg LLP, as Indiana counsel to the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(i)    Pledged Capital Stock; Stock Powers; Pledged Notes. Subject to the extent delivery thereof is required under the applicable Security Document, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to any Security Document (if such shares are certificated securities for purposes of Article 8 of the UCC), together with, in the case of Capital Stock of any Domestic Subsidiary, an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note required to be delivered by the Loan Parties pursuant to any Security Document endorsed in blank or accompanied by an executed transfer form in blank (in each case to the extent delivery of such endorsements or transfer forms is customary under applicable Requirements of Law) by the pledgor thereof.

(j)    No Material Adverse Effect. Since December 31, 2017, there has been no occurrence, development, change, event or loss affecting the Borrower that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)    Security Interests. The Security Documents, and proper UCC financing statements or other notices in respect thereof, shall have been delivered to the Administrative Agent and shall be in proper form for recording, publishing or filing in such manner and in such places as is required by law to create, perfect, preserve and protect the rights, Liens and security interests in the Collateral, and all fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments shall have been paid in full.

(l)    Know Your Customer and Other Required Information. The Administrative Agent shall have received, no later than three (3) Business Days prior to the Closing Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or the Arrangers with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(m)    Representations and Warranties. The representations and warranties of each Loan Party set forth in Article III and in each other Loan Document shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Closing Date, except in the case of any representation and warranty expressly stated to relate to a specific earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

(n)    Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.2.

(o)    No Default. No Default or Event of Default shall have occurred or would result upon consummation of the Transactions.

SECTION 5.    AFFIRMATIVE COVENANTS

The Borrower hereby agrees (and, solely with respect to Sections 5.3, 5.4, 5.5, 5.6, 5.15 and 5.16, Holdings and the Borrower hereby jointly and severally agree) that, so long as any Commitments remain in effect or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) is owing to any Lender, the Administrative Agent or any Arranger hereunder, the Borrower shall and shall cause each of the Restricted Subsidiaries to (and, solely with respect to Sections 5.3, 5.4, 5.5, 5.6, 5.15 and 5.16, Holdings shall):

5.1    Financial Statements. Furnish to the Administrative Agent for further delivery to each Lender:

(a)    within 90 days after the end of each fiscal year of the FBMI (which may be extended by any extensions permitted by the SEC for the delivery of such financial statements), a copy of the audited consolidated balance sheets of FBMI and its consolidated Subsidiaries, in each case as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and of cash flows for such year, setting forth, in each case in comparative form the figures as of the end of and for the previous year, all in reasonable detail and prepared in accordance with GAAP, reported on without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception, explanatory paragraph as to the scope of the audit or as to an emphasis of matter paragraph (other than any such qualification, exception or explanatory paragraph or emphasis of matter that is solely with respect to, or resulting solely from, (x) an upcoming maturity date under any Indebtedness occurring within one year from the time such report is delivered, (y) activities of any Unrestricted Subsidiaries or (z) any potential or actual inability to satisfy any financial maintenance covenant on a future date or in a future period), by an independent certified public accountant of nationally recognized standing (such report, a “Satisfactory Auditor’s Report”);

(b)    within 45 days (which may be extended by any extensions permitted by the SEC for the delivery of such financial statements) after the end of each of the first three quarterly periods of each fiscal year of FBMI, the unaudited consolidated balance sheets of FBMI and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ equity and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, commencing with the fifth such delivery, in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of FBMI and its consolidated Subsidiaries in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c)    together with each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements; and

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (c) of this Section 5.1 may be satisfied with respect to furnishing financial information of (A) (i) the applicable financial statements of any direct or indirect parent company of the Borrower that directly or indirectly owns all of the Capital Stock of the Borrower, including FBMI, or (ii) any Wholly-Owned Subsidiary of the Borrower that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of the Borrower and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (B) FBMI’s, the Borrower’s (or such direct or indirect parent’s) Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower or Qualified Reporting Subsidiary, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand (which consolidating information shall be certified by a Responsible Officer of the Borrower as fairly presenting such information unless such consolidating information is contained in the financial statements included in a Form 10-K or 10-Q filed with the SEC), and (ii) to the extent such information is in lieu of information required to be provided under Section 5.1(a), the consolidated financial statements included in the materials provided pursuant to the foregoing clause (A) or (B) are accompanied by a Satisfactory Auditor’s Report.

Any financial statements required to be delivered pursuant to this Section 5.1 shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent in the reasonable determination of the Borrower it is not practicable to include any such adjustments in such financial statements, so long as the absence of such adjustments in the financial statements would not otherwise cause the Borrower to fail to comply with obligations under the Loan Documents (including, for example, the obligation to deliver financial statements accompanied by an audit opinion meeting the requirements of Section 5.1(a)).

5.2    Certificates; Other Information. Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (d) or (e), to the relevant Lender:

(a)    concurrently with the delivery of any financial statements pursuant to Sections 5.1(a) and 5.1(b) (or the annual or quarterly financial statements or Form 10-K or 10-Q, as applicable, referred to in clause (A) or (B) of the penultimate paragraph of Section 5.1), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default, or if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) a Compliance Certificate (which shall include a reasonably detailed calculation of Consolidated EBITDA for the Relevant Reference Period, the First Lien Net Leverage Ratio as of the last day of the most recently completed Test Period, and, with respect to the Compliance Certificate delivered concurrently with the financial statements pursuant to Section 5.1(a), Excess Cash Flow for the Excess Cash Flow Period ended on the date of such financial statements) and (iii) solely with respect to the delivery of any financial statements pursuant to Section 5.1(a) (or the annual financial statements or Form 10-K referred to in clause (A) or (B) of the penultimate paragraph of Section 5.1), to the extent any changes have occurred since the most recently delivered Perfection Certificate (or, prior to the delivery of the initial Perfection Certificate, the Closing Date) an updated Perfection Certificate, signed by a Responsible Officer of the Borrower, (A) setting forth the information required pursuant to the Perfection Certificate and indicating any changes in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date) or (B) certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date);

(b)    [reserved];

(c)    within ten days after the same are sent or made available, copies of all reports that FBMI, Holdings or any Group Member sends to the holders of any class of its public equity securities and, promptly after the same are filed, copies of all reports or other materials that FBMI, Holdings or any Group Member may make to, or file with, the SEC or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.2, in each case only to the extent such reports are of a type customarily delivered by borrowers to lenders in syndicated loan financings; provided, that the Borrower shall not be required to deliver copies of any such reports or other materials that have been posted on EDGAR or any successor filing system thereto;

(d)    promptly after the request by any Lender, all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(e)    promptly upon the reasonable request therefor, such other certificates and information (including related to insurance) or documents (financial or otherwise) relating to any Loan Party or any Restricted Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time in good faith (excluding (i) information subject to attorney-client privilege, (ii) information the subject of binding confidentiality agreements entered into in good faith, and (iii) any information relating to any investigation by any Governmental Authority to the extent (A) such information is identifiable to a particular individual and the Borrower in good faith determines such information should remain confidential or (B) the information requested is not factual in nature).

5.3    Payment of Obligations. Pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its obligations (other than Indebtedness), including Tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of any Group Member, as the case may be, or (b) where the failure to pay, discharge or otherwise satisfy the same would not have or reasonably be expected to have a Material Adverse Effect.

5.4    Conduct of Business and Maintenance of Existence, Compliance with Laws, Etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted under Section 6.4 and except (other than in the case of the preservation of existence of Holdings and the Borrower) to the extent that failure to do so would not have or reasonably be expected to have a Material Adverse Effect and (b) comply with all Contractual Obligations (other than obligations under agreements or instruments relating to Indebtedness), applicable Requirements of Law (including ERISA and the PATRIOT Act) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent that failure to comply therewith would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

5.5    Maintenance of Property; Insurance. (a) (i) Except as would not have or reasonably be expected to have a Material Adverse Effect, keep all Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with insurance companies that the Borrower believes to be financially sound and reputable, insurance on all its Property in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the other Group Members) and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same geographic regions by companies of similar size engaged in the same or a similar business.

(b)    Within 90 days following the date hereof (subject to Section 5.14) and within 30 days following any date on which a new Grantor or new Guarantor (as each such term is defined in the Guarantee and Collateral Agreement) is added to the Guarantee and Collateral Agreement or the date the relevant policy is obtained (or, in each case, such longer period as the Administrative Agent may agree), cause the Administrative Agent to be named as additional insured on all general liability insurance policies (excluding, for the avoidance of doubt, directors and officers, worker’s compensation, health and benefit, and vehicle and similar liability policies) of such Grantor, and the Administrative Agent shall be named as lender’s loss payee on all property and casualty insurance policies of such Grantor with respect to Collateral.

(c)    If at any time a Mortgaged Property is located in a “special flood hazard area” as identified in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), Holdings shall obtain (or cause to be obtained) flood insurance covering the improvements and contents of such Mortgaged Property in an amount that is necessary to cover the estimated probable maximum loss or such other amount as the Administrative Agent may from time to time reasonably require and which flood insurance shall otherwise comply with the National Flood Insurance Program as set forth in the Flood Insurance Laws.

5.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with GAAP and all material applicable Requirements of Law shall be made of all material dealings and transactions in relation to its business activities and (b) permit representatives of any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect any of its properties and examine and, at the Borrower’s reasonable expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (subject to the immediately succeeding sentence) and to discuss the business, operations, properties and financial and other condition of Holdings and the Group Members with officers and employees of Holdings and the Group Members and with their respective independent certified public accountants (subject to such accountants’ policies and procedures). Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent and shall be limited to one per fiscal year. The Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants. Notwithstanding anything to the contrary in this Section 5.6, no Group Member will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7    Notices. Promptly after (or, in the case of clause (c), within 30 days after) a Responsible Officer acquires knowledge thereof, give notice to the Administrative Agent and each Lender of:

(a)    the occurrence of any Event of Default;

(b)    any litigation, investigation or proceeding which may exist at any time, that would have or reasonably be expected to have a Material Adverse Effect; and

(c)    any other development or event that has or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the relevant Group Member proposes to take with respect thereto.

5.8    Environmental Laws.

(a)    Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not have or reasonably be expected to have a Material Adverse Effect.

(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to applicable Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with applicable Environmental Laws and any Release or threatened Release of Hazardous Materials, except, in each case, to the extent the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

5.9    Additional Collateral, Etc.

(a)    Subject to Section 5.9(d), with respect to any personal Property (other than Excluded Assets) acquired or created (including the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any existing Loan Party, no later than the later of (x) 45 days following the acquisition or creation thereof and (y) the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date of such acquisition or creation of such Property (subject, in each case, to any specific time frame established in the relevant Loan Documents or such later date as may be agreed by the Administrative Agent), (i) execute and deliver to the Administrative Agent such amendments to the Security Documents (including schedules thereto) or such other documents as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions reasonably necessary (as determined by the Borrower in good faith) to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property to the extent required under the Security Documents, including the filing of UCC financing statements in such US jurisdiction as may be required by the Security Documents.

(b)    With respect to any fee interest in any real property (other than Excluded Assets) acquired after the Closing Date by any Loan Party, as soon as reasonably practicable and in any case on or prior to 120 days after such acquisition (or such later date as the Administrative Agent shall reasonably agree) (i) execute and deliver a first priority Mortgage (subject to the Intercreditor Agreements and Permitted Liens), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Administrative Agent for the benefit of the Secured Parties with (A) a title insurance policy with extended coverage covering such real property in an amount equal to the then-applicable fair market value of such real property as well as (B) a current ALTA or equivalent survey thereof, together with a customary surveyor’s certificate, if such survey is reasonably requested by the Administrative Agent; provided, that no survey shall be required in connection with any Mortgage for which the Loan Parties deliver a title insurance policy that does not contain a general exception for matters that would be shown by a survey, (iii) deliver to the Administrative Agent legal opinions of local counsel in the jurisdiction where the Loan Party that owns such Mortgaged Property is located in form and substance reasonably acceptable to the Administrative Agent and its counsel, and (iv) if such Mortgaged Property is required to be insured pursuant to Flood Insurance Laws because improvements on such Mortgaged Property are located in an area which has been identified by the director of the Federal Emergency Management Agency as a “special flood hazard area”, provide to the Administrative Agent (A) evidence of a policy of flood insurance that (1) covers such improvements and (2) is written in an amount reasonably satisfactory to the Administrative Agent (not to exceed 100% of the value of such improvements and the contents thereof as reasonably determined) and (B) a confirmation that the applicable Loan Party has received the notice requested pursuant to Section 208.25(i) of Regulation H of the Board.

(c)    With respect to (x) any new Restricted Subsidiary that would constitute a Subsidiary Guarantor within the meaning of that term created or acquired after the Closing Date (other than an Excluded Subsidiary), (y) any Intermediate Parent created after the Closing Date or (z) any previous Excluded Subsidiary that ceases to constitute an Excluded Subsidiary pursuant to the definition of such term (including any Immaterial Subsidiary that ceases to constitute an Immaterial Subsidiary or that has been designated by the Borrower to no longer constitute an Immaterial Subsidiary in order to comply with the proviso to the definition thereof) (each such Person, a “Subsequent Required Guarantor”), in each case no later than the later of (x) 45 days following the date on which such Person constitutes a Subsequent Required Guarantor and (y) the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date such Person becomes a Subsequent Required Guarantor (subject, in each case, to any specific time frame established in the relevant Loan Documents or such later date as may be agreed by the Administrative Agent), (i) execute and deliver to the Administrative Agent such amendments to the Security Documents (including schedules thereto) as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such Subsequent Required Guarantor (other than to the extent constituting Excluded Assets), (ii) deliver to the Administrative Agent (x) the certificates, if any, representing such Capital Stock of such Subsequent Required Guarantor constituting certificated securities under the UCC together with undated stock powers, in blank, to the extent necessary to perfect the Administrative Agent’s security interests therein, and (y) any note, instrument or debt security in favor of such Subsequent Required Guarantor, endorsed in blank or accompanied by an executed transfer form in blank, in each case executed and delivered by a duly authorized officer of such Subsequent Required Guarantor, in each case to the extent required by the Security Documents (and in each case to the extent delivery of such endorsements or transfer forms are customary under applicable Requirements of Law), (iii) cause such Subsequent Required Guarantor (A) to become a party to the applicable Security Documents and (B) to take such actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the applicable Security Documents with respect to such Subsequent Required Guarantor, including the recording of instruments in the applicable IP Office, if required, and the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above of the type delivered on the Closing Date.

(d)    Notwithstanding the foregoing provisions of this Section 5.9 or any other provision hereof or of any other Loan Document, (i) no Loan Party shall be required to grant a security interest in any Excluded Assets, (ii) except as set forth in clause (iii) below, no Loan Party shall be required to perfect any pledges, security interests and mortgages in the Collateral by any means other than (A)(1) filings pursuant to the Uniform Commercial Code in the office of the Secretary of State (or similar central filing office) of the relevant State or territory (or such multiple combination thereof as may be required to achieve perfection) or elsewhere as required by the Uniform Commercial Code and (2) filings in the applicable IP Offices with respect to Intellectual Property as expressly required in the Security Documents, (B) Mortgages in respect of Mortgaged Properties to be filed in the applicable recording or registry office(s) of the counties or provinces in which the Mortgaged Property is located (and, if required or customary in the jurisdiction where such Mortgaged Properties are located, fixture filings) and (C) subject to the Intercreditor Agreements, any other intercreditor arrangements entered into pursuant to this Agreement, delivery to the Administrative Agent of all certificates evidencing Capital Stock required to be delivered in order to perfect the Administrative Agent’s security interest therein, and intercompany notes and other instruments (including the Subordinated Intercompany Note) to be held in its possession, in each case as expressly required in the Security Documents and/or other actions required to be taken with respect to the perfection of a security interest in uncertificated securities constituting Capital Stock of a Subsidiary, (iii) no Loan Party shall be required to (A) other than as required by the ABL Loan Documents, deliver control agreements or (B) otherwise deliver perfection by “control” (within the meaning of the UCC) (including with respect to deposit accounts, securities accounts and commodities accounts), other than as described in clause (ii)(C) above and (iv) no Loan Party shall be required to take any action (other than the actions listed in clause (ii)(A) or (C) above) with respect to any assets located outside of the United States (or any political subdivision thereof) in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States (or any political subdivision thereof).

5.10    Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.14 and not in contravention of Section 3.19.

5.11    Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets.

5.12    Maintenance of Ratings. At all times, the Borrower shall use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and the Borrower shall use commercially reasonable efforts to cause the Term Loan Facility to be continuously rated by S&P and Moody’s (it being understood that, in each case, there shall be no obligation to maintain specific ratings from either S&P or Moody’s).

5.13    Designation of Subsidiaries. (a) The Borrower may at any time designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary (including any Restricted Subsidiary that is an Excluded Subsidiary as a Discretionary Guarantor or any Discretionary Guarantor as an Excluded Subsidiary) as a Restricted Subsidiary by written notice to the Administrative Agent; provided, that immediately before and after such designation, no Event of Default shall have occurred and be continuing.

(b)    The designation of any Subsidiary as an Unrestricted Subsidiary or any Discretionary Guarantor as an Excluded Subsidiary, as applicable, shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower Investment therein as determined in good faith by the Borrower and the Investment resulting from such designation must otherwise be in compliance with Section 6.7 (as determined at the time of such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Discretionary Guarantor as an Excluded Subsidiary, as applicable, shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in such Unrestricted Subsidiary; provided, that (i) solely for the purpose of calculating the outstanding amounts of Investments under Section 6.7 made in respect of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary or any Discretionary Guarantor as an Excluded Subsidiary, as applicable, upon such redesignation the Borrower shall be deemed to continue to have an outstanding Investment in such Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation attributable to the Borrower’s ownership of such Subsidiary and (ii) solely for purposes of Section 5.9(c) and the Security Documents, any Unrestricted Subsidiary designated as a Restricted Subsidiary shall be deemed to have been acquired on the date of such designation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

5.14    Post-Closing Matters. As promptly as reasonably practicable, and in any event within the time periods specified on Schedule 5.14 (or such longer period as the Administrative Agent may agree), after the Closing Date, complete, or cause the applicable Loan Party to complete, such undertakings and deliveries, in each case, as are set forth on Schedule 5.14.

5.15    Limitation on Lines of Business. Engage in only those material lines of business, either directly or through any Restricted Subsidiary, in which any Group Member is engaged on the date of this Agreement or that are reasonably related, incidental, complimentary or ancillary thereto or reasonable extensions thereof.

5.16    Changes in Fiscal Periods. Maintain the fiscal year of Holdings and each Group Member as ending on December 31; provided, that any Group Member may change such fiscal year with the prior written consent of the Administrative Agent (such consent not be unreasonably withheld, delayed or conditioned), or if such change is required by GAAP, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.    NEGATIVE COVENANTS

The Borrower hereby jointly and severally agrees (and, solely with respect to Section 6.12, Holdings and the Borrower, jointly and severally agree) that, so long as any Commitments remain in effect or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) is owing to any Lender, the Administrative Agent or any Arranger hereunder, the Borrower shall not (and, solely with respect to Section 6.12, Holdings shall not), and shall not permit any of the Restricted Subsidiaries of the Borrower to (and, solely with respect to Section 6.12, permit any Intermediate Parent to):

6.1    [Reserved].

6.2    Limitation on Indebtedness. Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)    Indebtedness pursuant to any Loan Document (including Indebtedness under any Incremental Facility, Replacement Facility and Extended Term Loans);

(b)    intercompany Indebtedness permitted pursuant to Section 6.7;

(c)    Indebtedness consisting of (A) (i) Capital Lease Obligations, (ii) Attributable Indebtedness, to the extent the underlying Sale and Leaseback Transaction giving rise to such Attributable Indebtedness is a Permitted Sale Leaseback or (iii) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance or refinance (within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement of such fixed or capital assets, as applicable) the acquisition, replacement, construction, installation, repair or improvement of fixed or capital assets within the limitations set forth in Section 6.3(g) or (B) any Refinancing Indebtedness in respect of the Indebtedness described in clause (A); provided, however, that the aggregate amount of all such Indebtedness described in clauses (A) and (B) at any one time outstanding shall not exceed the greater of $50.0 million and 32.5% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof calculated on a Pro Forma Basis;

(d)    Indebtedness outstanding on the date hereof and, to the extent such Indebtedness is in excess of $2.5 million, listed on Schedule 6.2(d); provided, that any such Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be evidenced by the Subordinated Intercompany Note (or, to the extent customary under applicable Requirements of Law, such other customary note or debt instrument) and subordinated to the Obligations on the terms set forth therein; provided, further, that such note may be delivered after the Closing Date pursuant to Section 5.14;

(e)    Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds, performance bonds and similar obligations (i) made in the ordinary course of business by any Group Member of obligations (other than in respect of Indebtedness for borrowed money) of (v) Holdings, (w) the Borrower, (x) any Restricted Subsidiaries, (y) any special purpose entities in connection with any construction or development projects relating to the business of the Group Members or (z) any joint venture of any Group Member, (ii) of any Group Member in respect of Indebtedness otherwise permitted to be incurred by any such Group Member, as the case may be, under this Section 6.2 (other than Section 6.2(d)), and (iii) of any Group Member in respect of Indebtedness of any Unrestricted Subsidiary or joint venture; provided, that (A) in the case of clause (ii), (x) if the Indebtedness being guaranteed is subordinated to the Obligations such guarantee shall be required to be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness and (y) no Guarantee Obligations, letter of credit, indemnities (including through cash collateralization), surety bond, performance bond or similar obligation by any Restricted Subsidiary in respect of any Indebtedness of any Loan Party shall be permitted pursuant to such clause unless such Restricted Subsidiary is or shall become a Subsidiary Guarantor (it being understood that this proviso shall not prohibit such obligations to the extent incurred under another section of this Section 6.2) and (B) in the case of clauses (ii) and (iii), any such Guarantee Obligation, letter of credit, indemnities (including through cash collateralization), surety bond, performance bonds or similar obligation of a Loan Party in respect of Indebtedness of a Subsidiary or other Person that is not a Loan Party must be permitted as an Investment in such Person pursuant to Section 6.7;

(f)    any other Indebtedness not to exceed the sum of (1) at the time of incurrence, an amount equal to the aggregate amount of Incremental Term Loans that could be incurred as Dollar Basket Incremental Debt at such time (it being understood that any Indebtedness incurred under this clause (f)(1) shall reduce the amount of Dollar Basket Incremental Debt permitted to be incurred under Section 2.23(a) by a like amount and this clause (f)(1) shall be reduced by any Incremental Facilities or any Incremental Equivalent Debt that constitute Dollar Basket Incremental Debt) and (2) additional amounts so long as (x) in the case of Indebtedness that is secured by a Lien on any Collateral that is pari passu with the Liens securing the Obligations, the First Lien Net Leverage Ratio does not exceed either (A) 4.50:1.00 or (B) in the case of any Indebtedness incurred pursuant to this clause (f)(2)(x) to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the First Lien Net Leverage Ratio as of the Relevant Reference Period, (y) in the case of Indebtedness that is secured by a Lien on any Collateral that is junior to the Liens securing the Obligations, the Secured Net Leverage Ratio does not exceed either (A) 6.00:1.00 or (B) in the case of any Indebtedness incurred under this clause (f)(2)(y) to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the Secured Net Leverage Ratio as of the Relevant Reference Period and (z) in the case of Indebtedness that is unsecured or is secured by assets of Non-Loan Party Subsidiaries either (at the election of the Borrower) (I) the Total Net Leverage Ratio does not exceed either (A) 6.00:1.00 or (B) in the case of any Indebtedness incurred under this clause (f)(2)(z) to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the Total Net Leverage Ratio as of the Relevant Reference Period or (II) the Interest Coverage Ratio is not less than either (A) 2.00:1.00 or (B) in the case of any Indebtedness incurred under this clause (f)(2)(z) to finance a Permitted Acquisition or similar Investment permitted hereunder, if less, the Interest Coverage Ratio as of the Relevant Reference Period, in each case determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction, including any acquisition consummated with the proceeds of such Indebtedness); provided, that (i) solely for purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio for purposes of permitting the incurrence of Permitted Ratio Debt pursuant to this clause (f), the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Permitted Ratio Debt (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio) and (ii) any Permitted Ratio Debt incurred under clause (1) above or any borrowing under the ABL Credit Agreement incurred substantially concurrently with any Permitted Ratio Debt incurred under clause (2) shall not be included for purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, as the case may be, in connection with the incurrence of such Permitted Ratio Debt incurred under clause (2);

provided, further, that (1) other than with respect to any Maturity Exception Facility, no Permitted Ratio Debt shall have a final maturity date earlier than the then Latest Maturity Date of the then remaining Term Loans (other than to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term funded Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (1) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange), (2) other than with respect to any Maturity Exception Facility, no Permitted Ratio Debt shall have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of any then remaining Term Loans (other than to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term funded Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (2) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange), (3) no Event of Default (or, in connection with any Limited Condition Transaction, no Specified Event of Default) shall have occurred and be continuing on the date of incurrence of such Permitted Ratio Debt or would result from the incurrence of such Permitted Ratio Debt and (4) in the case of Permitted Ratio Debt in the form of syndicated term loans that are secured by a Lien on any Collateral that is pari passu with the Liens securing the Obligations, the MFN Protection provisions shall apply as if the Permitted Ratio Debt was an Incremental Facility incurred under Section 2.23 (the Indebtedness incurred pursuant to this clause (f) being, “Permitted Ratio Debt”); provided, further, (x) any Permitted Ratio Debt incurred in reliance on clause (1) above may be reclassified as the Borrower elects from time to time as incurred in reliance on clause (2) if the Borrower is able to satisfy the applicable incurrence test in respect of clause (2) at such time on a Pro Forma Basis and (y) if the applicable ratio for the incurrence of any such Permitted Ratio Debt under clause (2) above would be satisfied on a Pro Forma Basis as of the end of any Relevant Reference Period, the reclassification in the foregoing clause (x) shall be deemed to have occurred automatically;

(g)    Indebtedness of any Group Member or of any Person that becomes a Restricted Subsidiary, in each case, (I) to the extent assumed in connection with a Permitted Acquisition or other acquisition permitted under Section 6.7 and not incurred in contemplation of such Permitted Acquisition or other acquisition in an unlimited amount plus (II) additional amounts not to exceed the sum of (1) $40.0 million and 25.5% of Consolidated EBITDA for the Relevant Reference Period and (2) additional amounts to the extent constituting Permitted Ratio Debt permitted to be incurred in accordance with Section 6.2(f);

(h)    Indebtedness (including Guarantee Obligations) incurred pursuant to the ABL Loan Documents in an aggregate principal amount not to exceed the greater of (x) the sum of (i) the greater of $400.0 million and (ii) Incremental Revolving Commitments permitted to be incurred pursuant to the ABL Credit Agreement as in effect on the date hereof and (y) the Borrowing Base (as defined in the ABL Credit Agreement as in effect on the date hereof);

(i)    Indebtedness consisting of promissory notes issued by any Loan Party or other Restricted Subsidiary to current or former officers, directors, managers, consultants and employees, or their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses, to finance the purchase or redemption of Capital Stock of the Borrower (or any direct or indirect parent thereof) to the extent such purchase or redemption is permitted under Section 6.6(b);

(j)    Indebtedness in respect of Cash Management Services, Cash Management Obligations or Cash Management Obligations (as defined in the ABL Credit Agreement as in effect on the date hereof), in each case in the ordinary course of business, and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

(k)    to the extent constituting Indebtedness, (1) indemnification, (2) deferred purchase price adjustments, (3) earn-outs and (4) promissory notes or other Indebtedness that constitutes “seller financings” in respect of Permitted Acquisitions or other similar Investments permitted hereunder or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or any Investment permitted to be acquired or made hereunder;

(l)    Indebtedness of Non-Loan Party Subsidiaries in an aggregate principal amount (for all Non-Loan Party Subsidiaries that incur Indebtedness under this clause (l)) not to exceed at any time the sum of (1) the greater of (A) $55.0 million and (B) 35.5% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof plus (2) additional amounts to the extent incurred in the form of ordinary course asset based or working capital credit facilities that are secured solely on assets of Non-Loan Party Subsidiaries and non-recourse to any Loan Party;

(m)    (A) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(n)    Indebtedness in respect of Hedge Agreements, Specified Hedge Agreements or Specified Hedge Agreements (as defined in the ABL Credit Agreement as in effect on the date hereof) entered into not for speculative purposes;

(o)    additional Indebtedness in an aggregate principal amount not to exceed at any time the greater of (A) $65.0 million and (B) 40.0% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof;

(p)    (i) Permitted Term Loan Refinancing Indebtedness, (ii) Incremental Equivalent Debt, (iii) Permitted Exchange Notes, (iv) any Refinancing Indebtedness in respect of any of the foregoing and (v) Guarantee Obligations by the Guarantors in respect of each of the foregoing;

(q)    Indebtedness representing deferred compensation or similar obligations to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(r)    Indebtedness consisting of obligations of the Group Members under deferred compensation or other similar arrangements with employees incurred by such Person in connection with acquisitions of Persons or businesses or divisions;

(s)    Indebtedness in respect of letters of credit, surety bonds, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided, that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days (or such longer period as may be agreed upon by the Administrative Agent) unless the amount or validity of such obligations are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be;

(t)    Indebtedness in respect of self-insurance obligations, supply chain financing transactions, statutory obligations, trade contracts, governmental contracts (other than for borrowed money), performance, tender, bid, release, stay, customs, appeal, surety, documentary letters of credit, performance and/or return of money bonds, completion guarantees, leases and similar obligations provided by or obtained by any Group Member, in each case in the ordinary course of business, and Guarantee

Obligations, indemnities (including through cash collateralization), letters of credit, surety bonds (including any Surety Bonds), performance bonds and similar instruments supporting such obligations;

(u)    Indebtedness in an amount not to exceed the greater of (A) $30.0 million and (B) 20.0% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing or by a Qualified Securitization Subsidiary in a Qualified Securitization Facility, in each case that is not recourse to the Borrower or any other Group Member other than (A) one or more Permitted Receivables Financing Subsidiaries or Qualified Securitization Subsidiaries, as applicable, and (B) pursuant to Standard Securitization Undertakings;

(v)    Refinancing Indebtedness in respect of Indebtedness permitted under Section 6.2(d), (f), (g), (h), (l), (o), (u) and (y) (it being understood and agreed that to the extent that any Indebtedness incurred under Section 6.2(f), (g), (l), (o), (u) or (y) is refinanced with Refinancing Indebtedness under this clause (v), then the aggregate outstanding principal amount of such Refinancing Indebtedness shall also be deemed to utilize the related basket under the applicable clause of this Section 6.2 on a dollar-for-dollar basis (it being further understood that a Default shall be deemed not to have occurred solely to the extent that the incurrence of Refinancing Indebtedness would cause the permitted amount under such clause of this Section 6.2 to be exceeded and such excess shall be permitted hereunder));

(w)    [reserved];

(x)    Indebtedness supported by a letter of credit issued under the ABL Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(y)    (i) additional Indebtedness in an amount not to exceed the amount of capital contributions made to the Borrower, or the amount of proceeds from the issuance of Qualified Capital Stock issued by the Borrower, in each case since the Closing Date (so long as such capital contributions or proceeds from the issuance of Qualified Capital Stock are not included in the calculation of the Available Amount Basket) plus (ii) additional Indebtedness in an amount not to exceed the Available Amount Basket (and without duplication of the amount incurred pursuant to the foregoing clause (i) above) (Indebtedness incurred pursuant to this clause (y) being, “Permitted RP Capacity Debt”);

(z)    unsecured Indebtedness owed to a Permitted Investor or Affiliate thereof that is expressly subordinate and junior in right of payment to the Obligations pursuant to subordination arrangements in form and substance reasonably acceptable to the Administrative Agent; provided, that such Indebtedness shall (i) have a final maturity no earlier than the date that is 91 days after the Latest Maturity Date at the time of issuance, (ii) not require any payments of interest in cash or other amounts in respect of principal in cash prior to the date that is 91 days after the Latest Maturity Date at the time of issuance, (iii) not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary asset sale or change of control provisions) and (iv) not be subject to any financial maintenance covenant;

(aa)    to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.2(a) through 6.2(z) above; and

(bb)    unsecured guarantees by the Borrower or any other Group Member of the obligations of any other Group Member under operating leases or other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business.

provided, that to the extent any Indebtedness incurred in reliance on clause (f), (g), (h), (l), (o) and (y) of this Section 6.2 is used to finance, in whole or in part, any Limited Conditionality Transaction, then for purposes of determining compliance under such clause, the Borrower shall have the option of making the applicable determination as of the date the definitive documentation for such Permitted Acquisition or permitted Investment is executed, or the redemption or prepayment notice is given (and the applicable financial ratios or basket shall be calculated as if the Limited Conditionality Transaction and other Pro Forma Transactions in connection therewith, were consummated on such date until consummated or terminated); provided that if the Borrower elects to have such determinations occur as of the date such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Limited Conditionality Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Conditionality Transaction) shall not reflect such Limited Conditionality Transaction until it is closed.

For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence or refinancing of Indebtedness, the US Dollar Equivalent principal amount of Indebtedness denominated in a Foreign Currency shall be calculated based on the relevant currency Exchange Rate in effect on the date such Indebtedness was incurred or refinanced, in the case of term debt, or first committed or refinanced, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a Foreign Currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the accreted amount thereof.

6.3    Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)    Liens for Taxes, assessments or governmental charges or levies, or other statutory obligations, not at the time delinquent or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP);

(b)    (i) carriers’, warehousemen’s, landlords’, mechanics’, contractors’, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business which secure amounts that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no action has been taken to enforce such Lien, or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Group Members in conformity with GAAP), (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (iii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(c)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit, surety bonds, performance bonds or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Group Member;

(d)    Liens incurred in connection with, or deposits by or on behalf of any Group Member to secure, the performance of self-insurance obligations (solely in the case of such self-insurance obligations, if and to the extent required by applicable Requirements of Law), supply chain financing arrangements, bids, trade contracts and governmental contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance and/or return of money bonds, completion guarantees and other obligations of a like nature (including those to secure health and safety or environmental obligations) incurred in the ordinary course of business;

(e)    easements, rights-of-way, covenants, conditions and restrictions, trackage rights, restrictions (including zoning restrictions or similar rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property and Liens to public utilities or any municipality when required in connection with the supply of services or utilities to a Loan Party), encroachments, protrusions and other similar encumbrances and title defects incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members taken as a whole; provided, that none of the foregoing secures Indebtedness for borrowed money;

(f)    Liens (i) in existence on the date hereof (or, for title insurance policies issued in accordance with Section 5.9, on the date of such policies, including if disclosed on such title policies) and either (x) listed on Schedule 6.3(f), in the case of Liens in existence on the date hereof, (y) on the applicable Mortgaged Property disclosed on any title insurance policies obtained on Mortgaged Properties in connection with Mortgages executed and delivered after the date hereof to the extent securing Indebtedness permitted under Section 6.2 or (z) on real property that would be disclosed by an updated title report for any real property and (ii) any replacement, renewal or extension of any such Lien permitted under subclause (i) of this clause (f); provided, that (I) such replaced, renewed or extended Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.2(c), and (B) proceeds and products thereof, and (II) the replacement, renewal or extension of the obligations secured or benefited by such Liens is permitted under Section 6.2;

(g)    Liens securing Indebtedness incurred pursuant to Section 6.2(c) (and related obligations, including Capital Lease Obligations and Attributable Indebtedness); provided, that (i) such Liens (other than Liens securing Indebtedness that is Permitted Refinancing of Indebtedness originally incurred under Section 6.2(c)) shall be created within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement or refinancing of such fixed or capital assets, as applicable, (ii) such Liens do not at any time encumber any Property other than the Property acquired, constructed, installed, repaired, improved or financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds and products of and accessions to such Property, and (iii) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction, installation, repair or improvement of such fixed or capital asset; provided, further, that, in each case, individual financings of equipment and other assets provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment and other assets provided by such lender or lessor;

(h)    Liens created pursuant to the Loan Documents (including Liens securing any Incremental Facility, Replacement Facility, Extended Term Loans, Specified Hedge Agreement and Cash Management Obligations, including, with respect to any Specified Hedge Agreements, Liens created pursuant to the Loan Documents on any margin or collateral posted by any Group Member under a Specified Hedge Agreement as a result of any regulatory requirement, swap clearing organizations, or other similar regulations, rule, or requirement);

(i)    any interest or title of a lessor or sublessor under any lease or sublease or real property license or sub-license entered into by any Group Member in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sub-licensed;

(j)    Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);

(k)    Liens (A) existing on property at the time of its acquisition or existing on the property of a Person that becomes a Restricted Subsidiary of the Borrower after the date hereof (including any replacements, renewals or extensions thereof); provided, that (i) any Indebtedness secured thereby is permitted under Section 6.2(g) or is Refinancing Indebtedness in respect thereof and (ii) such Liens cover solely the Property so acquired or the Property of the Person that became a Restricted Subsidiary and are not expanded to cover additional Property (other than proceeds and products thereof and accessions thereto) unless another available basket in this Section 6.3 is utilized and (B) securing Indebtedness incurred pursuant to Section 6.2(g)(II); provided that Liens permitted pursuant to this clause (k)(B) may be pari passu with or junior to the Liens on Collateral (to the extent permitted pursuant to the terms thereof) subject to the applicable Intercreditor Agreement;

(l)    Liens securing (x) Indebtedness permitted under Section 6.2(h) or any Refinancing Indebtedness in respect thereof, (y) obligations arising under any Specified Hedge Agreements (as defined in the ABL Credit Agreement as in effect on the date hereof) entered into not for speculative purposes or (z) Cash Management Obligations (as defined in the ABL Credit Agreement as in effect on the date hereof) in the ordinary course of business; provided, that, in each case, the relative Lien priority thereof is set forth in the applicable Intercreditor Agreement and/or another intercreditor agreement reasonably acceptable to the Administrative Agent;

(m)    Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(n)    Liens arising out of conditional sale, installment sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business;

(o)    (i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts maintained by any Group Member (including any restriction on the use of such cash and Cash Equivalents or investment property), in each case under this clause (iii) granted in the ordinary course of business in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including operating account arrangements and those involving pooled accounts and netting arrangements); provided, that, in the case of this clause (iii), unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness for borrowed money;

(p)    licenses and sub-licenses of Intellectual Property granted by any Group Member;

(q)    Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings and not relating to Indebtedness for borrowed money;

(r)    Liens on property rented to, or leased by, any Group Member pursuant to a Permitted Sale Leaseback; provided, that (i) such Liens do not encumber any other property of any Group Member and the proceeds and products of and accessions to such property, and (ii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(s)    Liens on (i) the assets (including Capital Stock) owned by any Non-Loan Party Subsidiaries that secure Indebtedness or other obligations of Non-Loan Party Subsidiaries permitted under this Agreement, (ii) the Capital Stock of Non-Loan Party Subsidiaries or joint ventures, securing Indebtedness of such Non-Loan Party Subsidiaries or joint ventures permitted under Section 6.2 (and related obligations) or (iii) the Capital Stock of Unrestricted Subsidiaries;

(t)    Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, any Incremental Equivalent Debt (other than unsecured Incremental Equivalent Debt) or any Permitted Debt Exchange Notes, and any Permitted Refinancing of, and any Guarantee Obligations by the Guarantors in respect of, any of the foregoing; provided, that the relative Lien priority in respect of any such Indebtedness shall be set forth in the Intercreditor Agreements or another intercreditor agreement reasonably acceptable to the Administrative Agent;

(u)    good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment (other than Investments under Section 6.7(q)) or letter of intent or purchase agreement permitted hereunder;

(v)    Liens not otherwise permitted by this Section 6.3 so long as the aggregate amount of obligations secured thereby does not exceed the greater of $65.0 million and 40.0% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof; provided that Liens permitted pursuant to this clause (v) may be pari passu with or junior to the Liens on Collateral subject to the applicable Intercreditor Agreement;

(w)    Liens securing Refinancing Indebtedness permitted under Section 6.2(v) (and related obligations) if such Liens are permitted to secure such Indebtedness in accordance with the definition of “Refinancing Indebtedness”;

(x)    Liens in favor of Holdings, the Borrower or any Subsidiary Guarantor securing intercompany Indebtedness permitted hereunder;

(y)    Liens (i) on cash advances or deposits in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(z)    (i) Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.7; provided, that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement, and (ii) reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(aa)    Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of any Group Member in the ordinary course of business;

(bb)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Group Members;

(cc)    ground leases in respect of real property on which facilities owned or leased by any Group Member are located;

(dd)    Liens on Permitted Receivables Financing Assets securing any Permitted Receivables Financing and Liens on Qualified Securitization Assets securing any Qualified Securitization Facility;

(ee)    Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.2 and incurred in the ordinary course of business of the Group Members and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(ff)    Liens securing Indebtedness permitted under Section 6.2(f) (other than Permitted Ratio Debt that constitutes unsecured Indebtedness), which may be secured by the Collateral; provided, that in each case, the relative Lien priority in respect of any such Indebtedness shall be set forth in the Intercreditor Agreements or another intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower;

(gg)    Liens (i) on cash and Cash Equivalents to secure obligations under Hedge Agreements of the type described in Section 6.2(n), including Liens on any margin or collateral posted by any Group Member under any such Hedge Agreement as a result of any regulatory requirement, swap clearing organizations, or other similar regulations, rule, or requirement, and (ii) securing obligations of the type described in Section 6.2(j) (excluding Cash Management Obligations and Cash Management Obligations (as defined in the ABL Credit Agreement as in effect on the date hereof));

(hh)    Liens securing Permitted RP Capacity Debt; provided that Liens permitted pursuant to this clause (hh) may be pari passu with or junior to the Liens on Collateral subject to the applicable Intercreditor Agreement;

(ii)    undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Requirements of Law or of which written notice has not been duly given in accordance with Requirements of Law or which although filed or registered, relate to obligations not due or delinquent;

(jj)    any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(kk)    customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments;

(ll)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement or the payment rights arising thereunder (and any accessions and additions thereto and any improvements, proceeds and products thereof) and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(mm)    any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(nn)    encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(oo)    [reserved]; and

(pp)    any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (a) through (oo) of this Section 6.3 or this clause (pp) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (a) through (oo) of this Section 6.3 or this clause (pp); provided, however, that the encumbrances and restrictions with respect to the Borrower or such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Borrower).

6.4    Limitation on Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, or Dispose of all or substantially all of its Property or business, except that:

(a)    so long as no Event of Default has occurred and is continuing (x) any merger, consolidation or amalgamation or other transaction the sole purpose of which is to (i) reincorporate or reorganize the Borrower or any other Group Member in any State of the United States or (ii) change the form of entity, shall be permitted and (y) any Group Member may be merged, consolidated or amalgamated with or into any other Group Member; provided, that, in each case of clauses (x) and (y), (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the continuing, surviving or resulting entity and the Capital Stock of the Borrower shall remain Pledged Capital Stock and (B) in the case of any merger, consolidation or amalgamation involving one or more Subsidiary Guarantors (and not the Borrower), a Subsidiary Guarantor shall be the continuing, surviving or resulting entity or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 5.9 in connection therewith (unless such transaction would otherwise constitute an Investment permitted under Section 6.7(l), (r), (s) or (ee));

(b)    any Restricted Subsidiary of the Borrower may Dispose of all or substantially all of its Property or business, including by way of a merger, amalgamation, dissolution, liquidation or consolidation, (i) to the Borrower or any Subsidiary Guarantor or (ii) pursuant to a Disposition permitted under Section 6.5;

(c)    any Non-Loan Party Subsidiary may Dispose of all or substantially all of its assets to any other Non-Loan Party Subsidiary;

(d)    any merger, consolidation or amalgamation that is contemplated by, and occurs substantially simultaneously with, the Transactions shall be permitted;

(e)    any Investment permitted under Section 6.7 may be structured as a merger, consolidation or amalgamation; provided, that in the case of any such merger, consolidation or amalgamation of a Loan Party, the surviving, continuing or resulting legal entity of such merger, consolidation or amalgamation is a Loan Party (or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Loan Party) (unless such transaction would otherwise constitute an Investment permitted under Section 6.7(j), (l), (r), (s) or (ee)) and the Borrower shall comply with Section 5.9 in connection therewith;

(f)    any Restricted Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time if the Borrower determines in good faith that such dissolution, liquidation or winding up is in the best interest of the Group Members, and not materially disadvantageous to the Lenders (as determined by the Borrower in good faith) (provided, that in the case of any dissolution, liquidation or winding up of a Restricted Subsidiary that is a Subsidiary Guarantor, such Subsidiary shall at or before the time of such dissolution, liquidation or winding up transfer its assets to the Borrower or another Subsidiary Guarantor unless such Disposition of assets is permitted under Section 6.5);

(g)    a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.5;

(h)    a merger, amalgamation, dissolution, liquidation, consolidation or Disposition in connection with reorganizations and other activities related to Tax planning and reorganization, so long as after giving effect thereto, the security interests of the Secured Parties in the Collateral and the guarantees under the Security Documents, taken as a whole, are not materially impaired; and

(i)    so long as no Event of Default has occurred and is continuing, the Borrower may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (x) the Borrower will be the continuing or surviving Person or (y) if (i) the Person formed by or surviving any such merger or consolidation is not the Borrower, (ii) the Borrower is not the Person into which the applicable Person has been liquidated or (iii) in connection with a disposition of all or substantially all of the Borrower’ assets, the Person that is the transferee of such assets is not the Borrower (any such Person described in the preceding clauses (i) through (iii), a “Successor Borrower”), then the Successor Borrower will (1) be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) expressly assume all of the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party and (3) pledge 100% of the equity interests of the Borrower (or any Intermediate Parent, as applicable) to the Administrative Agent as Collateral to secure the Obligations in accordance with the Guarantee and Collateral Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (iv) the Administrative Agent shall have received at least three (3) Business Days prior to the such transaction all documentation and other information in respect of the Successor Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, (v) each Loan Party other than the Borrower unless it is the other party to such merger, consolidation or disposition, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that is guarantee of and grant of any Liens as security for the Obligations shall apply to the Successor Borrowers’ obligations under this Agreement and the other Loan Documents and (vi) the Successor Borrower shall, immediately following such merger, consolidation or disposition, directly or indirectly own all of the Subsidiaries owned by the Borrower immediately prior to such transaction; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement.

6.5    Limitation on Disposition of Property. Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)    the Disposition of obsolete or worn out property in the ordinary course of business;

(b)    the sale of inventory and other assets held for sale in the ordinary course of business or consistent with past practice;

(c)    Dispositions permitted under Section 6.4 (other than Section 6.4(b)(ii));

(d)    (i) the sale or issuance of any Restricted Subsidiary’s Capital Stock to any Loan Party or the sale or issuance of any Excluded Subsidiary’s Capital Stock to another Restricted Subsidiary; provided, that the Guarantors’ collective ownership interest therein is not diluted; and (ii) the sale or issuance of any Capital Stock of, or any Indebtedness or other securities of, any Unrestricted Subsidiary;

(e)    Dispositions of Permitted Receivables Financing Assets or Qualified Securitization Assets pursuant to factoring agreements or other similar agreements or arrangements, including in connection with a Permitted Receivables Financing or Qualified Securitization Facility, as applicable, in each case so long as the consideration for any such Disposition is in the form of cash or retained Capital Stock or subordinated interests in the relevant Permitted Receivables Financing Subsidiary or Qualified Securitization Subsidiary, as applicable, being sold;

(f)    the Disposition of cash or Cash Equivalents or investment grade securities;

(g)    (i) the license or sub-license of Intellectual Property in the ordinary course of business and (ii) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property;

(h)    the lease, sublease, license or sub-license of property as described in Section 6.3(i);

(i)    the Disposition of surplus or other property no longer used or useful in the business of the Group Members in the ordinary course of business;

(j)    the Disposition of other assets (including the issuance or sale of any shares of a Restricted Subsidiary’s Capital Stock) from and after the Closing Date, so long as with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $12.5 million, (i) at least 75.0% of the consideration (taken together with all other consideration received from all Dispositions since the Closing Date) therefor is in the form of cash or Cash Equivalents or exchanged for other assets of comparable or greater market value or usefulness to the business of the Group Members, taken as a whole, and (ii) such Disposition is made at fair value (as determined by the Borrower in good faith); provided, that (A) any liabilities (as shown on the Borrowers’ or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto), that are assumed by the transferee with respect to the applicable Disposition and, in the case of liabilities that constitute Indebtedness, for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined by the Borrower in good faith) that, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that has not been converted into cash, does not exceed the greater of $20.0 million and 12.5% of Consolidated EBITDA for the Relevant Reference Period at any time outstanding, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of clause (j)(i) to be cash;

(k)    the Disposition of assets subject to or in connection with any Recovery Event;

(l)    Dispositions that constitute Restricted Payments permitted under Section 6.6;

(m)    Dispositions that constitute Investments permitted under Section 6.7;

(n)    Dispositions that constitute Liens permitted under Section 6.3;

(o)    Dispositions of assets pursuant to Permitted Sale Leasebacks;

(p)    Dispositions of property to any Group Member; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party (or must become a Subsidiary Guarantor substantially simultaneously with such Disposition) or (ii) to the extent constituting an Investment, such Disposition must be a permitted Investment in a Non-Loan Party Subsidiary in accordance with Section 6.7;

(q)    Dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r)    Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice or pursuant to customary factoring arrangements (and not for financing purposes);

(s)    the partial or total unwinding of any Hedge Agreement or any Cash Management Services;

(t)    in order to resolve disputes that occur in the ordinary course of business, the Group Members may discount or otherwise compromise for less than the face value thereof (with or without recourse), notes or accounts receivable;

(u)    Dispositions in connection with reorganizations and other activities related to Tax planning and re-organization, so long as after giving effect thereto, the security interests of the Secured Parties in the Collateral and the guarantees under the Security Documents, taken as a whole, are not materially impaired; provided that immediately prior to and after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing;

(v)    any Group Member may sell or dispose of shares of Capital Stock of any of its Subsidiaries (other than Capital Stock of the Borrower) in order to qualify members of the governing body of the Subsidiary if and to the extent required by applicable law;

(w)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral or (iii) such property is exchanged for like property (excluding any boot thereon) for use in a similar business, to the extent allowable under Section 1031 of the Code;

(x)    Dispositions not otherwise permitted by this Section 6.5 so long as the aggregate fair market value for all such Dispositions in any fiscal year (as determined by the Borrower in good faith at the time of the relevant Disposition) of the assets disposed does not exceed the greater of $20.0 million and 12.5% of Consolidated EBITDA for the Relevant Reference Period at the time of any such transaction; provided, that any unused amounts contemplated by this clause (x) may be carried over and utilized in the subsequent fiscal year (it being understood that such carried forward amount shall be utilized first in such subsequent fiscal year);

(y)    foreclosure or any similar action (not including a Recovery Event) with respect to any property;

(z)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(aa)    any lending or other disposition of samples, including time limited evaluation software, provided to customers or prospective customers;

(bb)    any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(cc)    any swap of assets in exchange for other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(dd)    Dispositions of non-core or obsolete assets acquired in connection with Permitted Acquisitions or similar Investments permitted hereunder;

(ee)    any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Borrower or any Restricted Subsidiary after the Closing Date, including asset securitizations permitted hereunder; and

(ff)    Dispositions of assets or other property separately disclosed to the Administrative Agent prior to the Closing Date.

6.6    Limitation on Restricted Payments. (I) Declare or pay any dividend or make any distribution on (other than dividends or distributions payable solely in Qualified Capital Stock of the Person making the dividend or distribution so long as the ownership interest of any Loan Party in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property or (II) make any Investment not otherwise permitted by Section 6.7 (collectively, “Restricted Payments”), except that:

(a)    any Restricted Subsidiary may make Restricted Payments to the Borrower, any Restricted Subsidiary and any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;

(b)    The Borrower may pay dividends or make distributions to permit Holdings or any direct or indirect holding company of Holdings (including FBMI) to purchase (or in the case of Holdings, to pay a dividend or make a distribution to a direct or indirect holding company to enable such holding company to purchase) the Capital Stock of Holdings or any direct or indirect holding company of Holdings (including FBMI) owned by future, present or former officers, directors, employees or consultants of FBMI, Holdings or a Group Member or make payments to employees of FBMI, Holdings or a Group Member upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or other similar agreements or in connection with the death or disability of such employees, in an aggregate amount not to exceed $15.0 million in any calendar year (with unused amounts in any calendar year being carried over for the next three succeeding calendar years subject to a maximum of $25.0 million in any calendar year (provided, that such amounts set forth in this clause (b) may be increased by an amount equal to the cash proceeds of key man life insurance policies received by the Group Members after the Closing Date)); provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former members of management, directors, employees or consultants of the Borrower or Restricted Subsidiaries or Holdings in connection with a repurchase of Capital Stock of the Borrower or Holdings will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(c)    The Borrower may pay dividends or make distributions to permit Holdings and any direct or indirect holding company of Holdings (including FBMI) to (i) pay operating costs and expenses and other corporate overhead costs and expenses (including (A) directors’ fees and expenses and administrative, legal, accounting, filing and similar expenses and (B) salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect holding company of Holdings (including FBMI)), in each case to the extent such costs, expenses, fees, salaries, bonuses and benefits are attributable to the ownership or operations of the Group Members and are reasonable (as determined by the Borrower in good faith) and incurred in the ordinary course of business, (ii) pay (or make distributions to its direct or indirect owners to permit them to pay) any estimated or final Federal, state and local US or non-US income Taxes due and payable by Holdings any direct or indirect holding company of Holdings (or any of their respective direct or indirect owners) as a result of Holdings, any such direct or indirect holding company (or any of their direct or indirect owners) being required to include (on a pass-through, consolidated or similar basis) Holdings’ the Borrower’s and/or any of their Restricted Subsidiaries’ income on their Tax returns, (iii) pay Taxes that are not determined by reference to income, but which are imposed on Holdings or any direct or indirect holding company of Holdings (or any of their direct or indirect owners) as a result of Holding’s or any such holding company’s (or any of its direct or indirect owners’) ownership of the direct or indirect equity of Holdings or Borrower, as the case may be, but only to the extent that Holdings or such holding company (or any of its direct or indirect owners) have not received cash or other property in connection with the events or transactions giving rise to such Taxes in amounts adequate to permit the payment of such Taxes, (iv) to the extent of amounts paid by Unrestricted Subsidiaries to Holdings or any Restricted Subsidiary, pay the Tax liabilities of Unrestricted Subsidiaries or Tax liabilities of Holdings or any direct or indirect owner of Holdings attributable to Unrestricted Subsidiaries, (v) pay franchise Taxes and other fees, Taxes and expenses required to maintain its corporate existence, (vi) finance any Investment permitted to be made hereunder other than Section 6.7(j), and so long as (A) such dividends or distributions shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to Holdings or a Restricted Subsidiary or (2) the Person formed or acquired to be merged or amalgamated with or into Holdings or a Restricted Subsidiary in order to consummate such Investment (and subject to the provisions of Sections 5.9 and 6.4), (vii) pay costs, fees and expenses related to any equity or debt offering (other than any such offering intended to benefit Subsidiaries of any such holding company other than Holdings and the Restricted Subsidiaries) or any strategic transactions (including Investments or Dispositions) related to its ownership of the Group Members and (viii) make payments permitted under Section 6.9 (other than Section 6.9(c), and only to the extent such payments have not been and are not expected to be made directly by any Group Member);

(d)    The Borrower may make Restricted Payments to Holdings to permit Holdings to pay (and Holdings may pay) cash dividends or distributions to the holders of Holdings’ Capital Stock or make any other Restricted Payment in an amount (disregarding any such dividends or distributions made by the Borrower to Holdings to permit Holdings to make corresponding dividends or distributions or such other Restricted Payments) in an aggregate amount not to exceed the Available Amount Basket at the time such Restricted Payment is made; provided, that at any time such Restricted Payment is made pursuant to this clause (d), no Specified Event of Default shall have occurred and be continuing;

(e)    any non-Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends or distributions to its equity-holders generally so long as the Borrower or the Restricted Subsidiary that owns the Capital Stock in the Restricted Subsidiary paying such dividends or distributions receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Restricted Subsidiary paying such dividends or distributions);

(f)    any non-Guarantor Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends or distributions and make other Restricted Payments to the Borrower or any Restricted Subsidiary of the Borrower that owns the equity interests in such non-Guarantor Wholly Owned Subsidiary;

(g)    The Borrower may pay dividends or make distributions to permit Holdings or any direct or indirect holding company of Holdings (including FBMI) to fund Public Company Costs;

(h)    to the extent constituting Restricted Payments, the Group Members may enter into and consummate transactions permitted under Section 6.4 or Section 6.7(d) or (h);

(i)    repurchases of Capital Stock in Holdings (or any direct or indirect parent company thereof, including FBMI) or any Group Member deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options or warrants or similar rights shall be permitted (as long as Holdings and the Group Members make no payment in connection therewith that is not otherwise permitted hereunder);

(j)    (i) any Group Member may pay cash in lieu of fractional Capital Stock in connection with any dividend, distribution, split or combination thereof (or may dividend or distribute such cash to Holdings to allow Holdings to do the same) and (ii) Restricted Payments made with Excluded Contributions;

(k)    [reserved];

(l)    dividends, distributions or other Restricted Payments may be declared and paid to Holdings to permit Holdings or any direct or indirect holding company of Holdings (including FBMI) to pay dividends and make distributions to, or repurchase or redeem its Capital Stock or other Restricted Payments from, its public equity holders, in an amount not to exceed in any calendar year the sum of (i) 6.00% of the net proceeds previously received by or contributed to the Borrower from the first underwritten public offering by FBMI of its Capital Stock prior to the Closing Date plus (ii) 7.00% of the Market Capitalization of FBMI as of the date of such Restricted Payment; provided, that as of the date of declaration, no Specified Event of Default shall have occurred and be continuing;

(m)    [reserved];

(n)    any dividend or distribution may be paid within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(o)    Restricted Payments may be made on the Closing Date in order to fund the payment of Transaction Costs;

(p)    so long as (i) immediately after the declaration of any Restricted Payment pursuant to this clause (p), no Specified Event of Default shall have occurred and be continuing and (ii) the Total Net Leverage Ratio, determined on a Pro Forma Basis, does not exceed 3.85:1.00 as of the Relevant Reference Period, the Borrower may make unlimited Restricted Payments;

(q)    so long as no Specified Event of Default has occurred and is continuing, other Restricted Payments may be made in an aggregate amount not to exceed the sum of (x) the greater of $35.0 million and 22.5% of Consolidated EBITDA for the Relevant Reference Period and (y) unused amounts under Sections 6.7(r) and 6.8(ix).

(r)    distributions or payments of Permitted Receivables Financing Fees, sales, contributions and other transfers of Permitted Receivables Financing Assets and purchases of Permitted Receivables Financing Assets, in each case, in connection with a Permitted Receivables Financing;

(s)    dividends or other distributions of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash or Cash Equivalents); and

(t)    Restricted Payments pursuant to the Tax Receivable Agreement.

6.7    Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)    extensions of trade credit or the holding of receivables in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(b)    Investments in cash and Cash Equivalents;

(c)    Investments existing (or committed to be made) on the Closing Date and identified on Schedule 6.7(c) and any modification, replacement, renewal, reinvestment or extension thereof (provided, that the amount of the original Investment (or the committed amount) is not increased except by the terms of such original Investment or commitment or as otherwise permitted by this Section 6.7);

(d)    loans and advances to employees, officers, directors, managers and consultants of the Borrower (or any direct or indirect parent company thereof to the extent relating to the business of the Borrower or the Group Members) or any Group Member in the ordinary course of business (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in cash in connection with such Person’s purchase of Capital Stock of the Borrower (or any direct or indirect parent thereof; provided, that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Borrower in cash) and (iii) for any other purpose, in an aggregate amount outstanding under clauses (ii) and (iii) not to exceed $2.5 million at any time;

(e)    Investments in assets useful in the business of the Group Members made by any Group Member with the proceeds of any Reinvestment Deferred Amount;

(f)    Investments by the Group Members constituting the purchase or other acquisition of all or substantially all of the property and assets or businesses of any Person or all or substantially all of the assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person, together with any Investment necessary to consummate the foregoing, that, upon the consummation thereof, will be, or will become part of, a Wholly Owned Subsidiary of the Borrower (including as a result of a merger, amalgamation or consolidation) (each, a “Permitted Acquisition”); provided, that

(i)    subject to Section 1.7, immediately prior to and after giving effect to any such purchase or other acquisition, no Specified Event of Default shall have occurred and be continuing; and

(ii)    all of the applicable provisions of Section 5.9 and the Security Documents have been or will be complied with in respect of such Permitted Acquisition (other than to the extent any Subsidiary purchased or acquired in such Permitted Acquisition is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary);

(g)    Investments received in connection with the workout, bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment;

(h)    advances of payroll payments to employees, officers, directors and managers of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(i)    any Permitted Sale Leaseback;

(j)    intercompany Investments in the Borrower and any Restricted Subsidiary of the Borrower and other intercompany investments in the ordinary course of business;

(k)    Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted under Section 6.5;

(l)    other Investments so long as (x) immediately prior to and after giving effect to any such Investment, no Specified Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio, determined on a Pro Forma Basis as of the Relevant Reference Period, does not exceed 4.25:1.00;

(m)    Group Members may endorse negotiable instruments and other payment items for collection or deposit in the ordinary course of business or make lease, utility and other similar deposits in the ordinary course of business;

(n)    Investments consisting of obligations under Hedge Agreements permitted under Section 6.2;

(o)    Investments consisting of Restricted Payments permitted under Section 6.6;

(p)    Investments of any Person that becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the Borrower on or after the date hereof on the date such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the Borrower; provided, that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Restricted Subsidiary;

(q)    Investments consisting of deposits made in accordance with clauses (c), (d), (o), (u), (y), (z)(ii) or (ee) of Section 6.3;

(r)    other Investments in an aggregate amount not to exceed the sum of (x) the greater of $40.0 million and 25.5% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made and (y) unused amounts under Sections 6.6(q) and 6.8(ix);

(s)    other Investments in an aggregate amount not to exceed the Available Amount Basket at the time of such Investment;

(t)    deposits made in the ordinary course of business to secure the performance of leases or in connection with bidding on government contracts;

(u)    advances in connection with purchases of goods or services in the ordinary course of business;

(v)    Guarantee Obligations, letters of credit and similar obligations in respect of obligations not constituting Indebtedness for borrowed money entered into in the ordinary course of business;

(w)    Investments consisting of Liens permitted under Section 6.3;

(x)    Investments consisting of transactions permitted under Section 6.4, except for Section 6.4(e);

(y)    Investments to the extent that payment for such Investments is made with Qualified Capital Stock of the Borrower or Capital Stock of any direct or indirect parent company of the Borrower;

(z)    (i) Investments into a Permitted Receivables Financing Subsidiary or a Qualified Securitization Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary or a Qualified Securitization Subsidiary in any other Person in connection with a Permitted Receivables Financing or a Qualified Securitization Facility, as applicable; and (ii) distributions or payments by such Permitted Receivables Financing Subsidiary or Qualified Securitization Subsidiary of Permitted Receivables Financing Fees or Qualified Securitization Fees, as applicable;

(aa)    Investments made in connection with the Transactions;

(bb)    loans and advances to the Borrower (or any direct or indirect parent thereof, including FBMI) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Borrower (or such direct or indirect parent) in accordance with Section 6.6;

(cc)    Investments funded with Excluded Contributions;

(dd)    the Borrower and its Restricted Subsidiaries may acquire Capital Stock in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Borrower or any of its Restricted Subsidiaries or as security for any such Indebtedness or claim;

(ee)    Investments in joint ventures and Investments in a Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in joint ventures not to exceed the greater of (x) $40.0 million and (y) 25.5% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(ff)    Investments in Unrestricted Subsidiaries and Investments in a Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in Unrestricted Subsidiaries not to exceed the greater of (x) $40.0 million and (y) 25.5% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(gg)    Investments in similar businesses and Investments in a Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in similar businesses not to exceed the greater of (x) $40.0 million and (y) 25.5% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(hh)    Investments in connection with reorganizations and other activities related to Tax planning and reorganization, so long as after giving effect thereto, the security interests of the Secured Parties in the Collateral and the guarantees under the Security Documents, taken as a whole, are not materially impaired;

(ii)    Investments consisting of licensing, sub-licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(jj)    contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(kk)    Investments entered into by an Unrestricted Subsidiary prior to the date such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 5.13; provided that such Investment was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary;

(ll)    any Investment in any Restricted Subsidiary in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice; and

(mm)    Investments on an unlimited basis entered into by any Non-Loan Party Subsidiary so long as such Investments are financed with internally generated cash flow of such Non-Loan Party Subsidiary;

provided, that for purposes of covenant compliance, (x) the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all Returns on such Investment up to the original amount of such Investment, and (y) the Borrower shall have the option of making the applicable determination required by this Section 6.7 and any related determination required by Section 6.2 or 6.3, as applicable, as of the date the definitive documentation for the relevant Investment is executed or the relevant irrevocable redemption or prepayment notice is given, as applicable, and the applicable financial ratios and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Condition Transaction were consummated on such date until consummated or terminated; provided, further, that if the Borrower elects to have such determinations occur as of the date of such definitive agreement or irrevocable redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Investment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Investment) shall not reflect such Investment until it is consummated or terminated; provided, further, that any intercompany Investment permitted above that is in the form of a loan or advance owed to (A) a Loan Party shall be evidenced by an intercompany note (individually or pursuant to a global note (which global note may be the Subordinated Intercompany Note)) and pledged by such Loan Party as Collateral pursuant to the Security Documents, and (B) a Non-Loan Party Subsidiary by a Loan Party shall be subordinated and subject to and in accordance with the terms of the Subordinated Intercompany Note or such other note in form and substance reasonably satisfactory to the Administrative Agent.

6.8    Limitation on Optional Payments of Covered Debt Instruments. Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease or otherwise voluntarily or optionally satisfy (but for the avoidance of doubt, excluding any regularly scheduled interest payments and payments of fees, expenses and indemnification obligations thereunder) (a “Specified Prepayment”), any Covered Debt other than (i) a Specified Prepayment with the Net Cash Proceeds of Indebtedness then permitted to be incurred pursuant to Section 6.2(p) or other Permitted Refinancing in respect of such Covered Debt (which Permitted Refinancing is permitted under Section 6.2), (ii) any Specified Prepayment in an aggregate amount not to exceed the Available Amount Basket at the time of such Specified Prepayment, subject to, in the case of Specified Prepayments, no continuing Specified Event of Default, (iii) any Specified Prepayment so long as (x) no Specified Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio, determined on a Pro Forma

Basis, does not exceed 4.00:1.00 as of the Relevant Reference Period, (iv) the conversion of such Covered Debt to Qualified Capital Stock of the Borrower or Capital Stock of any direct or indirect parent company of the Borrower, (v) any Specified Prepayment made within twelve months of the final maturity date of such Covered Debt, (vi) payments necessary so that such Covered Debt will not have “significant original issue discount” and thus will not be treated as “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code, (vii) any Specified Prepayment made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Capital Stock) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Capital Stock or through an Excluded Contribution (and excluding any proceeds constituting an ABL Cure Amount)) of the Borrower (or any direct or indirect parent thereof, including FBMI), (viii) [reserved], (ix) other Specified Prepayments so long as no Specified Event of Default shall have occurred and be continuing in an aggregate amount not to exceed the sum of (1) the greater of $35.0 million and 22.5% of Consolidated EBITDA for the Relevant Reference Period at the time of such Specified Prepayment and (2) unused amounts under Sections 6.6(q) and 6.7(r) or (x) Specified Payments of Covered Debt assumed in connection with (and not in contemplation of) a Permitted Acquisition or similar permitted Investment; provided, that in the case of clause (i), (ii), (iii), (vi), (ix) or (x), the Borrower shall have the option of making the applicable determination, and any related determinations required by Section 6.2 or 6.3, as applicable, as of the date any irrevocable redemption or prepayment notice is given (and any Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Specified Prepayment were consummated on such date until consummated or terminated); provided, further, that if the Borrower elects to have such determinations occur as of the date of such irrevocable redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Specified Prepayment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Specified Prepayment) shall not reflect such Specified Prepayment until it has been consummated or terminated.

6.9    Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with a fair market value in excess of $10.0 million with any Affiliate (other than the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is otherwise permitted under this Agreement and is on fair and reasonable terms no less favorable to the Borrower and its Restricted Subsidiaries, taken as a whole, than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may:

(a)    [reserved];

(b)    enter into and consummate the transactions listed on Schedule 6.9(b);

(c)    make Restricted Payments permitted pursuant to Section 6.6;

(d)    make Investments permitted under Section 6.7;

(e)    consummate the Transactions (including the issuance of Capital Stock to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower) and pay fees and expenses related to thereto;

(f)    enter into employment and severance arrangements with officers, directors and employees of the Borrower (or any direct or indirect parent company of the Borrower), any Intermediate Parent, the Borrower and the Restricted Subsidiaries and, to the extent relating to services performed for the Borrower, any Intermediate Parent, the Borrower and the Restricted Subsidiaries (as determined in good faith by the senior management of the relevant Person), pay director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and expense reimbursement arrangements; provided, that any purchase of Capital Stock of the Borrower (or any direct or indirect holding company of the Borrower) in connection with the foregoing shall be subject to Section 6.6;

(g)    make customary payments to Lone Star or any of its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Borrower in good faith;

(h)    make payments to or receive payments from, and enter into and consummate transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted hereunder;

(i)    pay reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to holders of Capital Stock of the Borrower or any direct or indirect parent company thereof pursuant to any stockholders agreement or registration and participation rights agreement as in effect on the Closing Date or entered into after the Closing Date in connection with any financing transaction, the net proceeds of which are contributed to the Borrower;

(j)    enter into transactions between the Borrower or any Restricted Subsidiary and any Person other than an Unrestricted Subsidiary which would constitute a transaction with an Affiliate solely because a director of such Person is also a director of any Group Member or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(k)    engage in the licensing and sub-licensing of Intellectual Property to permit the commercial exploitation of Intellectual Property between or among Affiliates of the Borrower;

(l)    any transaction between or among the Borrower or any Restricted Subsidiary and any Person that is an Affiliate of the Borrower or any Restricted Subsidiary solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(m)    make payments to any Permitted Investor of all out of pocket expenses incurred by such Permitted Investor in connection with its direct or indirect investment in the Borrower and the Subsidiaries;

(n)    allow (i) investments by Affiliates in securities of the Borrower or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of the Borrower or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(o)    engage in transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 5.13; provided that such transaction was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary;

(p)    enter into transactions with respect to which the Borrower or any of the Restricted Subsidiaries, as the case may be, obtains a letter from an independent financial advisory, investment banking or appraisal firm stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of this Section 6.9;

(q)    enter into and/or maintain the Tax Receivable Agreement; and

(r)    enter into any transaction effected as part of a Permitted Receivables Financing or Qualified Securitization Facility or engage in any dispositions or repurchases of Permitted Receivables Financing Assets, Qualified Securitization Assets or related assets in connection with any Permitted Receivables Financing or Qualified Securitization Facility.

6.10    Limitation on Negative Pledge Clauses(a) . Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than:

(a)    this Agreement (including any Permitted Amendment), the other Loan Documents and the ABL Loan Documents or any Guarantee Obligations in respect of any of the foregoing;

(b)     any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt, any Incremental Revolving Commitments, any Replacement Facility, any Permitted Debt Exchange Notes or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (b), such prohibitions or limitations in documentation evidencing such Indebtedness are no more restrictive, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness);

(c)    any agreements governing any Indebtedness permitted under Section 6.2(c) and any other purchase money Indebtedness, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Indebtedness and the proceeds and products thereof);

(d)     any agreements governing Indebtedness of any Excluded Subsidiary permitted under Section 6.2 (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries);

(e)     any agreements governing Indebtedness permitted under Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted under Section 6.3(k) and the proceeds thereof);

(f)     customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures;

(g)     licenses or sub-licenses by any Group Member of Intellectual Property in the ordinary course of business (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto);

(h)     customary provisions (including customary net worth provisions) in leases, subleases, licenses and sub-licenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sub-licensee;

(i)     prohibitions and limitations arising by operation of law;

(j)     prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary;

(k)     customary restrictions that arise in connection with any Disposition permitted under Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition;

(l)     customary provisions contained in an agreement restricting assignment of such agreement entered into in the ordinary course of business;

(m)    customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(n)    agreements existing and as in effect on the Closing Date and described in Schedule 6.10;

(o)    restrictions created in connection with any Permitted Receivables Financing or Qualified Securitization Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect such Permitted Receivables Financing or Qualified Securitization Facility (in which case any such restrictions shall only be effective against the applicable Permitted Receivables Financing Assets or Qualified Securitization Assets securing such Permitted Receivables Financing or Qualified Securitization Facility, as the case may be);

(p)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(q)    any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any Restricted Subsidiary other than the assets and property of such Restricted Subsidiary; or

(r)    restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than the then customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of the Borrower, the Borrower and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.11    Limitation on Restrictions on Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than a Subsidiary Guarantor) to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by any Loan Party or to Guarantee Obligations of any Loan Party except for such encumbrances or restrictions existing under or by reason of (i) this Agreement (including any Permitted Amendment), the other Loan Documents, the ABL Loan Documents (in the case of the ABL Loan Documents, as in effect on the date hereof, except for any Permitted Amendment (as defined in the ABL Credit Agreement)), (ii) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt, any Permitted Debt Exchange Notes, or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (ii), such encumbrances or restrictions in documentation evidencing such Indebtedness are no more restrictive in any material respect, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness), (iii) any agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary, solely with respect to such Restricted Subsidiary, (iv) customary net worth provisions contained in real property leases, subleases, licenses or permits entered into by any Group Member so long as such net worth provisions would not reasonably be expected to impair the ability of the Loan Parties to comply with their obligations under this Agreement or any of the other Loan Documents (as determined in good faith by the Borrower), (v) any restriction with respect to Excluded Subsidiaries in connection with Indebtedness permitted under Section 6.2, (vi) to the extent not otherwise permitted under this Section 6.11, agreements, restrictions and limitations described in clauses (a) through (q) of Section 6.10, to the extent set forth in such clauses, (vii) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder, (viii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary, (ix) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any Restricted Subsidiary other than the assets and property of such Restricted Subsidiary and (x) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to the Borrower or any Restricted Subsidiary than either (i) Section 6.6 of this Agreement or (ii) the then customary market terms for Indebtedness of such type, so long as, in the case of this clause (ii) only, the Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of the Borrower, the Borrower and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.12    Limitation on Activities of Holdings and Intermediate Parents. (a) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, neither Holdings nor any Intermediate Parent may (a) (i) own any direct Subsidiary other than any Intermediate Parent, the Borrower or a Subsidiary that will promptly be contributed to or merged or amalgamated into Holdings, any Intermediate Parent, the Borrower or a Subsidiary Guarantor, (ii) own any material Investment (other than cash or Cash Equivalents and Investments in an Intermediate Parent, the Borrower and the Restricted Subsidiaries) unless such Investment will promptly be contributed to Holdings, any Intermediate Parent, the Borrower or a Restricted Subsidiary or (iii) create any Lien on the Capital Stock of any Intermediate Parent or the Borrower (other than Permitted Liens) or

(b)    conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Borrower or an Intermediate Parent, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to other contractual obligations contemplated by or incidental to the activities contemplated by the other clauses of this Section 6.12, (iv) any transaction that Holdings or such Intermediate Parent is expressly permitted or contemplated to enter into or consummate under the other subsections of this Section 6 as if Holdings or such Intermediate Parent were subject to such subsections, (v) the issuance of Capital Stock, payment of dividends or making of distributions, making of loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments, (vi) participating in Tax, accounting and other administrative matters as a member of a consolidated group of companies, (vii) holding any cash or property received in connection with Restricted Payments made by a Group Member in accordance with Section 6.6 pending application thereof, (viii) providing indemnification to officers and directors, (ix) the incurrence of Indebtedness for any purpose relating to the business of Holdings and its Subsidiaries or to fund Restricted Payments or Investments relating to the business of Holdings and its Subsidiaries, in each case without limitations, (x) (A) entering into the Tax Receivable Agreement to make Tax benefit payments and making payments thereunder and (B) otherwise performing the functions of, and customary or reasonable activities of, a public holding company for a consolidated group of companies, (xi) the incurrence of Qualified Holding Company Debt, (xii) repurchases of Indebtedness through open market purchases and Dutch auctions (in the case of Loans, to the extent permitted hereunder), the making of any loan to any officers or directors contemplated by Section 6.6 or constituting an Investment permitted under Section 6.6, the making of any Investment in the Borrower or any Subsidiary Guarantor or, to the extent otherwise allowed under Section 6.6, a Restricted Subsidiary, and (xiii) activities incidental to the businesses or activities described in the foregoing clauses (b)(i) through (b)(xii).

(c)    so long as no Event of Default has occurred and is continuing, Holdings may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (x) Holdings will be the continuing or surviving Person or (y) if (i) the Person formed by or surviving any such merger or consolidation is not Holdings, (ii) Holdings is not the Person into which the applicable Person has been liquidated or (iii) in connection with a disposition of all or substantially all of Holdings’ assets, the Person that is the transferee of such assets is not Holdings (any such Person described in the preceding clauses (i) through (iii), a “Successor Holdings”), then the Successor Holdings will (1) be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and (2) expressly assume all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings a party, (iv) the Administrative Agent shall have received at least three (3) Business Days prior to the such transaction all documentation and other information in respect of the Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (v) the Successor Holdings shall, immediately following such merger, consolidation or disposition, directly or indirectly own all of the Subsidiaries owned by Holdings immediately prior to such transaction; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement.

SECTION 7.    EVENTS OF DEFAULT

7.1    Events of Default. If any of the following events shall occur and be continuing:

(a)    (i) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided, that, in each case, such materiality qualifier shall not be applicable with respect to any representation or warranty that is qualified or modified by materiality or Material Adverse Effect; provided, further that on the Closing Date only the representations and warranties specified (and to the extent specified) in Section 4.1(m) shall be made or deemed made for purposes of this Section 7.1(b)); provided that, if such fact, event or circumstance resulting in such incorrect representation or warranty shall have been cured, corrected or otherwise remedied within 30 days from the date a Responsible Officer of any Loan Party obtains knowledge thereof, such false or incorrect representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents; or

(c)    any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to Holdings and the Borrower only), Section 5.7(a) (provided, that the delivery of the notice referred to in such Section 5.7(a) at any time will cure any such Event of Default arising from the failure to timely deliver such notice of default), Section 5.10 or Section 6; or

(d)    any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days following the earlier of (x) the date of delivery of written notice thereof to the Borrower by the Administrative Agent or (y) the date on which the Borrower has actual knowledge of such violation; or

(e)    Holdings or any Group Member shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than, with respect to Indebtedness consisting of obligations in respect of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and not as a result of any default thereunder by Holdings or any such Group Member) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (provided, that this subclause (iii) shall not apply to any secured

Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this clause (e))); provided, that (x) a default, event or condition described in subclause (i), (ii) or (iii) of this clause (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in subclause (i), (ii) or (iii) of this clause (e) shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which would in the aggregate constitute Material Debt, (y) a default, event or condition under the ABL Credit Agreement (other than a failure to observe or perform the Financial Covenant (as defined in the ABL Credit Agreement), which is covered by clause (z) below) shall not constitute an Event of Default hereunder until (i) such default under the ABL Credit Agreement has continued unremedied for 60 days or (ii) if earlier, the date on which lenders under the ABL Credit Agreement accelerate payment of the ABL Revolving Loans and terminate their ABL Revolving Credit Commitments or foreclose upon any ABL Priority Collateral in accordance with the terms of the ABL Credit Agreement and the ABL Intercreditor Agreement, and (z) the failure to observe the Financial Covenant (as defined in the ABL Credit Agreement) shall not in and of itself constitute an Event of Default hereunder until the date on which the lenders under the ABL Credit Agreement accelerate payment of the ABL Revolving Loans and terminate their ABL Revolving Credit Commitments (and such acceleration and termination shall not have been rescinded) or foreclose upon any ABL Priority Collateral in accordance with the terms of the ABL Credit Agreement and the ABL Intercreditor Agreement (it being understood that prior to the time it becomes an Event of Default hereunder, any Event of Default under the preceding subclauses (y) and (z) may be waived, amended, terminated or otherwise modified from time to time by the Borrower and the Required Lenders (as defined in the ABL Credit Agreement) (or by the Borrower and the ABL Administrative Agent with the consent of the Required Lenders (as defined in the ABL Credit Agreement)); provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in subclause (i), (ii) or (iii) of this clause (e) shall no longer be continuing with respect to an amount of Indebtedness that would in the aggregate constitute Material Debt; or

(f)    (i) any Material Party shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, trustee, monitor, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against or with respect to any Material Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Material Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts in excess of $35.0 million as they become due; or

(g)    (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that results in liability of Holdings or any Commonly Controlled Entity, (ii) any Person shall fail to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived or any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA and the present value of all accrued benefits, determined on a termination basis, exceeds the value of the assets of such Plan or (v) Holdings or any Commonly Controlled Entity shall be reasonably likely to incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; or

(h)    one or more final judgments or decrees for the payment of money shall be entered against Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries involving for Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries, taken as a whole, a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $35.0 million or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)    any Security Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (i) any of the foregoing results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC continuation statements, as applicable, or (ii) such loss is covered by a title insurance policy benefitting the Administrative Agent or the Lenders and the related insurer has not asserted in writing that such loss is not covered by such title insurance policy and has not denied coverage; or

(j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents); or

(k)    any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in subclause (i) or (ii) of clause (f) above with respect to the Borrower, the Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the

Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to any Default or Event of Default, the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action (regardless of whether taken before or after the specified time) or (ii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents, but only so long as, in the case of each of the foregoing clauses (i) and (ii), such Event of Default has been cured pursuant to clause (i) or (ii), as applicable, prior to the time at which the Administrative Agent or the Required Lenders have declared that an Event of Default has occurred or the Loans have been accelerated hereunder. If any Default or Event of Default occurs that is subsequently cured in accordance with the immediately preceding sentence (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of (or the failure to take) any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default.

SECTION 8.    THE ADMINISTRATIVE AGENT

8.1    Appointment. Each Lender hereby irrevocably designates and appoints RBC (in its capacity as the Administrative Agent) as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to enter into each Security Document, the Intercreditor Agreements and any other intercreditor or subordination agreements contemplated hereby (including any First Lien Pari Passu Intercreditor Agreement) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3    Exculpatory Provisions. Neither the Administrative Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable to any other

Credit Party for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender.

8.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6    Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

8.7    Indemnification. The Lenders agree to indemnify the Administrative Agent and each of its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrower and without limiting any obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8    Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the administrative agent hereunder, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9    Successor Administrative Agent. (a) The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $5.0 billion and otherwise may be withheld in the Borrower’s sole discretion, which approval shall not be required during the continuance of a Specified Event of Default), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), appoints a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

(b)     If the Administrative Agent or a controlling Affiliate thereof admits that it is insolvent or has become the subject of a Bankruptcy Event, it may be removed by the Borrower or the Required Lenders. The Borrower shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 10 days following an Administrative Agent’s removal, such Administrative Agent’s removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Borrower, subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), appoints a successor agent as provided for above. After any Administrative Agent’s replacement as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10    Arrangers. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, each Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, but all such Persons shall have the benefit of the indemnities provided for hereunder.

8.11    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)    to file and prove a claim for the whole amount of the principal and interest and premium owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under this Agreement, allowed in such judicial proceeding); and

(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under this Agreement.

To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.12    Certain ERISA Matters

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, and (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)    none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)    The Administrative Agent and the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

8.13    Other Matters.

(a)    Notwithstanding any provision herein, Section 8.12 shall not apply to the extent that the regulations under Section 3(21) of ERISA issued by the U.S. Department of Labor on April 8, 2016 are rescinded or otherwise revoked, repealed or no longer effective.

(b)    The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Insurance Laws. The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Insurance Laws. However, the Administrative Agent reminds each lender and participant in the facility that, pursuant to the Flood Insurance Laws, each federally regulated lender (whether acting as a lender or a participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 9.    MISCELLANEOUS

9.1    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)    if to Holdings or the Borrower, to it at:

Foundation Building Materials Holding Company LLC

c/o Foundation Building Materials

2552 Walnut Avenue, Suite 160

Tustin, CA 92780

Attention: John Gorey

Facsimile: 714-734-3974

Telephone: 714-380-3127

E-mail: john.gorey@fbmsales.com

with copies (which shall not constitute notice) to:

Lone Star Americas Acquisitions LLC

2711 N. Haskell Avenue, Suite 1800

Dallas, TX 75204

Attention: General Counsel

Facsimile: 214-515-6924

Telephone: 214-515-6824

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Judson Oswald and Chad Nichols

Facsimile: (212) 446-4812 and (713) 836-3602

E-mail: judson.oswald@kirkland.com and chad.nichols@kirkland.com

(ii)    if to the Administrative Agent, to it at:

Royal Bank of Canada

Attention: Manager, Agency Services Group

200 Bay Street, 12th Fl. South Tower

Toronto, Ontario M5J 2W7

Facsimile: (416) 842-4023

(iii)    if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Each of Holdings and the Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative

Agent to Holdings and the Borrower, that it will, and will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.9, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each of Holdings and the Borrower agrees, and each agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that is (x) of a type that would be publicly available if Holdings and its Subsidiaries were public reporting companies or (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless Holdings or the Borrower notifies the Administrative Agent promptly that any such document contains Private Lender Information: (A) the Loan Documents, (B) notification of changes in the terms of the Facilities and (C) all information delivered pursuant to Section 5.1 and Section 5.2(a). “Private Lender Information” means any information and documentation that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN

THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2    Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Holdings or the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)    None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or by Holdings, the Borrower and the Administrative Agent (except to the extent where the consent of the Administrative Agent is not required pursuant to Sections 2.23, 2.24 and 2.25) with the consent of the Required Lenders (other than with respect to the Fee Letter, which may be amended by an agreement or waiver solely among the parties thereto); provided, that, notwithstanding the foregoing, solely with the written consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders, other than in the case of clause (1) below, which shall require the consent of each Lender increasing its Commitment as well as the consent of the Required Lenders if such increase is effectuated other than pursuant to the provisions under this Agreement specifically permitting increases of commitments without the further approval of Required Lenders), any such agreement may:

(1)    increase any Commitment of such Lender;

(2)    reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each directly and adversely affected Facility)); provided, that any change in any definition applicable to any ratio used in the calculation of any rate of interest or fee shall not constitute a reduction in any rate of interest or fee; provided, further that only the consent of the Required Lenders shall be required to effectuate or implement any changes in accordance with Section 1.11 to the extent consent of the Required Lenders is required thereby;

(3)    postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment; it being understood that the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Commitment of any Lender;

(4)    [reserved];

(5)    change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder; or

(6)    except as otherwise expressly provided in Section 9.14 or in the Security Documents, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement representing all or substantially all of the value of such guarantees, taken as a whole;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder in a manner adverse to the Administrative Agent, without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, amendments, waivers and other modifications to the provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders holding Loans or Commitments of a particular Class (but not the rights or obligations of Lenders holding Loans or Commitments of any other Class) will require only the prior written consent of Lenders holding the requisite percentage under this Section 9.2(b) of the outstanding Loans and unused Commitments of such Class (as if such Class were the only Class of Loans and Commitments then outstanding under this Agreement), Holdings and the Borrower.

(c)    Notwithstanding anything to the contrary contained in this Section 9.2, the Administrative Agent and the Borrower, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof (provided, that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), (ii) to permit additional affiliates of the Borrower to guarantee the Obligations and/or provide Collateral therefor, (iii) to integrate any terms or conditions from any documentation in respect of an Incremental Facility that are more restrictive than the terms hereunder, (iv) to increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any class or classes of Lenders, (v) to increase, expand and/or extend the call protection provisions and any “most favored nation” provisions benefiting any class or classes of Lenders, (vi) to modify any other provision in a manner more favorable to the then-existing Lenders, in each case in connection with the issuance or incurrence of any Incremental Facilities or other Indebtedness permitted under Section 6.2 and (vii) such other modifications as may be required in order to incur Indebtedness that is intended to be “fungible” with another Class of Term Loans hereunder. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement or any other intercreditor arrangements entered into pursuant to this Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, Incremental Equivalent Debt, or any Refinancing Indebtedness in respect of any of the foregoing (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the applicable Intercreditor Agreement or such other intercreditor arrangement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the applicable Intercreditor Agreement or any such other intercreditor arrangements, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(e)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.23, Replacement Facility Amendments in accordance with Section 2.24 and Extension Amendments in accordance with Section 2.25 and joinder agreements with respect thereto in accordance with such sections, and such Incremental Facility Amendments, Replacement Facility Amendments and Extension Amendments and joinder agreements may effect such amendments to the Loan Documents to give effect to the existence and the terms of the Incremental Facility, Replacement Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Term Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(f)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (and no other party to this Agreement) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as conclusively determined by the Administrative Agent in consultation with the Borrower.

(g)    Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents.

(h)    Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, this Agreement may be amended (or amended and restated) without the written consent of any Lender (except for any Lender that will hold any portion of such new Term Loans) in order to effect any Repricing Event described in clause (a) of the definition thereof in the form of a new tranche of Term Loans under this Agreement.

9.3    Expenses; Indemnity; Damage Waiver. (a) Within 30 days after receipt of a written request, together with customary backup documentation in reasonable detail, the Borrower shall pay (i) all reasonable and documented (in reasonable detail) out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof and (ii) all reasonable and documented (in reasonable detail) out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of legal counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, that the Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel in the United States selected by the Administrative Agent for all Persons described in clauses (i) and (ii) above, taken as a whole, (y) in the case of any actual or reasonably perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b)    The Borrower shall indemnify the Administrative Agent, each institution listed as an arranger or bookrunner on the cover page hereof and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel to the Indemnitees, taken as a whole, (ii) in the case of any actual or reasonably perceived conflict of interest, one additional outside legal counsel in the United States for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (iii) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or the use of the proceeds therefrom, (y) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries (including any predecessor entities), or any other Environmental Liability relating to Holdings or any of its Subsidiaries (including any predecessor entities), or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by Holdings, the Borrower or any of their respective Affiliates, their respective creditors or any other Person; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such Indemnitee or its Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by Holdings or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided, that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against the Administrative Agent or any Arranger (in each case, in its capacity as such) by other Indemnitees, the Administrative Agent or any Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Parties in connection with the foregoing without Holdings’ prior written consent (such consent not to be unreasonably withheld or delayed), or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c)    To the extent permitted by applicable law, none of Holdings, the Borrower or any Indemnitee shall assert, and each of Holdings, the Borrower and each Indemnitee hereby waives, any claim against Holdings, the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Holdings and the Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing contained in this paragraph shall limit the obligations of the Borrower under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d)    All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor, together with customary backup documentation in reasonable detail.

(e)    Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

9.4    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise expressly provided in Section 6.4, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Except as expressly set forth in Section 8.3, nothing in this Agreement shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that Holdings and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 9.4. Additionally, each Lender agrees that Holdings and/or the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

(b)    (i) Subject to the conditions set forth in clause (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)    the Borrower; provided, that no consent of the Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender, an Approved Fund or a Purchasing Borrower Party or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee; provided, further, that the withholding of consent by the Borrower to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Administrative Agent shall not have any responsibility or obligation to determine or notify the Borrower with respect to whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender); and

(B)    the Administrative Agent.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B)    each partial assignment with respect to a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)    the parties to each assignment shall (A) execute and deliver to the Administrative Agent via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent, an Assignment and Assumption, together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment);

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable Tax forms in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)    any assignment of any Loans to a Purchasing Borrower Party or Affiliated Lender shall be subject to the requirements of Sections 9.4(e) through (h), as applicable, and, in the case of Purchasing Borrower Parties, with respect to Dutch Auctions, Section 2.12(f).

(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.17, 2.18, 2.19 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption and each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and, as applicable, stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent and its affiliates and each Lender, as to its own holdings, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption or Affiliated Lender Assignment and Assumption, in each case executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4, any written consent to such assignment required by paragraph (b) of this Section 9.4 and any applicable Tax forms, the Administrative Agent shall accept such Assignment and Assumption or Affiliated Lender Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 9.4(b), 9.4(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption or Affiliated Lender Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than any natural Person, Lone Star (other than any Debt Fund Affiliate), Holdings, the Borrower or any Subsidiary of Holdings or the Borrower, any Affiliated Lender and any Disqualified Lenders (to the extent that a list of Disqualified Lenders has been made available to all relevant Lenders upon request therefore) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it)); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, further that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (2) through (4) of the first proviso to Section 9.2(b) that adversely affects the Participant. The Borrower agrees that, subject to paragraph (c)(ii) and (c)(iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided, further that such Participant agrees to be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, further that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from the Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19, with respect to any participation sold to such Participant, than its participating Lender would have been entitled to receive (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the participation) with respect to the participation sold to such Participant, unless the Borrower is notified of the participation sold to such Participant and the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging such Participant may receive a greater payment and such Participant agrees to comply with Section 2.21 as if it was a Lender. A Participant shall not be entitled to the benefits of Section 2.19 unless such Participant agrees, for the benefit of the Borrower, to comply (and actually complies) with Section 2.19(e) as though it were a Lender (it being understood that the documentation required under Section 2.19(e) shall be delivered to the participating Lender).

(iii)    A Participant agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.4.

(iv)    Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21(b) with respect to any Participant.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other applicable central bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Person who, after giving effect to such assignment, would be an Affiliated Lender; provided, that:

(i)    the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii)    at the time of such assignment and after giving effect to such assignment, the Affiliated Lenders shall not, in the aggregate, hold Term Loans with an aggregate principal amount in excess of 25.0% of the principal amount of all Term Loans then outstanding; and

(iii)    the applicable Affiliated Lender Assignment and Assumption may include a customary “big boy” representation from the assignor or assignee, as the case may be (it being agreed that no Affiliated Lender shall be required to make a representation as to absence of MNPI).

To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter), report to the

Administrative Agent the amount and Class of Term Loans held by Affiliated Lenders and the identity of such holders.

(f)    Notwithstanding anything in Section 9.2 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Term Loan Lender in the same proportion as the allocation of voting with respect to such matter by Term Loan Lenders who are not Affiliated Lenders, unless the result of such Required Lender Consent Item would reasonably be expected to deprive such Affiliated Lender of its pro rata share (compared to Term Loan Lenders which are not Affiliated Lenders) of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent or such Affiliated Lender is otherwise adversely affected thereby compared to Term Loan Lenders which are not Affiliated Lenders (in which case for purposes of such vote such Affiliated Lender shall have the same voting rights as other Term Loan Lenders which are not Affiliated Lenders).

No Affiliated Lender shall have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other such Lender under the Loan Documents in the absence, with respect to any such Person, of the gross negligence, bad faith or willful misconduct by such Person and its Related Parties (as determined by a court of competent jurisdiction by final and nonappealable judgment), except with respect to any claims that the Administrative Agent or any other such Lender is treating such Affiliated Lender, in its capacity as a Lender, in a disproportionate manner relative to the other Lenders.

Additionally, the Loan Parties and each Affiliated Lender hereby agree that and each Affiliated Lender Assignment and Assumption by an Affiliated Lender shall provide a confirmation that, if a case under any Debtor Relief Law is commenced against any Loan Party, such Loan Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations or claims held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of the Term Loans or claims held by Lenders that are not Affiliates of the Borrower.

(g)    Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with Section 9.4(b); provided, that:

(i)    the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii)    such assignment shall be made pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis pursuant to the Dutch Auction Procedures set forth in Section 2.12(f) or by way of an open market purchase; provided, that in the case of any open market purchases, at the time of such assignment and after giving effect to such assignment, such assignments will not exceed, in the aggregate, 25.0% of the principal amount of all Term Loans then outstanding at such time (it being understood that, solely for purposes of this proviso, any Term Loans previously purchased and cancelled pursuant to this Section 9.4(g) shall be deemed outstanding at such time);

(iii)    any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv)    immediately after giving effect to any such purchase, no Event of Default shall exist;

(v)    the applicable Affiliated Lender Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the assignee or assignor, as the case may be (it being agreed that no Purchasing Borrower Party shall be required to make a representation as to absence of MNPI); and

(vi)    the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 9.4(g) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased.

(h)    Notwithstanding anything to the contrary contained herein, no Affiliated Lender nor any Purchasing Borrower Party shall have any right (in their capacity as a Lender) to (i) attend (including by telephone) any meeting or discussions (or portion thereof) attended solely by the Administrative Agent and any Lenders or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement). Any assignment purchased by an Affiliated Lender may be contributed to Holdings and/or its Restricted Subsidiaries and immediately cancelled as set forth above.

(i)    Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Term Loans (x) on a non-pro rata basis through Dutch Auctions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (vii) of Section 9.4(g); provided that the Loans and Commitments held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (it being understood and agreed that any Term Loans held by Debt Fund Affiliates in excess of such 49.9% of such amounts will be deemed to be voted pro rata along with the votes of the Lenders under the relevant class of Lenders that are not Debt Fund Affiliates).

(j)    With respect to any assignment or participation by a Lender of any Loans or Commitments, (i) to a Disqualified Lender or (ii) to the extent the Borrower’s consent is required under the terms of Section 9.4(b)(ii)(A)(A) and such consent is not granted (or deemed to have been granted), to any other Person, in each case, the Borrower shall be entitled to (A) notwithstanding anything to the contrary in this Agreement, prepay such Loans or terminate such Commitments on a non-pro rata basis or (B) require such Disqualified Lender or other Person to assign such Loans or Commitments in accordance with the terms of this Agreement in addition to any other remedy available to the Borrower at law or equity, except to the extent that the Borrower consents in writing to such assignment or participation; provided that upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is in the list of Disqualified Lenders. No Disqualified Lender that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Lenders from becoming Lenders) shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings.

9.5    Survival. All covenants, agreements, representations and warranties made by Holdings and the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

9.6    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set offs in connection with Cash

Management Obligations and Specified Hedge Agreements), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, Tax withholding and trust accounts maintained in the ordinary course of business) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the Administrative Agent and the Borrower promptly after any such setoff.

9.9    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c)    Each of Holdings and the Borrower hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES

HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11    Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12    Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided, that the Administrative Agent or such Lender, as applicable, shall notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided, that the Administrative Agent or such Lender, as applicable, shall notify the Borrower promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) as reasonably determined to be necessary, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the Borrower, (ix) to the extent such Information (A) becomes available other than as a result of a breach of this Section 9.12 to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates or (B) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Administrative Agent or any Lender or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to Lone Star, the Permitted Investors or any of their respective affiliates, (x) on a confidential basis to (A) any rating agency in connection with rating Holdings, the Borrower or their Subsidiaries or the Facilities or (1) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or (2) market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement, and (xii) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from Holdings, the Borrower or any of their Affiliates relating to Holdings or the Borrower or any of their Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from the Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND LOCAL SECURITIES LAWS.

(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO HOLDINGS, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13    PATRIOT Act. The Administrative Agent and each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender to identify the Borrower and each other Loan Party in accordance with the PATRIOT Act.

9.14    Release of Liens and Guarantees; Secured Parties. (a) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets (including any Mortgaged Property) of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents (including mortgage release documents) as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset (including any Mortgaged Property) constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of Holdings or the Borrower, the Administrative Agent agrees to promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute such documents (including mortgage release documents) as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created by any Loan Document in respect of such assets, effective upon such asset becoming an Excluded Asset. In the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or the Borrower elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee Obligations in respect of the Obligations (including its Guarantee Obligations under the Guarantee and Collateral Agreement). Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(b)    Upon the payment in full of the Obligations and the termination or expiration of the Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee Obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee Obligations in respect of the Obligations (including the Guarantee Obligations under the Guarantee and Collateral Agreement).

(c)    Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. In furtherance of the foregoing, no Hedge Agreement the obligations under which constitute Specified Hedge Agreement obligations and no other agreements the obligations under which constitute Cash Management Obligations, in each case will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedge Agreement or such agreement in respect of Cash Management Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.15    No Fiduciary Duty. The Administrative Agent and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

9.16    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.17    Intercreditor Agreements.

(a)    The Administrative Agent is hereby authorized and directed to, to the extent required or permitted by the terms of the Loan Documents, (x) enter into (i) any Security Document, (ii) the ABL Intercreditor Agreement, (iii) any other Intercreditor Agreement or (iv) any other intercreditor agreement contemplated hereunder or (y) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement contemplated hereunder, any Security Document, and any consent, filing or other action will be binding upon them. Each of the Lenders and each of the Secured Parties hereby (a) acknowledges that it has received a copy of the Intercreditor Agreements, (b) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement contemplated hereunder (if entered into) and (d) authorizes and instructs the Administrative Agent to enter into each of the ABL Intercreditor Agreement, any other

Intercreditor Agreement and any other intercreditor agreements contemplated hereunder or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The provisions of the foregoing sentence are intended as an inducement to the lenders under the ABL Credit Agreement to extend credit thereunder, and such lenders are intended third party beneficiaries of such provisions.

(b)    Notwithstanding anything herein to the contrary, the liens and security interests granted in the Security Documents to the Administrative Agent by the Loan Parties pursuant to this Agreement on and in any Collateral and the exercise of any right or remedy by the Administrative Agent with respect to any such Collateral hereunder, are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

9.18    Discretionary Guarantors. At any time after the Closing Date, the Borrower may elect to add a Group Member that is an Excluded Subsidiary or any other Person reasonably satisfactory to the Administrative Agent to be added as an additional guarantor and a Loan Party (a “Discretionary Guarantor”) as follows:

(a)    the Borrower shall provide a Notice of Additional Guarantor to the Administrative Agent of its intention to add any Discretionary Guarantor at least 10 Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the date of the proposed addition;

(b)    consent of the Administrative Agent shall be required to approve any such addition (such consent not to be unreasonably withheld or delayed, but which may be withheld if the Administrative Agent reasonably determines that such Discretionary Guarantor is organized under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (iii) there is any reasonably identifiable and material adverse political risk to the Lenders or the Administrative Agent associated with such jurisdiction);

(c)    the Borrower and such Discretionary Guarantor shall deliver the documents required by Section 5.9, at the time such Group Member or other Person becomes a Discretionary Guarantor (or such later date as the Administrative Agent may reasonably agree) with respect to each such additional Guarantor (and solely for purposes of Section 5.9(c) and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time such Notice of Additional Guarantor is received by the Administrative Agent); and

(d)    as a condition to the effectiveness of any joinder of any Discretionary Guarantor, such Discretionary Guarantor shall deliver opinions (to the extent reasonably requested by the Administrative Agent), board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1 and, at least five Business Days prior to effectiveness of such joinder, all other documentation and other information, in each case as reasonably requested in writing by the Administrative Agent within ten (10) Business Days following receipt of such

Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

It is understood and agreed that, as a condition to the effectiveness of any joinder of any Group Member or other Person as a “Discretionary Guarantor” under the ABL Credit Agreement, such Group Member or other Person shall have become a Discretionary Guarantor hereunder, pursuant to and in accordance with the provisions of this Section 9.18.

9.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.20    [Reserved.]

9.21    Collateral or Margin Posted Under Hedge Agreements. Notwithstanding anything to the contrary in this Agreement or any Loan Document, to the extent that any Loan Party or counterparty to a Hedge Agreement is required to post any margin or collateral under a Hedge Agreement as a result of any regulatory requirement, swap clearing organization rule, or other similar regulation, rule, or requirement:

(a)    such Loan Party shall be permitted to make payments of such margin or collateral to the counterparty in satisfaction of any such regulation, rule, or requirement;

(b)    if any such counterparty posts any such margin or collateral with any Loan Party, such margin or collateral shall not be subject to any cash trap, cash sweep, or other cash management provision or restriction in any Loan Document, save and except any pledge or assignment of such Hedge Agreement, with the express intention that the applicable Loan Party shall be permitted to receive, return (including any return payment), or apply such margin or collateral in accordance with the relevant Hedge Agreement; provided, however, that such Loan Party shall not use any such margin or collateral for any other purpose than in accordance with the relevant Hedge Agreement; and

(c)    any cash or cash equivalent instruments posted by or to Borrower shall not constitute Collateral or security for the Loans; provided that the foregoing shall not limit any grant of security over any applicable Loan Party’s rights in such cash or cash equivalent instruments under any pledge or assignment of the relevant Hedge Agreement.

Remainder of page intentionally left blank;

Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

FBM ALPHA LLC

By:	/s/ John J. Gorey
	Name:	John J. Gorey
	Title:	Chief Financial Officer

Signature Page to

Term Loan Credit Agreement

BORROWER:

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:	/s/ John J. Gorey
	Name:	John J. Gorey
	Title:	Chief Financial Officer

Signature Page to

Term Loan Credit Agreement

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Susan Khokher
	Name:	Susan Khokher
	Title:	Manager, Agency

Signature Page to

Term Loan Credit Agreement

LENDER:

ROYAL BANK OF CANADA, as Lender

By:	/s/ Raja Khanna
	Name:	Raja Khanna
	Title:	Authorized Signatory

Signature Page to

Term Loan Credit Agreement

Schedule I

Consolidated EBITDA Adjustments

None.

Schedule 1.1A

Mortgaged Property

None.

Schedule 2.1

Lenders

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Royal Bank of Canada	$450,000,000.00	100.0%

Total	$450,000,000.00	100.0%

Schedule 3.4

Consents, Authorizations, Filings and Notices

None.

Schedule 3.13(a)

Restricted Subsidiaries

Issuer	Jurisdiction of Organization of the Issuer	Owner	Number and class of Shares Owned
Foundation Building Materials Holding Company LLC	Delaware	FBM Alpha LLC	100 units

Foundation Building Materials, LLC	California	Foundation Building Materials Holding Company LLC	100% of limited liability company interests

FBM Logistics, LLC	Indiana	Foundation Building Materials, LLC	100% of limited liability company interests

FBM Missouri, Inc.	Missouri	Foundation Building Materials, LLC	98 common shares

FBM Canada GSD, Inc.	Alberta, Canada	Foundation Building Materials, LLC	1,000 common shares

FBM Canada SPI, Inc.	Alberta, Canada	Foundation Building Materials, LLC	1,000 common shares

FBM Whitby Inc.	Ontario, Canada	FBM Canada GSD, Inc.	100 common shares

Schedule 3.13(b)

Unrestricted Subsidiaries

None.

Schedule 5.14

Post-Closing Matters

1.

As soon as reasonably practicable and in any case within 120 days after the Closing Date or such later date as the Administrative Agent shall reasonably agree, Holdings shall deliver or cause each applicable Loan Party to deliver to the Administrative Agent a Mortgage for the real property sent forth on Schedule 1.1A, together with all other deliverables relating thereto that comply with the requirements set forth in Section 5.9(b) of the Credit Agreement with respect to real property.

Schedule 6.2(d)

Existing Indebtedness

1.	The Indebtedness secured by the liens set forth on Schedule 6.3(f).

Schedule 6.3(f)

Existing Liens

Debtor	Secured Party	(Filing Office) File No.	Date Filed	Description of Collateral
FBM Canada GSD, Inc. (f/k/a Winroc-SPI a Division of Superior General Partnership Inc.)	Diamond International Trucks Ltd.	(Government of Alberta) 15022503529	02/25/2015	2015 Freightliner SD114 Serial # 1FVPG3DV1EHFU0510

FBM Canada GSD, Inc. (f/k/a Winroc-SPI a Division of Superior General Partner)	Diamond International Trucks Ltd.	(Government of Alberta) 15081232149	08/12/2015	2013 7600 6x4 International Serial # 1HTGTSJT0DJ146038

FBM Canada GSD, Inc. (f/k/a Winroc-SPI a Division of Superior General Partner)	Diamond International Trucks Ltd.	(Government of Alberta) 15081232334	08/12/2015	2015 Kenworth T800 Serial # 1NKDX4TX3FR973812

FBM Canada GSD, Inc. (f/k/a Winroc-SPI a Division of Superior General Partner)	Diamond International Trucks Ltd.	(Government of Alberta) 16101713099	10/17/2016	1. 2017 114SD Freightliner Serial # 1FVUG3DV4HHH1549 2. 2016 435K4 Hi Pro HIAB Picker, Serial # 4350094 3. 2016 Falcon 25’ Flat Deck, Serial # 235002590

FBM Canada GSD, Inc.	Ace Truck Rentals Ltd.	(Government of Alberta) 16112926656	11/29/2016	2017 Freightliner 114SD Serial # 1FVPG3DV6HHHM1551

FBM Canada GSD, Inc.	Idealease Services Inc.	(Government of Alberta) 17011327297	01/13/2017	All trucks and other motor vehicles, trailers, and equipment now or from time to time leased or supplied by Secured Party

FBM Canada GSD, Inc.	Diamond International Trucks Ltd.	(Government of Alberta) 17112923467	11/29/2017	2018 LT625 6x4 International Serial # 3HSDZTZR2JN227779

FBM Canada GSD, Inc.	Penske Truck Leasing Canada Inc.; Locations De Camions Penske Canada Inc.	(Government of Alberta) 18021528165	02/15/2018	2019 Freightliner X12564ST Serial # 1FUJGLD10KLKB0429

FBM Canada GSD, Inc.	A.R.W Truck Equipment Ltd.	(Government of Alberta) 18031621024	03/16/2018	2007 Volvo Serial # 4V5KC9GH68N491706

FBM Canada GSD, Inc.	Brandell Diesel Inc.	(Government of Alberta) 18062225997	06/22/2018	2012 Kenworth Serial # 1NKDX4TX0CR955991

FBM Canada GSD, Inc.	A.R.W Truck Equipment Ltd.	(Government of Alberta) 18071917287	07/19/2018	2014 Kenworth T800 Serial # 1NKDX4TX3FR973812

FBM Canada GSD, Inc.	First Truck Centre Edmonton Inc.	(Government of Alberta) 18072502091	07/25/2018	2002 Freightliner/FL70, Serial # 1FVABTCT62HK03862

FBM Logistics, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 17-7624628023	12/27/2017	1 Forklift-IC Pneumatic Class 5 2015 Model C50SL C50SL P455L-0474-9887; together with all replacements, repairs, additions, and accessories

FBM Logistics, LLC	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	(Indiana Secretary of State) 201700010116261	12/27/2017	2015 Clark Model C50SL Forklift

FBM Whitby, Inc. (f/k/a Del-Pro Building Supplies Inc.)	De Lage Landen Financial Service Canada Inc.	(Province of Ontario) 722614131	07/25/2018	1. 335K-4 CLX HIAB Crane Serial # 3351051 2. BCI 24’6” Drywall Deck

10

Foundation Building Materials, LLC	Toyota Motor Credit Corporation; REBAS, Inc. dba Toyota-Lift of Los Angeles	(California Secretary of State) 14-7403499990	03/17/2014	Toyota Forklift Model #8FGU25, Serial #51285

Foundation Building Materials, LLC	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	(California Secretary of State) 15-7458174688	04/06/2015	17 – Xerox 3610; 26 – Xerox 3655; 5 – Xerox 6655; 4 – Xerox 6700; 2 – Xerox 6600; 1 – Xerox C70; 1 – Xerox 7225; 1 – Xerox 6655

Foundation Building Materials, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 15-7469628088	06/12/2015

1 Copier 6655 E1B937553

1 Copier 6655 E1B937943

1 Copier 3655 C7X223868

1 Copier 3655 C7X227735

1 Printer 3610 A4T041079

1 Printer 3610 A4T040851

1 Copier Accessory 560YBF791232

1 Copier-CPC 7225 LX5700423

1 Copier 7225 LX5700423C

Foundation Building Materials, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 15-7469628109	06/12/2015	1 Copier 6655 E1B938720 1 Copier-CPC 6655 E1B938720C

Foundation Building Materials, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 15-7488186533	10/02/2015

1 Printer 3610 A4T551437

1 Printer 3610 A4T551448

1 Printer 3610 A4T551425

1 Printer 3610 A4T042885

1 Printer 3610 A4T553792

1 Printer 3610 A4T553795

1 Printer 3610 A4T553791

1 Printer 3610 A4T552478

1 Copier 3610 A4T551535

1 Copier WC3655 C7X228769

1 Copier WC3655 C7X232335

1 Copier-CPC W7225PT2 LX5821809BW

1 Copier W7225PT2 LX5821809

11

Foundation Building Materials, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 16-7503709523	01/11/2016

1 Copier 7225 LX7986004C

1 Copier 3655 C7X232455

1 Copier 3655 C7X242844

1 Copier 3655 C7X368137

1 Copier 7255 LX7984405

1 Copier 7255 LX7984405C

1 Copier 6655 E1B964006

1 Copier 6655 E1B942685

1 Copier 6655 E1B963973

1 Copier 3655 C7X242842

1 Copier 7225 LX7986004

1 Printer 6700 AB9784351

1 Printer 3610 A4T554970

1 Printer 3610 A4T544323

1 Printer 3610 A47545935

1 Printer 3610 A47545931

1 Printer 3610 A4T552940

1 Printer 3610 A4T552938

1 Printer 3610 A4T545002

1 Printer 3610 A4T544301

1 Printer 3610 A4T552946

1 Printer 3610 A4T552945

1 Printer 3610 A4T552943

1 Printer 3610 A4T553189

1 Printer 3610 A4T553194

1 Printer 3610 A4T553191

1 Printer 3610 A4T554965

1 Printer 3610 A4T554966

1 Printer 3610 A4T554967

1 Printer-CPC 6700 AB9784351C

Foundation Building Materials, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 16-7505202543	01/19/2016

1 Copier 6700 AB9785173

1 Copier 3610 A4T555363

1 Copier 3610 A4T555356

1 Copier 3655 C7X243797

1 Copier 6700 AB9785153

1 Copier 3610 A4T555359

1 Copier 7225 LX5822461C

1 Copier 7225 LX5823106C

1 Copier-CPC 7225 LX5823106

1 Copier-CPC 7225 LX5822461

1 Copier-CPC 6700 AB9765173C

1 Copier-CPC 6700 AB9785153C

12

Foundation Building Materials, LLC	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	(California Secretary of State) 16-7511564662	02/29/2016	1 – 2015 Clark Model C50SL Forklift

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 16-7533041848	06/28/2016

35 Xerox 3610, serial #’s A4T557265, A4T558666, A4T557558, A4T557564, A4T558582, A4T558579, A4T558019, A4T558014, A4T557560, A4T557563, A4T558577, A4T558581, A4T558578, A4T558584, A4T558580, A4T558865, A4T558583, A4T558016, A4T558013, A4T557557, A4T559202, A4T556517, A4T557178, A4T557176, A4T557177, A4T557173, A4T558922, A4T556771, A4T556772, A4T558862, A4T558864, A4T558015, A4T558011, A4T557559, A4T557562

1 Xerox 6700 DN, serial #AB978316

3 Xerox WC3655, serial #C7X245961, C7X245056, C7X242511

16 Xerox WC6655, serial #’s E1B967076, E1B965190, E1B965995, E1B967076, E1B965960, E1B965067, E1B965977, E1B966051, E1B966044, E1B943809, E1B967074, E1B939968, E1B939972, E1B965981, E1B965070, E1B967066

13

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 16-7537590245	07/21/2016

8 Xerox 3610, serial #’s A4T558892, A4T561852, A4T561849, A4T561854 A4T560398, A4T560395, A4T560420, A4T558585

2 Xerox 3655, serial #’s C7X257461, C7X257477

5 Xerox 6655, serial #’s E1B968011, E1B967921, E1B967910, E1B967989, E1B967911

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 16-7549343688	10/04/2016

12 Xerox 3610 serial #A4T565176, A4T565067, A4T565209, A4T561108, A4T561109, A4T565217, A4T561268, A4T561164, A4T561910, A4T561907, A4T561900, A4T561107

4 Xerox 3655 serial #C7X256516, C7X257506, C7X257278, C7X259029

2 Xerox 6655, serial #E1B971408, E1B970786

1 Xerox 6600 serial #XL1401372

1 Xerox 5955, serial #AWM738380

1 Xerox 7845, serial #MX4473524

1 HP 4015, serial #CNDY342778

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 16-7562206227	12/20/2016

8 Xerox 3610, serial #A4T565539, A4T565252, A4T565544, A4T564945, A4T565546, A4T562164, A4T562576, A4T563160

1 Xerox 3615, serial #A2T026838

7 Xerox 3655, serial #C7X261673, C7X261401, C7X259002, C7X261640, C7X261423, C7X262553, C7X262550

2 Xerox 6600, serial #XL1402931, XL1402971

1 Xerox 7845, serial #MX447932

14

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 17-7575968843	03/17/2017

18 Xerox 3610, serial #A4T567359, A4T567326, A4T566858, A4T566857, A4T566860, A4T566892, A4T567313, A4T567254, A4T566752, A4T566751, A4T566755, A4T566951, A4T566675, A4T567311, A4T567256, A4T566876, A4T567016, A4T566722

2 Xerox 3615, serial #A2T025538, A2T025493

4 Xerox 3655, serial #C7X262273, C7X263844, C7X263603, C7X273111

3 Xerox 6655, serial #E1B978546, E1B977318, E1B977312

Foundation Building Materials, LLC	HYG Financial Services, Inc.	(California Secretary of State) 17-7584066943	05/08/2017	All equipment now or hereafter leased by Lessor to Lessee

15

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 17-7602476767	08/24/2017

1 Xerox 3260, serial #K8A243711

8 Xerox 3610, serial #A4T568455, A4T568670, A4T568674, A4T568451, A4T568672, A4T569177, A4T568189, A4T568675

38 Xerox 3655 serial #C7X275875, C7X272702, C7X274490, C7X274326, C7X272955, C7X272857, C7X269055, C7X269055, C7X276859, C7X272742, C7X274280, C7X272856, C7X279788, C7X275873, C7X276909, C7X275812, C7X279790, C7X274568, C7X275573, C7X274573, C7X275626, C7X279783, C7X274177, C7X273980, C7X268191, C7X276870, C7X269416, C7X274182, C7X279798, C7X274494, C7X274110, C7X276866, C7X279789, C7X272858, C7X261625, C7X269056, C7X279812, C7X282627, C7X269420

2 Xerox 6655, serial #E1B981273, E1B981156

2 Xerox B405, serial #9HB336145, 9HB336213

1 Xerox C400, serial #7HB469411

16

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 18-7625919967	01/05/2018

9 Xerox 3655, serial #C7X283328, C7X276895, C7X283273, C7X274005, C7X272983, C7X272950, C7X274014, C7X273986, C7X274100

2 Xerox 4015 serial #CNDYC35309, CNDYB44798

1 Xerox 6515, serial #5AV813882

2 Xerox 6655, serial #E1B982522, E1B982386

16 Xerox, serial #6HB024570, 6HB026342, 6HB026346, 6HB026280, 6HB024634, 6HB024574, 6HB025991, 6HB025910, 6HB025999, 6HB027474, 6HB024662, 6HB027464, 6HB027515, 6HB025956, 6HB024279, 6HB027465

1 Xerox B405, serial #9HB339495

1 Xerox B7035, serial #5DA081834

1 Xerox C400, serial #7HB469707

1 Xerox C8035, serial #3TX387242

1 Xerox C8046, serial #8TB552064

Finisher serial #SV 1500304A3

17

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 18-7656518108	06/28/2018

18 – Xerox B400 serial #s 6HB030697, 6HB031533, 6HB030698, 6HB030706, 6HB031535, 6HB031539, 6HB031414, 6HB031532, 6HB031301, 6HB031076, 6HB031061, 6HB031064, 6HB031361, 6HB031431, 6HB031448, 6HB031451, 6HB031435, 6HB031437

1 Xerox 6510 serial #AV775859

3 Xerox B405 serial #s 9HB351993, 9HB351938, 9HB351932

1 Xerox B7035, serial #5DA088217

4 Xerox C400 serial #s 7HB772948, 7HB472266, 7HB470285, 7HB457751

1 Xerox C7030 serial #3UA288206

1 Xerox WC6515 serial #5AV815876

5 Xerox WC6655 serial #s E1B083406, E1B083346, E1B083349, E1B083338, E1B084594

Winroc-SPI Corporation; FBM Canada GSB, Inc.	Ace Truck Rental LTD.	(Government of Alberta) 1610907579	10/16/2016	2017 Freightliner/CT114089S Serial # 1FVPG3DV4HHHM1550

18

Schedule 6.7(c)

Existing Investments

None.

Schedule 6.9(b)

Existing Affiliate Transactions

None

Schedule 6.10

Existing Negative Pledges

None.

EXHIBIT A

to the

Term Loan Credit Agreement

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

Provided Separately

A-1

EXHIBIT B

to the

Term Loan Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 5.2(a) of the Term Loan Credit Agreement, dated August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.

1.    I am the duly elected, qualified and acting [                    ]1 of Holdings and solely in such capacity (and not individually) make the below certifications.

2.    I have reviewed and am familiar with the contents of this Certificate.

3.    I have reviewed the terms of the Credit Agreement and the Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings, the Borrower and their respective Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). [Except as specified on Attachment 2,]2[S]uch review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any continuing Default or Event of Default.

4.    Attached hereto as Attachment 3 is a reasonably detailed calculation of Consolidated EBITDA for the Relevant Reference Period.

5.    Attached hereto as Attachment 4 is a reasonably detailed calculation of the First Lien Net Leverage Ratio as of the last day of the most recently completed Test Period.

6.    [Attached hereto as Attachment 5 is a reasonably detailed calculation of Excess Cash Flow for the Excess Cash Flow Period ended on the date of the financial statements attached as Attachment 1.]3

7.    [[Attached hereto as Attachment 6 is an updated Perfection Certificate, signed by a Responsible

[1]	Insert title of Responsible Officer.
[2]	Attachment 2 should be included if there is any Default or Event of Default.
[3]

To be included solely with respect to the concurrent delivery of annual audited financial statements pursuant to Section 5.1(a) of the Credit Agreement commencing with the fiscal year ending December 31, 2019.

Officer of each of Holdings and the Borrower, setting forth the information required pursuant to the Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(iii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(a)(iii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date).] [or] [There has been no change in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(iii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(a)(iii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date).]]4

[Signature page follows]

[4]	To be included solely with respect to the concurrent delivery of annual audited financial statements pursuant to Section 5.1(a) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day and year first written above in the name of and on behalf of Holdings.

FBM ALPHA LLC

By:
Name:
Title:

Attachment 1

of Exhibit B

The information described herein pertains to the [fiscal quarter / fiscal year] ended             , 20[    ].

[Attach Financial Statements.]

Exhibit B

Attachment 1

Attachment 2

of Exhibit B

[Description of Default or Event of Default, if applicable]

[Specify the nature and extent thereof and any action taken or proposed to be taken with respect thereto]

Exhibit B

Attachment 2

Attachment 3

of Exhibit B

The information described herein pertains to the [fiscal quarter / fiscal year] ended             , 20    .

[Set forth a reasonably detailed calculation of Consolidated EBITDA for the Relevant Reference Period.]

Exhibit B

Attachment 3

Attachment 4

of Exhibit B

The information described herein pertains to the last day of the [fiscal quarter / fiscal year] ended             , 20    .

[Set forth a reasonably detailed calculation of the First Lien Net Leverage Ratio as of the last day of the most recently completed Test Period.]

Exhibit B

Attachment 4

Attachment 5

of Exhibit B

The information described herein pertains to the last day of the fiscal year ended             , 20    .

[Set forth a reasonably detailed calculation of Excess Cash Flow for the Excess Cash Flow Period ended on the date of the financial statements attached as Attachment 1.]

Exhibit B

Attachment 5

Attachment 6

of Exhibit B

[Attach updated Perfection Certificate, if applicable]

Exhibit B

Attachment 6

EXHIBIT C

to the

Term Loan Credit Agreement

FORM OF CLOSING CERTIFICATE

FOR

FOUNDATION BUILDING MATERIALS HOLDING COMPANY, LLC

FBM ALPHA LLC

[            ], 2018

Pursuant to (i) Section 4.1(f) of the Term Loan Credit Agreement, dated August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”; terms defined therein being used herein as therein defined), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), and (ii) Section 4.1(f) of that certain ABL Credit Agreement dated August 13, 2018, (the “ABL Credit Agreement” and together with the Term Loan Credit Agreement, the “Credit Agreements”; the terms defined therein being used herein as therein defined), among Holdings, FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), the undersigned John J. Gorey, a Responsible Officer of each of Holdings, the Borrower and the Lead Borrower hereby certifies, in such capacity (and not individually), as follows:

1.    The representations and warranties of each Loan Party set forth in Article III of the Credit Agreements and in each other Loan Document are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Closing Date, except in the case of any representation and warranty expressly stated to relate to a specific earlier date, in which case such representation and warranty is true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

2.    As of the date hereof, no Default or Event of Default shall have occurred or would result under either of the Credit Agreements upon consummation of the Transactions contemplated in each of the Credit Agreements.

3.     Since December 31, 2017, there has been no occurrence, development, change, event or loss affecting the Lead Borrower that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.    As of the date hereof, the Refinancing has been consummated pursuant to Section 4.1(b) of the ABL Credit Agreement.

[Signature page follows]

C-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date first set forth above.

FBM ALPHA LLC

By:
Name:
Title:

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:

C-2

EXHIBIT D

to the

Term Loan Credit Agreement

FORM OF PERFECTION CERTIFICATE

Provided Separately

EXHIBIT E-1

to the

Term Loan Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1/Debt Fund Affiliate]

3.	Borrower:	FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

4.	Administrative Agent:	ROYAL BANK OF CANADA

5.	Credit Agreement:	Term Loan Credit Agreement, dated as of [ ], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among FBM

[1]	Select as applicable.

E-1-1

ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as administrative agent and collateral agent

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Commitment/Loans[4]
	$	$		%
	$	$		%
	$	$		%

Effective Date:             , 20[    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire and any applicable tax forms in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the Borrower, the other Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Signature page follows]

[2]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Term Loan Facility”, “Replacement Facility”, “Incremental Facility” or other Facility under the Credit Agreement).

[3]

Except in the case of an assignment of the entire remaining amount of the Assignor’s Commitment or Loans of any Class, the assignment of an amount less than $1,000,000 will require the consent of each of the Borrower and Administrative Agent.

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

E-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[ASSIGNEE]

By:
Name:
Title:

[Consented to and][5] Accepted:

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

[Consented to:

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:][6]

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

E-1-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent) and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of the Borrower’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Borrower’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or documents furnished pursuant hereto or thereto.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent) and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it is not a Disqualified Lender or an Affiliate of a Disqualified Lender and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other

Annex 1 page 1

amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1 page 2

EXHIBIT E-2

to the

Term Loan Credit Agreement

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

4.	Administrative Agent:	ROYAL BANK OF CANADA

5.	Credit Agreement:	Term Loan Credit Agreement, dated as of [ ], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress

[1]	Select as applicable.

E-2-1

Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several bank and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as administrative agent and collateral agent

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Term Commitment/Term Loans for all Lenders	Amount of Term Commitment/Term Loans Assigned[3]	Percentage Assigned of Term Commitment/Term Loans[4]
	$	$		%
	$	$		%
	$	$		%

Effective Date:             , 20[    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire and any applicable tax forms in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the Borrower, the other Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.]5

[Signature page follows]

[2]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Term Loan Facility”, “Replacement Facility”, “Incremental Facility” or other Facility under the Credit Agreement).

[3]

Except in the case of an assignment of the entire remaining amount of the Assignor’s Commitment or Loan of any Class, the assignment of an amount less than $1,000,000 will require the consent of each of the Borrower and Administrative Agent.

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.
[5]	This paragraph not included if Assignee is a Purchasing Borrower Party.

E-2-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[ASSIGNEE]

By:
Name:
Title:

[Consented to and][6] Accepted:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

[Consented to:

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:][7]

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

E-2-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor.

(a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent) and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender.

(b) The Assignor assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, the Borrower’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Borrower’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or documents furnished pursuant hereto or thereto.

1.2.    Assignee.

(a) The Assignee represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent) and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is a [Affiliated Lender][Purchasing Borrower Party] pursuant to Section [9.4(e)][9.4(g)] of the Credit Agreement, (iii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vii) it is not a Disqualified Lender or the Affiliate of a Disqualified Lender and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee.

(b) The Assignee agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the

Annex 1 page 1

Loan Documents, (ii) that it appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

1.3.    [Affiliated Lender.

(a) The Assignee further represents and warrants that after giving effect to this Assignment and Assumption, Affiliated Lenders shall not, in the aggregate, hold Term Loans with an aggregate principal amount in excess of 25% of the principal amount of all Term Loans then outstanding.

(b) The Assignee consents to the provisions of Section 9.4 of the Credit Agreement that apply to an Affiliated Lender in its capacity as a Term Loan Lender with respect to the Assigned Interest.

[(c) The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliated Lender and it or its Affiliates may have, and later come into possession of, information regarding the Loan or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interest (such information, the “Excluded Information”), (2) such Assignee has independently, without reliance on the Assignor, Holdings, the Borrower, any subsidiaries of any of these entities, the Administrative Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignee’s lack of knowledge of the Excluded Information, (3) none of the Assignee, Holdings, the Borrower, any subsidiaries of any of these entities, the Administrative Agent the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignee hereby waives and releases, to the extent permitted by law, any claims such Assignee may have against the Assignor, Holdings, the Borrower, any subsidiaries of any of these entities, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or other Lenders.]1

[(d) The Assignee acknowledges and agrees that in connection with this assignment, (1) the Assignor is an Affiliated Lender and it or its Affiliates may have, and later come into possession of, information regarding the Loan or the Loan Parties that is not known to the Assignee and that may be material to a decision by such Assignee to acquire the Assigned Interest (such information, the “Excluded Information”), (2) such Assignee has independently, without reliance on the Assignor, Holdings, the Borrower, any subsidiaries of any of these entities, the Administrative Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignee’s lack of knowledge of the Excluded Information, (3) none of the Assignee, Holdings, the Borrower, any subsidiaries of any of these entities, the Administrative Agent the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignee hereby waives and releases, to the extent permitted by law, any claims such Assignee may have against the Assignor, Holdings, the Borrower, any subsidiaries of any of these entities, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the

[1]	To be included if Assignee is an Affiliated Lender.

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nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or other Lenders.]2]

[Purchasing Borrower Party.

(a) The Assignee represents and warrants that (a) immediately after giving effect to this Assignment and Assumption, no Default or Event of Default will exist and (b) this Assignment and Assumption is being entered into in connection with an offer by the Assignee to purchase or take by assignment Term Loans pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis or by way of an open market purchase; provided, that in the case of any open market purchases, as of the Effective Date and after giving effect to this assignment, such assignments will not exceed, in the aggregate, 25.0% of the principal amount of all Term Loans then outstanding at such time (it being understood that, solely for the purposes of this proviso, any Term Loans previously purchased and cancelled pursuant to Section 9.4(g) of the Credit Agreement shall be deemed outstanding at such time).

[(b) The Assignee affirms that it has satisfied the conditions set forth in Section 2.12(f) of the Credit Agreement if such purchase or assignment is being made pursuant to a Dutch Auction.]3

[(c) The Assignee affirms that the Term Loans being assigned pursuant to this Assignment and Assumption will be automatically and permanently canceled as of the Effective Date and otherwise consents to the provisions of the Credit Agreement that apply to the purchase by or assignment to a Purchasing Borrower Party of Term Loans included in the Assigned Interest.]4

[(d) The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is a Purchasing Borrower Party and it or its Affiliates may have, and later come into possession of, information regarding the Loan or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interest (such information, the “Excluded Information”), (2) such Assignee has independently, without reliance on the Assignor, Holdings, the Borrower, any subsidiaries of any of these entities, the Administrative Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignee’s lack of knowledge of the Excluded Information, (3) none of the Assignee, Holdings, the Borrower, any subsidiaries of any of these entities, the Administrative Agent the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignee hereby waives and releases, to the extent permitted by law, any claims such Assignee may have against the Assignor, Holdings, the Borrower, any subsidiaries of any of these entities, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Agents or other Lenders.]5]

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other

[2]	To be included if Assignor is an Affiliated Lender.
[3]	Applicable only if the Purchasing Borrower Party is making the purchase or assignment pursuant to a Dutch Auction process.
[4]	Applicable to Purchasing Borrower Parties.
[5]	To be included if Assignee is a Purchasing Borrower Party.

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amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT F-1

to the

Term Loan Credit Agreement

FORM OF ABL INTERCREDITOR AGREEMENT

Provided Separately

EXHIBIT F-2

to the

Term Loan Credit Agreement

FORM OF FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

[FORM OF]1

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

dated as of

[●], 20[    ],

among

ROYAL BANK OF CANADA,

as Initial First Lien Agent,

[●],

as Initial Second Lien Agent,

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC,

as Borrower,

FBM ALPHA LLC,

as Holdings,

the Subsidiaries of Holdings

from time to time party hereto, and

each other party from time to time party hereto.

THIS IS THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT REFERRED TO IN (A) ANY FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT DATED AS OF [●] AMONG HOLDINGS, THE BORROWER, CERTAIN SUBSIDIARIES OF HOLDINGS AND THE FIRST LIEN AGENT, (B) ANY SECOND LIEN GUARANTEE AND COLLATERAL AGREEMENT DATED AS OF [●] AMONG HOLDINGS, THE BORROWER, CERTAIN SUBSIDIARIES OF HOLDINGS AND THE SECOND LIEN AGENT AND (C) ANY FIRST LIEN CREDIT AGREEMENT (AS DEFINED HEREIN), ANY SECOND LIEN CREDIT AGREEMENT (AS DEFINED HEREIN) AND THE OTHER SECURITY DOCUMENTS REFERRED TO IN SUCH CREDIT AGREEMENTS.

[1]

Note: Appropriate modifications required or agreed to by the Administrative Agent will be made to this form to reflect the existence of other intercreditor agreements in effect at the time this form of agreement is entered into.

THIS FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [●], 20[    ], among (a) ROYAL BANK OF CANADA (“RBC”), in its capacities as administrative agent and collateral agent and trustee (together with its successors and assigns in such capacities, the “Initial First Lien Agent”) for (i) the financial institutions, lenders and investors party from time to time to any First Lien Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees under any First Lien Credit Agreement, the “First Lien Lenders”) and (ii) any First Lien Hedge Banks and First Lien Cash Management Banks (such First Lien Hedge Banks and First Lien Cash Management Banks, together with the First Lien Agent, the First Lien Lenders and any other secured parties under the First Lien Credit Agreement, the “First Lien Secured Parties”), (b) [●], in its capacities as administrative agent and collateral agent and trustee (together with its successors and assigns in such capacities, the “Initial Second Lien Agent”) for the financial institutions, lenders and investors party from time to time to any Second Lien Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees under any Second Lien Credit Agreement, the “Second Lien Lenders”) (such Second Lien Lenders, together with the Second Lien Agent and any other secured parties under any Second Lien Credit Agreement, the “Second Lien Secured Parties”), (c) FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (including its permitted successors, “Holdings”), (d) FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (including its permitted successors, the “Borrower”), (e) certain subsidiaries of Holdings and (f) each Additional First Lien Pari Passu Agent and Additional Second Lien Pari Passu Agent from time to time party hereto pursuant to Section 7.20 hereof.

RECITALS

A.    Pursuant to that certain First Lien Credit Agreement dated as of August 13, 2018 among Holdings, the Borrower, the First Lien Lenders party thereto and the Initial First Lien Agent (the “Initial First Lien Credit Agreement”), certain First Lien Lenders have agreed to make certain loans to the Borrower.

B.    Pursuant to the First Lien Guarantee and Collateral Agreement dated as of August 13, 2018 among Holdings, the Borrower, certain Subsidiaries of Holdings and the Initial First Lien Agent (the “First Lien Guarantee and Collateral Agreement”), the First Lien Guarantors have agreed to guarantee, inter alia, the payment and performance of the Borrower’s obligations under the First Lien Documents in respect of the Initial First Lien Credit Agreement.

C.    As a condition to the effectiveness of the Initial First Lien Credit Agreement and to secure the obligations of the Borrower and the First Lien Guarantors (the Borrower, the First Lien Guarantors and each other direct or indirect subsidiary or parent of Holdings or any of their affiliates that is now or hereafter becomes a party to any First Lien Document, collectively, the “First Lien Credit Parties”) under and in connection with the First Lien Documents in respect of the Initial First Lien Credit Agreement, the First Lien Credit Parties have granted to the Initial First Lien Agent (for the benefit of certain First Lien Secured Parties) Liens on the Collateral.

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D.    Pursuant to that certain Second Lien Credit Agreement dated as of [[●], 20[●]] among Holdings, the Borrower, certain Second Lien Lenders, and the Initial Second Lien Agent (the “Initial Second Lien Credit Agreement”), certain Second Lien Lenders have agreed to make certain loans to the Borrower.

E.    Pursuant to the Second Lien Guarantee and Collateral Agreement dated as of[[●], 20[●]] hereof among Holdings, the Borrower, certain Subsidiaries of Holdings and the Initial Second Lien Agent (the “Second Lien Guarantee and Collateral Agreement”), the Second Lien Guarantors have agreed to guarantee, inter alia, the payment and performance of the Borrower’s obligations under the Second Lien Documents in respect of the Initial Second Lien Credit Agreement.

F.    As a condition to the effectiveness of the Initial Second Lien Credit Agreement and to secure the obligations of the Borrower and the Second Lien Guarantors (the Borrower, the Second Lien Guarantors and each other direct or indirect subsidiary or parent of Holdings or any of their affiliates that is now or hereafter becomes a party to any Second Lien Document, collectively, the “Second Lien Credit Parties”) under and in connection with the Second Lien Documents in respect of the Initial Second Lien Credit Agreement, the Second Lien Credit Parties have granted to the Initial Second Lien Agent (for the benefit of certain Second Lien Secured Parties) Liens on the Collateral.

G.    Each of the Initial First Lien Agent (on behalf of certain First Lien Secured Parties) and the Initial Second Lien Agent (on behalf of certain Second Lien Secured Parties) and, by their acknowledgment hereof, the First Lien Credit Parties and the Second Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    UCC Definitions. The following terms which are defined in uncapitalized form or otherwise used in the Uniform Commercial Code are used herein as so defined or used, as the context requires: Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Document of Title, Electronic Chattel Paper, Commodities Account, Commodities Contract, Financial Asset, Fixtures, Futures Account, Futures Contract, General Intangible, Instrument, Intangible, Inventory, Investment Property, Letter-of-Credit Right, Money, Payment Intangible, Promissory Note, Records, Securities Account, Security Entitlement, Supporting Obligation and Tangible Chattel Paper.

Section 1.2    Other Definitions. Subject to Section 1.1 hereof, as used in this Agreement, the following terms shall have the meanings set forth below:

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“ABL Credit Agreement” means that certain ABL Credit Agreement dated as of August 13, 2018 among Holdings, the Borrower, the other borrowers party thereto, the lenders party thereto and RBC, as administrative agent and collateral agent.

“Additional First Lien Credit Agreement” means any agreement relating to any incremental credit facility under the Initial First Lien Credit Agreement or any “Incremental Equivalent Debt” (as defined in the related First Lien Credit Agreement) secured on a pari passu basis with the First Lien Obligations or senior basis to the Second Lien Obligations and any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding or refinancing (including any Permitted Pari Passu Secured Refinancing Debt) (in each case, to the extent permitted hereunder) all or any portion of the First Lien Obligations (including any such incremental credit facility, Incremental Equivalent Debt or Permitted Pari Passu Secured Refinancing Debt), whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder, in each case secured on a pari passu basis with the First Lien Obligations or senior basis to the Second Lien Obligations.

“Additional First Lien Pari Passu Agent” means the Person appointed to act as an “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Additional First Lien Credit Agreement or representative for the holders of any obligations under an Additional First Lien Credit Agreement, it being understood and agreed that no Additional First Lien Pari Passu Agent (if other than the First Lien Agent) shall hold any Lien on Collateral.

“Additional Second Lien Credit Agreement” means any agreement relating to any incremental credit facility under the Second Lien Credit Agreement or any “Incremental Equivalent Debt” (as defined in the Second Lien Credit Agreement) secured on a pari passu basis with or junior basis to the Second Lien Obligations, and any one or more other agreements, indentures or facilities extending the maturity of, consolidating, restructuring, refunding or refinancing (including any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt (as defined in the First Lien Credit Agreement) (in each case, to the extent permitted hereunder)) all or any portion of the Second Lien Obligations (including any such incremental credit facility, Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt), whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder, in each case secured on a pari passu basis with or junior basis to the Second Lien Obligations.

“Additional Second Lien Pari Passu Agent” means the Person appointed to act as an “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Additional Second Lien Credit Agreement or representative for the holders of any obligations under an Additional Second Lien Credit Agreement, it being understood and agreed that no Additional Second Lien Pari Passu Agent (if other than the Second Lien Agent) shall hold any Lien on Collateral.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this

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definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent(s)” means individually the First Lien Agent or the Second Lien Agent and collectively means both the First Lien Agent and the Second Lien Agent.

“Agreement” has the meaning assigned to that term in the introduction to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect or any successor thereto.

“Borrower” has the meaning assigned to that term in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Cash Management Services” means any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“Collateral” means all Property now owned or hereafter acquired by the Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any First Lien Agent or any Second Lien Agent under any of the First Lien Collateral Documents or Second Lien Collateral Documents, respectively, together with all rents, issues, profits, products and Proceeds thereof.

“Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any First Lien Collateral Document, the Second Lien Collateral Document that creates a Lien on the same Collateral, granted by the same Credit Party.

“Control Collateral” means any Collateral consisting of any Certificated Security (as defined in Section 8—102 of the Uniform Commercial Code), Commodities Account, Commodities Contract, Deposit Account, Futures Account, Futures Contract, Instruments, Investment Property and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Credit Documents” means, collectively, the First Lien Documents and the Second Lien Documents.

“Credit Parties” means, collectively, the First Lien Credit Parties and the Second Lien Credit Parties.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any provision of any statute governing the existence of any artificial legal person

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permitting that legal person to propose a compromise or an arrangement with respect to any class of its creditors, including plans of arrangement under applicable corporation law statutes.

“Defaulting Creditor” has the meaning set forth in Section 8.6(c) hereof.

“DIP Financing” has the meaning set forth in Section 6.1(a) hereof.

“Discharge of First Lien Obligations” means, subject to reinstatement pursuant to Section 5.4, the time at which (i) all the First Lien Obligations (other than First Lien Hedging Obligations, First Lien Cash Management Obligations and contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto) have been paid in full in cash, (ii) with respect to First Lien Hedging Obligations or First Lien Cash Management Obligations, credit support shall have been provided (which may include cash collateralization or support by a letter of credit therefor) in an amount and manner and, if other than pursuant to cash collateralization, of a kind reasonably satisfactory to the providers of such First Lien Hedging Obligations or First Lien Cash Management Obligations, as applicable, (iii) all Commitments (or commitments defined by reference to a similar term) (as defined in any First Lien Credit Agreement) have been terminated and (iv) adequate provision satisfactory to the applicable First Lien Secured Parties shall have been made for any contingent or unliquidated First Lien Obligations related to claims, causes of action or liabilities that have been asserted by the First Lien Secured Parties and for which reimbursement or indemnification is required under the First Lien Documents.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Event of Default” means an “Event of Default” or similar term under and as defined in any First Lien Credit Agreement or any Second Lien Credit Agreement, as applicable.

“Excluded Subsidiary” means (a) with respect to First Lien Guarantors, any “Excluded Subsidiary” or similar term under and as defined in any First Lien Credit Agreement and (b) with respect to the Second Lien Guarantors, any “Excluded Subsidiary” or similar term under and as defined in any Second Lien Credit Agreement.

“Exercise of Any Secured Creditor Remedies”, “Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means, except as otherwise provided in the final sentence of this definition:

(a) the taking by any Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code or other applicable law;

(b) the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an

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Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c) the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d) the appointment on the application of a Secured Party of a trustee, receiver, receiver and manager or interim receiver or similar official of all or part of the Collateral or a monitor for any of the First Lien Credit Parties;

(e) the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale conducted by any Secured Party or any other means at the direction of any Secured Party permissible under applicable law;

(f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code or under provisions of similar effect under other applicable law in respect of the applicable Secured Party’s First Lien Obligations or Second Lien Obligations;

(g) the exercise by any Secured Party of any voting rights relating to any Equity Interest included in the Collateral; and

(h) commencing or joining with any Person in commencing, or petitioning for or voting in favor of any resolution for, any action or proceeding described in clauses (a) through (g) above.

For the avoidance of doubt, the filing of a proof of claim in any Insolvency Proceeding, the seeking of adequate protection or the taking of any other action expressly permitted under Section 2.3(b) hereof (other than clause (vi) of such Section 2.3(b)) shall not be deemed to constitute an Exercise of Any Secured Creditor Remedies or an Exercise of Secured Creditor Remedies.

“First Lien Agent” means (a) the Initial First Lien Agent and any successor thereto and (b) any Additional First Lien Pari Passu Agent designated as such pursuant to any First Lien Pari Passu Intercreditor Agreement, as applicable.

“First Lien Cash Management Bank” means any “Qualified Counterparty” (or a party defined by a similar term) as defined in any First Lien Credit Agreement holding any First Lien Cash Management Obligations.

“First Lien Cash Management Obligations” means any obligations owed by any First Lien Credit Party to any First Lien Cash Management Bank in respect of or in connection with Cash Management Services and designated by such First Lien Cash Management Bank and Holdings in writing to the First Lien Agent as “Cash Management Obligations” or similar term.

“First Lien Collateral Documents” means all “Security Documents” (or similar documents defined by reference to any similar term) as defined in any First Lien Credit Agreement (including any First Lien Guaranty), and all other security agreements, mortgages,

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deeds of trust, deeds of hypothec and other collateral documents executed and delivered by one or more First Lien Credit Parties in connection with any First Lien Credit Agreement (including any intercreditor or joinder agreement among holders of First Lien Obligations). For purposes of clarity, any First Lien Credit Agreement and any notes or other instruments issued thereunder shall not constitute a First Lien Collateral Document, unless such First Lien Credit Agreement or any such note or other instrument purports to create a security interest in, or Lien on, any Collateral for the benefit of the First Lien Secured Parties.

“First Lien Credit Agreement” means, individually or collectively, (a) the Initial First Lien Credit Agreement and (b) any Additional First Lien Credit Agreement.

“First Lien Credit Parties” has the meaning assigned to that term in the recitals to this Agreement.

“First Lien Documents” means any First Lien Credit Agreement, any First Lien Guaranty, any First Lien Collateral Document and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any First Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the First Lien Agent or any other First Lien Secured Party, in connection with any of the foregoing or any First Lien Credit Agreement.

“First Lien Guarantee and Collateral Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“First Lien Guarantors” means the collective reference to (a) Holdings, the Borrower, and each Subsidiary of Holdings, other than any Excluded Subsidiary and other than the Borrower, and (b) any other Person that becomes a guarantor under any First Lien Guaranty. The term “First Lien Guarantors” shall include all “Guarantors” under and as defined in any First Lien Credit Agreement in effect on the date hereof.

“First Lien Guaranty” means the guaranty of the First Lien Obligations by the First Lien Guarantors under any First Lien Guarantee and Collateral Agreement and also includes any other guaranty made by a First Lien Guarantor guaranteeing, inter alia, the payment and performance of any First Lien Obligations.

“First Lien Hedge Bank” means any “Qualified Counterparty” (or a party defined by a similar term) as defined in any First Lien Credit Agreement holding any First Lien Hedging Obligations.

“First Lien Hedging Obligations” means all amounts owed by any First Lien Credit Party to any First Lien Hedge Bank in respect of or in connection with any Specified Hedge Agreement.

“First Lien Lenders” has the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or “holder” or “investor” (or Person defined by a similar term) under any First Lien Credit Agreement.

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“First Lien Obligations” means any and all obligations of every nature of each First Lien Credit Party from time to time owed to the First Lien Secured Parties, or any of them, under, in connection with, or evidenced or secured by any First Lien Document, including all “Obligations” (or obligations defined by reference to a similar term) as defined in any First Lien Credit Agreement, and whether for principal, interest, premium on any Indebtedness (including interest and premiums that, but for the filing of a petition or application in bankruptcy with respect to such First Lien Credit Party, would have accrued on any First Lien Obligation, whether or not a claim is allowed against such First Lien Credit Party for such interest or premium in the related bankruptcy proceeding), letter of credit commissions (if applicable), charges, fees, expenses, attorneys’ fees and disbursements, indemnification or otherwise, and all other amounts owing or due under the terms of any First Lien Document.

“First Lien Pari Passu Intercreditor Agreement” means an agreement Holdings, the Borrower, certain subsidiaries of Holdings party thereto, the First Lien Agent, any initial additional authorized representative party thereto and each additional authorized representative from time to time party thereto, the form of which is provided as Exhibit F-3 to the Initial First Lien Credit Agreement.

“First Lien Pari Passu Agents” means, collectively, the Initial First Lien Agent and each Additional First Lien Pari Passu Agent, or, individually, a “First Lien Pari Passu Agent”.

“First Lien Recovery” shall have the meaning set forth in Section 5.4 hereof.

“First Lien Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any of the First Lien Guarantors or Second Lien Guarantors.

“Holdings” has the meaning assigned to that term in the introduction to this Agreement.

“Indebtedness” has the meaning provided in any First Lien Credit Agreement and any Second Lien Credit Agreement.

“Initial First Lien Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Initial First Lien Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Initial Second Lien Agent” has the meaning assigned to that term in the introduction to this Agreement.

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“Initial Second Lien Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Insolvency Proceeding” means (a) any case, action or proceeding (including the filing of any proposal or notice of intention to file a proposal) before any court or other Governmental Authority relating to bankruptcy, reorganization, arrangement, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors; in each case covered by clauses (a) or (b) undertaken under any Debtor Relief Laws.

“Lenders” means, collectively, all of the First Lien Lenders and the Second Lien Lenders.

“Lien” means any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), legal hypothec, charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself constitute a Lien.

“Lien Priority” means, with respect to any Lien of the First Lien Secured Parties or the Second Lien Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1 hereof.

“New First Lien Agent” has the meaning set forth in Section 5.3 hereof.

“New First Lien Loan Documents” has the meaning set forth in Section 5.3 hereof.

“Party” means the First Lien Agent or the Second Lien Agent, and “Parties” means both the First Lien Agent and the Second Lien Agent.

“Permitted Junior Secured Refinancing Debt” means any “Permitted Junior Secured Refinancing Debt” as defined in any First Lien Credit Agreement or any Second Lien Credit Agreement, as applicable.

“Permitted Pari Passu Secured Refinancing Debt” means any “Permitted Pari Passu Secured Refinancing Debt” as defined in any First Lien Credit Agreement or any Second Lien Credit Agreement, as applicable.

“Permitted Refinancing” means any “Permitted Refinancing” as defined in any First Lien Credit Agreement or any Second Lien Credit Agreement, as applicable.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

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“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected or disposed of, whether voluntarily or involuntarily.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” has the meaning set forth in Section 8.2(e) hereof.

“Purchase Event” has the meaning set forth in Section 8.1 hereof.

“Purchase Notice” has the meaning set forth in Section 8.1 hereof.

“Purchase Obligations” has the meaning set forth in Section 8.1 hereof.

“Purchase Price” has the meaning set forth in Section 8.3 hereof.

“Purchasing Creditors” has the meaning set forth in Section 8.2 hereof.

“Real Property” means any right, title or interest in and to real property, including any fee interest, leasehold interest, easement or license and any other right to use or occupy real property.

“Reorganization Securities” has the meaning set forth in Section 6.9 hereof.

“Second Lien Agent” means (a) the Initial Second Lien Agent and any successor thereto and (b) any Second Lien Pari Passu Agent designated as such pursuant to any Second Lien Pari Passu Intercreditor Agreement, as applicable.

“Second Lien Collateral Documents” means all “Security Documents” (or similar documents defined by reference to any similar term) as defined in any Second Lien Credit Agreement (including any Second Lien Guaranty), and all other security agreements, mortgages, deeds of trust, deeds of hypothec and other collateral documents executed and delivered by one or more Second Lien Credit Parties in connection with any Second Lien Credit Agreement (including any intercreditor or joinder agreement among holders of Second Lien Obligations). For purposes of clarity, any Second Lien Credit Agreement and any notes or other instruments issued thereunder shall not constitute a Second Lien Collateral Document, unless such Second Lien Credit Agreement or any such note or other instrument purports to create a security interest in any Collateral for the benefit of the Second Lien Secured Parties.

“Second Lien Credit Agreement” means, individually or collectively, (a) the Initial Second Lien Credit Agreement and (b) any Additional Second Lien Credit Agreement.

“Second Lien Credit Parties” has the meaning assigned to that term in the recitals to this Agreement.

“Second Lien Documents” means any Second Lien Credit Agreement, any Second Lien Guaranty, any Second Lien Collateral Document and all other agreements, instruments,

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documents and certificates, now or hereafter executed by or on behalf of any Second Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Second Lien Agent or any other Second Lien Secured Party, in connection with any of the foregoing or any Second Lien Credit Agreement.

“Second Lien Guarantee and Collateral Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Second Lien Guarantors” means the collective reference to (a) Holdings, the Borrower, each Subsidiary of Holdings other than any Excluded Subsidiary and other than the Borrower, and (b) any other Person that becomes a guarantor under any Second Lien Guaranty.

“Second Lien Guaranty” means the guaranty of the Second Lien Obligations by the Second Lien Guarantors under any Second Lien Guarantee and Collateral Agreement and also includes any other guaranty made by a Second Lien Guarantor guaranteeing, inter alia, the payment and performance of any Second Lien Obligations.

“Second Lien Lenders” has the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or “holder” or “investor” (or Person defined by a similar term) under any Second Lien Credit Agreement.

“Second Lien Obligations” means any and all obligations of every nature of each Second Lien Credit Party from time to time owed to the Second Lien Secured Parties, or any of them, under, in connection with, or evidenced or secured by any Second Lien Document, including all “Obligations” (or obligations defined by reference to any similar term) as defined in any Second Lien Credit Agreement, and whether for principal, interest, premium on any Indebtedness (including interest and premiums that, but for the filing of a petition or application in bankruptcy with respect to such Second Lien Credit Party, would have accrued on any Second Lien Obligation, whether or not a claim is allowed against such Second Lien Credit Party for such interest or premium in the related bankruptcy proceeding), charges, fees, expenses, attorneys’ fees and disbursements, indemnification or otherwise, and all other amounts owing or due under the terms of any Second Lien Document.

“Second Lien Pari Passu Agents” means, collectively, the Initial Second Lien Agent and each Additional Second Lien Pari Passu Agent, or, individually, a “Second Lien Pari Passu Agent”.

“Second Lien Pari Passu Intercreditor Agreement” means an agreement among Holdings, the Borrower, certain subsidiaries of Holdings party thereto, the Second Lien Agent, any initial additional authorized representative party thereto and each additional authorized representative from time to time party thereto, the form of which is provided as Exhibit [●] to the Initial Second Lien Credit Agreement.

“Second Lien Secured Parties” has the meaning assigned to that term in the introduction to this Agreement.

“Secured Parties” means, collectively, the First Lien Secured Parties and the Second Lien Secured Parties.

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“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Lien Secured Refinancing Debt (or, in each case, any Permitted Refinancing thereof), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Specified Hedge Agreement” means any Hedge Agreement (as defined in any First Lien Credit Agreement) entered into or assumed by any First Lien Credit Party and any First Lien Hedge Bank and designated by such First Lien Hedge Bank and Holdings in writing to the First Lien Agent as a “Specified Hedge Agreement” or similar term.

“Standstill Period” has the meaning assigned to such term in Section 2.3(a) hereof.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, unlimited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Term/ABL Intercreditor Agreement” means the Intercreditor Agreement dated as of August 13, 2018, by and among the First Lien Agent, Bank of America, National Association, as administrative agent and collateral agent for the ABL Credit Agreement, and the other parties thereto from time to time.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, perfection or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a United States jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other United States jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“United States” means the United States of America.

Section 1.3    Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause and schedule references herein are to this Agreement unless otherwise specified. Any reference in this

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Agreement to any agreement, instrument or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, substitutions, joinders and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, substitutions, joinders and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Except as otherwise provided herein, any reference herein to the repayment in full of an obligation means the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

LIEN PRIORITY

Section 2.1    Priority of Liens.

(a) Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the First Lien Secured Parties in respect of all or any portion of the Collateral or of any Liens granted to the Second Lien Secured Parties in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the First Lien Agent or the Second Lien Agent (or First Lien Secured Parties or Second Lien Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code or any other applicable law, or of the First Lien Documents or the Second Lien Documents (in each case, other than the provisions of this Agreement), (iv) whether the First Lien Agent or the Second Lien Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the date on which the First Lien Obligations or the Second Lien Obligations are advanced or made available to the Credit Parties, (vi) the fact that any such Liens in favor of the First Lien Agent or the other First Lien Lenders or the Second Lien Agent or the other Second Lien Lenders securing any of the First Lien Obligations or Second Lien Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Second Lien Obligations or the First Lien Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vii) any other circumstance of any kind or nature whatsoever, the First Lien Agent, on behalf of itself and the First Lien Secured Parties, and the Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, hereby agree that:

(1) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Second Lien Agent or any Second Lien Secured Party that secures all or any portion of the Second Lien Obligations shall in all respects be junior and subordinate to all Liens granted to the First Lien Agent and the other First Lien Secured Parties in the Collateral to secure all or any portion of the First Lien Obligations; and

(2) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the First Lien Agent or any First Lien Secured Party that secures

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all or any portion of the First Lien Obligations shall in all respects be senior and prior to all Liens granted to the Second Lien Agent or any Second Lien Secured Party in the Collateral to secure all or any portion of the Second Lien Obligations.

(b) Notwithstanding any failure by any First Lien Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the First Lien Secured Parties, the priority and rights as between the First Lien Secured Parties and the Second Lien Secured Parties with respect to the Collateral shall be as set forth herein.

(c) The Second Lien Agent, for and on behalf of itself and the Second Lien Secured Parties, acknowledges and agrees that, concurrently herewith, the First Lien Agent, for the benefit of itself and the First Lien Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the Second Lien Agent has been granted Liens and the Second Lien Agent hereby consents thereto. The First Lien Agent, for and on behalf of itself and the First Lien Secured Parties, acknowledges and agrees that, concurrently herewith, the Second Lien Agent, for the benefit of itself and the Second Lien Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which the First Lien Agent has been granted Liens and the First Lien Agent hereby consents thereto. The subordination of Liens by the Second Lien Agent in favor of the First Lien Agent as set forth herein shall not be deemed to subordinate the Second Lien Agent’s Liens to the Liens of any other Person, nor shall such subordination be affected by the subordination of such Liens to any Lien of any other Person. With respect to any hypothec on the Collateral granted to the Second Lien Agent, the Second Lien Agent hereby cedes priority and preference of rank of such hypothecs to the First Lien Agent’s hypothecs on the Collateral to give effect to the provisions of this Section 2.1.

(d) Notwithstanding anything in this Agreement or any other First Lien Documents or Second Lien Documents to the contrary, (i) collateral consisting of cash and Cash Equivalents specifically securing or providing credit support with respect to any First Lien Hedging Obligations or First Lien Cash Management Obligations to the extent such Liens are permitted under any applicable First Lien Credit Agreement and Second Lien Credit Agreement or (ii) collateral provided to secure any First Lien Hedging Obligations or First Lien Cash Management Obligations in connection with a Discharge of First Lien Obligations, in each case, shall be applied as specified in the applicable Specified Hedge Agreement or cash management agreement, and will not constitute Collateral securing the Second Lien Obligations.

Section 2.2    Waiver of Right to Contest Liens.

(a) The Second Lien Agent, for and on behalf of itself and the Second Lien Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the First Lien Agent and the other First Lien Secured Parties in respect of the Collateral or the provisions of this Agreement. The Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that none of the Second Lien Agent or the other Second Lien Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the First Lien

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Agent or any First Lien Secured Party under the First Lien Documents with respect to the Collateral, other than as expressly permitted by this Agreement. The Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, hereby waives any and all rights it or the Second Lien Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which the First Lien Agent or any First Lien Lender seeks to enforce its Liens on any Collateral. The foregoing shall not be construed to prohibit the Second Lien Agent from enforcing the provisions of this Agreement or any claims it, or any other Second Lien Secured Party, may have against the First Lien Agent or any other First Lien Secured Party that are not the subject matter of this Agreement.

(b) The First Lien Agent, for and on behalf of itself and the First Lien Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the Second Lien Agent or the other Second Lien Secured Parties in respect of the Collateral or the provisions of this Agreement. The foregoing shall not be construed to prohibit the First Lien Agent or any other First Lien Secured Party from enforcing the provisions of this Agreement.

Section 2.3    Remedies Standstill.

(a) The Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, agrees that, from the date hereof until the date upon which the Discharge of First Lien Obligations shall have occurred, neither the Second Lien Agent nor any Second Lien Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the prior written consent of the First Lien Agent, and will not take, receive or accept any Proceeds of Collateral; provided, however, that the Second Lien Agent may Exercise Any Secured Creditor Remedies after a period of 180 days (or, in the case of any Collateral comprising ABL Priority Collateral (as defined in the Initial First Lien Credit Agreement, 210 days) has elapsed since the date on which the Second Lien Agent has delivered to the First Lien Agent written notice of the acceleration of the Indebtedness outstanding under the Second Lien Documents (the “Standstill Period”); provided further, however, that (i) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second Lien Agent or any other Second Lien Secured Party Exercise Any Secured Creditor Remedies, or commence, join with any person in commencing, or petition for or vote in favor of any resolution for, any Exercise of Any Secured Creditor Remedies, if the First Lien Agent or any other First Lien Secured Party shall have commenced, and shall be diligently pursuing in good faith (or shall have sought or requested (and not have been denied) relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding to enable the commencement and pursuit thereof), the Exercise of Any Secured Creditor Remedies and (ii) after the expiration of the Standstill Period, so long as neither the First Lien Agent nor the other First Lien Secured Parties have commenced any action to enforce their Lien on any material portion of the Collateral, in the event that and for so long as the Second Lien Secured Parties (or the Second Lien Agent on their behalf) have commenced any actions to enforce their Lien with respect to all or any material portion of the Collateral to the extent permitted hereunder and are diligently pursuing in good faith such actions, neither the First Lien Secured Parties nor the First Lien Agent shall take any action of a similar nature with respect to such Collateral without the prior

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written consent of the Second Lien Agent; provided that all other provisions of this Agreement (including the turnover provisions of Section 3.6) are complied with.

(b) The foregoing shall not be construed to prevent the Second Lien Agent or any Second Lien Secured Party from (i) filing a claim, proof of claim, statement of interest or any similar form with respect to the Second Lien Obligations owed to it in any Insolvency Proceeding commenced by or against any Credit Party, (ii) taking any action (not adverse to the priority status of the Liens of the First Lien Agent or the other First Lien Secured Parties on the Collateral or the rights of the First Lien Agent or any of the First Lien Secured Parties to Exercise Any Secured Creditor Remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any Collateral, (iii) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading or action filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of the Second Lien Agent or any Second Lien Secured Party, (iv) exercising rights and remedies as unsecured creditors, as provided in Section 2.9, (v) inspecting or appraising the Collateral or receiving reports with respect to the Collateral so long as such actions do not interfere in any material respect with the rights of the First Lien Secured Parties hereunder and (vi) subject to Section 2.2 and clause (i) of the second proviso of Section 2.3(a) (and subject, generally, to the Lien Priority provisions and application of proceeds provisions set forth herein), enforcing any of its rights and exercising any of its remedies with respect to the Collateral after termination of the Standstill Period. Except for the actions set forth in clauses (i) through (vi) of this Section 2.3(b), unless and until the Discharge of the First Lien Obligations, the sole right of the Second Lien Agent and the other Second Lien Secured Parties with respect to the Collateral shall be to receive the Proceeds of the Collateral, if any, remaining after Discharge of First Lien Obligations has occurred and in accordance with the Second Lien Documents and applicable law.

Section 2.4    Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement, each First Lien Secured Party shall have the exclusive right to enforce any and all rights and exercise remedies with respect to the Collateral as it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies, in each case without any consultation with or the consent of the Second Lien Agent or any other Second Lien Secured Party; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the provisions of this Agreement. The First Lien Agent may enforce the provisions of the First Lien Documents and may Exercise Any Secured Creditor Remedies, all in such order and in such manner as it may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law, and such enforcement and exercise shall include the rights of an agent appointed by the First Lien Agent to dispose of Collateral upon foreclosure , to incur expenses in connection with any such disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code any relevant Security Document or any other applicable law. Each of the Second Lien Agent and each Second Lien Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against either the First Lien Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is

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permitted by (or not otherwise prohibited by) the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the First Lien Agent and each First Lien Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against either the Second Lien Agent or any other Second Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is permitted by (or not otherwise prohibited by) the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b) Release of Second Priority Liens. In the event of (i) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the First Lien Agent (other than in connection with a refinancing as described in Section 5.2(c) hereof), or (ii) any sale, transfer or other disposition of all or any portion of the Collateral (other than in connection with a refinancing as described in Section 5.2(c) hereof), so long as, in the case of this clause (ii), such sale, transfer or other disposition is then permitted by the First Lien Documents (or consented to by the requisite First Lien Lenders) and the Second Lien Documents (or consented to by the requisite Second Lien Lenders), irrespective of whether an Event of Default has occurred, the Second Lien Agent agrees, on behalf of itself and the Second Lien Secured Parties that, so long as the Second Lien Agent, for the benefit of the Second Lien Secured Parties, shall retain a Lien on the Proceeds of such sale, transfer or other disposition (to the extent that such proceeds are not applied to the First Lien Obligations as provided in Section 4.1(b) hereof), such sale, transfer or other disposition will be free and clear of the Liens on such Collateral (but not the Proceeds thereof) securing the Second Lien Obligations, and the Second Lien Agent’s and the Second Lien Secured Parties’ Liens with respect to the Collateral (but not the Proceeds thereof) so sold, transferred or disposed (and any Second Lien Guaranty by any Credit Party that, as a result of such sale, transfer or other disposition, is no longer a Subsidiary of Holdings) shall terminate and be automatically released and discharged without further action concurrently with, and to the same extent as, the release and discharge of the First Lien Secured Parties’ Liens on such Collateral (and, as applicable, of the First Lien Guaranty by such Credit Party). In furtherance of, and subject to, the foregoing, the Second Lien Agent agrees that it will promptly execute any and all Lien releases, certificates of non-crystallization, debt assignments or transfers, discharges or other comparable documents reasonably requested by the First Lien Agent in connection therewith, in each case in customary form (and in no event on terms less favorable to the Second Lien Secured Parties than the comparable document with respect to the First Lien Secured Parties). The Second Lien Agent hereby appoints the First Lien Agent and any officer or duly authorized person of the First Lien Agent, until the date upon which the Discharge of First Lien Obligations shall have occurred, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Lien Agent and in the name of the Second Lien Agent or in the First Lien Agent’s own name, from time to time, in the First Lien Agent’s sole discretion, for the purposes of carrying out the express terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the express purposes of this paragraph, including any financing statements, financing change statements, endorsements, assignments, releases, discharges or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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(c) Release of First Priority Liens. In the event of any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Second Lien Agent after the expiration of the Standstill Period that is permitted in accordance with clause (ii) to the second proviso in Section 2.3(a) (other than in connection with a refinancing as described in Section 5.2(c) hereof), the First Lien Agent agrees, on behalf of itself and the First Lien Secured Parties that, so long as the First Lien Agent, for the benefit of the First Lien Secured Parties, shall retain a Lien on the Proceeds of such sale, transfer or other disposition, such sale, transfer or other disposition will be free and clear of the Liens on such Collateral (but not the Proceeds thereof) securing the First Lien Obligations, and the First Lien Agent’s and the First Lien Secured Parties’ Liens with respect to the Collateral (but not the Proceeds thereof) so sold, transferred or disposed (and any First Lien Guaranty by any Credit Party that, as a result of such sale, transfer or other disposition is no longer a Subsidiary of Holdings) shall terminate and be automatically released and discharged without further action concurrently with, and to the same extent as, the release and discharge of the Second Lien Secured Parties’ Liens on such Collateral (and, as applicable, of the Second Lien Guaranty by such Credit Party); provided that so long as the Discharge of First Lien Obligations has not occurred, the Proceeds of, or payments with respect to, any such release that are received by the Second Lien Agent or any other Second Lien Secured Party shall be segregated and held in trust and forthwith transferred or paid over to the First Lien Agent for the benefit of the First Lien Secured Parties in accordance with Section 3.6. In furtherance of, and subject to, the foregoing, the First Lien Agent agrees that it will promptly execute any and all Lien releases, certificates of non-crystallization, debt assignments or transfers, discharges or other comparable documents reasonably requested by the Second Lien Agent in connection therewith, in each case in customary form (and in no event on terms less favorable to the First Lien Secured Parties than the comparable document with respect to the Second Lien Secured Parties). The First Lien Agent hereby appoints the Second Lien Agent and any officer or duly authorized person of the Second Lien Agent, until the time at which all the Second Lien Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Persons entitled thereto) have been paid in full in cash and all Commitments (or commitments defined by reference to a similar term) (as defined in any Second Lien Credit Agreement) have been terminated, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the First Lien Agent and in the name of the First Lien Agent or in the Second Lien Agent’s own name, from time to time, in the Second Lien Agent’s sole discretion, for the purposes of carrying out the express terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the express purposes of this paragraph, including any financing statements, endorsements, assignments, releases, discharges or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5    No New Liens.

(a) It is the anticipation of the parties that, until the date upon which the Discharge of First Lien Obligations shall have occurred, no Second Lien Secured Party shall acquire or hold any consensual Lien on any assets securing any Second Lien Obligation which assets are not also subject to the Lien of the First Lien Agent under the First Lien Documents. If any Second Lien Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of

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any Credit Party securing any Second Lien Obligation which assets are not also subject to the Lien of the First Lien Agent under the First Lien Documents, then the Second Lien Agent (or the relevant Second Lien Secured Party) shall, without the need for any further consent of any other Second Lien Secured Party, the Borrower, any Second Lien Guarantor or any other Person and notwithstanding anything to the contrary in any other Second Lien Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the First Lien Agent as security for the First Lien Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the First Lien Agent in writing of the existence of such Lien upon becoming aware thereof. Without limiting any other right or remedy available to the First Lien Agent or the First Lien Secured Parties, the Second Lien Agent, on behalf of the Second Lien Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.5(a) shall be subject to the turnover provisions in Section 3.6.

(b) It is the anticipation of the parties that, until the date upon which the Discharge of First Lien Obligations shall have occurred, no First Lien Secured Party shall acquire or hold any consensual Lien on any assets securing any First Lien Obligation which assets are not also subject to the Lien of the Second Lien Agent under the Second Lien Documents (other than as set forth in Section 2.1(d)). If any First Lien Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any First Lien Obligation which assets are not also subject to the Lien of the Second Lien Agent under the Second Lien Documents (other than as set forth in Section 2.1(d)), then the First Lien Agent (or the relevant First Lien Secured Party) shall, without the need for any further consent of any other First Lien Secured Party, the Borrower, any First Lien Guarantor or any other Person and notwithstanding anything to the contrary in any other First Lien Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the Second Lien Agent as security for the Second Lien Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Second Lien Agent in writing of the existence of such Lien upon becoming aware thereof.

Section 2.6    Similar Liens and Agreements. The parties hereto acknowledge and agree that it is their intention that the Collateral subject to Liens securing the First Lien Obligations and the Collateral subject to Liens securing the Second Lien Obligations be identical. In furtherance of the foregoing, the parties hereto agree:

(a) to cooperate in good faith in order to determine, upon any reasonable request by the First Lien Agent or the Second Lien Agent, the specific assets included in the Collateral subject to Liens securing the First Lien Obligations and the Collateral subject to Liens securing the Second Lien Obligations, the steps taken to perfect the Liens securing the First Lien Obligations thereon and the Liens securing the Second Lien Obligations thereon and the identity of the respective parties obligated under the First Lien Documents and the Second Lien Documents; and

(b) that the documents, agreements and instruments creating or evidencing the Collateral subject to the Liens securing the Second Lien Obligations (and such Liens) shall be in all material respects in the same form as the documents, agreements and instruments creating or evidencing the Collateral subject to the Liens securing the First Lien Obligations (and such

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Liens), other than with respect to the senior priority and junior priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

Section 2.7    Waiver of Marshalling. Until the Discharge of First Lien Obligations, the Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law; provided, however, that the Second Lien Secured Parties shall have the rights expressly provided by Section 2.3(b)(v).

Section 2.8    No Waiver by First Lien Secured Parties. Other than with respect to the actions permitted under clauses (i) through (vi) of Section 2.3(b) hereof, nothing contained herein shall prohibit or in any way limit the First Lien Agent or any other First Lien Secured Party from opposing, challenging or objecting to, in any Insolvency Proceeding or otherwise, any action taken, or any claim made, by the Second Lien Agent or any other Second Lien Secured Party, including any request by the Second Lien Agent or any other Second Lien Secured Party for adequate protection or any exercise by the Second Lien Agent or any other Second Lien Secured Party of any of its rights and remedies under the Second Lien Documents or otherwise.

Section 2.9    Rights as Unsecured Creditors. The Second Lien Agent and the other Second Lien Secured Parties may, in accordance with the terms of the Second Lien Documents and applicable law, enforce rights and exercise remedies against the Borrower and any Second Lien Guarantor as unsecured creditors; provided that no such action is otherwise inconsistent with the terms of this Agreement. Nothing in this Agreement shall prohibit the receipt by the Second Lien Agent or any other Second Lien Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Lien Documents so long as such receipt is not the direct or indirect result of the enforcement or exercise by the Second Lien Agent or any other Second Lien Secured Party of rights or remedies as a secured creditor (including any right of setoff) or enforcement in contravention of this Agreement of any Lien securing the Second Lien Obligations (including any judgment lien resulting from the exercise of remedies available to an unsecured creditor, to the extent such judgment lien applies to Collateral).

ARTICLE 3

ACTIONS OF THE PARTIES

Section 3.1    Certain Actions Permitted. The Second Lien Agent may make such demands or file such claims in respect of the Second Lien Obligations as it reasonably deems necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders or rules of procedure at any time. Nothing in this Agreement shall prohibit the receipt by the Second Lien Agent or any Second Lien Secured Party of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations so long as such receipt is in accordance with and not prohibited by, and not the direct or indirect result of the exercise by the Second Lien Agent or any Second Lien Secured Party of

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rights or remedies as a secured creditor (including set-off) with respect to Collateral or enforcement in contravention of, this Agreement of any Lien held by any of them.

Section 3.2    Agent for Perfection. The First Lien Agent, for and on behalf of itself and each First Lien Secured Party, agrees to hold all Collateral in its possession, custody or control (including as defined in Sections 9-104, 9-105, 9-106, 9-107 and 8-106 of the UCC) (or in the possession, custody or control of its agents or bailees) as gratuitous bailee for the Second Lien Agent solely for the purpose of perfecting or maintaining the perfection of the security interest granted to the Second Lien Agent in such Collateral, subject to the terms and conditions of this Section 3.2. None of the First Lien Agent or the other First Lien Secured Parties shall have any obligation whatsoever to the Second Lien Agent or the other Second Lien Secured Parties to assure that the Collateral is genuine or owned by the Borrower, any Guarantor or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the First Lien Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral as gratuitous bailee and/or agent for the Second Lien Agent for purposes of perfecting the Lien held by the Second Lien Agent. So long as the Discharge of First Lien Obligations has not occurred, the First Lien Agent shall be entitled to deal with the Control Collateral in accordance with the terms of this Agreement and the other First Lien Documents as if the Liens in favor of the Second Lien Secured Parties did not exist. The First Lien Agent is not and shall not be deemed to be a fiduciary of any kind for the Second Lien Secured Parties or any other Person. In addition, the Second Lien Agent, on behalf of the Second Lien Secured Parties, hereby agrees and acknowledges that other than with respect to Collateral that may be perfected through the filing of a UCC financing statement or other applicable public filing, the First Lien Agent’s Liens may be perfected on certain items of Collateral with respect to which the Second Lien Agent’s Liens would not be perfected but for the provisions of this Section 3.2, and the Second Lien Agent, on behalf of the Second Lien Secured Parties, hereby further agrees that the foregoing described in this sentence shall not be deemed a breach of this Agreement.

Section 3.3    Sharing of Information and Access. In the event that the Second Lien Agent shall, in the exercise of its rights under any of the Second Lien Collateral Documents or otherwise, receive possession or control of any books and records of any First Lien Credit Party which contain information identifying or pertaining to any of the Collateral, the Second Lien Agent shall, upon request from the First Lien Agent and as promptly as practicable thereafter (at the sole expense of the Credit Parties), either make available to the First Lien Agent such books and records for inspection and duplication or provide the First Lien Agent copies thereof.

Section 3.4    Insurance and Condemnation Awards. Proceeds of Collateral include insurance proceeds and condemnation or expropriation awards and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds and condemnation or expropriation awards. The First Lien Agent shall have the sole and exclusive right, as against the Second Lien Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral and to approve any award granted in any condemnation, expropriation or similar proceeding, or any deed in lieu of condemnation or expropriation, in respect of Collateral. All proceeds of such insurance and any such award, or any payments with respect to a deed in lieu of condemnation or expropriation, shall be remitted to the First Lien Agent, and each of the First Lien Agent and Second Lien Agent shall cooperate (if necessary) in

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a reasonable manner in effecting the payment of insurance proceeds or any such awards or payments in accordance with Section 4.1 hereof.

Section 3.5    No Additional Rights for the Credit Parties Hereunder. If any First Lien Secured Party or Second Lien Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any First Lien Secured Party or Second Lien Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First Lien Secured Party or Second Lien Secured Party.

Section 3.6    Payments Over. So long as the Discharge of First Lien Obligations has not occurred, any Collateral or Proceeds thereof or payment with respect thereto received by the Second Lien Agent or any Second Lien Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the Collateral, or in connection with any insurance policy claim or any condemnation or expropriation award (or deed in lieu of condemnation or expropriation), other than Reorganization Securities, in contravention of this Agreement or otherwise in a manner which is not consistent with the Lien Priority (or, after the termination of the Standstill Period, in connection with any enforcement of rights or exercise of remedies with respect to the Collateral by the Second Lien Agent or any other Second Lien Secured Party) shall be segregated and held in trust and forthwith paid over to the First Lien Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations occurs, the Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Agent, and any officer or duly authorized person of the First Lien Agent, with full power of substitution, as the true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of each Second Lien Secured Party in the name of the Second Lien Agent or in the First Lien Agent’s own name, from time to time, in the First Lien Agent’s sole discretion, for the purpose of carrying out the provisions of this Section 3.6 and taking any and all appropriate action and executing and delivering any and all documents and instruments that the First Lien Agent may deem necessary or advisable to accomplish the purposes of this Section 3.6 (which appointment, being coupled with an interest, is irrevocable).

ARTICLE 4

APPLICATION OF PROCEEDS

Section 4.1    Application of Proceeds.

(a) Nature of Certain First Lien Obligations. The Second Lien Agent, for and on behalf of itself and the Second Lien Secured Parties, expressly acknowledges and agrees that (i) any First Lien Credit Agreement may include a revolving commitment, that the First Lien Agent or any applicable First Lien Pari Passu Agent and the other applicable First Lien Lenders will apply payments and make advances thereunder; and that no application of any Collateral or the release or discharge of any Lien by the First Lien Agent upon any portion of the Collateral in connection with a permitted disposition by the First Lien Credit Parties under any First Lien Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the First Lien Obligations that may be outstanding at any time or from time to time

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may be increased or reduced and subsequently reborrowed, and that the terms of the First Lien Obligations may be modified, extended or amended from time to time to the extent permitted hereunder, and that the aggregate amount of the First Lien Obligations may be increased or refinanced to the extent permitted hereunder, in each event, without notice to or consent by the Second Lien Secured Parties and without affecting the provisions hereof; and (iii) all Collateral received by the First Lien Agent may be applied, reversed, reapplied, credited or reborrowed, in whole or in part, to the First Lien Obligations at any time; provided, however, that from and after the date on which the First Lien Agent (or any First Lien Secured Party) commences the Exercise of Any Secured Creditor Remedies, all amounts received by the First Lien Agent or any First Lien Lender shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, renewal, restatement or refinancing of the First Lien Obligations or any portion thereof.

(b) Application of Proceeds of Collateral. The First Lien Agent and the Second Lien Agent hereby agree that, so long as the Discharge of First Lien Obligations has not occurred, all Collateral and all Proceeds thereof received by the First Lien Agent (or any other First Lien Secured Party) or the Second Lien Agent (or any other Second Lien Secured Party) in connection with any Exercise of Secured Creditor Remedies shall be applied, first, to the payment of reasonable and documented out-of-pocket costs and expenses of the First Lien Agent in connection with such Exercise of Secured Creditor Remedies, and second, to the payment or cash collateralization of the First Lien Obligations in accordance with the First Lien Documents. All Collateral and all Proceeds received by the First Lien Agent after the Discharge of First Lien Obligations has occurred shall be forthwith paid over, in kind or funds and currency received, to the Second Lien Agent for application to the payment of the Second Lien Obligations in accordance with the Second Lien Documents.

(c) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the First Lien Agent shall have no obligation or liability to the Second Lien Agent or to any Second Lien Secured Party regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by the First Lien Agent under the terms of this Agreement.

(d) Turnover of Collateral After Discharge. Upon the Discharge of First Lien Obligations, the First Lien Agent shall deliver to the Second Lien Agent or shall execute such documents as the Second Lien Agent may reasonably request to enable the Second Lien Agent to have control over any Control Collateral still in the First Lien Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Section 4.2    Specific Performance. Each of the First Lien Agent and the Second Lien Agent is hereby authorized to demand specific performance of this Agreement, whether or not the Borrower or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the First Lien Agent, for and on behalf of itself and the First Lien Secured Parties, and the Second Lien Agent, for and on behalf of itself and the Second Lien Secured Parties, hereby irrevocably waives any defense based on the

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adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 4.3    Certain Agreements with Respect to Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency Proceeding or other proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Second Lien Agent and the other Second Lien Secured Parties agree that any distribution or recovery they may receive with respect to, or allocable to, the value of the assets intended to constitute such Collateral or any proceeds thereof (other than Reorganization Securities) shall (for so long as the Discharge of First Lien Obligations has not occurred) be segregated and held in trust and forthwith paid over to the First Lien Agent for the benefit of the First Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Second Lien Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Lien Obligations has occurred. Until the Discharge of First Lien Obligations occurs, the Second Lien Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Agent, and any officer or agent of the First Lien Agent, with full power of substitution, the attorney-in-fact of each Second Lien Secured Party for the limited purpose of carrying out the provisions of this Section 4.3 and taking any action and executing any instrument that the First Lien Agent may deem necessary or advisable to accomplish the purposes of this Section 4.3, which appointment is irrevocable and coupled with an interest.

ARTICLE 5

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1    Notice of Acceptance and Other Waivers.

(a) All First Lien Obligations at any time made or incurred by the Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the First Lien Agent or any First Lien Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation or non-payment of all or any part of the First Lien Obligations. All Second Lien Obligations at any time made or incurred by the Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the First Lien Agent, on behalf of itself and the First Lien Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the Second Lien Agent or any Second Lien Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation or non-payment of all or any part of the Second Lien Obligations.

(b) None of the First Lien Agent, any First Lien Secured Party or any of their respective Affiliates, directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as

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specifically provided in this Agreement. If the First Lien Agent or any First Lien Secured Party honors (or fails to honor) a request by the Borrower for an extension of credit pursuant to any First Lien Credit Agreement or any of the other First Lien Documents, whether the First Lien Agent or any First Lien Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Second Lien Credit Agreement or any other Second Lien Document or an act, condition or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the First Lien Agent or any First Lien Secured Party otherwise should exercise any of its contractual rights or remedies under any First Lien Documents (subject to the express terms and conditions hereof), neither the First Lien Agent nor any First Lien Secured Party shall have any liability whatsoever to the Second Lien Agent or any Second Lien Secured Party as a result of such action, omission or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The First Lien Agent and the other First Lien Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any First Lien Credit Agreement and any of the other First Lien Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Second Lien Agent or any of the Second Lien Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. The Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, agrees that neither the First Lien Agent nor any First Lien Secured Party shall incur any liability as a result of a sale, lease, license, application or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the First Lien Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c) If the Second Lien Agent or any Second Lien Secured Party honors (or fails to honor) a request by the Borrower for an extension of credit pursuant to any Second Lien Credit Agreement or any of the other Second Lien Documents, whether the Second Lien Agent or any Second Lien Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any First Lien Credit Agreement or any other First Lien Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Second Lien Agent or any Second Lien Secured Party otherwise should exercise any of its contractual rights or remedies under the Second Lien Documents (subject to the express terms and conditions hereof), neither the Second Lien Agent nor any Second Lien Secured Party shall have any liability whatsoever to the First Lien Agent or any First Lien Secured Party as a result of such action, omission or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Second Lien Agent and the other Second Lien Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Second Lien Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the First Lien Agent or any First Lien Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement.

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Section 5.2    Modifications to First Lien Documents and Second Lien Documents.

(a) The Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, hereby agrees that, without affecting the obligations of the Second Lien Agent and the other Second Lien Secured Parties hereunder, the First Lien Agent and the other First Lien Secured Parties may, at any time and from time to time but subject to Section 5.2(c) hereof, in their sole discretion without the consent of or notice to the Second Lien Agent or any Second Lien Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Section 5.2), and without incurring any liability to the Second Lien Agent or any Second Lien Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, refinance, extend, consolidate, restructure or otherwise modify any of the First Lien Documents in any manner whatsoever; provided that, without the consent of the Required Lenders (or other required percentage of lenders defined by reference to any similar term) (as defined in any Second Lien Credit Agreement), no such amendment, restatement, supplement, refinancing, extension, consolidation, restructuring or other modification (or successive amendments, restatements, supplements, refinancings, extensions, consolidations, restructurings or other modifications) shall contravene any provision of this Agreement.

(b) The First Lien Agent, on behalf of itself and the First Lien Secured Parties, hereby agrees that, without affecting the obligations of the First Lien Agent and the other First Lien Secured Parties hereunder, the Second Lien Agent and the other Second Lien Secured Parties may, at any time and from time to time but subject to Section 5.2(c) hereof, in their sole discretion without the consent of or notice to the First Lien Agent or any First Lien Secured Party (except to the extent such consent is required pursuant to the express provisions of this Section 5.2), and without incurring any liability to the First Lien Agent or any First Lien Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, refinance, extend, consolidate, restructure or otherwise modify any of the Second Lien Documents in any manner whatsoever; provided that, without the prior written consent of the Required Lenders (or other required percentage of lenders defined by reference to any similar term) (as defined in any First Lien Credit Agreement), no such amendment, restatement, supplement, refinancing, extension, consolidation, restructuring or other modification (or successive amendments, restatements, supplements, refinancings, extensions, consolidations, restructurings or other modifications) shall (i) contravene the provisions of this Agreement, (ii) change to earlier dates any scheduled dates for payment of principal, (iii) change the mandatory redemption or prepayment provisions set forth in the Second Lien Documents in a manner that would require the applicable Second Lien Obligations to be mandatorily redeemed or prepaid prior to the date(s), if any, set forth in the applicable Second Lien Document as in effect as of the date hereof (and, if there are no such dates, prior to the final maturity date with respect to the Second Lien Obligations set forth therein), other than (w) upon the occurrence of an asset sale or other disposition or casualty event (subject to (1) reinvestment rights that are in the aggregate no less favorable to the Borrower than those under the Second Lien Documents as in effect on the date hereof and (2) the application of the net cash proceeds thereof to the prior prepayment of, or offer to prepay, any applicable First Lien Obligations then outstanding), (x) upon the occurrence of a change of control event, (y) customary acceleration rights following an event of default (subject to the limitations in clause (iii) of this paragraph) and (z) upon the incurrence of Indebtedness that is not permitted thereunder (subject to the application of the net cash proceeds thereof to the prior prepayment of, or offer to prepay, any applicable First Lien Obligations then

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outstanding) or (iv) add to the Collateral (or similar term as defined in the Second Lien Documents) other than as specifically provided by this Agreement.

(c) Subject to the express limitations set forth in Sections 5.2(a) and 5.2(b), the First Lien Obligations and the Second Lien Obligations may be refinanced, in whole or in part, from time to time, in each case, without notice to, or the consent (except to the extent a consent is required to permit such refinancing transaction under any First Lien Document or any Second Lien Document) of the First Lien Agent, the First Lien Secured Parties, the Second Lien Agent or the other Second Lien Secured Parties, as the case may be, all without affecting the Lien Priority provided for herein or the other provisions hereof; provided, however, that the holders of any class or series of such refinancing Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the First Lien Agent or the Second Lien Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the First Lien Agent or the Second Lien Agent, as the case may be, and any such refinancing transaction shall be in accordance with any applicable provisions of both the First Lien Documents and the Second Lien Documents (to the extent such documents survive the refinancing).

(d) In the event that the First Lien Agent or the other First Lien Secured Parties and the relevant Credit Party enter into any amendment, modification, waiver or consent in respect of any of the First Lien Collateral Documents (other than this Agreement), then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable Comparable Second Lien Collateral Document, in each case, without the consent of any Second Lien Secured Party and without any action by the Second Lien Agent, the Borrower or any other Credit Party; provided that (i) no such amendment, modification, waiver or consent shall (A) remove assets subject to the Liens securing the Second Lien Obligations or release any such Liens, except to the extent that such release is permitted or required by Section 2.4(b) hereof and provided that there is a concurrent release of the corresponding Liens securing the First Lien Obligations or (B) amend, modify or otherwise affect the rights or duties of the Second Lien Agent without its prior written consent and (ii) notice of such amendment, modification, waiver or consent shall have been given to the Second Lien Agent no later than the tenth Business Day following the effective date of such amendment, modification, waiver or consent.

(e) Each of the Borrower and the Second Lien Agent agrees that any Second Lien Credit Agreement and each Second Lien Collateral Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the First Lien Agent, which approval shall not be unreasonably withheld or delayed. Each of the Borrower and the Second Lien Agent further agrees that each Second Lien Collateral Document covering any Collateral that is comprised of Real Property shall contain such other language as the First Lien Agent may reasonably request to reflect the subordination of such Second Lien Collateral Document to the First Lien Collateral Document covering such Collateral pursuant to this Agreement.

Section 5.3    Effect of Refinancing of Indebtedness Under First Lien Documents. If the Borrower refinances, in whole or in part, any Indebtedness outstanding under any of the First Lien Documents and provided that (a) such refinancing is permitted hereby and (b) the Borrower

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gives to the Second Lien Agent written notice electing the application of the provisions of this Section 5.3 to such refinancing Indebtedness, then (i) the Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement notwithstanding anything to the contrary herein, (ii) such refinancing Indebtedness and all other obligations under the loan documents evidencing such Indebtedness (the “New First Lien Obligations”) shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien Priority and rights in respect of Collateral set forth herein, (iii) the credit agreement, indenture or other agreement and the security documents and the other related financing documents evidencing such refinancing Indebtedness (the “New First Lien Loan Documents”) shall automatically be treated as a First Lien Credit Agreement and the First Lien Documents and, in the case of New First Lien Loan Documents that are security documents, as the First Lien Collateral Documents for all purposes of this Agreement, (iv) the collateral agent under the New First Lien Loan Documents (the “New First Lien Agent”) shall be deemed to be the First Lien Agent for all purposes of this Agreement, except as otherwise provided in clause (b) of the definition of First Lien Agent and (v) the lenders under the New First Lien Loan Documents shall be deemed to be the First Lien Lenders for all purposes of this Agreement. Upon receipt of the New First Lien Loan Documents, the Second Lien Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as are reasonably necessary to provide to the New First Lien Agent the rights and powers expressly contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Borrower shall cause the agreement, document or instrument pursuant to which the New First Lien Agent is appointed to provide that the New First Lien Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.5 hereof (but subject to Section 2.1(d)), if the New First Lien Obligations are secured by assets of the Credit Parties that do not also secure the Second Lien Obligations, the applicable Credit Parties shall promptly grant a valid and perfected Lien on such assets to secure the Second Lien Obligations (subject to the Lien Priority).

Section 5.4    Reinstatement and Continuation of Agreement. If the First Lien Agent or any First Lien Secured Party is required in any Insolvency Proceeding or other applicable proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower, any Guarantor or any other Person any payment made in satisfaction of all or any portion of the First Lien Obligations (a “First Lien Recovery”), then the First Lien Obligations shall be reinstated to the extent of such First Lien Recovery. If this Agreement shall have been terminated prior to such First Lien Recovery, this Agreement shall be reinstated in full force and effect in the event of such First Lien Recovery, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements and obligations of the First Lien Agent, the Second Lien Agent, the First Lien Secured Parties and the Second Lien Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion or dismissal of, any Insolvency Proceeding by or against either the Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of, either the Borrower or any Guarantor in respect of the First Lien Obligations or the Second Lien Obligations. No priority or right of the First Lien Agent or any First Lien Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of either the Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions or covenants of any of the First Lien

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Documents, regardless of any knowledge thereof which the First Lien Agent or any First Lien Secured Party may have.

ARTICLE 6

INSOLVENCY PROCEEDINGS

Section 6.1    DIP Financing.

(a) If the Borrower or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of First Lien Obligations, and the First Lien Agent or the other First Lien Secured Parties shall seek to provide the Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting Collateral under Section 363 of the Bankruptcy Code (or, in each case, any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (each, a “DIP Financing”), then the Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Second Lien Agent securing the Second Lien Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing or use of cash collateral that is Collateral except as permitted by Section 6.3(b)(i) hereof), so long as (i) the Second Lien Agent retains its Liens on the Collateral to secure the Second Lien Obligations (in each case, including Proceeds thereof arising after the commencement of the case or proceeding under any Debtor Relief Laws) and (ii) all Liens on Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the First Lien Agent and the other First Lien Secured Parties securing the First Lien Obligations on Collateral.

(b) All Liens granted to the First Lien Agent or the Second Lien Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2    Relief From Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, agrees not to seek relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral, any Proceeds thereof or any Lien in respect of the Second Lien Obligations, in each case without the First Lien Agent’s express prior written consent.

Section 6.3    No Contest; Adequate Protection.

(a) The Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, agrees that, prior to the Discharge of First Lien Obligations, none of them shall seek or accept any form of adequate protection under any or all of Section 361, 362, 363 or 364 of the Bankruptcy Code (or any similar provisions of any foreign Debtor Relief Laws) with respect to the Collateral, except as set forth in this Section 6.3 or as may otherwise be consented to in

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writing by the First Lien Agent in its sole and absolute discretion. The Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, agrees that, prior to the Discharge of First Lien Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the First Lien Agent or any First Lien Secured Party for adequate protection of its interest in the Collateral, (ii) any proposed provision of DIP Financing by the First Lien Agent or the other First Lien Secured Parties (or any other Person proposing to provide DIP Financing with the consent of the First Lien Agent) (unless in contravention of Section 6.1(a) hereof) or (iii) any objection by the First Lien Agent or any First Lien Secured Party to any motion, relief, action or proceeding based on a claim by the First Lien Agent or any First Lien Secured Party that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the First Lien Agent as adequate protection of its interests are subject to this Agreement.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency Proceeding:

(i) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection with respect to the Collateral in the form of additional collateral (even if such collateral is not of a type that would otherwise have constituted Collateral), then the First Lien Agent, on behalf of itself and the First Lien Secured Parties, agrees that the Second Lien Agent, on behalf of itself or any of the Second Lien Secured Parties, may seek or request (and the First Lien Secured Parties will not oppose such request) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations on the same basis as the Liens of the Second Lien Agent on the Collateral; and

(ii) in the event the Second Lien Agent, on behalf of itself or any of the Second Lien Secured Parties, is granted adequate protection in respect of the Collateral in the form of additional collateral, then the Second Lien Agent, on behalf of itself and any of the Second Lien Secured Parties, agrees that the First Lien Agent, on behalf of itself or any of the First Lien Secured Parties, shall be granted adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be senior to the Liens securing the Second Lien Obligations on the same basis as the Liens of the First Lien Agent on the Collateral.

(c) Except as otherwise expressly set forth in Section 6.1 hereof, nothing herein shall limit the rights of the First Lien Agent or the other First Lien Secured Parties from seeking adequate protection with respect to their rights in the Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

(d) [reserved].

Section 6.4    Asset Sales. The Second Lien Agent agrees, on behalf of itself and the Second Lien Secured Parties, that it will not oppose any sale consented to by the First Lien Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar

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provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the Second Lien Agent, for the benefit of the Second Lien Secured Parties, shall retain a Lien on the proceeds of such sale (to the extent such proceeds are not applied to the First Lien Obligations in accordance with Section 4.1(b) hereof).

Section 6.5    Post-Petition Interest.

(a) The Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no Second Lien Secured Party shall oppose or seek to challenge any claim by the First Lien Agent or any other First Lien Secured Party for allowance in any Insolvency Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Liens securing the First Lien Obligations (it being understood and agreed that such value shall be determined without regard to the existence of the Liens securing the Second Lien Obligations on the Collateral).

(b) The First Lien Agent, for itself and on behalf of the other First Lien Secured Parties, agrees that no First Lien Secured Party shall oppose or seek to challenge any claim by the Second Lien Agent or any other Second Lien Secured Party for allowance in any Insolvency Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Liens securing the Second Lien Obligations (it being understood and agreed that such value shall be determined taking into account the Liens securing the First Lien Obligations on the Collateral).

Section 6.6    Certain Waivers by the Second Lien Secured Parties. The Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, waives any claim any Second Lien Secured Party may hereafter have against any First Lien Secured Party arising out of (a) the election by any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Debtor Relief Law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency Proceeding.

Section 6.7    Separate Grants of Security and Separate Classification. Each First Lien Secured Party and each Second Lien Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the First Lien Obligations are fundamentally different from the Second Lien Obligations and must be separately classified in any plan of reorganization or arrangement (or proposal or other plan of similar effect under any Debtor Relief Laws) proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties and the Second Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the First Lien Secured Parties and the Second Lien Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of First Lien Obligation claims and Second Lien Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this

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purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from the Collateral for First Lien Secured Parties before any distribution is made in respect of the claims held by the Second Lien Secured Parties from such Collateral, with the Second Lien Secured Parties hereby acknowledging and agreeing to turn over to the First Lien Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

Section 6.8    Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code and all other applicable Debtor Relief Laws.

Section 6.9    Reorganization Securities. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, plan of arrangement, proposal or similar dispositive restructuring plan (the “Reorganization Securities”) on account of both the First Lien Obligations and the Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan or proposal and will apply with like effect to the Liens securing such debt obligations.

Section 6.10    First Lien Obligations Unconditional. All rights of the First Lien Agent hereunder, and all agreements and obligations of the Second Lien Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien Obligations (it being specifically acknowledged that a portion of the First Lien Obligations may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed), or, subject to Sections 5.2(a) and 5.2(c) hereof, any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding or restatement of any First Lien Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or, subject to Sections 5.2(a) and 5.2(c) hereof, any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding, restatement or increase of all or any portion of the First Lien Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the First Lien Obligations, or of any of the Second Lien Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

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Section 6.11    Second Lien Obligations Unconditional. All rights of the Second Lien Agent hereunder, and all agreements and obligations of the First Lien Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Second Lien Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Lien Obligations, or, subject to Sections 5.2(b) and 5.2(c) hereof, any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding or restatement of any Second Lien Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or, subject to Sections 5.2(b) and 5.2(c) hereof, any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, refunding, restatement or increase of all or any portion of the Second Lien Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Second Lien Obligations, or of any of the First Lien Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.1    Rights of Subrogation. The Second Lien Agent, for and on behalf of itself and the Second Lien Secured Parties, agrees that no payment to the First Lien Agent or any First Lien Secured Party pursuant to the provisions of this Agreement shall entitle the Second Lien Agent or any Second Lien Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First Lien Obligations shall have occurred. Following the Discharge of First Lien Obligations, the First Lien Agent agrees to execute such documents, agreements and instruments as the Second Lien Agent or any Second Lien Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First Lien Obligations resulting from payments to the First Lien Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the First Lien Agent are paid by such Person upon request for payment thereof.

Section 7.2    Further Assurances. The Parties will, at the sole expense of the Credit Parties and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the First Lien Agent or the Second Lien Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or

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distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3    Representations. The Second Lien Agent represents and warrants to the First Lien Agent that it has the requisite power and authority under the Second Lien Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the Second Lien Secured Parties and that this Agreement shall be a binding obligation of the Second Lien Agent and the other Second Lien Secured Parties, enforceable against the Second Lien Agent and the other Second Lien Secured Parties in accordance with its terms. The First Lien Agent represents and warrants to the Second Lien Agent that it has the requisite power and authority under the First Lien Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the First Lien Secured Parties and that this Agreement shall be a binding obligation of the First Lien Agent and the other First Lien Secured Parties, enforceable against the First Lien Agent and the other First Lien Secured Parties in accordance with its terms.

Section 7.4    Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom by any Party hereto shall be effective unless it is in a written agreement executed by the First Lien Agent and the Second Lien Agent (at the direction of the requisite First Lien Lenders as required under any First Lien Credit Agreement and the requisite Second Lien Lenders as required under any Second Lien Credit Agreement, respectively) and, in the case of any amendment or waiver that could reasonably be expected to be adverse to the interests, rights, liabilities or privileges of any Credit Party or imposes additional duties or obligations on any Credit Party, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. It is understood that the First Lien Agent and the Second Lien Agent, without the consent of any other First Lien Secured Party or Second Lien Secured Party, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional Indebtedness or other obligations of any of the Credit Parties become First Lien Obligations or Second Lien Obligations, as the case may be, under this Agreement (such Indebtedness or other obligations, “Additional Debt”), which supplemental agreement shall, if applicable, specify whether such Additional Debt constitutes First Lien Obligations or Second Lien Obligations; provided that such Additional Debt is permitted to be incurred under any First Lien Credit Agreement and any Second Lien Credit Agreement then extant in accordance with the terms thereof. Each such supplemental agreement (x) shall be in form and substance reasonably satisfactory to the First Lien Agent and the Second Lien Agent, (y) shall be executed by the Senior Representative with respect to the applicable series of Additional Debt (and, upon the effectiveness of such supplemental agreement, such Senior Representative shall become an “Agent” hereunder) and (z) shall provide, in a manner satisfactory to the First Lien Agent and the Second Lien Agent, that the Senior Representative with respect to applicable series of Additional Debt and each holder of such series of Additional Debt shall be subject to and bound by the provisions of this Agreement, as so supplemented, in its capacity as a holder of such series of Additional Debt.

Section 7.5    Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and

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may be personally served, telecopied, emailed or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five Business Days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties and as otherwise provided in the First Lien Documents and the Second Lien Documents.

First Lien Agent:	Royal Bank of Canada
200 Bay Street, 12th Fl. South Tower
Toronto, Ontario M5J 2W7
Attention: Manager, Agency Services Group
Facsimile: (416) 842-4023

Second Lien Agent:	[●]

Section 7.6    No Waiver; Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7    Continuing Agreement; Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of First Lien Obligations shall have occurred (subject to Section 5.4 hereof), (b) be binding upon the Parties and their successors and assigns and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Except as set forth in Section 7.4 hereof, nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the First Lien Agent, any First Lien Secured Party, the Second Lien Agent or any Second Lien Secured Party may assign or otherwise transfer all or any portion of the First Lien Obligations or the Second Lien Obligations in accordance with any First Lien Credit Agreement or any Second Lien Credit Agreement, in each case, as applicable, to any other Person (other than the Borrower, any Guarantor or any Affiliate of the Borrower or any Guarantor (in each case except as provided in such First Lien Credit Agreement or such Second Lien Credit Agreement, as applicable)), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the First Lien Agent, the Second Lien Agent, any First Lien Secured Party or any Second Lien Secured Party, as the case may be, herein or otherwise. The First Lien Secured Parties and the Second Lien Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

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Section 7.8    GOVERNING LAW; ENTIRE AGREEMENT. (a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9    Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original and all together shall constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (in .pdf or similar format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.10    No Third Party Beneficiaries. This Agreement is solely for the benefit of the First Lien Agent, First Lien Secured Parties, Second Lien Agent and Second Lien Secured Parties. Nothing herein shall be construed to limit the relative rights and obligations as among the First Lien Secured Parties or as among the Second Lien Secured Parties. Nothing herein shall be construed to limit the relative rights and obligations as among the parties to the Term/ABL Intercreditor Agreement; as among such Persons, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Term/ABL Intercreditor Agreement. Except as set forth in Section 7.4 hereof, no other Person (including the Borrower, any Guarantor or any Affiliate of the Borrower or any Guarantor (in each case except as provided in any First Lien Credit Agreement or any Second Lien Credit Agreement, as applicable)) shall be deemed to be a third party beneficiary of this Agreement; provided that, the Borrower and the other Credit Parties shall be express third party beneficiaries of, and shall be entitled to rely on and enforce the provisions of, Sections 6.1(a), 6.3(a), 6.4 and 7.4.

Section 7.11    Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.12    Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement. The Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 7.13    VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY FIRST LIEN SECURED PARTY OR ANY SECOND LIEN SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY FIRST LIEN DOCUMENTS OR ANY SECOND LIEN DOCUMENTS AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY

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OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.*

Section 7.14    First Lien/Second Lien Intercreditor Agreement. This Agreement is the “First Lien/Second Lien Intercreditor Agreement” referred to in any First Lien Credit Agreement and any Second Lien Credit Agreement. Nothing in this Agreement shall be deemed to subordinate the obligations due to (a) any First Lien Secured Party to the obligations due to any Second Lien Secured Party or (b) any Second Lien Secured Party to the obligations due to any First Lien Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.

Section 7.15    No Warranties or Liability. The First Lien Agent and the Second Lien Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other First Lien Document or any other Second Lien Document. Except as otherwise provided in this Agreement, the First Lien Agent and the Second Lien Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.16    Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Lien Document or any Second Lien Document, the provisions of this Agreement shall govern.

Section 7.17    Costs and Expenses. All costs and expenses incurred by the First Lien Agent and the Second Lien Agent hereunder shall be reimbursed by the Borrower and the Credit Parties as provided in Section 9.3 (or any similar provision) of any First Lien Credit Agreement and Section 9.3 (or any similar provision) of any Second Lien Credit Agreement.

Section 7.18    Reliance; Information Concerning Financial Condition of the Credit Parties. Each of the First Lien Agent, for itself and on behalf of the First Lien Secured Parties, and the Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, acknowledges that (a) it and such Secured Parties have, independently and without reliance upon, in the case of the First Lien Secured Parties, any Second Lien Secured Party and, in the case of the Second Lien Secured Parties, any First Lien Secured Party, and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into the Credit Documents to which they are party and (b) it and such Secured Parties will, independently and without reliance upon, in the case of the First Lien Secured Parties, any Second Lien Secured Party and, in the case of the Second Lien Secured Parties, any First Lien Secured Party, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decision in taking or not taking any

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action under this Agreement or any other Credit Document to which they are party. Each of the First Lien Agent and the Second Lien Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Agent and the Second Lien Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the First Lien Agent or the Second Lien Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (i) it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine or (C) to disclose any other information, (ii) it makes no expressed or implied representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein and (iii) the Party receiving such information hereby agrees to hold the other Party harmless from any action the receiving Party may take or conclusion the receiving Party may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities and expenses to which such receiving Party may become subject arising out of or in connection with the use of such information.

Section 7.19    Additional Credit Parties. Holdings and the Borrower will promptly cause each Person that becomes a Credit Party to deliver to the parties hereto an executed counterpart hereto, whereupon such Person shall thereby become a party hereto and be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The Parties and the Credit Parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Credit Party at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if the same constituted a Credit Party party hereto and had complied with the requirements of the immediately preceding sentence.

Section 7.20    Additional Pari Passu Agents. To the extent, but only to the extent, permitted by the provisions of the First Lien Documents and the Second Lien Documents, the Borrower and/or any of its Affiliates may incur or issue and sell one or more series or classes of Indebtedness under credit agreements, debt facilities, indentures, securities purchase agreements or similar agreements and/or commercial paper facilities that the Issuer designates as an Additional First Lien Credit Agreement or Additional Second Lien Credit Agreement. In order to so designate any such Indebtedness as an Additional First Lien Credit Agreement or Additional Second Lien Credit Agreement, as applicable, such Indebtedness must satisfy: (i) in the case of an Additional First Lien Credit Agreement, the requirements of the definition of “Additional First Lien Credit Agreement” or (ii) in the case of an Additional Second Lien Credit Agreement, the related obligations must satisfy the definition of “Additional Second Lien Credit Agreement”. Additionally the Additional First Lien Pari Passu Agent under any such Additional First Lien Credit Agreement or the Additional Second Lien Pari Passu Agent under any such Additional Second Lien Credit Agreement, as applicable, shall have delivered an executed counterpart hereto, whereby such new Agent shall thereby become a party hereto and agrees to be bound by the terms of this Agreement (including Section 2.5) and represents and warrants that such Additional First Lien Credit Agreement or Additional Second Lien Credit Agreement, as applicable, provides that the Secured Parties thereunder will be subject to and bound by the provisions of this Agreement.

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Section 7.21    Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the Parties hereto. All covenants, agreements, representations and warranties made by any Party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. The Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any and all rights the Second Lien Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

ARTICLE 8

PURCHASE OF FIRST LIEN OBLIGATIONS

BY SECOND LIEN SECURED PARTIES

Section 8.1    Purchase Right. If there is an acceleration of the First Lien Obligations in accordance with any First Lien Credit Agreement (a “Purchase Event”), then the Second Lien Secured Parties (on a pro rata basis based on their outstanding Second Lien Obligations, unless otherwise agreed among such Second Lien Secured Parties) may purchase, by submitting a notice (a “Purchase Notice”) within 15 Business Days of any such Purchase Event, all, but not less than all, of the First Lien Obligations (the foregoing obligations, the “Purchase Obligations”) for the Purchase Price. Such purchase shall:

(a) include all principal of, and all accrued and unpaid interest, fees, indemnities, costs and expenses in respect of, all Purchase Obligations outstanding at the time of purchase;

(b) be made pursuant to an assignment agreement in the form of Exhibit E-1 to any First Lien Credit Agreement, if applicable; and

(c) otherwise be subject to the terms and conditions of this Article 8.

Each First Lien Lender will retain all rights to indemnification provided in the relevant First Lien Documents for all claims and other amounts relating to periods prior to the purchase of the Purchase Obligations pursuant to this Article 8 and such rights shall be secured by the Liens securing the First Lien Obligations.

Section 8.2    Purchase Notice. The Second Lien Secured Parties desiring to purchase all the Purchase Obligations (the “Purchasing Creditors”) will deliver a Purchase Notice to the First Lien Agent that:

(a) is signed by the Purchasing Creditors;

(b) states that it is a Purchase Notice under this Article 8;

(c) states that each Purchasing Creditor is irrevocably electing to purchase, in accordance with this Article 8, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100% for all Purchasing Creditors;

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(d) represents and warrants that the Purchase Notice is in conformity with the Second Lien Documents and any other binding agreement among Second Lien Secured Parties; and

(e) designates a date on which the purchase will occur (the “Purchase Date”), that is (x) at least five but not more than ten Business Days after the First Lien Agent’s receipt of the Purchase Notice and (y) not more than twenty-five Business Days after the Purchase Event.

Upon the First Lien Agent’s receipt of an effective Purchase Notice conforming to this Section 8.2, the Purchasing Creditors will be irrevocably obligated to purchase, and the First Lien Secured Parties will be irrevocably obligated to sell, the Purchase Obligations in accordance with and subject to this Article 8.

Section 8.3    Purchase Price. The purchase price (the “Purchase Price”) for the Purchase Obligations will equal the sum of (a) the principal amount of all loans, advances, or similar extensions of credit included in the Purchase Obligations, and all accrued and unpaid interest thereon through the Purchase Date (excluding any acceleration prepayment penalties or premiums); (b) the aggregate amount then owing to the First Lien Secured Parties in respect of (x) First Lien Cash Management Obligations and (y) First Lien Hedging Obligations, including all net amounts owing to the First Lien Hedge Banks as a result of the termination (or early termination) thereof; and (c) all accrued and unpaid fees, expenses, indemnities and other amounts owed to the First Lien Secured Parties under the First Lien Documents on the Purchase Date.

Section 8.4    Purchase Closing. On the Purchase Date, (a) the Purchasing Creditors and the First Lien Agent will execute and deliver the assignment agreement referenced in Section 8.1 hereof, (b) the Purchasing Creditors will pay the Purchase Price to the First Lien Agent by wire transfer of immediately available funds, and (c) each of the Purchasing Creditors will execute and deliver to the First Lien Agent a waiver and release of all claims arising out of this Agreement, the relationship between the First Lien Secured Parties and the Second Lien Secured Parties in connection with the First Lien Documents and the Second Lien Documents, and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Article 8.

Section 8.5    Actions After Purchase Closing.

(a) Promptly after the closing of the purchase of all First Lien Obligations pursuant to this Article 8, the First Lien Agent will distribute the Purchase Price to the First Lien Secured Parties in accordance with the terms of the First Lien Documents.

(b) After the closing of the purchase of all Purchase Obligations pursuant to this Article 8, the Purchasing Creditors may request that the First Lien Agent immediately resign as administrative agent and collateral agent under the First Lien Documents and the First Lien Agent will immediately resign if so requested. Upon such resignation, a new administrative agent and a new collateral agent will be elected or appointed in accordance with the First Lien Documents.

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Section 8.6    No Recourse or Warranties; Defaulting Creditors.

(a) The First Lien Secured Parties will be entitled to rely on the statements, representations and warranties in the Purchase Notice without investigation, even if the First Lien Secured Parties are notified that any such statement, representation or warranty is not or may not be true.

(b) The purchase and sale of the Purchase Obligations under this Article 8 will be without recourse and without any representation or warranty whatsoever by the First Lien Secured Parties, except that First Lien Secured Parties represent and warrant that on the Purchase Date, immediately before giving effect to the purchase, the First Lien Secured Parties own the Purchase Obligations free and clear of all Liens (other than participation interests not prohibited by any First Lien Credit Agreement, in which case the Purchase Price will be appropriately adjusted so that the Purchasing Creditors do not pay amounts represented by participation interest) and have the right to convey whatever claims and interests they may have in respect of the Purchase Obligations.

(c) The obligations of First Lien Secured Parties to sell their respective Purchase Obligations under this Article 8 are several and not joint. If a First Lien Secured Party breaches its obligations to sell its Purchase Obligations under this Article 8 (a “Defaulting Creditor”), no other First Lien Secured Party will be obligated to purchase the Defaulting Creditor’s Purchase Obligations for resale to the holders of the Second Lien Obligations. A First Lien Secured Party that complies with this Article 8 will not be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor; provided that nothing in this paragraph will affect the Purchasing Creditors’ obligation to purchase all of the Purchase Obligations. Each Credit Party irrevocably consents to any assignment effected to one or more Purchasing Creditors pursuant to this Article 8.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the First Lien Agent, for and on behalf of itself and the First Lien Secured Parties, and the Second Lien Agent, for and on behalf of itself and the Second Lien Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

ROYAL BANK OF CANADA, in its capacity as the First Lien Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page – First Lien/Second Lien Intercreditor Agreement]

[●], in its capacity as the Second Lien Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page – First Lien/Second Lien Intercreditor Agreement]

ACKNOWLEDGMENT

The Borrower and each Guarantor hereby acknowledge that they have received a copy of this Agreement as in effect on the date hereof and consents thereto, agree to recognize all rights granted hereby to the First Lien Agent, the First Lien Secured Parties, the Second Lien Agent, and the Second Lien Secured Parties (including pursuant to Section 7.17 hereof) and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement as in effect on the date hereof. The Borrower and each Guarantor further acknowledges and agrees that (except as set forth in Sections 6.1(a), 6.3(a), 6.4, 7.4 and 7.10 hereof) they are not intended beneficiaries or third party beneficiaries under this Agreement and (i) as between the First Lien Secured Parties, the Borrower and Guarantors, the First Lien Documents remain in full force and effect as written and are in no way modified hereby and (ii) as between the Second Lien Secured Parties, the Borrower and Guarantors, the Second Lien Documents remain in full force and effect as written and are in no way modified hereby. The Borrower and each Guarantor also hereby acknowledge that they are bound under Sections 7.17, 7.18 and 7.19 of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Signature Page – First Lien/Second Lien Intercreditor Agreement]

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By
Name: [●]
Title: [●]

FBM ALPHA LLC

By
Name: [●]
Title: [●]

[Signature Page – First Lien/Second Lien Intercreditor Agreement]

Provision for any Second Lien Credit Agreement:

“Reference is made to the First Lien/Second Lien Intercreditor Agreement dated as of [●], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), among Royal Bank of Canada, as First Lien Agent (as defined therein), [●], as Second Lien Agent (as defined therein), FBM Alpha LLC, Foundation Building Materials Holding Company LLC and each other party from time to time party thereto. Each Lender hereunder (a) acknowledges that it has received a copy of the First Lien/Second Lien Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the First Lien/Second Lien Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien/Second Lien Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the First Lien/Second Lien Intercreditor Agreement as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under any First Lien Credit Agreement to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.”

Provision for any Second Lien Collateral Documents:

“Reference is made to the First Lien/Second Lien Intercreditor Agreement dated as of [●], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), among Royal Bank of Canada, as First Lien Agent (as defined therein), [●], as Second Lien Agent (as defined therein), FBM Alpha LLC, Foundation Building Materials Holding Company LLC, and each other party from time to time party thereto. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent and the other Secured Parties hereunder are subject to the provisions of the First Lien/Second Lien Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the First Lien/Second Lien Intercreditor Agreement and this Agreement, the provisions of the First Lien/Second Lien Intercreditor Agreement shall control.

EXHIBIT F-3

to the

Term Loan Credit Agreement

FORM OF FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT

[FORM OF]1

FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[●], 20[    ]

among

FBM ALPHA LLC,

as Holdings

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC,

as the Borrower

the Subsidiaries of Holdings

from time to time party hereto,

ROYAL BANK OF CANADA,

as Administrative Agent for the First Lien Secured Parties and

as Authorized Representative for the Credit Agreement Secured Parties

[                    ]

as the Initial Additional Authorized Representative

and

each additional Authorized Representative from time to time party hereto

THIS IS THE “FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT” REFERRED TO IN (A) ANY FIRST LIEN SECURITY DOCUMENTS (AS DEFINED HEREIN), (B) ANY CREDIT AGREEMENT (AS DEFINED HEREIN) AND (C) ANY ADDITIONAL FIRST LIEN DOCUMENTS (AS DEFINED HEREIN).

[1]

Note: Appropriate modifications required or agreed to by the Administrative Agent will be made to this form to reflect the existence of other intercreditor agreements in effect at the time this form of agreement is entered into.

		Page
ARTICLE I

DEFINITIONS

SECTION 1.01.	Certain Defined Terms	1

SECTION 1.02.	Terms Generally	8

SECTION 1.03.	Impairments	8

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01.	Priority of Claims	9

SECTION 2.02.	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens	10

SECTION 2.03.	No Interference; Payment Over	12

SECTION 2.04.	Automatic Release of Liens; Amendments to First Lien Security Documents	12

SECTION 2.05.	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	14

SECTION 2.06.	Reinstatement	15

SECTION 2.07.	Insurance	15

SECTION 2.08.	Refinancings	15

SECTION 2.09.	Possessory/Control Agent as Gratuitous Bailee/Agent for Perfection	16

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

SECTION 3.01.	Determinations with Respect to Amounts of Liens and Obligations	16

ARTICLE IV

THE ADMINISTRATIVE AGENT

SECTION 4.01.	Appointment and Authority	17

SECTION 4.02.	Rights as a First Lien Secured Party	19

SECTION 4.03.	Exculpatory Provisions	19

i

ii

FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (including its permitted successors, “Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (including its permitted successors, the “Borrower”), certain subsidiaries of Holdings from time to time party hereto, ROYAL BANK OF CANADA as administrative agent and collateral agent and trustee for the First Lien Secured Parties (as defined below) and as Authorized Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Authorized Representative for the Initial Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Certain Defined Terms.

Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement, the First Lien Security Agreement or, if defined in the UCC and not otherwise defined herein, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means the “ABL Intercreditor Agreement” as defined in the First Lien Credit Agreement.

“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Obligations, the notes, indentures, security documents and other operative agreements evidencing or governing such Indebtedness, including the Initial Additional First Lien Documents and each other agreement entered into for the purpose of securing any Series of Additional First Lien Obligations.

“Additional First Lien Obligations” means, with respect to any Series of Additional First Lien Obligations, all amounts owing to the applicable Additional First Lien Secured Parties (including the Initial Additional First Lien Secured Party) pursuant to the terms of any Additional First Lien Document (including the Initial Additional First Lien Agreement)

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including, without limitation, (a) all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the respective Additional First Lien Documents, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, (b) all other amounts payable to such Additional First Lien Secured Parties under the related Additional First Lien Documents and (c) any renewals or extensions of the foregoing.

“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Additional First Lien Secured Parties.

“Additional First Lien Security Documents” means, with respect to any Series of Additional First Lien Obligations, any security agreements or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure such Additional First Lien Obligations.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successors thereto as provided in Section 8.9 of the First Lien Credit Agreement or such similar provision of any Replacement Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First Lien Obligations or the Initial Additional First Lien Secured Parties, the Initial Additional Authorized Representative and (iii) in the case of any Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code.

“Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.

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“Collateral” means all assets and properties subject to or purported to be subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Control Collateral” means any Shared Collateral that is a Deposit Account, Securities Account, Securities Entitlement, Commodities Account and that is in the “control” of any Authorized Representative (or its agents or bailees), to the extent that “control” thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means (i) that certain First Lien Term Loan Credit Agreement (the “First Lien Credit Agreement”) dated as of August 13, 2018, among Holdings, the Borrower, the lenders from time to time party thereto and the Administrative Agent and (ii) any Replacement Credit Agreement.

“Credit Agreement Obligations” means, with respect to the First Lien Credit Agreement, the “Obligations” as defined in the First Lien Security Agreement and, with respect to any Replacement Credit Agreement, all amounts owing by any grantor pursuant to the terms of the Replacement Credit Agreement, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the Replacement Credit Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts pursuant to such Replacement Credit Agreement.

“Credit Agreement Secured Parties” means, with respect to the First Lien Credit Agreement, the “Secured Parties” as defined in the First Lien Security Agreement and, with respect to a Replacement Credit Agreement, any holders of Credit Agreement Obligations.

“Credit Agreement Security Documents” means the First Lien Security Agreement, any First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Administrative Agent for the purpose of securing any Credit Agreement Obligations.

“Debtor Relief Laws” means the Bankruptcy Code and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

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“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, except to the extent otherwise provided in Section 2.06 hereof, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by, or required to be secured by, such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, except to the extent otherwise provided in Section 2.06, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by such Shared Collateral under a Replacement Credit Agreement or the First Lien Security Documents related thereto.

“Event of Default” means an “Event of Default” as defined in any Secured Credit Document.

“First Lien” means the Liens on the Collateral in favor of the First Lien Secured Parties under the First Lien Security Documents.

“First Lien Credit Agreement” is defined in the definition of “Credit Agreement”.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First Lien Obligations.

“First Lien Recovery” has the meaning assigned to such term in Section 2.06.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Agreement” means the First Lien Guarantee and Collateral Agreement dated as of February 14, 2017 among Parent, Holdings, the Borrower, certain subsidiaries of Parent party thereto from time to time and the Administrative Agent.

“First Lien Security Documents” means, collectively, (i) the Credit Agreement Security Documents, (ii) the Additional First Lien Security Documents, (iii) any First Lien/Second Lien Intercreditor Agreement and (iv) the ABL Intercreditor Agreement.

“First Lien/Second Lien Intercreditor Agreement” means the “First Lien/Second Lien Intercreditor Agreement” as defined in the First Lien Credit Agreement.

“Grantors” means the Borrower and each Guarantor which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.

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“Guarantors” means the “Guarantors” as defined in the First Lien Security Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional First Lien Agreement” means that certain [[Indenture/Loan Agreement] dated as of [            ], 20[    ], among Holdings, the Borrower, [the Guarantors identified therein,] [                ], as [trustee/agent], and the Initial Additional Authorized Representative, as [paying agent, registrar and transfer agent]].

“Initial Additional First Lien Documents” means the Initial Additional First Lien Agreement and any notes, security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First Lien Obligations.

“Initial Additional First Lien Obligations” means the Additional First Lien Obligations pursuant to the Initial Additional First Lien Documents.

“Initial Additional First Lien Secured Parties” means the holders of any Initial Additional First Lien Obligations and the Initial Additional Authorized Representative.

“Insolvency or Liquidation Proceeding” means:

(i)    any case commenced by or against the Borrower or any other Grantor under any Debtor Relief Laws, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to any Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(ii)    any liquidation, dissolution, marshalling of assets or liabilities, administration or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii)    any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

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“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit I hereof.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations (other than Credit Agreement Obligations) with respect to such Shared Collateral.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Applicable Authorized Representative’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Possessory Collateral” means any Shared Collateral in the possession of an Authorized Representative (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, promissory notes, chattel paper and Instruments, in each case, delivered to or in the possession of an Authorized Representative under the terms of the First Lien Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01 hereof.

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“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Replacement Credit Agreement” means any credit agreement, indenture, notes or other issuance of indebtedness that Refinances in whole the then extant Credit Agreement on the terms set forth in Section 2.08 and Holdings designates such credit agreement, indenture or other related agreement as the “Credit Agreement” hereunder.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional First Lien Document and (iii) each Additional First Lien Document.

“Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First Lien Secured Parties (in their capacity as such) and (iii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First Lien Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time; provided, that for the avoidance of doubt, amounts deposited under any Additional First Lien Documents to discharge or defease the notes issued under the Additional First Lien Documents shall not be deemed to be Shared Collateral so long as such discharge or defeasance is permitted under each then extant Secured Credit Document. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold, or are required to hold pursuant to the applicable Secured Credit Documents, a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien

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Obligations that hold, or are required to hold pursuant to the applicable Secured Credit Documents, a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have, or are not required to have pursuant to the applicable Secured Credit Documents, a valid and perfected security interest in such Collateral at such time.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, perfection or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

SECTION 1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements and modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03.    Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series does not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing

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clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01.    Priority of Claims. (a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding, and notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral or the existence of any intervening third party Liens and notwithstanding any provisions of the Uniform Commercial Code of any jurisdictions, any applicable real estate laws, or any other circumstance whatsoever (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and (i) the Applicable Authorized Representative or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, (ii) any distribution is made in respect of any Shared Collateral in any Bankruptcy Case or other Insolvency or Liquidation Proceeding of any Borrower or any other Grantor or (iii) any First Lien Secured Party receives any payment pursuant to any First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any other intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral (including any amount paid under any title insurance policy or any insurance policy or in connection with any condemnation or eminent domain proceeding) by any First Lien Secured Party or received by the Applicable Authorized Representative or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral (including any amount paid under any title insurance policy) and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which any First Lien Secured Parties are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall be applied:

(i)    FIRST, subject to the ABL Intercreditor Agreement, to the payment of all amounts owing to each Authorized Representative (in its capacity as such) pursuant to the terms of any Secured Credit Document,

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(ii)    SECOND, subject to the ABL Intercreditor Agreement and Section 1.03, to the payment in full of the First Lien Obligations of each Series on a ratable basis in accordance with the terms of the applicable Secured Credit Documents and

(iii)    THIRD, after payment of all First Lien Obligations, to whosoever may be lawfully entitled to receive the same pursuant to any First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement or otherwise, or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a Lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations, after giving effect to any First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any other intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, if applicable, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(b)    It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced in accordance with Section 2.08 or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02.    Actions with Respect to Shared Collateral; Prohibition on Contesting Liens. (a) With respect to any Shared Collateral, (i) only the Applicable Authorized Representative shall act or refrain from acting with respect to the Shared Collateral (including with respect to any First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Authorized Representative shall not be required to follow any instructions with respect to such Shared Collateral (including with respect to any First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or

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any other First Lien Secured Party other than the Controlling Secured Parties) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Controlling Secured Parties) shall or shall instruct the Applicable Authorized Representative to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator, administrator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Authorized Representative, acting on the instructions of the Controlling Secured Parties, if applicable, and in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral (and each Non-Controlling Authorized Representative and Non-Controlling Secured Parties shall be deemed to have waived any right, power, or remedy, whether under any agreement or any applicable law (including in equity) to the contrary). Notwithstanding the equal priority of the Liens, the Applicable Authorized Representative (acting on the instructions of the Controlling Secured Parties) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will (and each Non-Controlling Authorized Representative and Non-Controlling Secured Party shall be deemed to have waived any right to) contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative or Controlling Secured Party or any other exercise by the Applicable Authorized Representative or Controlling Secured Party of any rights and remedies (including any non-judicial foreclosure) relating to the Shared Collateral, or to cause the Applicable Authorized Representative to do so on any ground, including in the case of non-judicial foreclosure of any personal property collateral, that such foreclosure will not result in a commercially reasonable disposition of the Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, Administrative Agent or other Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(b)    Each of the Authorized Representatives agrees that it will not accept any Lien on any collateral for the benefit of any Series of First Lien Obligations (other than funds deposited for the discharge or defeasance of any Additional First Lien Document) other than as permitted by the First Lien Security Documents and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Security Documents applicable to it.

(c)    Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Administrative Agent or any Authorized Representative to enforce this Agreement.

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SECTION 2.03.    No Interference; Payment Over. (a) Each First Lien Secured Party agrees that (i) it will not (and shall be deemed to have waived any right to) challenge, contest, or question, or support any other Person in challenging, contesting, or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Authorized Representative, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Authorized Representative or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral) or (B) consent to the exercise by the Applicable Authorized Representative or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Authorized Representative or any other Controlling Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Authorized Representative or any other Controlling Secured Party shall be liable for any action taken or omitted to be taken by such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Authorized Representative or any other First Lien Secured Party to enforce this Agreement.

(b)    Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral), at any time prior to the Discharge of each Series of First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Authorized Representative, to be distributed in accordance with the provisions of Section 2.01(a) hereof.

SECTION 2.04.    Automatic Release of Liens; Amendments to First Lien Security Documents. (a) If, at any time, (i) the Borrower or any other Grantor delivers notice to the Applicable Authorized Representatives that any Shared Collateral is sold, transferred or otherwise disposed of (including for such purpose, in the case of the sale of equity interests in

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any subsidiary, any Shared Collateral held by such subsidiary or any direct or indirect subsidiary thereof) or any other release of Shared Collateral has occurred under and as permitted by the First Lien Credit Agreement and each Additional First Lien Document, or (ii) the Applicable Authorized Representative forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Authorized Representatives (and the guaranty granted by any Guarantor that, as a result of such sale or disposition, is no longer a Subsidiary of Holdings), for the benefit of each Series of First Lien Secured Parties, upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(a) hereof.

(b)    Each Non-Controlling Authorized Representative agrees, on behalf of itself and its respective Non-Controlling Secured Parties, that it will not oppose any sale consented to by the Applicable Authorized Representative of any Shared Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency or Liquidation Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws); provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(a) hereof.

(c)    If, at any time the Applicable Authorized Representative (i) executes, on commercial terms, subordination, non-disturbance, attornment and estoppel agreements with tenants in properties owned or leased by Holdings and the Restricted Subsidiaries, then each other Authorized Representative shall, upon written request and at the expense of the Borrower, promptly subordinate its Lien in such Shared Collateral or enter into non-disturbance, attornment and estoppel agreements on the same terms and pursuant to the documents substantially in the same form as the documents executed by the Applicable Authorized Representative in connection therewith. Each First Lien Secured Party agrees that if the Applicable Authorized Representative enters into any amendment to any First Lien Security Document relating to the Series of First Lien Obligations for which the Applicable Authorized Representative is acting, the Borrower may require each other Authorized Representative to enter into corresponding amendments to the First Lien Security Documents governing the Series of First Lien Obligations for which such Authorized Representative is acting so long as (w) the effect of such amendments are consistent with the effect to the First Lien Security Documents for the Series of First Lien Obligations for which the Applicable Authorized Representative is acting, (y) the effect of such amendment is not to release or subordinate the Liens securing such Series of First Lien Obligations and is otherwise not adverse to the holders of such Series of First Lien Obligations (except to the extent already permitted by the Secured Credit Documents governing such Series of First Lien Obligations) and (z) the Borrower delivers a certificate of an executive officer of the Borrower to such Authorized Representative stating that the requirements of this sentence have been satisfied.

(d)    Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations, lien releases, terminations and other instruments and to return to the Grantors any possessory collateral as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of

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Shared Collateral or amendment to any First Lien Security Document provided for in this Section.

SECTION 2.05.    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Holdings, the Borrower or any of their respective Subsidiaries.

(b)    If the Borrower and/or any of the Grantors shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws, each First Lien Secured Party agrees that it will raise no objection and shall be deemed to have consented to any such DIP Financing or to the Liens on the Shared Collateral securing such DIP Financing (and all obligations relating thereto, including any “carve-out” from the Shared Collateral granting administrative priority status or Lien priority to secure the payment of fees and expenses of the United States Trustee or professionals retained by any debtor or creditors’ committee agreed to by the Applicable Authorized Representative or the Controlling Secured Parties) (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations held by such First Lien Secured Parties, including in the form of periodic payments, in connection with such DIP

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Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral (except to the extent such Collateral does not constitute Shared Collateral due to the inability of such First Lien Secured Parties of such Series to accept a Lien on such Collateral); and provided, further, that all First Lien Secured Parties shall have the right to seek and receive the adequate protection permitted by this Section 2.05(b); and provided, further, that all First Lien Secured Parties receiving adequate protection shall not object to (or support any other party in objecting to) any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06.    Reinstatement. If the Administrative Agent or any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the Borrower, any Grantor or any other Person any payment made in satisfaction of all or any portion of the First Lien Obligations (a “First Lien Recovery”), then the First Lien Obligations shall be reinstated to the extent of such First Lien Recovery. If this Agreement shall have been terminated prior to such First Lien Recovery, this Agreement shall be reinstated in full force and effect in the event of such First Lien Recovery, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements and obligations of the Administrative Agent and the First Lien Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion or dismissal of, any Insolvency or Liquidation Proceeding by or against either or the Borrower or any Grantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of, either or the Borrower or any Grantor in respect of the First Lien Obligations. No priority or right of the Administrative Agent or any First Lien Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of either or the Borrower or any Grantor or by the noncompliance by any Person with the terms, provisions or covenants of any of the First Lien Documents, regardless of any knowledge thereof which the Administrative Agent or any First Lien Secured Party may have.

SECTION 2.07.    Insurance. As between the First Lien Secured Parties, the Applicable Authorized Representative shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. To the extent any Authorized Representative or any other First Lien Secured Party receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable First Lien Security Documents, such proceeds shall be turned over to the Applicable Authorized Representative for application as provided in Section 2.01(a) hereof.

SECTION 2.08.    Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured

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Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness (with such changes as may be reasonably approved by each Authorized Representative) and complied with Section 5.13.

SECTION 2.09.    Possessory/Control Agent as Gratuitous Bailee/Agent for Perfection. (a) The Applicable Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Administrative Agent is not the Applicable Authorized Representative, the Administrative Agent shall, at the request of the Applicable Authorized Representative, promptly deliver all Possessory Collateral to the Applicable Authorized Representative together with any necessary endorsements (or otherwise allow the Applicable Authorized Representative to obtain control of such Possessory Collateral). Pending delivery to the Applicable Authorized Representative, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b)    Without limiting any other provision in this Agreement, in the event any Authorized Representative is or becomes a party to a control agreement or arrangement with respect to any Control Collateral, such Authorized Representative agrees to control, and hereby acknowledges that it shall have control over such Control Collateral as gratuitous agent for the benefit of each other First Lien Secured Party.

(c)    The duties or responsibilities of the Applicable Authorized Representative and each other Authorized Representative under this Section 2.09 shall be limited solely to (i) holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee or (ii) controlling any Shared Collateral constituting Control Collateral as gratuitous agent, in each case, for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

SECTION 3.01.    Determinations with Respect to Amounts of Liens and Obligations. Whenever the Applicable Authorized Representative or any other Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations

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of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Authorized Representative or other Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of Holdings. The Applicable Authorized Representative and each other Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

THE ADMINISTRATIVE AGENT

SECTION 4.01.    Appointment and Authority. (a) Each of the First Lien Secured Parties hereby irrevocably appoints and authorizes the Applicable Authorized Representative to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Authorized Representative by the terms hereof or the First Lien Security Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. Each of the First Lien Secured Parties recognizes that the Applicable Authorized Representative, at the request of the Borrower, has entered into (i) any First Lien/Second Lien Intercreditor Agreement in such capacity as “First Lien Agent” and all such references therein to the First Lien Agent shall be deemed to refer to the Applicable Authorized Representative, as appointed from time to time hereunder, and (ii) the ABL Intercreditor Agreement in such capacity as “First Lien Term Loan Agent” and all such references therein to the First Lien Term Loan Agent shall be deemed to refer to the Applicable Authorized Representative, as appointed from time to time hereunder. Each of the First Lien Secured Parties authorizes the Applicable Authorized Representative, in accordance with the provisions of this Agreement, to take such actions on its behalf and to exercise such powers as are delegated to, or otherwise given to, the First Lien Agent by the terms of any First Lien/Second Lien Intercreditor Agreement, the First Lien Term Loan Agent by the terms of the ABL Intercreditor Agreement or by the equivalent capacity in any other intercreditor agreement with respect to any Shared Collateral, together with such powers and discretion as are reasonably incidental thereto. With respect to any provision in any First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral that gives First Lien Secured Parties authority and discretion thereunder, the First Lien Secured Parties hereby irrevocably authorize the Applicable Authorized Representative to exercise such authority and discretion on their behalf in accordance with the terms of this Agreement. In this connection, the Applicable Authorized Representative and any co-agents, sub-agents and attorneys-in-fact appointed by the Applicable Authorized Representative pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for

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exercising any rights and remedies thereunder, or under any First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any other intercreditor agreement with respect to any Shared Collateral at the direction of the Applicable Authorized Representative, shall be entitled to the benefits of all provisions of this Article IV and Section 8 of the Credit Agreement and the equivalent provision of any Additional First Lien Document (as though such co-agents, sub-agents and attorneys-in-fact were the “Applicable Authorized Representative” named therein) as if set forth in full herein with respect thereto.

(b)    Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Applicable Authorized Representative or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which the Applicable Authorized Representative, any Authorized Representative or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, other than any claims for breach of this Agreement, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Debtor Relief Laws by, Holdings, the Borrower or any of their respective Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, no Applicable Authorized Representative shall accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code (or any similar provision or power available with respect to the foreclosure of any Lien or security interest in, to, or otherwise relating to any real property) of any jurisdiction, without the consent of each other Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

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(c)    Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Exhibit I by an additional Authorized Representative, the Applicable Authorized Representative and each Grantor in accordance with Section 5.13, the Applicable Authorized Representative will continue to act in its capacity as Applicable Authorized Representative in respect of the then existing Authorized Representatives and such additional Authorized Representative.

SECTION 4.02.    Rights as a First Lien Secured Party. The Person serving as the Applicable Authorized Representative hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Authorized Representative and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Authorized Representative hereunder and without any duty to account therefor to any other First Lien Secured Party.

SECTION 4.03.    Exculpatory Provisions. The Applicable Authorized Representative shall not have any duties or obligations except those expressly set forth herein and in the other First Lien Security Documents. Without limiting the generality of the foregoing, the Applicable Authorized Representative:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First Lien Security Documents that the Applicable Authorized Representative is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Applicable Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative to liability or that is contrary to any First Lien Security Document or applicable law;

(c)    shall not, except as expressly set forth herein and in the other First Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative or any of its Affiliates in any capacity;

(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Controlling Secured Parties or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of

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Holdings stating that such action is permitted by the terms of this Agreement. The Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event Default is given to the Applicable Authorized Representative by the Authorized Representative of such First Lien Obligations or the Borrower; and

(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (vi) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Authorized Representative;

(f)    shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not an Applicable Authorized Representative; and

(g)    may (and any of its Affiliates may) accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Grantor or any Subsidiary or Affiliate thereof as if such Person were not such an Applicable Authorized Representative and without any duty to any other First Lien Secured Party, including any duty to account therefor.

SECTION 4.04.    Reliance by Applicable Authorized Representative. The Applicable Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Applicable Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Applicable Authorized Representative may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05.    Delegation of Duties. The Applicable Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other First Lien Security Document by or through any one or more sub-agents appointed by the Applicable Authorized Representative. The Applicable Authorized

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Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Applicable Authorized Representative and any such sub-agent.

SECTION 4.06.    Non-Reliance on Applicable Authorized Representative and Other First Lien Secured Parties. Each First Lien Secured Party acknowledges that it has, independently and without reliance upon the Applicable Authorized Representative, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First Lien Secured Party also acknowledges that it will, independently and without reliance upon the Applicable Authorized Representative, any other Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.07.    Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorizes the Applicable Authorized Representative, at its option and in its discretion:

(a)    to release any Lien on any property granted to or held by the Applicable Authorized Representative under any First Lien Security Document in accordance with Section 2.04 or upon receipt of a written request from Holdings stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document; and

(b)    to release any Grantor from its obligations under the First Lien Security Documents upon receipt of a written request from the Borrower stating that such release is permitted by the terms of each then extant Secured Credit Document.

ARTICLE V

MISCELLANEOUS

SECTION 5.01.    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)    if to the Administrative Agent or the Applicable Authorized Representative, to it at Royal Bank of Canada, as Administrative Agent, 200 Bay Street, 12th Fl. South Tower, Toronto, Ontario M5J 2W7, Attention of Manager, Agency Services Group (Facsimile No. [(416)-842-4023]);

(b)    if to the Initial Additional Authorized Representative, to it at [                    ]; and

(c)    if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

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Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Applicable Authorized Representative and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02.    Waivers; Amendment; Joinder Agreements. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the consent of the Borrower or which could reasonably be expected to be adverse to the interests, rights, liabilities or privileges of any Grantor or imposes additional duties or obligations on any Grantor, with the consent of the Borrower).

(c)    Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Authorized Representative and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First Lien Security Documents applicable thereto.

(d)    Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Applicable Authorized Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations in compliance with the Credit Agreement.

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SECTION 5.03.    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04.    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07.    Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 5.08.    Submission to Jurisdiction Waivers; Consent to Service of Process. The Applicable Authorized Representative and each other Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in 5.01;

F-3-23

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.10.    Headings. Article, Section and Exhibit headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11.    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other First Lien Security Documents or Additional First Lien Documents the provisions of this Agreement shall control.

SECTION 5.12.    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or shall amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First Lien Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13.    Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional First Lien Documents, the Borrower and the other Grantors may incur Additional First Lien Obligations. Any such

F-3-24

additional class or series of Additional First Lien Obligations (the “Senior Class Debt”) may be secured by a Lien by the Grantors on the Collateral and may be guaranteed by the Grantors on a senior basis, in each case under and pursuant to the First Lien Documents, if and subject to the condition that the Authorized Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Authorized Representative and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (a) through (d) of the immediately succeeding paragraph.

In order for a Senior Class Debt Representative to become a party to this Agreement,

(a)    such Senior Class Debt Representative, the Applicable Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Exhibit I (with such changes as may be reasonably approved by the Applicable Authorized Representative and such Senior Class Debt Representative) pursuant to which such Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Representative and the related Senior Class Debt Parties become subject hereto and bound hereby;

(b)    the Borrower shall have (x) delivered to the Applicable Authorized Representative true and complete copies of each of the Additional First Lien Documents relating to such Senior Class Debt, certified as being true and correct by a Responsible Officer of Holdings and (y) certified that such Additional First Lien Obligations are permitted to be incurred and secured on a pari passu basis with the Liens of the then-existing First Lien Obligations and by the terms of the then-existing Secured Credit Documents;

(c)    all filings, recordations and/or amendments or supplements to the First Lien Security Documents necessary or desirable in the reasonable judgment of the Applicable Authorized Representative to confirm and perfect the Liens securing the relevant obligations relating to such Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Applicable Authorized Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Applicable Authorized Representative); and

(d)    the Additional First Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Applicable Authorized Representative, that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.

SECTION 5.14.    Additional Grantors. The Grantors agree that, if any Person shall become a Guarantor after the date hereof (an “Additional Guarantor”), the Grantors will promptly cause such Additional Guarantor to become party hereto by executing and delivering a

F-3-25

supplement in the form of Exhibit II. Upon such execution and delivery, such Person will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such supplement shall not require the consent of any other party hereunder, and will be acknowledged by the Applicable Authorized Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15.    Integration. This Agreement, together with the other Secured Credit Documents and the First Lien Security Documents, represents the agreement of each of the Grantors, and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Applicable Authorized Representative, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

SECTION 5.16.    Specific Performance. Each Authorized Representative may demand specific performance of this Agreement. Each Authorized Representative, on behalf of itself and its respective First Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Authorized Representative.

[Remainder of page intentionally left blank.]

F-3-26

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROYAL BANK OF CANADA, as Administrative Agent for the First Lien Secured Parties under the First Lien Security Documents,

by:
Name: Title:

FBM ALPHA LLC

by:
Name: Title:

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

by:
Name:
Title:

Add other Guarantors as per other Intercreditor Agreements.

[ ][1]

by:
Name: Title:

[ ] as Initial Additional Authorized Representative

by
Name: Title:

[1]	Additional Grantors to be added as needed.

EXHIBIT I

to the First Lien Pari Passu Intercreditor Agreement

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 20[    ] to the FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “First Lien Pari Passu Intercreditor Agreement”), FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (including its permitted successors, “Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (including its permitted successors, the “Borrower”), certain subsidiaries of Holdings from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent and collateral agent for the First Lien Secured Parties under the First Lien Security Documents (in such capacity, the “Administrative Agent”) and as Authorized Representative under the Credit Agreement, [                    ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Pari Passu Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Additional First Lien Obligations and to secure such Senior Class Debt with the First Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the First Lien Security Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become an Authorized Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Pari Passu Intercreditor Agreement. Section 5.13 of the First Lien Pari Passu Intercreditor Agreement provides that such Senior Class Debt Representative may become an Authorized Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First Lien Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Supplement and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Pari Passu Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the First Lien Pari Passu Intercreditor Agreement and the First Lien Security Documents.

Accordingly, the Administrative Agent, in its capacity as the Applicable Authorized Representative, and the New Representative agree as follows:

SECTION 1. In accordance with Section 5.13 of the First Lien Pari Passu Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First Lien Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Pari Passu Intercreditor Agreement applicable to it as an Authorized Representative and to the Senior Class Debt Parties that it represents as Additional First Lien Secured Parties. Each reference to an “Authorized Representative” in the First Lien Pari Passu Intercreditor Agreement shall be deemed to include

Exhibit I-1

the New Representative. The First Lien Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Applicable Authorized Representative and the other First Lien Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Additional First Lien Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the First Lien Pari Passu Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Representative

Exhibit I-2

Supplement, including the reasonable fees, disbursements and other charges of counsel for the Applicable Authorized Representative.

Exhibit I-3

IN WITNESS WHEREOF, the New Representative and the Applicable Authorized Representative have duly executed this Representative Supplement to the First Lien Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

by
Name: Title:

Address for notices:

attention of:

Telecopy:

Exhibit I-4

Acknowledged by:

ROYAL BANK OF CANADA,

as Administrative Agent for the First Lien Secured Parties under the First Lien Security Documents,

by
Name:
Title:

Exhibit I-5

FBM ALPHA LLC

by:
Name:
Title:

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

by:
Name:
Title:

[ ][1]

by:
Name:
Title:

[ ] As Initial Additional Authorized Representative

by
Name:
Title:

[1]	Additional Grantors to be added as needed.

Exhibit I-6

[FORM OF] SUPPLEMENT NO. dated as of                     , to the FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “First Lien Pari Passu Intercreditor Agreement”), among FBM ALPHA LLC, a Delaware limited liability company (formerly LSF9 Cypress Parent, LLC) (including its permitted successors, “Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (including its permitted successors, the “Borrower”), certain subsidiaries of Parent from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent and collateral agent for the First Lien Secured Parties under the First Lien Security Documents (in such capacity, the “Administrative Agent”) and as Authorized Representative under the Credit Agreement, [                    ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Pari Passu Intercreditor Agreement.

B. The Grantors have entered into the First Lien Pari Passu Intercreditor Agreement. Section 5.14 of the First Lien Pari Passu Intercreditor Agreement provides that any Additional Guarantor may become party to the First Lien Pari Passu Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Additional Guarantor (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Pari Passu Intercreditor Agreement.

Accordingly, the Administrative Agent, in its capacity as the Applicable Authorized Representative, and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.14 of the First Lien Pari Passu Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien Pari Passu Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien Pari Passu Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien Pari Passu Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Applicable Authorized Representative and the other First Lien Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the First Lien Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the First Lien Pari Passu Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Applicable Authorized Representative.

IN WITNESS WHEREOF, the New Grantor and the Applicable Authorized Representative have duly executed this Supplement to the First Lien Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By
Name:
Title:

Acknowledged by:

ROYAL BANK OF CANADA, as Administrative Agent,

By:
Name:
Title:

[ ], as Initial Additional Authorized Representative,

By:
Name:
Title:

EXHIBIT G

to the

Term Loan Credit Agreement

FORM OF TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	New York, New York
[ ]

FOR VALUE RECEIVED, the undersigned, FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), hereby unconditionally promises to pay to [                    ] (the “Lender”) or its registered assigns at the office of the Administrative Agent specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a) [        ] DOLLARS ($[        ]) or, if less, (b) the aggregate unpaid principal amount of all Term Loans owing by the Borrower to the Lender pursuant to the Credit Agreement. The principal amount shall be paid in the applicable amounts and on the applicable dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the applicable dates specified in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the Notes referred to in the Term Loan Credit Agreement, dated August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC), the Borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders and Royal Bank of Canada, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated herein by reference and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

The principal balance of the Term Loans owing to the Lender, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or any error therein shall not in any manner affect the obligation of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note.

Upon the occurrence and during the continuation of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.4 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

IN WITNESS WHEREOF, the parties have hereby caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:

Schedule A

to Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit G

Schedule A

Schedule B

to Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Adjusted LIBO Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Exhibit G

Schedule B

EXHIBIT H-1

to the

Term Loan Credit Agreement

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-US Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

H-1

EXHIBIT H-2

to the

Term Loan Credit Agreement

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (“Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-US Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

H-2

EXHIBIT H-3

to the

Term Loan Credit Agreement

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (“Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

H-3-1

EXHIBIT H-4

to the

Term Loan Credit Agreement

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (“Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms for each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

H-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

H-4-2

EXHIBIT I

to the

Term Loan Credit Agreement

FORM OF BORROWING REQUEST

[Date]

Royal Bank of Canada

Attention: Manager, Agency Services Group

200 Bay Street, 12th Fl. South Tower

Toronto, Ontario M5J 2W7

Facsimile: (416) 842-4023

Ladies and Gentlemen:

Pursuant to Section 2.2 of that certain Term Loan Credit Agreement, dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), the Borrower hereby requests a Term Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to such Term Loan:

1.	The requested date for the borrowing of the proposed Term Loan is [ , 20 ] (the “Borrowing Date”).[1]

2.	The Type of the proposed Term Loan is an [ABR Loan] [Eurodollar Loan].

3.	The aggregate principal amount of the proposed Term Loan is US$[ ].

[4.	The initial Interest Period for each Eurodollar Loan made as part of the proposed Term Loan is [ ] month[s].][2]

5.	[Insert location and number of the account to which the funds requested pursuant to this Borrowing Request are to be disbursed.]

[Signature page follows]

[1]

The Borrowing Request shall be delivered no later than 11:00 a.m., New York City time, one Business Day before the Closing Date (regardless of whether such Term Loans are a Eurodollar Borrowing or an ABR Borrowing). The Borrowing Date shall be a Business Day.

[2]	Do not include if requesting an ABR Borrowing. Interest Periods may be one, two, three or six months (or, if approved by all participating Lenders, 12 months).

I-1

Very truly yours,

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:

I-2

EXHIBIT J

to the

Term Loan Credit Agreement

FORM OF SOLVENCY CERTIFICATE

[            ], 20[    ]

This Solvency Certificate is being executed and delivered pursuant to (i) Section 4.1(e) of that certain Term Loan Credit Agreement, dated as of August 13, 2018 (the “Term Loan Credit Agreement”; the terms defined therein being used herein as therein defined), by and among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as administrative agent and collateral agent and (ii) Section 4.1(e) of that certain ABL Credit Agreement dated August 13, 2018 (the “ABL Credit Agreement” and together with the Term Loan Credit Agreement, the “Credit Agreements”; the terms defined therein being used herein as therein defined), among Holdings, FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

I, [                    ], a Financial Officer (or other officer of equivalent duties) of Holdings (after giving effect to the Transactions), in such capacity and not in an individual capacity, hereby certify on behalf of Holdings as follows:

1.

The sum of the debt and liabilities (subordinated, contingent or otherwise) of Holdings and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Holdings and its subsidiaries, on a consolidated basis.

2.	The capital of Holdings and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3.

The present fair saleable value of the assets of Holdings and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities, on a consolidated basis, of Holdings and its subsidiaries as they become absolute and matured.

4.

Holdings and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.	For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.

In reaching the conclusions set forth in this Solvency Certificate, the undersigned has (i) reviewed the Credit Agreements and other Loan Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of Holdings and its subsidiaries.

7.

The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Commitments and Loans under the Credit Agreements.

[Signature page follows]

J-2

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

FBM ALPHA LLC

By:
Name:
Title:

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:

J-3

EXHIBIT K

to the

Term Loan Credit Agreement

FORM OF NOTICE OF ADDITIONAL GUARANTOR

Royal Bank of Canada

[                    ]

[                    ]

Attn: [                    ]

Email: [                    ]

Ladies and Gentlemen:

This Notice of Additional Guarantor is delivered pursuant to Section 9.18 of that certain Term Loan Credit Agreement, dated August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and Royal Bank of Canada, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), and reference is made thereto for full particulars of the matters described therein.

Holdings hereby provides notice that it hereby elects to add [                    ], effective as of [            ], 20[    ]1, a [jurisdiction] [type of entity] (the “Additional Guarantor”), [a Group Member which is currently an Excluded Subsidiary]2, as a Discretionary Guarantor under the Credit Agreement.

Holdings, the Borrower and the Additional Guarantor shall deliver the documents required by Section 5.9 of the Credit Agreement in accordance with the requirements of Section 9.18 of the Credit Agreement, with respect to the Additional Guarantor.

Pursuant to Section 9.18 of the Credit Agreement, Holdings hereby requests that the Administrative Agent consent to the addition of the Additional Guarantor as a Discretionary Guarantor, such consent to be evidenced by the Administrative Agent’s signature hereto.

In accordance with Section 9.18(d) of the Credit Agreement, the effectiveness of this Notice of Additional Guarantor is conditioned upon the receipt by the Administrative Agent of (a) opinions (to the extent reasonably requested by the Administrative Agent), board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered to the Administrative Agent under Section 4.1 of the Credit Agreement and (b) at least five Business Days prior to effectiveness of such joinder, all other documentation and other information, in each case as reasonably requested in writing by the

[1]	To be no earlier than 10 Business Days after the date of the notice (or such shorter period as the Administrative Agent may reasonably agree).
[2]	Or such other Person reasonably satisfactory to the Administrative Agent

Administrative Agent within ten Business Days following receipt of this Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

This Notice of Additional Guarantor shall constitute a Loan Document under the Credit Agreement.

THIS NOTICE OF ADDITIONAL GUARANTOR SHALL BE CONSTRUED BY, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

K-2

IN WITNESS WHEREOF, the undersigned has caused this Notice of Additional Guarantor to be duly executed and delivered as of the date first above written.

FBM ALPHA LLC

By:
Name:
Title:

Consented to:

[ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:]

EXHIBIT L

to the

Term Loan Credit Agreement

FORM OF NOTICE OF PREPAYMENT

[Date]

Royal Bank of Canada

Attention: Manager, Agency Services Group

200 Bay Street, 12th Fl. South Tower

Toronto, Ontario M5J 2W7

Facsimile: (416) 842-4023

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, and ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

The Borrower hereby gives you notice pursuant to Section 2.12(c) of the Credit Agreement that it requests a prepayment under the Credit Agreement, and in that connection sets forth below the terms on which such request is made:

Date of prepayment    /    /            .1

Aggregate amount of prepayment of $        in accordance with the following:

ABR Borrowing of $

Eurodollar Borrowing of $

The prepayment requested herein complies with the provisions of Section 2.12(c) of the Credit Agreement.

[Signature page follows]

[1]

The Administrative Agent to be notified by facsimile or, in accordance with the second paragraph of Section 9.1 of the Credit Agreement, e-mail, not later than (A) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m, New York City time, three (3) Business Days before the date of prepayment or (B) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment.

Very truly yours,

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:

EXHIBIT M

to the

Term Loan Credit Agreement

FORM OF INTEREST ELECTION REQUEST

[Date]

Royal Bank of Canada

Attention: Manager, Agency Services Group

200 Bay Street, 12th Fl. South Tower

Toronto, Ontario M5J 2W7

Facsimile: (416) 842-4023

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among FBM ALPHA LLC, a Delaware limited liability company (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to Section 2.9 of the Credit Agreement, the Borrower hereby irrevocably notifies the Administrative Agent of the following information with respect to the Interest Election Request requested hereby:

1.    The effective date for the election made pursuant to this Interest Election Request is [            , 20    ] (which is a Business Day).1

2.    The Type of the existing Borrowing is an [ABR Borrowing][Eurodollar Borrowing].

3.    The currency and aggregate principal amount of the existing Term Loan to be [converted][continued] is $[        ]2.

[4.    Type and principal amount of each new Borrowing resulting from the requested conversion is [ABR][Eurodollar] Borrowing and $[        ]3.]4

[1]

The Administrative Agent to be notified in writing by hand delivery, facsimile or other electronic transmission by (A) in the case of a Eurodollar Borrowing, not later than 11:00 a.m, New York City time, three (3) Business Days before the proposed effective date of the proposed election or (B) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the proposed effective date of the proposed election.

[2]	If different options are being elected with respect to different portions of the existing Borrowing, indicate the portions thereof to be allocated to each resulting Borrowing.
[3]	If different options are being elected with respect to different portions of the Borrowing, specify type for each resulting new Borrowing.
[4]	To be included only if a conversion is requested.

[5.    The Interest Period for each new Eurodollar Borrowing resulting from the requested [conversion][continuance] is [    ]5 month[s].]6

Very truly yours,

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:

[5]	Interest Periods may be one, two, three or six months (or, if approved by all participating Lenders, 12 months).
[6]	To be included only in the case of a Eurodollar Borrowing.